UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Rule 14a-101)

Filed by the Registrant  ☑                Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

ARTIO GLOBAL INVESTORS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:

Class A Common stock, par value $0.001 per share, of Artio Global Investors Inc. (“Class A common stock”)

	(2)	Aggregate number of securities to which transaction applies:

66,214,707 shares of Class A common stock (including 179,793 shares of restricted stock and 5,486,809 shares of common stock issuable pursuant to Company stock plans in respect of restricted stock units)

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the registration fee, the underlying value of the transaction was calculated as (i) 66,214,707 shares of common stock (including 179,793 shares of restricted stock and 5,486,809 shares of common stock issuable pursuant to Company stock plans in respect of restricted stock units) multiplied by (ii) $2.75 per share

	(4)	Proposed maximum aggregate value of transaction:

$182,090,444.25

	(5)	Total fee paid:

$24,837.14, determined by multiplying 0.00013640 by the proposed maximum aggregate value of transaction of $182,090,444.25

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

.

PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION

330 Madison Avenue

New York, New York 10017

MERGER PROPOSAL – YOUR VOTE IS EXTREMELY IMPORTANT

[                    ], 2013

Dear Stockholder,

We cordially invite you to attend the 2013 annual meeting of stockholders of Artio Global Investors Inc. Our annual meeting will be held at 330 Madison Avenue, New York, New York 10017 on [                    ], 2013, at 9:00 A.M. (Eastern Time). The date of the proxy statement is [                    ], 2013, and it is first being mailed to stockholders on or about [                    ], 2013.

On February 13, 2013, Artio Global Investors Inc., which we refer to as “Artio Global”, entered into an Agreement and Plan of Merger with Aberdeen Asset Management PLC, which we refer to as “Aberdeen”, and Guardian Acquisition Corporation, which we refer to as “Merger Subsidiary.” We refer to the Agreement and Plan of Merger, as it may be amended from time to time, as the “Merger Agreement”. If the transactions contemplated by the Merger Agreement are completed, Artio Global will become an indirect wholly owned subsidiary of Aberdeen, and you will be entitled to receive $2.75 in cash, without interest, less any applicable tax withholding, for each share of Class A common stock of Artio Global that you own (unless you properly perfect your right to appraisal under Delaware law). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

At the annual meeting you will be asked to adopt and approve the Merger Agreement and to elect directors, among other matters. After careful consideration, our Board of Directors (upon the unanimous recommendation of a special committee of independent directors) has unanimously approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Artio Global and its stockholders (other than certain interested stockholders). Our Board of Directors unanimously recommends that you vote “FOR” the adoption and approval of the Merger Agreement. In reaching this determination, our Board of Directors considered a number of factors, including the unanimous recommendation of a special committee of independent directors, certain projections developed by management and the opinion of the special committee’s financial advisor.

The proxy statement attached to this letter provides you with information about the annual meeting and the proposed merger. In addition, we have included the Merger Agreement, the opinion of the special committee’s financial advisor and various other documents as annexes to the proxy statement. We encourage you to read the entire proxy statement, together with its annexes, carefully. You may also obtain additional information about Artio Global from documents we have filed with the Securities and Exchange Commission.

This year’s annual meeting will be particularly significant and your vote is extremely important. In order to consummate the transactions contemplated by the Merger Agreement, a majority of the outstanding shares of Artio Global’s Class A common stock entitled to vote must adopt and approve the Merger Agreement. If you fail to vote, the effect will be the same as a vote against the adoption of the Merger Agreement. The completion of the transactions contemplated by the Merger Agreement is also subject to the satisfaction or waiver of other conditions, including obtaining clearance from regulatory agencies and consents from the Boards and/or shareholders of certain of our managed funds.

Whether or not you are able to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it in the envelope provided or vote by telephone (at (1-800-690-6903) or via the Internet (at www.proxyvote.com) as soon as possible. These actions will not limit your right to vote in person. If you sign, date and send us your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” the adoption and approval of the Merger Agreement and the other proposals before the annual meeting. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote, in accordance with the voting instruction form furnished by your broker, bank or nominee.

Thank you in advance for your consideration of this matter and continued support of Artio Global.

Sincerely,

[                    ]

TONY WILLIAMS

Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE MERGER, PASSED ON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

330 Madison Avenue New York, New York 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On [                    ], 2013

Time and Date:	9:00 A.M. (Eastern Time) on [ ], 2013

Place:	330 Madison Avenue, New York, New York 10017

Items of Business:	To consider whether to:

1.	adopt and approve the Agreement and Plan of Merger, dated as of February 13, 2013, as it may be amended from time to time, among Aberdeen Asset Management PLC, Guardian Acquisition Corporation, and Artio Global Investors Inc., which we refer to as the “Merger Agreement”;

2.	approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Artio Global’s named executive officers that is based on or otherwise relates to the Merger;

3.	consider and vote on a proposal to adjourn the annual meeting to a later time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the annual meeting or any adjournment or postponement thereof to adopt and approve the Merger Agreement;

4.	elect three Class I directors to hold office until the annual meeting of stockholders of Artio Global in the year 2016, until their successors are duly elected and qualified or until the closing of the transactions contemplated by the Merger Agreement;

5.	approve, on an advisory (non-binding) basis, the compensation to Artio Global’s named executive officers as disclosed in the section of this proxy statement entitled “Executive Compensation” beginning on page 120;

6.	adopt the amended and restated stock incentive plan to provide for qualifying performance-based awards under Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”;

7.	ratify the appointment of KPMG LLP as Artio Global’s independent registered public accountants for the fiscal year ending December 31, 2013; and

8.	consider any other business properly brought before the annual meeting.

Record Date:	Stockholders of record at the close of business on [ ], 2013, are entitled to notice of, and to vote at, the annual meeting. Each stockholder is entitled to one vote for each share of our Class A common stock held on the Record Date.

Proxy Voting:

This year’s annual meeting will be particularly significant and your vote is extremely important even if you do not own many shares. Whether or not you plan to attend the annual meeting in person, we urge you to mark, date, sign and return the enclosed voting instruction card or, if you prefer, to vote by telephone at 1-800-690-6903. Prior to the annual meeting, you will also be able to vote by using the Internet at www.proxyvote.com.

In order to consummate the transactions contemplated by the Merger Agreement, a majority of the outstanding shares of Artio Global’s Class A common stock entitled to vote must adopt and approve the Merger Agreement. If you fail to vote, the effect will be the same as a vote against the adoption of the Merger Agreement. If you sign, date and send us your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” the adoption and approval of the Merger Agreement and the other proposals before the annual meeting. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote, in accordance with the voting instruction form furnished by your broker, bank or nominee.

Each stockholder is entitled to one vote per share of our Class A common stock held at that time. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the annual meeting for a period of 10 days prior to the annual meeting through the Corporate Secretary at our principal executive offices at 330 Madison Avenue, New York, New York 10017.

Appraisal Rights:	Stockholders of Artio Global who do not vote in favor of the adoption and approval of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to Artio Global before the vote is taken on the Merger Agreement and they comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement beginning on page 94 and which are also set forth as Annex F to the proxy statement.

By Order of the Board of Directors,

[                                         ]

RACHEL BRAVERMAN

Corporate Secretary

New York, New York

[                    ], 2013

YOUR VOTE IS EXTREMELY IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. GIVING YOUR PROXY NOW WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON DURING THE ANNUAL MEETING.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Artio Global from documents that we have not included in or delivered with this document. (See “Where You Can Find More Information” beginning on page 147) You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017, Attention: Investor Relations, telephone (212) 297-3891. Artio Global will not charge you for any of these documents that you request. If you wish to request documents, you should do so by [                    ], 2013, in order to receive them before the annual meeting.

For additional questions about the merger, assistance in submitting proxies or voting shares of Artio Global’s Class A common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our Investor Relations department:

Artio Global Investors Inc.

330 Madison Avenue

New York, New York 10017

Attn.: Investor Relations

(212) 297-3891

330 Madison Avenue

New York, New York 10017

ARTIO GLOBAL INVESTORS INC.

PROXY STATEMENT

2013 ANNUAL MEETING OF STOCKHOLDERS

i

ii

Page
Components of Our NEO Pay Program	113
Use of Comparative Compensation Data	115
2012 Compensation Decisions	115
Annual Executive Compensation	117
Say-on-Pay	117
Impact of Accounting and Tax Considerations	118
Risks Related to Compensation Policies	118
Report of the Compensation Committee	119
Executive Compensation	120
2012 Summary Compensation Table	120
2012 Grants of Plan-Based Awards Table	121
2012 Outstanding Equity Awards at Fiscal Year-End Table	121
2012 Option Exercises and Stock Vested	122
2012 Nonqualified Deferred Compensation Table	123
Potential Payments upon Termination or Change in Control	124
Employment Agreements	126
Equity Compensation Plan Information	128
Proposal 5—Advisory Vote to Approve Named Executive Officer Compensation	129
Proposal 6—Proposal to Adopt the Amended and Restated Stock Incentive Plan to Provide for Qualifying Performance-Based Awards Under Section 162(m) of the Code	130
Summary of the Amended and Restated Stock Incentive Plan	130
Certain Relationships and Related Person Transactions	136
Policies and Procedures for Related Person Transactions	136
Related Person Transactions	136
Report of the Audit Committee	141
Proposal 7—Ratification of Appointment of Independent Registered Public Accountants	142
Fees Billed to Artio Global by KPMG LLP During Fiscal Years Ended 2012 and 2011	142
Other Matters	144
Section 16(a) Beneficial Ownership Compliance	144
Future Stockholder Meetings and Proposals	145
Householding	146
Where You Can Find More Information	147

Annexes

Annex A	—	Agreement and Plan of Merger
Annex B	—	Amended and Restated Tax Receivable Agreement
Annex C	—	Voting Agreements between Aberdeen and each of GAM Holding AG, Richard Pell and Rudolph-Riad Younes
Annex D	—	Fairness Opinion of Goldman, Sachs & Co.
Annex E	—	Amended and Restated Stock Incentive Plan
Annex F	—	Section 262 of the Delaware General Corporation Law
Annex G	—	Plaintiff’s Original Complaint in Velvart v. Artio Global Investors, Inc., et al., Case No. 8347-VCL
Annex H	—	Plaintiff’s Original Complaint in Waldner v. Artio Global Investors Inc., et al., No. 8376-VCL
Annex I	—	Plaintiff’s Original Complaint in Hunt v. Tony Williams, et al., No. 8389-
Annex J	—	Plaintiff’s Original Complaint in Dart Seasonal Products Retirement Plan v. Robert Jackson, et al., No. 650713/2013
Annex K	—	Plaintiff’s Original Complaint in Fernicola v. Artio Global Investors Inc., et al ., No. 650625/2013

iii

SUMMARY

For your convenience, the following summary highlights selected information in this proxy statement, particularly with respect to the annual meeting and the Merger, but may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents we refer to or incorporate by reference. Each item in this summary includes a page reference, where applicable, directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 147.

All references to “Artio Global”, “we”, “us”, or “our” in this proxy statement refer to Artio Global Investors Inc., a Delaware corporation; all references in this proxy statement to “Aberdeen” refer to Aberdeen Asset Management PLC, a public limited company organized under the laws of the United Kingdom; all references to “Merger Subsidiary” refer to Guardian Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Aberdeen formed for the sole purpose of effecting the Merger; all references to the “Merger” refer to the merger of Merger Subsidiary with and into Artio Global with Artio Global surviving as an indirect wholly owned subsidiary of Aberdeen; and, unless otherwise indicated or as the context requires, all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of February 13, 2013, as it may be amended from time to time, among Aberdeen, Merger Subsidiary and Artio Global, a copy of which is attached as Annex A to this proxy statement. Artio Global, following the completion of the Merger, is sometimes referred to in this proxy statement as the “Surviving Company”; all references to the “Board” or the “Board of Directors” refer to the Artio Global board of directors.

Artio Global’s subsidiaries include, but are not limited to, Artio Global Management LLC, which we refer to as “Investment Adviser”, a registered investment adviser under the Investment Advisers Act of 1940, which we refer to as the “Advisers Act”, and Artio Global Holdings LLC, which we refer to as “Holdings”, an intermediate holding company that owns Investment Adviser.

THE ANNUAL MEETING

Date, Time, Place and Purpose (page 21)

Our annual meeting will be held at 330 Madison Avenue, New York, New York 10017 on [                ], 2013, at 9:00 A.M. (Eastern Time). Prior to the annual meeting, you will be able to vote by marking, dating, signing and returning the enclosed voting instruction card, via telephone (at 1-800-690-6903) or by the Internet (at www.proxyvote.com).

At the annual meeting, we will ask you to consider and vote upon proposals to:

—	adopt and approve the Merger Agreement;

—

approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Artio Global’s named executive officers, who we refer to as our “NEOs”, that is based on or otherwise related to the Merger;

—

adjourn the annual meeting to a later time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the annual meeting or any adjournment or postponement thereof to approve the Merger Agreement;

—

elect three Class I directors to hold office until the annual meeting of stockholders of Artio Global in the year 2016, until their successors are duly elected and qualified or until the closing of the transactions contemplated by the Merger Agreement;

—	approve, on an advisory (non-binding) basis, the compensation to Artio Global’s NEOs as disclosed in the section of this proxy statement entitled “Executive Compensation” beginning on page 120;

—	adopt the amended and restated stock incentive plan to provide for qualifying performance-based awards under Section 162(m) of the Code; and

—	ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2013.

In addition, we will ask you to act upon such other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Record Date and Quorum (page 21)

If you owned shares of Artio Global Class A common stock at the close of business on [                ], 2013, which we refer to as the “Record Date”, you are entitled to notice of, and to vote at, the annual meeting. You have one vote for each share of Artio Global Class A common stock that you own as of the Record Date. As of the Record Date, there were [            ] shares of Artio Global’s Class A common stock outstanding and entitled to vote, which included [            ] shares of unvested restricted common stock that are entitled to one vote per unvested restricted common share. The holders of a majority of the Artio Global Class A common stock issued and outstanding and entitled to vote, represented in person or by proxy, constitute a quorum for the transaction of business at the annual meeting. Shareholder abstentions and broker non-votes will be included in the number of shareholders present at the annual meeting for the purpose of determining the presence of a quorum. Cumulative voting is not permitted.

Required Votes (page 22)

Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote at the annual meeting. The director nominees will be elected by a plurality of the votes of the Artio Global Class A common stock present in person or represented by proxy and entitled to vote in the election of directors. The proposal to adjourn or postpone the annual meeting, if necessary or appropriate, to permit further solicitation of proxies, the advisory vote on compensation that may be paid or become payable to our NEOs in connection with the Merger, the advisory vote on the compensation to our NEOs as disclosed in the section of this proxy statement entitled “Executive Compensation” beginning on page 120 and the ratification of the selection of our independent registered public accountants, each requires the affirmative vote of the holders of a majority of the Artio Global Class A common stock present in person or represented by proxy and entitled to vote at the annual meeting. Approval of the amended and restated stock incentive plan to provide for qualifying performance-based awards under Section 162(m) of the Code requires the affirmative vote of a majority of the Artio Global Class A common stock casting votes on this proposal.

Common Stock Ownership of Directors and Executive Officers (page 109)

At the close of business on [                ], 2013, the directors and executive officers of Artio Global beneficially owned in the aggregate approximately [            ] shares of Artio Global’s Class A common stock entitled to vote at the annual meeting (including shares of restricted stock) or approximately [            ]% of Artio Global’s outstanding Class A common stock. We currently expect that each of these individuals will vote all of his shares of Artio Global’s Class A common stock in favor of each of the proposals, although none of them (except for Richard Pell and Rudolph-Riad Younes) has entered into any agreement obligating them to do so. In addition, GAM Holding AG, one of our significant stockholders, which we refer to as “GAM”, has entered into a voting agreement to vote its shares in favor of adoption and approval of the Merger Agreement. A more detailed description of the agreements obligating certain stockholders to vote in favor of the proposal to adopt and approve the Merger Agreement is contained in the section entitled “The Annual Meeting—Voting by Artio Global’s Directors and Executive Officers; Voting Agreements between Aberdeen and Each of GAM, Richard Pell and Rudolph-Riad Younes” beginning on page 24.

Voting, Proxies and Revocation (page 23)

Any stockholder of record entitled to vote at the annual meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the annual meeting. If your shares of Artio Global Class A common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the annual meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of our common stock will not be voted on the proposal to adopt the Merger Agreement and approve the Merger, which will have the same effect as a vote “AGAINST” the proposal to adopt and approve the Merger Agreement and the Merger. For more information on how your failure to submit a proxy or to vote in person at the annual meeting, or to provide your bank, brokerage firm or other nominee with instructions, as applicable, will affect the voting to approve the proposals up for consideration at the annual meeting, see “The Annual Meeting—Required Votes” and “The Annual Meeting—Voting, Proxies and Revocation”.

You have the right to revoke a proxy, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary or by attending the annual meeting and voting in person.

PARTIES TO THE MERGER

Artio Global Investors Inc. (page 26)

Artio Global Investors Inc. and its subsidiaries are an asset management company that provides active investment management services to institutional and mutual fund clients. Artio Global and its subsidiaries offer a select group of investment strategies, including High Grade, Fixed Income, High Yield, International Equity and Global Equity. Artio Global’s Class A common stock trades on the New York Stock Exchange, which we refer to as “NYSE”, under the ticker symbol “ART”.

The location of Artio Global’s principal executive offices is 330 Madison Avenue, New York, New York, 10017; its telephone number is (212) 297-3600; and its Internet website address is www.artioglobal.com. The information provided on or accessible through Artio Global’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

Aberdeen Asset Management PLC (page 26)

Aberdeen Asset Management PLC is a global asset management group that provides active investment advice across the main investment strategies of equities, fixed income and property. Aberdeen’s business is complemented by a solutions business, which provides multi-asset and fund of alternatives services. Aberdeen’s common stock is traded on the London Stock Exchange under the ticker symbol “ADN”.

The location of Aberdeen’s principal executive offices is 10 Queen’s Terrace, Aberdeen, Scotland, AB10 1YG; its telephone number is +44 (0) 1224 631999; and its Internet website address is www.aberdeen.com. The information provided on or accessible through Aberdeen’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

Guardian Acquisition Corporation (page 26)

Aberdeen formed Guardian Acquisition Corporation, an indirect wholly owned subsidiary of Aberdeen, on February 12, 2013, solely for the purpose of facilitating Aberdeen’s acquisition of Artio Global. Merger Subsidiary has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger Agreement. Upon consummation of the Merger, Merger Subsidiary will merge with and into Artio Global and will cease to exist.

The location of Merger Subsidiary’s principal executive offices is 10 Queen’s Terrace, Aberdeen, Scotland, AB10 1YG; and its telephone number is +44 (0) 1224 631999.

THE MERGER

A copy of the Merger Agreement is attached as Annex A to this proxy statement. We encourage you to read the entire Merger Agreement carefully because it is the principal document governing the Merger. For more information on the Merger Agreement, see the section entitled “The Merger Agreement” beginning on page 76.

Completion of the Merger (page 77)

The Merger Agreement provides that, subject to the satisfaction or waiver of the conditions contemplated in the Merger Agreement, Merger Subsidiary will merge with and into Artio Global. Artio Global will be the Surviving Company in the Merger and, following the Merger, will be a wholly owned indirect subsidiary of Aberdeen and will do business as “Aberdeen”.

Effects of the Merger (page 72)

If we consummate the Merger, you will be entitled to receive $2.75 in cash, without interest, less any applicable withholding taxes, for each share of our Class A common stock that you own, unless you have properly perfected your rights of appraisal within the meaning of Section 262 of the Delaware General Corporation Law, or the “DGCL”. We refer to this amount as the “per share merger consideration”.

Upon consummation of the Merger, your shares of Artio Global Class A common stock will no longer be outstanding and will automatically be cancelled and cease to exist. As a result, you will not own any shares of the Surviving Company and you will no longer have any interest in our future earnings or growth. As a result of the Merger, we will cease to be a publicly traded company and will be wholly owned indirectly by Aberdeen. Following consummation of the Merger, we will terminate the registration of our Class A common stock on the NYSE and our reporting obligations under the Securities Exchange Act of 1934, which we refer to as the “Exchange Act”.

Treatment of Equity-Based Awards (page 72)

Upon consummation of the Merger, (1) all transfer restrictions imposed on each outstanding share of Artio Global’s restricted stock will lapse and each such share of restricted stock will be converted into the right to receive a cash payment equal to $2.75, (2) with respect to each restricted stock unit award, which we refer to as an “RSU”, that vests based solely on service, the holder thereof shall receive a cash payment equal to $2.75 for each share represented by such RSU award, and (3) for each RSU award that vests based, in whole or in part, upon any criteria other than solely by the continued employment of the holder of such award, the holder thereof shall receive a cash payment equal to $2.75 for each share such holder would have been entitled to receive with respect to such award upon his or her termination of employment resulting from a change in control under the terms of the applicable award agreement. All payments with respect to the cashout of restricted stock and RSUs will include payment of all dividends and interest, if any, accrued but unpaid as of the closing of the Merger, and will be less any tax withholdings. However, with respect to each outstanding performance-based and service-based RSU award held by an employee who is specifically identified by Aberdeen as expected to continue employment with the business following the Merger, such RSU award will remain outstanding following the Merger and vest and be paid out in accordance with its terms, except that it will be converted into either (A) in the case of certain employees associated with the investment management business of either the Artio Global Total Return Bond Fund or the Artio Global High Income Fund, a notional investment in mutual funds managed by Artio Global, to be allocated among such funds as may be determined by Aberdeen, or (B) in the case of other employees, the right to receive ordinary shares of Aberdeen stock, in each case with an initial value equal to $2.75 multiplied by the number of shares related to such award.

Recommendation of the Board of Directors (page 53)

The “Committee” is a special committee of independent directors that was formed on December 14, 2011 to evaluate strategic alternatives for Artio Global. The Committee unanimously determined that the Merger is advisable and fair to, and in the best interests of, Artio Global and its stockholders (other than Richard Pell and Rudolph-Riad Younes) and unanimously recommended that the Board of Directors (i) authorize and approve entry by Artio Global into the Merger Agreement and the transactions contemplated thereby, including the Merger, and (ii) recommend the approval and adoption of the Merger Agreement and the Merger by Artio Global’s stockholders.

The Board of Directors, acting upon the unanimous recommendation of the Committee, unanimously (i) determined that the Merger Agreement and the Merger is fair to, and in the best interests of, Artio Global and its stockholders (other than Richard Pell and Rudolph-Riad Younes) and declared the Merger to be advisable, (ii) approved the Merger Agreement and the execution and delivery thereof, and (iii) resolved to recommend that the stockholders approve and adopt the Merger Agreement and the Merger and directed that such matters be submitted to the stockholders for their approval. The Board of Directors unanimously recommends that stockholders vote “FOR” the adoption and approval of the Merger Agreement.

You should read “Proposal 1—The Merger—Reasons for the Merger”, beginning on page 50 for a more detailed discussion of the factors that the Committee and Artio Global’s Board considered in deciding to recommend the approval of the Merger Agreement.

Tax Receivable Agreement (page 71)

At the time of Artio Global’s initial public offering, Richard Pell and Rudolph-Riad Younes entered into a Tax Receivable Agreement with Artio Global and Holdings, which we refer to as the “TRA”. By its terms, the TRA entitles Messrs. Pell and Younes to receive payments from Artio Global associated with Artio Global’s realization of certain tax benefits. Under the TRA as originally executed, the occurrence of any transaction that would constitute a change of control of Artio Global, such as the Merger, would result in Artio Global or its successor having been deemed to have sufficient taxable income to fully realize these tax benefits for the purposes of the TRA, generally entitling Messrs. Pell and Younes to receive certain payments related to these deemed benefits without regard to the actual timing and amount of their realization by Artio Global. We refer to the payments related to these deemed benefits as the “TRA change of control payments”.

We believe that the potential payment of the TRA change of control payments could result in Messrs. Pell and Younes having interests in the Merger or a similar transaction that are different from those of Artio Global’s stockholders generally. Because Mr. Pell is currently a member of our Board of Directors, to address this potential conflict of interest, Artio Global’s Board empaneled the Committee, which did not include Mr. Pell, to, among other things, review Artio Global’s strategic alternatives, contact potential acquirers of Artio Global, evaluate and negotiate any potential transactions, and retain legal and financial advisors. For a more detailed discussion of the formation and actions of the Committee, see “Proposal 1—The Merger—Background of the Merger” beginning on page 26.

In connection with and as an inducement for Aberdeen to enter into the Merger Agreement, Messrs. Pell and Younes agreed to certain concessions under the pre-existing terms of the TRA. Specifically, Artio Global, Holdings, Messrs. Pell and Younes, Aberdeen and Aberdeen Asset Management Inc., which we refer to as “Aberdeen U.S.”, entered into an Amended and Restated Tax Receivable Agreement, which we refer to as the “Restated TRA”, which upon closing of the Merger, revises the terms of the TRA in a manner that, among other things: (a) prevents the Merger, or any subsequent change of control transaction, from triggering the TRA change of control payments, (b) will not affect the treatment of certain benefits to be realized by Messrs. Pell and Younes relating to the 2012 or 2011 fiscal years, (c) will provide for a payment to Messrs. Pell and Younes of 85% of 35% of the amount of the tax benefit items for 2013, and (d) provides for the possibility of Messrs. Pell and Younes receiving other payments associated with the realization by Aberdeen and its affiliates of certain tax benefits realized after January 1, 2014.

Interests of Certain Persons in the Merger (page 65)

In considering the recommendation of the Committee and Artio Global’s Board that you vote to adopt and approve the Merger Agreement, you should be aware that some of Artio Global’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of Artio Global’s stockholders generally. The executive officers of Artio Global are Tony Williams (Chief Executive Officer, which office we sometimes refer to as “CEO”), Frank Harte (Chief Financial Officer, which office we sometimes refer to as “CFO”), Richard Pell (Chief Investment Officer, which office we sometimes refer to as “CIO”) and Rudolph-Riad Younes (Head of International Equity). These four officers also constitute the NEOs of Artio Global. The members of the Committee and the Artio Global Board of Directors were aware of the interests of these executives and Artio Global’s directors in evaluating and negotiating the Merger Agreement and the Merger and in making their recommendations to the Board of Directors, in the case of the Committee, and to the stockholders of Artio Global, in the case of the Board of Directors. These interests include the following:

—

Equity. Pursuant to the Merger Agreement, upon consummation of the Merger, (1) all transfer restrictions imposed on each outstanding share of restricted stock held by each non-employee director and Mr. Williams will lapse and each such share of restricted stock will be converted into the right to receive a cash payment equal to $2.75, (2) with respect to each executive’s RSU award that vests based solely on service, the executive will receive a cash payment equal to $2.75 for each share represented by such RSU award, and (3) with respect to each executive’s RSU award that vests based, in whole or in part, upon any criteria other than solely by the continued employment of the executive, the executive will receive a cash payment equal to $2.75 for each share the executive would have been entitled to receive upon his termination of employment resulting from a change in control under the terms of the applicable award agreement. All payments with respect to the cashout of restricted stock and RSUs will include the payment of all dividends and interest, if any, accrued but unpaid as of the closing of the Merger, and will be less any withholdings. The treatment of the RSU awards described in (2) and (3) above assumes that the executives will be terminated in connection with the Merger. If any executive’s employment is not terminated in connection with the Merger, then the executive’s RSU awards will be rolled over as described in “The Merger Agreement—Treatment of Equity-Based Awards” beginning on page 77.

—

Severance. Pursuant to their employment agreements, if the employment of Messrs. Williams and Harte is terminated by Artio Global without “Cause” or by the executive for “Good Reason” (as such terms are defined in the applicable employment agreement) or upon the executive’s death or “disability” (as defined in the applicable employment agreement) (each, a “qualifying termination”) within two years following the Merger, they would each be entitled to receive cash severance subject to the executive’s compliance, with certain exceptions, with a 12-month prohibition against competition and solicitation of clients, investors and employees. The employment agreements for Messrs. Pell and Younes do not provide for severance payments or benefits; however, Messrs. Pell and Younes would be entitled to receive severance payments and benefits under Artio Global’s Severance Pay Plan, as amended, which we refer to as the “Severance Plan”, provided (as contemplated by the Merger Agreement) that their employment is terminated without cause within 12 months following the effective time of the Merger.

—

Retention. Pursuant to a key employee retention program to be established in connection with the Merger (as further described under “Proposal 1—The Merger—Background of the Merger” beginning on page 26), Messrs. Williams and Harte will be entitled to receive a retention incentive cash award of $610,500 and $499,500, respectively, payable in 2016 in exchange for each executive’s commitment to remain employed with Artio Global through the payment date in 2016. This award will be payable in full upon certain terminations agreed to by Artio Global and Aberdeen. The executive’s right to retain the award will be subject to terms and conditions agreed to by Artio Global and Aberdeen, which may include the executive’s observance of reasonable cooperation and restrictive covenants in favor of Artio Global and its successors.

—

Deferred Compensation. As described under “Executive Compensation—2012 Nonqualified Deferred Compensation Table” beginning on page 123, under Artio Global’s Incentive Award and Special Deferred Compensation Award Program, if an executive’s employment is terminated by reason of the executive’s “qualifying termination”, the executive will be fully vested in his deferred compensation and the deferred amounts will be paid in accordance with the payment schedule described therein.

—

Indemnification. Pursuant to the Merger Agreement, upon closing of the Merger, the current and former directors and executive officers of Artio Global will be entitled to continued indemnification and insurance coverage for six years after the effective time of the Merger.

—	Messrs. Pell and Younes’ IPO Arrangements.

¡

Pursuant to the Restated TRA, Aberdeen US will pay Messrs. Pell and Younes 85% of 35% of the amount of certain tax benefit items for 2013, an estimated $7.0 million payment a material portion of which will have accrued on Artio Global’s balance sheet by the effective time of the Merger, as described under “Proposal 1—The Merger—Tax Receivable Agreement” beginning on page 71 and “Certain Relationships and Related Person Transactions—Related Person Transactions—Tax Receivable Agreement and Amended and Restated Tax Receivable Agreement” beginning on page 139.

¡

Pursuant to the Exchange Agreement, upon the closing of the Merger, the restrictions on the sale of Class A common stock received by Messrs. Pell and Younes upon exchange of New Class A Units will cease as described under “Certain Relationships and Related Person Transactions—Related Person Transactions—Exchange Agreement” beginning on page 137, and, pursuant to the Merger Agreement, each such share will be converted into the right to receive the per share merger consideration.

Opinion of the Committee’s Financial Advisor (page 54)

Goldman Sachs delivered its opinion to the Committee that, as of February 13, 2013, and based upon and subject to the factors and assumptions set forth therein, the $2.75 per share in cash to be paid to the holders (other than Aberdeen and its affiliates) of Class A common stock of Artio Global pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated February 13, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Committee in connection with its consideration of the transaction. Goldman Sachs’s opinion does not constitute a recommendation as to how any holder of Class A common stock of Artio Global should vote with respect to the Merger or any other matter.

Voting Agreements between Aberdeen and Each of GAM, Richard Pell and Rudolph-Riad Younes (page 24)

In connection with the execution of the Merger Agreement and in order to induce Aberdeen and Merger Subsidiary to enter into the Merger Agreement, on February 13, 2013, Aberdeen entered into voting agreements, with each of GAM, Richard Pell and Rudolph-Riad Younes, which we collectively refer to as the “Voting Agreements”. As of February 13, 2013, GAM and Messrs. Pell and Younes held, in the aggregate, approximately 45% of the outstanding shares of Artio Global’s Class A common stock. The Voting Agreements generally require GAM and Messrs. Pell and Younes, subject to certain exceptions, to vote all of their shares of Artio Global’s Class A common stock in favor of the adoption and approval of the Merger Agreement and against alternative acquisition proposals and any other action the consummation of which would reasonably be expected to materially impede, interfere with or delay the consummation of the transactions contemplated by the Merger Agreement.

The Voting Agreements terminate upon the earlier of (i) completion of the Merger, (ii) termination of the Merger Agreement or (iii) amendment of the Merger Agreement to reduce the amount of or change the form of consideration payable to Artio Global stockholders in the Merger. In addition, if Artio Global’s Board changes its recommendation to Artio Global stockholders to vote in favor of adoption of the Merger Agreement, in a circumstance where the Voting Agreements do not automatically terminate as a result of the termination of the Merger Agreement, the aggregate number of shares subject to the Voting Agreements will be reduced to approximately 33 1/3% of the outstanding shares of Artio Global’s Class A common stock. Copies of the Voting Agreements entered into by GAM and each of Messrs. Pell and Younes are attached as Annex C to this proxy statement. Messrs. Pell and Younes entered into their respective Voting Agreements in their capacity as stockholders of Artio Global, and nothing in the Voting Agreements limits their ability to execute fully and without constraint their duties and obligations as officers of Artio Global and, in the case of Mr. Pell, his fiduciary duties as a director of Artio Global (subject to the terms of the Merger Agreement).

Conditions to the Merger (page 89)

Conditions to Each Party’s Obligations. Each party’s obligation to consummate the Merger is subject to the satisfaction or waiver of the following conditions:

—	approval of the Merger Agreement by an affirmative vote of the holders of a majority of the outstanding shares of Artio Global’s Class A common stock entitled to vote thereon;

—	absence of any applicable law, order or other legal restraint arising after the date of the Merger Agreement prohibiting the consummation of the Merger; and

—	expiration or termination of any applicable waiting period under the HSR Act relating to the Merger.

Conditions to Aberdeen’s and Merger Subsidiary’s Obligations. Aberdeen’s and Merger Subsidiary’s obligations to consummate the Merger are subject to the satisfaction of further conditions, including:

—

Artio Global’s representations and warranties being true and correct, subject to various materiality and other qualifiers, as of the date of the Merger Agreement and as of the closing date of the Merger (or in the case of representations and warranties that are made as of another specified time, as of such time);

—	Artio Global’s performance in all material respects of all agreements and covenants required to be performed by it at or prior to the closing date of the Merger;

—	absence of a “Company Material Adverse Effect” between the execution of the Merger Agreement and the closing date of the Merger;

—	the receipt by Aberdeen of an officer’s certificate by Artio Global certifying that the foregoing three conditions have been satisfied;

—

the board of directors or trustees and the shareholders of each of the Artio Total Return Bond Fund and the Artio Global High Income Fund, two of the mutual funds managed by Investment Adviser, having approved a new investment advisory arrangement between Investment Adviser and the respective fund, to be effective as of the closing of the Merger and containing terms substantially comparable to (but providing for fees no less favorable to Artio Global and Investment Adviser than) the applicable existing investment advisory arrangement as in effect on the date of the Merger Agreement. We refer to each such new arrangement as a “new investment advisory arrangement”;

—

either (a) the board of directors or trustees and the shareholders of each of the Artio International Equity Fund and Artio International Equity II Fund having approved a new investment advisory arrangement between the respective fund and Investment Adviser or (b) (1) the board of directors or trustees of each of the Artio International Equity Fund and Artio International Equity II Fund having approved (x) a new investment advisory arrangement between the respective fund and Investment Adviser and (y) an interim investment advisory arrangement between the respective fund and Investment Adviser in accordance with Rule 15a-4 under the Investment Company Act of 1940, which we refer to as the “Investment Company Act” and (2) no less than 40% of the outstanding voting securities of each of the Artio International Equity Fund and Artio International Equity II Fund having voted or having otherwise been counted towards a quorum with respect to the shareholder meeting called to approve the new investment advisory arrangement between the respective fund and Investment Adviser, with no less than 80% of such outstanding voting securities having voted to approve such new investment advisory arrangement; and

—	the Restated TRA being valid and in full force and effect.

Conditions to Artio Global’s Obligations. Artio Global’s obligation to consummate the Merger is subject to the satisfaction or waiver of further conditions, including:

—

Aberdeen’s and Merger Subsidiary’s representations and warranties being true and correct, subject to various materiality and other qualifiers, as of the date of the Merger Agreement and as of the closing date of the Merger (or in the case of representations and warranties that are made as of another specified time, as of such time); and

—	Aberdeen’s and Merger Subsidiary’s performance in all material respects of all agreements and covenants required to be performed by them at or prior to the closing date of the Merger.

No Solicitation of Alternative Proposals; Changes in Board Recommendation (page 85)

Subject to certain exceptions, the Merger Agreement prohibits Artio Global from, among other things:

—	soliciting, initiating or knowingly facilitating the submission of competing acquisition proposals;

—	engaging in any negotiations or discussions regarding any acquisition proposal;

—	entering into any agreement to consummate any acquisition proposal or approving any acquisition proposal; or

—	in connection with an acquisition proposal, requiring Artio Global to terminate or fail to consummate the Merger.

Notwithstanding the foregoing, Artio Global may, however, upon the terms and subject to the conditions set forth in the Merger Agreement, provide information to and engage in discussions or negotiations with a third party who makes an unsolicited bona fide acquisition proposal which Artio Global’s Board (acting at the recommendation of the Committee) after consultation with its financial advisors and outside legal counsel determines constitutes or would reasonably be expected to result in a “superior proposal” (as defined in the Merger Agreement).

The Merger Agreement requires that the Artio Global Board recommend that Artio Global’s stockholders adopt and approve the Merger Agreement. The Merger Agreement also requires that the proxy statement include the recommendation of Artio Global’s Board that Artio Global stockholders adopt and approve the Merger Agreement. However, Artio Global’s Board may withdraw, modify or amend its recommendation with respect to adoption of the Merger Agreement:

—

in response to the occurrence of a material event, fact or circumstance that affects the business, assets or operations of Artio Global that was unknown to the Board at the time Artio Global entered into the Merger Agreement and subsequently becomes known to the Board, which we refer to as an “intervening event”; or

—	following receipt of an unsolicited bona fide acquisition proposal that the Board determines is a superior proposal, subject to certain exceptions;

in each case if and only if the Artio Global Board (acting upon the recommendation of the Committee) determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Termination of the Merger Agreement (page 90)

Artio Global and Aberdeen may terminate the Merger Agreement by mutual written consent, by action of their respective boards of directors (in the case of Artio Global, by action of its Board acting upon recommendation of the Committee) at any time before the effective time of the Merger. In addition, either Artio Global or Aberdeen may terminate the Merger Agreement at any time before the effective time of the Merger if:

—

the Merger has not been consummated on or before October 14, 2013, which we refer to as the “end date”, except that a party cannot so terminate the Merger Agreement if the failure of the Merger to be consummated before the end date resulted from that party’s material breach of the Merger Agreement;

—

there is any applicable law or other legal restraint arising after the date of the Merger Agreement that (1) makes consummation of the Merger illegal or otherwise prohibited or (2) permanently enjoins or prohibits Artio Global or Aberdeen from consummating the Merger and such law or legal restraint has become final and nonappealable, except that a party cannot so terminate the Merger Agreement if that party’s material breach of the Merger Agreement caused such law or legal restraint;

—

at the annual meeting (including any adjournments or postponements thereof), the affirmative vote of the majority of holders of the outstanding shares of Artio Global’s Class A common stock in favor of approval of the Merger Agreement is not obtained; or

—

the other party has breached the Merger Agreement (subject to a cure period) in a manner that would prevent a condition to the terminating party’s obligation to consummate the Merger from being satisfied, except that a party that is then in material breach of the Merger Agreement cannot so terminate the Merger Agreement.

Aberdeen may also terminate the Merger Agreement at any time if:

—	the shareholders of the Artio Total Return Bond Fund or the Artio Global High Income Fund fail to approve a new investment advisory arrangement;

—	prior to the approval of the Merger Agreement and the Merger by the affirmative vote of the majority of the holders of Artio Global Class A common stock entitled to vote thereon:

¡	Artio Global’s Board withdraws, modifies or amends in any manner adverse to Aberdeen its recommendation of the Merger Agreement and the Merger;

¡	Artio Global or any of its subsidiaries (or either of their respective representatives) willfully and materially breaches the no solicitation provisions of the Merger Agreement;

¡	Artio Global or any of its subsidiaries approves, adopts or enters into (or announces its intention to enter into) a definitive acquisition agreement relating to a superior proposal; or

¡	Artio Global’s Board fails to reaffirm its recommendation in connection with an acquisition proposal from a third party or in connection with a tender offer commenced by a third party.

In addition, following receipt of an unsolicited bona fide acquisition proposal which the Artio Global Board (acting upon the recommendation of the Committee) determines in good faith, after consultation with its financial advisors and outside legal counsel, is a superior proposal, and subject to Aberdeen’s right to negotiate in good faith with Artio Global to make adjustments to the terms and conditions of the Merger Agreement such that the bona fide acquisition proposal would no longer constitute a superior proposal. Artio Global can terminate the Merger Agreement to enter into a definitive agreement with respect to the superior proposal, if and only if the Artio Global Board (acting upon the recommendation of the Committee) determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and Artio Global concurrently pays Aberdeen the termination fee described below.

Fees and Expenses; Termination Fee (page 91)

Generally, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses. However, the fees and expenses associated with obtaining the approval of the shareholders or boards of directors or trustees of any of our public funds of the new investment advisory arrangements will be shared equally between Aberdeen and Artio Global.

In addition, the Merger Agreement provides that Artio Global will be required to pay Aberdeen a termination fee of $5.7 million upon termination of the Merger Agreement (except as otherwise provided below) in certain circumstances, including if:

—

Aberdeen terminates the Merger Agreement because Artio Global’s Board (acting upon the recommendation of the Committee) changes or fails to reaffirm its recommendation or Artio Global willfully and materially breaches it’s no solicitation obligations;

—	Artio Global terminates the Merger Agreement in order to accept a superior proposal; or

—

either party terminates the Merger Agreement due to the failure of the Merger to be consummated by the end date (and Artio Global stockholder approval has not been obtained) or due to failure of Artio Global’s stockholders to approve the Merger, but in each case only if:

¡	at the time of termination, an alternative acquisition proposal had been proposed to Artio Global or publicly disclosed or announced; and

¡	within 12 months after termination, Artio Global enters into or consummates any alternative transaction for at least a majority of Artio Global;

provided that in such case the termination fee is payable only if Artio Global consummates such alternative transaction.

In addition, if either party terminates the Merger Agreement due to failure of Artio Global’s stockholders to approve the Merger, Artio Global will reimburse Aberdeen up to $1 million in expenses (which expenses will be netted from any subsequent payment of the termination fee).

Regulatory and Other Governmental Approvals (page 73)

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act”, the Merger may not be completed until Aberdeen and Artio Global have filed notification and report forms with the Antitrust Division of the U.S. Department of Justice, which we refer to as the “Antitrust Division”, and the U.S. Federal Trade Commission, which we refer to as the “FTC”, and the applicable waiting period has expired or been terminated. Aberdeen and Artio Global each filed their respective notification and report forms required under the HSR Act with the Antitrust Division and the FTC on March 11, 2013. The 30-day waiting period will expire at 11:59 P.M. on April 10, 2013, unless otherwise extended or terminated.

Material U.S. Federal Income Tax Consequences of the Merger (page 74)

The exchange of Artio Global Class A common stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 74 and consult your tax advisers regarding the U.S. federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Litigation Relating to the Merger (page 73)

Artio Global is aware that, since the announcement of the proposed transaction, five putative shareholder class action complaints have been filed in the Court of Chancery of the State of Delaware and the Supreme Court of New York, New York County against the Artio Global Board of Directors, Artio Global, Aberdeen and Merger Subsidiary challenging the proposed transaction. These lawsuits generally allege, among other things, that the individual members of the Board breached their fiduciary duties owed to the public shareholders of Artio Global by approving Artio Global’s entry into Merger Agreement with Parent and Merger Subsidiary and failing to take steps to maximize the value of Artio Global to its public shareholders, and that Artio Global, Aberdeen and Merger Subsidiary aided and abetted such breaches of fiduciary duties.

Appraisal Rights (page 94)

Under Delaware law, holders of our Class A common stock who do not vote in favor of adopting and approving the Merger Agreement will have the right to seek appraisal of the fair value of their shares of our Class A common stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if they comply with all requirements of Delaware law (including Section 262 of the DGCL, the text of which can be found in Annex F to this proxy statement), which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the merger consideration. Any holder of our common stock intending to exercise appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption and approval of the Merger Agreement and must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your ability to seek and obtain appraisal rights.

Current Market Price of Artio Global’s Class A common stock (page 93)

The per share merger consideration represents approximately a 34% premium over $2.05, the closing price of shares of Artio Global’s Class A common stock on the NYSE on February 13, 2013, the last trading day before execution of the Merger Agreement was publicly announced, and approximately a 38% premium over $2.00, the average closing price of shares of Artio Global’s Class A common stock on the NYSE for the 30 trading days ended February 13, 2013. The closing sale price of Artio Global’s Class A common stock on the NYSE on [                ], 2013 was $[        ]. You are encouraged to obtain current market quotations for Artio Global’s Class A common stock in connection with voting your shares.

QUESTIONS AND ANSWERS ABOUT THE 2013 ANNUAL MEETING

The following are some questions that you may have regarding the annual meeting and the Merger and answers to those questions. We encourage you to read carefully the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the annual meeting and the Merger. Additional important information is also contained in the appendices to, and the documents that we incorporate by reference into, this proxy statement.

Q:	When and where will the annual meeting of stockholders be held?

A:	We will hold the annual meeting at 330 Madison Avenue, New York, New York 10017 on [ ], 2013, at 9:00 A.M. (Eastern Time). For more information, you should read the section entitled “The Annual Meeting” beginning on page 21.

We invite all stockholders, especially those who owned shares as of the Record Date, to attend the annual meeting. If your common stock is held in “street name”, which means that the shares are held for your benefit in the name of a brokerage firm, bank or other nominee, you must bring identification and a brokerage account statement or letter from your brokerage firm, bank or other nominee reflecting stock ownership in order to be admitted to the annual meeting. No stockholder will be admitted to the annual meeting without documentation that allows us to verify ownership.

Q:	What are the proposals that will be voted on at the annual meeting?

A:	We will ask you to consider and vote upon: (1) the adoption and approval of the Merger Agreement; (2) the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Artio Global’s NEOs that is based on or otherwise related to the Merger; (3) the adjournment of the annual meeting to a later time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the annual meeting or any adjournment or postponement thereof to adopt and approve the Merger Agreement; (4) the election of three Class I directors to hold office until the annual meeting of stockholders of Artio Global in the year 2016, until their successors are duly elected and qualified or until the closing of the transactions contemplated by the Merger Agreement; (5) the approval, on an advisory (non-binding) basis, of the compensation to Artio Global’s NEOs as disclosed in the section of this proxy statement entitled “Executive Compensation” beginning on page 120; (6) the adoption of the amended and restated stock incentive plan to provide for qualifying performance-based awards under Section 162(m) of the Code; and (7) the ratification of the appointment of KPMG LLP as Artio Global’s independent registered public accountants for the fiscal year ending December 31, 2013.

In addition, we will ask you to act upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Q:	What will an Artio Global stockholder receive when the Merger occurs?

A:	For every share of Artio Global’s Class A common stock held at the time of the Merger, Artio Global stockholders will be entitled to receive $2.75 in cash, without interest, less any applicable withholding taxes. Holders of shares who perfect their appraisal rights in accordance with the DGCL will not receive the per share merger consideration, but will instead be paid the fair value of their shares, as determined in accordance with Delaware law. For more information regarding appraisal rights, see the section entitled “Appraisal Rights” beginning on page 94.

Q:	When do you expect the Merger to be completed?

A:	We expect to complete the Merger as promptly as possible after we receive the approval of Artio Global’s stockholders at the annual meeting and after we receive U.S. antitrust approval, obtain the required consents of our public fund boards of directors/trustees and/or shareholders and satisfy certain other conditions. We currently anticipate closing late in the second quarter or early in the third quarter of 2013.

Q:	What will happen in the Merger to restricted stock, RSUs and other equity-based awards that have been granted to employees, officers and directors of Artio Global?

A:

Upon consummation of the Merger, (1) all transfer restrictions imposed on each outstanding share of Artio Global’s restricted stock will lapse and each such share of restricted stock will be converted into the right to receive a cash payment equal to $2.75, (2) with respect to each RSU award that vests based solely on service, the holder thereof shall receive a cash payment equal to $2.75 for each share represented by such RSU award, and (3) for each RSU award that vests based, in whole or in part, upon any criteria other than solely by the continued employment of the holder of such award, the holder thereof shall receive a cash payment equal to $2.75 for each share such holder would have been entitled to receive with respect to such award upon his or her termination of employment resulting from a change in control under the terms of the applicable award agreement. All payments with respect to the cashout of restricted stock and RSUs will include the payment of all dividends and interest, if any, accrued but unpaid as of the closing of the Merger, and will be less any tax withholdings. However, with respect to each outstanding performance-based and service-based RSU award held by an employee who is specifically identified by Aberdeen as expected to continue employment with the business following the Merger, such RSU award will remain outstanding following the Merger and vest and be paid out in accordance with its terms, except that it will be converted into either (A) in the case of certain employees associated with the investment management business of either the Artio Global Total Return Bond Fund or the Artio Global High Income Fund, a notional investment in mutual funds managed by Artio Global, to be allocated among such funds as may be determined by Aberdeen, or (B) in the case of other employees, the right to receive ordinary shares of Aberdeen stock, in each case with an initial value equal to $2.75 multiplied by the number of shares related to such award.

Q:	How does the per share merger consideration compare to the market price of Artio Global Class A common stock?

A:	The per share merger consideration represents approximately a 34% premium over $2.05, the closing price of shares of Artio Global’s Class A common stock on the NYSE on February 13, 2013, the last trading day before the execution of the Merger Agreement was publicly announced, and approximately a 38% premium over $2.00, the average closing price of shares of Artio Global’s Class A common stock on the NYSE for the 30 trading days ended February 13, 2013. The closing sale price of Artio Global’s Class A common stock on the NYSE on [ ], 2013 was $[ ]. You are encouraged to obtain current market quotations for Artio Global’s Class A common stock in connection with voting your shares.

Q:	Who is entitled to attend and vote at the annual meeting?

A:	The Record Date for the annual meeting is [ ], 2013. If you owned shares of Artio Global’s Class A common stock as of the close of business on the Record Date, you are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting. As of [ ], 2013, there were approximately [ ] shares of Artio Global’s Class A common stock issued and outstanding (including restricted stock).

Q:	What vote of our stockholders is required to adopt and approve the Merger Agreement?

A:	Under Delaware law, the adoption and approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Artio Global’s Class A common stock entitled to vote thereon. Holders of approximately 45% of Artio Global’s Class A common stock have entered into Voting Agreements in which they have agreed to vote their shares for the adoption and approval of the Merger Agreement. These agreements are summarized below in the section entitled “The Annual Meeting—Voting by Artio Global’s Directors and Executive Officers; Voting Agreements between Aberdeen and Each of GAM, Richard Pell and Rudolph-Riad Younes” beginning on page 24.

Q:	What vote of our stockholders is required to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Artio Global’s NEOs that is based on or otherwise related to the Merger?

A:

The approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Artio Global’s NEOs that is based on or otherwise related to the Merger requires the affirmative vote of the holders of at least a majority of the shares of Artio Global’s Class A common stock represented in person or by proxy at the annual meeting and entitled to vote thereon. Because the vote on NEO compensation paid or that may become payable in connection with the Merger is advisory only, it will not be binding on either Artio Global or Aberdeen. Accordingly, because Artio Global is contractually obligated to pay the compensation, if Artio Global’s stockholders approve the Merger Agreement and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

Q:	What vote of our stockholders is required to adopt the proposal to adjourn the annual meeting to a later time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the annual meeting or any adjournment or postponement thereof to approve the Merger Agreement?

A:	The approval of the proposal to adjourn the annual meeting to a later time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the annual meeting or any adjournment or postponement thereof to approve the Merger Agreement requires the affirmative vote of the holders of at least a majority of the shares of Artio Global’s Class A common stock represented in person or by proxy at the annual meeting and entitled to vote thereon.

Q:	What vote of our stockholders is required to elect the three Class I directors to hold office until the annual meeting of stockholders of Artio Global in the year 2016, until their successors are duly elected and qualified or until the closing of the transactions contemplated by the Merger Agreement?

A:	The election of each of the three Class I directors requires the affirmative vote of the holders of a plurality of the shares of Artio Global’s Class A common stock present at the annual meeting.

Q:	What vote of our stockholders is required to approve, on an advisory (non-binding) basis, the compensation to Artio Global’s NEOs as disclosed in the section of this proxy statement entitled “Executive Compensation” beginning on page 120?

A:	The approval, on an advisory (non-binding) basis, of the compensation to Artio Global’s NEOs as disclosed in the section of this proxy statement entitled “Executive Compensation” beginning on page 120 requires the affirmative vote of the holders of at least a majority of the shares of Artio Global’s Class A common stock represented in person or by proxy at the annual meeting and entitled to vote thereon. Because this vote on executive compensation is advisory only, it will not be binding on Artio Global.

Q:	What vote of our stockholders is required to approve the amended and restated stock incentive plan to provide for qualifying performance-based awards under Section 162(m) of the Code?

A:	The approval of the amended and restated stock incentive plan to provide for qualifying performance-based awards under Section 162(m) of the Code requires the affirmative vote of a majority of our Class A common stock casting votes on this proposal.

Q:	What vote of our stockholders is required to ratify KPMG LLP as our independent registered public accountants for the fiscal year ending on December 31, 2013?

A:	The ratification of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2013 requires the affirmative vote of the holders of at least a majority of shares of Artio Global’s Class A common stock represented in person or by proxy at the annual meeting and entitled to vote thereon.

Q:	How does Artio Global’s Board recommend that I vote on the proposals?

A:	Artio Global’s Board (acting upon the unanimous recommendation of the Committee) has unanimously determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Artio Global’s stockholders (except for Messrs. Pell and Younes), has unanimously approved the Merger Agreement and the transactions contemplated thereby and unanimously recommends that you vote “FOR” the adoption and approval of the Merger Agreement.

In addition, Artio Global’s Board recommends that you vote:

—	“FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Artio Global’s NEOs that is based on or otherwise related to the Merger;

—

“FOR” the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the annual meeting or any adjournment or postponement thereof to approve the Merger Agreement;

—

“FOR” the election of three Class I directors to hold office until the annual meeting of stockholders of Artio Global in the year 2016, until their successors are duly elected and qualified or until the closing of the transactions contemplated by the Merger Agreement;

—

“FOR” the approval, on an advisory (non-binding) basis, of the compensation to Artio Global’s NEOs as disclosed in the section of this proxy statement entitled “Executive Compensation” beginning on page 120;

—	“FOR” the adoption of the amended and restated stock incentive plan to provide for qualifying performance-based awards under Section 162(m) of the Code; and

—	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending on December 31, 2013.

Q:	How are votes counted?

A:	Votes will be counted by a duly appointed inspector of elections, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. “Broker non-votes” result when brokers are precluded from exercising their voting discretion with respect to all of the proposals except the ratification of KPMG as our independent registered public accountants for the fiscal year ending December 31, 2013, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of such non-routine matters.

Because under Delaware law the adoption and approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Artio Global’s Class A common stock entitled to vote at the annual meeting, the failure to vote, the abstention from voting and broker non-votes will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement.

Because (a) the approval, on an advisory (non-binding) basis, of the compensation that may be paid or payable to Artio Global’s NEOs that is based on or related to the Merger, (b) the approval, on an advisory (non-binding) basis, of the compensation to Artio Global’s NEOs as disclosed in the section of this proxy statement entitled “Executive Compensation” beginning on page 120, and (c) the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the annual meeting or any adjournment or postponement thereof to approve the Merger Agreement, each requires the affirmative vote of the holders of at least a majority of the shares of Artio Global’s Class A common stock represented in person or by proxy at the annual meeting and entitled to vote thereon, abstentions will count as a vote “AGAINST” each such proposal, but the failure to vote your shares and broker non-votes will have no effect on the outcome of such proposals. The adoption of the amended and restated stock incentive plan to provide for qualifying performance-based awards under Section 162(m) of the Code requires the affirmative vote of a majority of the holders of our Class A common stock casting votes on this proposal, so abstentions and broker non-votes will have no effect on the outcome.

Because directors are elected by a plurality of the votes cast at the annual meeting, the proposal to elect the three Class I directors to Artio Global’s Board will not be affected by abstentions, broker non-votes or failures to attend the annual meeting.

The ratification of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2013 is considered a routine matter, so brokers are allowed to vote shares for which the beneficial owner has not provided specific instructions. Because the proposal requires the affirmative vote of the holders of at least a majority of the shares of Artio Global’s Class A common stock represented in person or by proxy at the annual meeting and entitled to vote thereon, abstentions will count as votes “AGAINST” this proposal.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, including the annexes and the other documents referred to in this proxy statement, please vote your shares in one of the ways described below. You have one vote for each share of Artio Global’s Class A common stock (including restricted stock) you owned as of the Record Date.

Q:	How do I vote if I am the stockholder of record?

A:	You may vote by:

—	submitting your proxy by using the Internet (at www.proxyvote.com);

—	submitting your proxy by using the telephone by calling 1-800-690-6903;

—	submitting your proxy by completing, signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope; or

—	attending the annual meeting and voting in person.

If you are submitting your proxy by telephone or via the Internet, your voting instructions must be received by 11:59 P.M. (Eastern Time) on [                ], 2013.

Submitting your proxy via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person during the annual meeting. You are encouraged to submit a proxy by mail, via the Internet or by telephone even if you plan to attend the annual meeting to ensure that your shares of Artio Global’s Class A common stock are represented at the annual meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the adoption and approval of the Merger Agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Artio Global’s NEOs in connection with the Merger, “FOR” the adjournment of the annual meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the annual meeting or any adjournment or postponement thereof to approve the Merger Agreement, “FOR” the election of three Class I directors to serve three-year terms, FOR” the approval, on an advisory (non-binding) basis, of the compensation to Artio Global’s NEOs as disclosed in the section of this proxy as disclosed in the section of this proxy statement entitled “Executive Compensation” beginning on page 120, “FOR” the adoption of the amended and restated stock incentive plan to provide for qualifying performance-based awards under Section 162(m) of the Code and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2013.

Q:	How do I vote if my shares of Artio Global’s Class A common stock are held by my brokerage firm, bank, trust or other nominee?

A:	If your shares of Artio Global’s Class A common stock are held in a brokerage account or by another nominee, such as a bank or trust, then the brokerage firm, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you are considered to be the beneficial owner of those shares of Artio Global’s Class A common stock, with your shares being held in “street name”. “Street name” holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Your brokerage firm, bank, trust or other nominee will be permitted to vote your shares of Artio Global’s Class A common stock for you at the annual meeting only if you instruct it how to vote, except with respect to the proposal to ratify KPMG as our independent public accountants for the fiscal year ending December 31, 2013, where brokers are allowed to vote shares for which the beneficial owner has not provided specific instructions. Therefore, it is important that you promptly follow the directions provided by your brokerage firm, bank, trust or other nominee regarding how to instruct them to vote your shares. If you wish to vote in person at the annual meeting, you must bring a proxy from your brokerage firm, bank, trust or other nominee authorizing you to vote at the annual meeting.

In addition, because any shares of Artio Global’s Class A common stock you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares of Artio Global’s Class A common stock are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares.

Q:	What if I fail to instruct my brokerage firm, bank, trust or other nominee how to vote?

A:	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the adoption of the Merger Agreement, the non-binding proposal regarding Merger-related executive compensation, the proposal to adjourn or postpone the annual meeting if necessary or appropriate to solicit additional proxies for the adoption and approval of the Merger Agreement and the non-binding proposal regarding approval of the compensation to Artio Global’s NEOs as disclosed in the section of this proxy statement entitled “Executive Compensation” beginning on page 120, but will not have an effect on the election of the three directors at the annual meeting or the proposal to adopt the amended and restated stock incentive plan to provide for qualifying performance-based awards under Section 162(m) of the Code, so long as a quorum is otherwise present.

If you do not instruct your broker, bank or other nominee to vote your shares, your broker, bank or other nominee will have discretion to vote your shares in connection with the proposal to ratify KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2013.

Q:	What constitutes a quorum for the annual meeting?

A:	The presence, in person or by proxy, of stockholders representing a majority of the shares of Artio Global’s Class A common stock entitled to vote at the annual meeting will constitute a quorum for the annual meeting. If you are the stockholder of record and you submit a properly executed proxy card by mail or submit your proxy by telephone or via the Internet, then your shares of Artio Global’s Class A common stock will be counted as part of the quorum. If you are a “street name” holder of shares and you provide your brokerage firm, bank, trust or other nominee with instructions as to how to vote your shares or obtain a legal proxy from such broker or nominee to vote your shares in person at the annual meeting, then your shares will be counted as part of the quorum. All shares of Artio Global’s Class A common stock held by stockholders that are represented in person or by proxy and entitled to vote at the annual meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it means that you hold shares of Artio Global’s Class A common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive by mail or submit your proxy by telephone or via the Internet by using the different control number(s) on each proxy card.

Q:	May I change my vote after I have delivered my proxy?

A:	Yes. If you are the stockholder of record of Artio Global’s Class A common stock on the Record Date, you have the right to change or revoke your proxy at any time prior to it being voted at the annual meeting:

—	if you submitted your proxy by telephone or via the Internet, by submitting another proxy by telephone or via the Internet in accordance with the instructions on the proxy card;

—	by delivering to Artio Global’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

—	by submitting a later-dated proxy card relating to the same shares of Artio Global Class A common stock; or

—	by attending the annual meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote during the meeting).

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Artio Global Investors Inc.

330 Madison Avenue

New York, New York 10017

Attention: Corporate Secretary

If you are a “street name” holder of Artio Global’s Class A common stock, you should contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Q:	Should I send in my stock certificates now?

A:	No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Artio Global stock certificates for the merger consideration. If your shares of Artio Global’s Class A common stock are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. PLEASE DO NOT SEND IN YOUR CERTIFICATES NOW.

Q:	What happens if I sell my shares of Artio Global’s Class A common stock before the annual meeting?

A:	The Record Date for stockholders entitled to vote at the annual meeting is earlier than the date of the annual meeting and the expected closing date of the Merger. If you transfer your shares of Artio Global’s Class A common stock after the Record Date but before the annual meeting, you will, unless special arrangements are made, retain your right to vote at the annual meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In addition, if you sell your shares prior to the annual meeting or prior to the effective time of the Merger, you will not be eligible to exercise appraisal rights in respect of such shares. For a more detailed discussion of appraisal rights and the requirements for perfecting appraisal rights, see “Appraisal Rights” beginning on page 94 and Annex F.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:	Yes. As a holder of Artio Global’s Class A common stock, you are entitled to appraisal rights under Delaware law in connection with the Merger if you meet certain conditions. In order to perfect appraisal rights, you must follow exactly the procedures specified under Delaware law. See “Appraisal Rights” beginning on page 94 and Annex F to this proxy statement.

Q:	Who can answer further questions?

A:	For additional questions about the Merger, assistance in submitting proxies or voting shares of Artio Global’s Class A common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our investor relations department:

Artio Global Investors Inc.

330 Madison Avenue

New York, New York 10017

Attn: Investor Relations

(212) 297-3891

If your brokerage firm, bank, trust or other nominee holds your shares in “street name”, you should also call your brokerage firm, bank, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, in statements containing words such as “believes”, “estimates”, “anticipates”, “continues”, “predict”, “potential”, “contemplates”, “expects”, “may”, “will”, “likely”, “could”, “should” or “would” or other similar words or phrases. These statements are subject to risks, uncertainties and other factors, including, among others:

—

legal or regulatory proceedings or other matters that affect the timing or ability to complete the proposed Merger as contemplated or affect the satisfaction of the conditions precedent to consummation of the proposed Merger;

—

the possibility of disruption to our business from the proposed Merger including increased costs and diversion of management time and resources, making it more difficult to maintain business and operational relationships, including relationships with clients;

—	the inability to retain key personnel in advance of completion of the proposed Merger;

—	contractual risks including termination of client contracts or non-performance of vendor contracts;

—	developments beyond Artio Global’s and Aberdeen’s control, including but not limited to changes in domestic or global economic conditions;

—	the risk that the proposed Merger is not completed;

—	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

—

the stockholder approval or other conditions to the closing of the Merger not being satisfied, or the regulatory approvals required for the Merger not being obtained on the terms expected or on the anticipated schedule; and

—	Artio Global’s and Aberdeen’s ability to meet expectations regarding the timing and closing of the Merger.

In addition, we are subject to risks and uncertainties and other factors detailed in Artio Global’s annual report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC, on March 4, 2013, and updated in our subsequently filed current reports on Form 8-K, which you should read in conjunction with this proxy statement. See “Where You Can Find More Information” beginning on page 147. Many of the factors that will determine Artio Global’s future results are beyond Artio Global’s ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained in this proxy statement, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date of this proxy statement (unless otherwise specified in this proxy statement). We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent Artio Global’s views as of the date of this proxy statement (unless otherwise specified in this proxy statement), and you should not assume that the statements made in this proxy statement remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE ANNUAL MEETING

Date, Time and Place

Our annual meeting will be held at 330 Madison Avenue, New York, New York 10017 on [                ], 2013, at 9:00 A.M. (Eastern Time). This proxy statement is furnished to you and other stockholders of Artio Global in connection with the solicitation of proxies by our Board to be used at the annual meeting, and any adjournments or postponements of the annual meeting. Our Board unanimously recommends that you vote “FOR” all of the proposals before the annual meeting.

We invite all stockholders, especially those who owned shares as of the Record Date, to attend the annual meeting. If your common stock is held in “street name”, which means that the shares are held for your benefit in the name of a brokerage firm, bank or other nominee, you must bring identification and a brokerage account statement or letter from your brokerage firm, bank or other nominee reflecting stock ownership in order to be admitted to the annual meeting. No stockholder will be admitted to the annual meeting without documentation that allows us to verify ownership.

Purpose

At the annual meeting, you are being asked to consider and vote upon the following matters:

—	Proposal 1—to adopt and approve the Merger Agreement (see “Proposal 1—The Merger” beginning on page 26 and “The Merger Agreement” beginning on page 76);

—

Proposal 2—to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Artio Global’s NEOs that is based on or otherwise related to the Merger (see “Proposal 2—Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements” beginning on page 98);

—

Proposal 3—to consider and vote on a proposal to adjourn the annual meeting to a later time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the annual meeting or any adjournment or postponement thereof to approve the Merger Agreement (see “Proposal 3—Adjournment or Postponement of the Annual Meeting” beginning on page 99);

—

Proposal 4—to elect three Class I directors to Artio Global’s Board of Directors, to hold office until the annual meeting of stockholders of Artio Global in the year 2016, until their successors are duly elected and qualified or until the closing of the transactions contemplated by the Merger Agreement (see “Proposal 4—Election of Three Class I Directors” beginning on page 100);

—

Proposal 5—to approve, on an advisory (non-binding) basis, the compensation to Artio Global’s NEOs as disclosed in the section of this proxy statement entitled “Executive Compensation” beginning on page 120 (see “Proposal 5—Advisory Vote to Approve Named Executive Officer Compensation” beginning on page 129);

—

Proposal 6—to adopt the amended and restated stock incentive plan (see “Proposal 6—Proposal to Adopt the Amended and Restated Stock Incentive Plan to Provide for Qualifying Performance-Based Awards Under Section 162(m) of the Code” beginning on page 130); and

—

Proposal 7—to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2013 (see “Proposal 7—Ratification of the Appointment of Independent Registered Public Accountants” beginning on page 142).

At the annual meeting you also will be asked to consider and act upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting. All votes will be counted by a duly appointed inspector of elections.

Record Date and Quorum

We have fixed the close of business on [                ], 2013 as the Record Date for the annual meeting, and only holders of record of Artio Global’s Class A common stock on the Record Date are entitled to vote at the

annual meeting. As of [                ], 2013, there were [                ] shares of Artio Global’s Class A common stock outstanding and entitled to vote, which included [                ] shares of vested and unvested restricted Class A common stock.

Each share of Artio Global’s Class A common stock (including restricted stock) entitles its holder to one vote on all matters properly coming before the annual meeting. Cumulative voting is not permitted. The holders of a majority of Artio Global’s Class A common stock issued and outstanding and entitled to vote, represented in person or by proxy, constitute a quorum for the transaction of business at the annual meeting. Shares of Artio Global’s Class A common stock represented at the annual meeting but not voted, including shares of Artio Global’s Class A common stock for which proxies have been received but for which stockholders have abstained from voting, will be treated as present at the annual meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Required Votes

The votes required and the method of calculation for the proposals to be considered at the annual meeting are as follows:

—

Proposal 1—The approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding Class A common stock entitled to vote. Therefore, if you abstain or fail to vote, it will have the same effect as a vote “AGAINST” the approval of the Merger Agreement.

—

Proposal 2—The affirmative vote of the holders of at least a majority of the shares of Artio Global’s Class A common stock represented in person or by proxy at the annual meeting and entitled to vote on the matter will be required to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Artio Global’s NEOs that is based on or otherwise related to the Merger. Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the approval of the proposal, and if you fail to vote, it will have no effect on the outcome of the proposal.

—

Proposal 3—Approval of the proposal to adjourn the annual meeting, if necessary or appropriate to solicit additional proxies in the event there are insufficient votes at the time of the annual meeting or any adjournment or postponement thereof to approve the Merger Agreement requires the affirmative vote of the holders of at least a majority of the shares of Artio Global’s Class A common stock present at the annual meeting, in person or by proxy, and entitled to vote thereon. Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the approval of the proposal to adjourn the annual meeting, and if you fail to vote, it will have no effect on the outcome of the proposal.

—	Proposal 4—The three Class I directors will each be elected at the meeting by a plurality of the votes cast.

—

Proposal 5—The affirmative vote of the holders of at least a majority of the shares of Artio Global’s Class A common stock represented in person or by proxy at the annual meeting and entitled to vote on the matter will be required to approve, on an advisory (non-binding) basis, the executive compensation of Artio Global’s NEOs as disclosed in the section of this proxy statement entitled “Executive Compensation” beginning on page 120. Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the approval of the proposal, and if you fail to vote, it will have no effect on the outcome of the proposal.

—

Proposal 6—Approval of the amended and restated stock incentive plan to provide for qualifying performance-based awards under Section 162(m) of the Code requires the affirmative vote of a majority of our Class A common stock casting votes on such proposal. Therefore, if you abstain or you fail to vote, it will have no effect on the outcome of the proposal.

—

Proposal 7—Ratification of the appointment of KPMG LLP as our independent registered public accountants for the current fiscal year, which ends on December 31, 2013, requires the affirmative vote of the holders of at least a majority of Artio Global’s Class A common stock present at the annual meeting, in person or by proxy, and entitled to vote thereon. Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the approval of the proposal, and if you fail to vote, it will have no effect on the outcome of the proposal.

Voting, Proxies and Revocation

If you are the stockholder of record of your shares of Artio Global’s Class A common stock, you can ensure that your shares are voted at the annual meeting by submitting your voting instructions by telephone or by the Internet, or by completing, signing and dating a proxy card prior to the closing of the polls at the annual meeting. If you submit a proxy, the named proxies will vote your shares at the annual meeting as you indicate. You can also attend and vote during the annual meeting in person. Submitting your instructions or proxy by any of the other methods will not affect your ability to attend and vote during the annual meeting. If you sign your proxy card without indicating your vote, the named proxies will vote your shares “FOR” the approval of the Merger Agreement, “FOR” the election of the three directors and “FOR” all of the other proposals to be voted on at the annual meeting.

If your shares of Artio Global’s Class A common stock are held in “street name”, you will receive instructions from your brokerage firm, bank, trust or other nominee that you must follow in order to have your shares of Artio Global’s Class A common stock voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank, trust or other nominee. Brokers who hold shares of Artio Global’s Class A common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals, such as the ratification of the appointment of KPMG LLP as Artio Global’s independent registered public accountants for the fiscal year ending December 31, 2013, without instructions from the beneficial holder of those shares. On the other hand, a broker is not entitled to vote shares held for a beneficial holder on certain “non-routine” items, such as the election of directors and the advisory votes on executive compensation, absent instructions from the beneficial holders of such shares. Consequently, if you hold your shares in street name and you do not submit any voting instructions to your broker, your shares will constitute “broker non-votes.” Broker non-votes will not be voted on non-routine matters and will not be counted in determining the number of shares necessary for approval of these matters, although they will count for purposes of determining whether a quorum exists. However, because the approval of the Merger Agreements require the approval of a majority of all outstanding Artio Global’s Class A common stock, and the advisory votes on executive compensation related to the Merger, the advisory vote to approve the compensation to Artio Global’s NEOs as disclosed in the section of this proxy statement entitled “Executive Compensation” beginning on page 120 and the proposal to adjourn the annual meeting, if necessary or appropriate to solicit additional proxies require the approval of the majority of shares of Artio Global Class A common stock present at the annual meeting, a broker non-vote will have the same effect as a vote “AGAINST” those proposals. Because approval of the of the amended and restated stock incentive plan to provide for qualifying performance-based awards under Section 162(m) of the Code requires the approval of a majority of the holders of our Class A common stock that cast votes on such proposal, broker non-votes will have no effect on this proposal. If not otherwise instructed by the beneficial owners of such shares, brokers will have discretion as to whether to vote any shares they hold to ratify KPMG LLP as our independent registered public accountant for the fiscal year ending December 31, 2013.

Proxies received by Artio Global at any time prior to the closing of the polls at the annual meeting, in the case of proxies submitted by using proxy cards, or 11:59 P.M. (Eastern Time) on [                ], 2013, in the case of proxies submitted by telephone or via the Internet, that have not been revoked or superseded before being voted, will be voted at the annual meeting by taking any of the following actions.

If you are the stockholder of record of your shares of Artio Global’s Class A common stock, you have the right to change or revoke your proxy at any time before the vote is taken at the annual meeting:

—	if you submitted your proxy by telephone or via the Internet, by submitting another proxy by telephone or the Internet;

—	by delivering to Artio Global’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

—	by submitting a later-dated proxy card relating to the same shares of Artio Global Class A common stock; or

—	by attending the annual meeting and voting in person.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Artio Global Investors Inc.

330 Madison Avenue

New York, New York 10017

Attention: Corporate Secretary

If you are a “street name” holder of Artio Global’s Class A common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your instructions.

Solicitation of Proxies and Expenses

All expenses in connection with this solicitation of proxies will be paid by us. Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies. Artio Global will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

Adjournments and Postponements

Although it is not currently expected, the annual meeting may be adjourned or postponed to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes to adopt the Merger Agreement at the time of such adjournment or postponement. Our amended and restated bylaws provide that any adjournment may be made without prior notice if announced at the meeting at which the adjournment is taken. Any signed proxies received at any time prior to the closing of the polls on the date of the annual meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment of the annual meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes to adopt the Merger Agreement at the time of such adjournment. Whether or not a quorum exists, holders of a majority of our shares of Artio Global’s Class A common stock present in person or represented by proxy and entitled to vote at the annual meeting may adjourn the annual meeting. Any adjournment or postponement of the annual meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the annual meeting as adjourned or postponed.

Voting by Artio Global’s Directors and Executive Officers; Voting Agreements between Aberdeen and Each of GAM, Richard Pell and Rudolph-Riad Younes.

At the close of business on [                ], 2013, the directors and executive officers of Artio Global (including Messrs. Pell and Younes) beneficially owned in the aggregate [                ] shares of Artio Global’s Class A common stock entitled to vote at the annual meeting (including shares of restricted stock) or approximately [            ]% of Artio Global’s outstanding Class A common stock. We currently expect that each of these individuals will vote all of his shares of Artio Global’s Class A common stock in favor of each of the proposals, although none of them (except for Mr. Pell and Mr. Younes) has entered into any agreement obligating them to do so.

In connection with the execution of the Merger Agreement and in order to induce Aberdeen and Merger Subsidiary to enter into the Merger Agreement, on February 13, 2013, Aberdeen entered into Voting Agreements with each of GAM and Messrs. Pell and Younes. As of February 13, 2013, GAM and Messrs. Pell and Younes held, in the aggregate, approximately 45% of the outstanding shares of Artio Global’s Class A common stock. The Voting Agreements generally require GAM and Messrs. Pell and Younes, subject to certain exceptions, to vote all of their shares of Artio Global’s Class A common stock in favor of the adoption and approval of the Merger Agreement and against alternative acquisition proposals and any other action the consummation of which would reasonably be expected to materially impede, interfere with or delay the consummation of the transactions contemplated by the Merger Agreement.

The Voting Agreements terminate upon the earlier of (i) completion of the Merger, (ii) termination of the Merger Agreement or (iii) amendment of the Merger Agreement to reduce the amount of or change the form of consideration payable to Artio Global stockholders in the Merger. In addition, if Artio Global’s Board changes its recommendation to Artio Global stockholders to vote in favor of adoption of the Merger Agreement, in a circumstance where the Voting Agreements do not automatically terminate as a result of the termination of the Merger Agreement, the aggregate number of shares subject to the Voting Agreements will be reduced to approximately 33 1/3% of the outstanding shares of Artio Global’s Class A common stock. Copies of the Voting Agreements entered into by GAM and each of Messrs. Pell and Younes are attached as Annex C to this proxy statement. Messrs. Pell and Younes entered into their respective Voting Agreements in their capacity as stockholders of Artio Global, and nothing in the Voting Agreements limits their ability to execute fully and without constraint their duties and obligations as officers of Artio Global and, in the case of Mr. Pell, his fiduciary duties as a director of Artio Global.

Other Matters

Artio Global is not currently aware of any other business to be acted upon at the annual meeting. If, however, other matters are properly brought before the annual meeting, or any adjourned or postponed meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment.

Other Information

If you have questions about the Merger or any of the other proposals set forth in this proxy statement or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Artio Global Investors, Investor Relations Department by telephone (at (212) 297-3891), by email (at ir@artioglobal.com) or by mail (at Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017, Attn: Investor Relations).

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying during ordinary business hours at our corporate offices located at 330 Madison Avenue, New York, New York 10017 by any interested holder of our common stock. In addition, a list of stockholders entitled to vote at the annual meeting will be open for examination by any stockholder for any purpose germane to the annual meeting for a period of 10 days prior to the annual meeting through the Corporate Secretary at our corporate offices.

PROPOSAL 1—THE MERGER

The discussion of the Merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the Merger Agreement carefully as it is the legal document that governs the Merger.

The Parties to the Merger

Artio Global Investors Inc.

Artio Global Investors Inc. and its subsidiaries are an asset management company that provides active investment management services to institutional and mutual fund clients. Artio Global and its subsidiaries offer a select group of investment strategies, including High Grade, Fixed Income, High Yield, International Equity and Global Equity. Artio Global’s Class A common stock trades on the New York Stock Exchange, which we refer to as “NYSE”, under the ticker symbol “ART”.

The location of Artio Global’s principal executive offices is 330 Madison Avenue, New York, New York, 10017; its telephone number is (212) 297-3600; and its internet website address is www.artioglobal.com. The information provided on or accessible through Artio Global’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

Aberdeen Asset Management PLC

Aberdeen Asset Management PLC is a global asset management group that provides active investment advice across the main investment strategies of equities, fixed income and property. Aberdeen’s business is complemented by a solutions business, which provides multi-asset and fund of alternatives services. Aberdeen’s common stock is traded on the London Stock Exchange under the ticker symbol “ADN”.

The location of Aberdeen’s principal executive offices is 10 Queen’s Terrace, Aberdeen, Scotland, AB10 1YG; its telephone number is +44 (0) 1224 631999; and its internet website address is www.aberdeen.com. The information provided on or accessible through Aberdeen’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

Guardian Acquisition Corporation

Aberdeen formed Guardian Acquisition Corporation, an indirect wholly owned subsidiary of Aberdeen, on February 12, 2013, solely for the purpose of facilitating Aberdeen’s acquisition of Artio Global. Merger Subsidiary has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger Agreement. Upon consummation of the proposed Merger, Merger Subsidiary will merge with and into Artio Global and will cease to exist.

The location of Merger Subsidiary’s principal executive offices is 10 Queen’s Terrace, Aberdeen, Scotland, AB10 1YG; and its telephone number is +44 (0) 1224 631999.

Background of the Merger

Artio Global’s Board of Directors and senior management regularly review and assess industry conditions, as well as Artio Global’s operations, financial performance and long-term planning with the goal of maximizing shareholder value. As part of this process, the Board and senior management consider potential opportunities to improve Artio Global’s stand-alone performance, as well as potential business combinations, mergers, acquisitions and other financial and strategic alternatives.

On September 15, October 24 and December 7, 2011, the Board held meetings and invited certain members of Artio Global’s senior management to attend. During the course of those meetings, Richard Pell, the then-CEO of Artio Global, provided an update on the performance of Artio Global’s flagship International Equity funds and clients, which we collectively refer to as the “IE Strategies”. Mr. Pell and the Board reviewed the various challenges then faced by Artio Global, including, among other challenges, the following points:

—

the IE Strategies (which had historically constituted a substantial majority of Artio Global’s total assets under management, which we refer to as “AUM”) had significantly underperformed their benchmarks for 11 consecutive quarters and were near the bottom of their peer groups over the preceding 3- and 5-year periods, making it far more difficult for the IE Strategies to raise new money in the near future, as it would likely take years of outperformance to attract additional investment;

—

as a result of this persistent and significant underperformance of the IE Strategies and other related factors, Artio Global had suffered firm-wide net client cash outflows totaling approximately $11.9 billion (approximately $11.2 billion of which were from AUM of the IE Strategies) in the first three quarters of 2011, or approximately 22.4% of the firm-wide AUM as of the beginning of 2011, and faced the prospect of substantial, if not increasing, AUM outflows if this performance trend was not reversed;

—

Artio Global had suffered reputational harm due to the persistent underperformance of its flagship products, including increasing concerns among institutional investors and their advisors or “gatekeepers” (whose support is deemed to be critical in winning institutional business), about the overall stability and continuity of Artio Global’s business and organization;

—	as a result of the foregoing and other factors, Artio Global faced challenges and increased costs in retaining quality portfolio managers, distribution personnel and other employees;

—

as a result of, among other things, the significant reduction in AUM and revenue run-rate and higher compensation and retention costs as a proportion of revenues, Artio Global likely would start to incur net losses and/or negative cash flows in the next one or two fiscal years, and might need to implement further cost reduction measures in the near future (in addition to Artio Global’s staff reduction in September 2011, which had included its then President and General Counsel); and

—

as a result of, among other things, the foregoing factors and due to resulting concerns about the stability of the organization, Artio Global faced challenges in raising money from institutional investors for its fixed income business.

At the October 24, 2011 Board meeting, Frank Harte, the Chief Financial Officer of Artio Global, also provided an update on Artio Global’s initial financial projections for 2012, noting, among other things, that, under certain scenarios, Artio Global might incur a net loss on an adjusted basis during the second half of 2012. The Board and senior management discussed the persistent underperformance of IE Strategies, the various other challenges noted by Mr. Pell and the related effects on Artio Global’s potential future performance. Mr. Pell noted that Artio Global had recently received an update from Goldman Sachs on the current mergers and acquisitions environment in the asset management sector and potential strategic alternatives available to Artio Global. The Board generally discussed potential ways to structure an exploration of strategic alternatives available to Artio Global, but the Board did not reach a decision on these matters. The Board noted that, were it to explore potential strategic alternatives, the need for confidentiality would be paramount, given the potential impact on clients and staff and the risk of material loss of AUM were a leak to occur in light of the perception of instability that a change of control normally creates among investors. The Board directed senior management to continue to discuss informally with Goldman Sachs the range of potential strategic alternatives available to Artio Global.

On October 27, 2011, Artio Global reported its results for the third fiscal quarter of 2011. Among other things, Artio Global reported that, for the third quarter of 2011, adjusted net income had decreased by 32% and 33%, respectively, relative to the second quarter of 2011 and the third quarter of 2010.

At the December 7, 2011 Board meeting, which was also attended by representatives of Goldman Sachs and Davis Polk & Wardwell LLP, which we refer to as “Davis Polk”, Mr. Harte reviewed Artio Global’s business performance to date and discussed the expectation that client redemptions would continue and likely would accelerate in the first half of 2012 due to a third year of underperformance in IE Strategies and significant deterioration in performance during the second half of 2011. At the request of the Board, representatives of Goldman Sachs provided a presentation concerning potential strategic alternatives available to Artio Global.

Representatives of Davis Polk, outside counsel to Artio Global, reviewed with the Board the directors’ fiduciary duties as well as the terms and conditions of the TRA which was a longstanding contract among Artio Global, Mr. Pell and Rudolph-Riad Younes, Artio Global’s then-head of International and Global Equities. For a description of the TRA, please see “Certain Relationships And Related Person Transactions – Related Person Transactions – Tax Receivable Agreement”. The Board and its advisors discussed the possible implications of the TRA on Artio Global’s consideration of potential strategic transactions, including the potential for actual or perceived conflicts of interest on the part of Messrs. Pell and Younes (in particular as relates to the provision, which we refer to as the “TRA Change of Control Provision”, in the TRA providing that, following a change of control of Artio Global, the successor entity is assumed to have sufficient taxable income to utilize all historic Artio Global tax assets, which we refer to as the “Sufficient Income Assumption”, thus ensuring for Messrs. Pell and Younes the maximum amount of payments they might otherwise be entitled to under the TRA, irrespective of whether the successor entity had sufficient taxable income to use all such assets during this period). The Board discussed the merits and considerations of forming a special committee, consisting of only independent directors, that would be responsible for managing a review of potential strategic alternatives. After discussions, the Board directed Robert Jackson, Duane Kullberg and Francis Ledwidge, three independent directors of the Board, to convene a meeting on December 8, 2011 with representatives of Davis Polk to further discuss these matters and possible next steps.

On December 8, 2011, Messrs. Jackson, Kullberg and Ledwidge met with representatives of Davis Polk. The attendees discussed the potential formation of a special committee of independent directors to oversee the consideration of Artio Global’s potential strategic alternatives. Representatives of Davis Polk reviewed, among other things, the directors’ fiduciary duties, the terms of the TRA and the potential composition, scope of authority and responsibilities of a special committee in the consideration of potential strategic alternatives. The three independent directors agreed to discuss further the possible formation of a special committee with the full Board at a forthcoming meeting.

On December 12, 2011, Artio Global reported preliminary month-end AUM of $32.7 billion as of November 30, 2011, down from $36.2 billion as of October 31, 2011. During October and November, 2011, the IE Strategies had suffered net client cash outflows totaling approximately $3.2 billion.

On December 14, 2011, the Board held a telephonic meeting attended by Mr. Harte and Tony Williams, the then-Chief Operating Officer and President of Artio Global, and representatives of Davis Polk at the Board’s invitation. Messrs. Jackson, Kullberg and Ledwidge reviewed with the Board the merits and considerations of the formation of a strategic review committee to manage and oversee a potential review of strategic alternatives. Following discussion, the Board unanimously approved the formation of the Committee, consisting of Messrs. Jackson, Kullberg and Ledwidge, each of whom the Board determined was disinterested and free of any relationship that, in the opinion of the Board, could interfere with such director’s exercise of independent judgment. The Board unanimously adopted resolutions authorizing the Committee to, among other things, (i) review and evaluate potential strategic alternatives available to Artio Global; (ii) engage legal, financial, and other advisors; (iii) solicit expressions of interest from potential counterparties, were the Committee to conclude that it was in the best interest of Artio Global’s stockholders to do so; (iv) negotiate and evaluate the terms of any potential strategic transactions; and (v) supervise Artio Global’s senior management in connection with the Committee’s evaluation and negotiation of any potential strategic transactions. The Board authorized the Committee to negotiate and recommend a potential strategic alternative if the Committee believed such strategic alternative was in the best interests of Artio Global, and the Board resolved that it would not approve a potential strategic alternative without the recommendation of the Committee.

Later on December 14, 2011, the Committee held a telephonic meeting attended by representatives of Goldman Sachs and Davis Polk at the Committee’s invitation. Members of the Committee discussed the engagement of financial and legal advisors, including their views that, given the rapidly deteriorating IE Strategies and the various other challenges facing Artio Global, there was significant value in engaging advisors who knew Artio Global well. The Committee reviewed the services provided to, and fees earned from, Artio Global and certain of its significant shareholders by each of Davis Polk and Goldman Sachs. The Committee then met in executive session and, following discussion, determined that (i) there were no material conflicts that would impair the ability of Davis Polk or Goldman Sachs to provide the Committee with independent advice; and

that (ii) there was significant value to engaging advisors who knew Artio Global well. The Committee unanimously determined to engage Davis Polk and Goldman Sachs as its legal and financial advisors, respectively, subject to reaching a satisfactory arrangement with each of them as to their compensation. The Committee also determined to monitor whether it would be in the best interests of Artio Global and its shareholders to engage a second investment bank to act as a co-financial advisor depending on, among other things, the extent of any work performed by Goldman Sachs for any prospective acquirer or transaction counterparty. The Committee also discussed the benefits of approaching a significant institutional shareholder of Artio Global, which we refer to as the “Significant Shareholder”, to determine its potential interest in the sale of its equity interest and/or in engaging in an acquisition of Artio Global. The Committee determined that it was in the best interests of Artio Global and its public shareholders to do so given, among other things, the Significant Shareholder’s familiarity with Artio Global (and resulting ability to respond quickly) and the Committee’s view that any other potential buyers likely would want to know the Significant Shareholder’s position on these matters before investing time and resources to explore a potential transaction. The Committee determined to request that Mr. Pell contact the Significant Shareholder to initiate related discussions but not to discuss potential price or other terms without the Committee’s express further authorization. The Committee also discussed the importance of continuing to explore opportunities to improve the value of Artio Global on a stand-alone basis as no decision had been reached on the potential sale of Artio Global.

On December 16, 2011, at the direction of the Committee, Mr. Pell approached a senior executive of the Significant Shareholder to solicit its views on a potential transaction involving Artio Global. The senior executive stated that the Significant Shareholder might be interested in evaluating the merits of such a transaction, but that the Significant Shareholder needed to review certain non-public information before it could respond in a meaningful way.

On December 16, 2011, the Board held a telephonic meeting attended by Messrs. Harte and Williams and representatives of Goldman Sachs and Davis Polk at the Board’s invitation. Mr. Pell and representatives of Goldman Sachs reported to the Board on the discussions with the senior executive of the Significant Shareholder. The Board then excused Messrs. Pell, Harte and Williams and discussed materials provided by senior management, at the Committee’s request, concerning the business challenges currently facing Artio Global and the related timing of those pressures. Following discussion, the Board (acting upon the recommendation of the Committee) determined that it was in the best interests of Artio Global and its public shareholders to structure a strategic review process in a manner that would provide a timely review of alternatives and minimize the risk of any leaks. The Committee members determined to move quickly in their discussions with the Significant Shareholder and, if thereafter desirable, to approach a limited number of other potential bidders in order to maintain confidentiality and mitigate the significant risk of further client assets being withdrawn from funds managed by Artio Global and the loss of key employees. The Committee members instructed Davis Polk to negotiate the terms of a confidentiality agreement with the Significant Shareholder. Davis Polk advised the directors on their fiduciary duties concerning their deliberations on the foregoing matters. Messrs. Pell, Harte and Williams were then invited to rejoin the meeting, and the Board discussed Artio Global’s stand-alone business plan and instructed Artio Global’s senior management to perform an analysis of Artio Global’s ability to improve its financial performance on a stand-alone basis.

On December 19, 2011, the Committee held a telephone meeting, which Mr. Harte and Davis Polk attended at the Committee’s invitation, to discuss potential terms for the engagement of Goldman Sachs to serve as the Committee’s financial advisor.

On December 22, 2011, the Committee held a telephonic meeting with Mr. Harte and Davis Polk in attendance at the Committee’s request. Members of the Committee discussed potential terms for the engagement of Goldman Sachs and the process more generally.

On December 23, 2011, Artio Global and the Significant Shareholder entered into a confidentiality agreement in order to facilitate the provision of non-public information to it.

On December 29, 2011, the Committee held a telephonic meeting attended by Messrs. Harte and Williams and representatives from Goldman Sachs and Davis Polk at the Committee’s invitation. The Committee discussed the potential terms of the engagement of Goldman Sachs. The Committee reviewed with

Messrs. Williams and Harte senior management’s progress on the development of Artio Global’s stand-alone business plan. Mr. Harte discussed with the Committee the need to formulate and implement further cost-reductions in order to maintain profitability on a stand-alone basis. The Committee and its advisors also discussed the universe of potential buyers, whether such buyers might be interested in pursuing a transaction with Artio Global, and the impact of other ongoing sale processes in the asset management industry on the attractiveness of Artio Global as a potential acquisition candidate.

On January 4, 2012, the Committee held a telephonic meeting attended by representatives of Goldman Sachs and Davis Polk at the Committee’s invitation. The Committee reviewed the discussions with the Significant Shareholder, including indications from the Significant Shareholder that, if any proposal by it to acquire Artio Global were not attractive to Artio Global, the Significant Shareholder would be willing to consider the sale of its interest in Artio Global in connection with the sale of the entire Artio Global to another bidder on more favorable terms. Representatives of Goldman Sachs reviewed with the Committee an initial group of five potential strategic buyers (other than the Significant Shareholder), which represented, in Goldman Sachs’s view, entities that potentially would have the financial capability and interest in exploring a transaction with Artio Global. The Committee instructed Goldman Sachs to contact representatives of these companies—referred to herein as Party A, Party B, Party C, Party D and Party E, respectively—to propose management-level meetings. The Committee directed Goldman Sachs to attend any such meetings in order to ensure that any discussions between potential buyers and senior management did not include discussion of the terms of continued employment of employees of Artio Global or the TRA.

Following the January 4, 2012 Committee meeting, representatives of Goldman Sachs, at the Committee’s direction, contacted representatives of each of Parties A through E. Between January 10 and 19, 2012, Artio Global entered into confidentiality agreements, which included customary standstill provisions, with Parties A-D. Throughout January, at the Committee’s direction, members of the senior management of Artio Global and representatives of Goldman Sachs held meetings and teleconferences with representatives of the Significant Shareholder and Parties A-D to permit such entities to conduct confidential due diligence and facilitate the potential buyers’ respective evaluations of a potential transaction with Artio Global.

On January 10, 2012, the Committee held a telephonic meeting attended by representatives of Goldman Sachs and Davis Polk at the Committee’s request. Representatives of Goldman Sachs updated the Committee on the status of communications with potential buyers.

On January 12, 2012, the Committee held a telephonic meeting attended by representatives of Goldman Sachs and Davis Polk at the Committee’s request. The Committee and its advisors discussed, among other things, the TRA, including the TRA Change of Control Provisions and the potential impact of the TRA on discussions with certain potential buyers of Artio Global. Representatives of Goldman Sachs also provided an update on the status of communications with potential buyers.

Also on January 12, 2012, Artio Global reported preliminary month-end AUM of $30.4 billion as of December 31, 2011, down from $32.7 billion as of November 30, 2011. During December, 2011, the IE Strategies had suffered net client cash outflows of approximately $1.6 billion.

On January 23, 2012, the Board held a regularly scheduled telephonic meeting attended by Messrs. Harte and Williams and representatives of Davis Polk at the Board’s invitation. The Board and Artio Global’s senior management discussed Artio Global’s stand-alone business plan and updated financial projections for 2012. The Board discussed possible strategies for improving Artio Global’s financial health and prospects on a stand-alone basis, including potential key personnel changes. The Board also discussed a request by certain product teams at Artio Global (other than the IE Strategies and the Global Equity strategies) for enhanced change-of-control severance protections. The Board determined that approving the request would be in the best interests of Artio Global and its shareholders because of the importance of those product teams to Artio Global’s financial performance, prospects, and valuation, and approved certain severance protections for these product teams given the risk of their departure without these protections and the potential for further AUM losses were such key person departures to occur.

On January 23, 2012, representatives of Party A informed Goldman Sachs that it was no longer interested in exploring a possible transaction with Artio Global.

On January 26, 2012, Artio Global reported its results for the fourth fiscal quarter and the full year of 2011. Among other things, Artio Global reported that, (i) for the fourth quarter of 2011, adjusted net income had decreased by 64% relative to the fourth quarter of 2010, and (ii) for the full year 2011, adjusted net income had decreased by 29% relative to the full year 2010. Artio Global also reported that, during the full year of 2011, the IE Strategies had aggregate net client cash outflows of approximately $16.0 billion, or approximately 38% of the AUM of IE Strategies at the beginning of 2011. For the full year of 2011, according to Lipper Rankings, the performance of Artio Global International Equity Fund (Class I shares), which we refer to as “IE 1”, and Artio Global International Equity II Fund (Class I shares), which we refer to as “IE 2”, ranked in the bottom 100th and 99th percentile, respectively, among their peer mutual funds (as defined by Lipper Ranking).

Also on January 27, 2012, the Committee held a telephonic meeting attended by Messrs. Pell, Harte and Williams and representatives from Goldman Sachs and Davis Polk at the Committee’s invitation. Representatives of Goldman Sachs reported on the status of discussions with potential buyers, including the fact that Party A and Party E had decided not to explore further a potential transaction with Artio Global. The Committee also discussed the merits and consideration of whether to contact additional potential buyers and determined that it was in the best interests of Artio Global and its public shareholders to wait until the potential buyers who already had been contacted provided more definitive responses, given the risk that any leaks of a possible change of control would pose to Artio Global’s AUM and its financial condition.

Between January 27 and 29, 2012, representatives of Party C and Party E informed Goldman Sachs that their respective companies were no longer interested in exploring a possible transaction with Artio Global.

On January 29, 2012, Artio Global requested that each of Party B, Party D and the Significant Shareholder provide a specific proposal to acquire Artio Global on or before February 6, 2012.

On February 1, 2012, representatives of Party D informed Goldman Sachs that it was no longer interested in exploring a possible transaction with Artio Global.

On February 3, 2012, the Committee held a telephonic meeting attended by Messrs. Pell, Harte and Williams and representatives from Goldman Sachs and Davis Polk at the Committee’s request. Representatives of Goldman Sachs updated the Committee on the status of discussions with potential buyers, including the fact that only the Significant Shareholder and Party B continued to express interest in exploring a possible transaction with Artio Global. Representatives of Goldman Sachs provided a summary of the reasons given by potential buyers who had decided not to continue to explore a potential transaction with Artio Global, including the past and expected performance of IE Strategies, the rapid decline in AUM, the concern that potentially significant AUM outflows would continue for some time and the incompatibility of Artio Global’s investment strategies with the respective strategies of the potential buyers. In particular, potential buyers cited an inability to determine where the AUM of the IE Strategies would “bottom out” and, as a result, they were unwilling to pursue a transaction with Artio Global. The Committee and its advisors discussed whether to contact other potential buyers, including a list of additional potential buyers identified by Goldman Sachs. Goldman Sachs identified a subset of these buyers that, in Goldman Sachs’s view, were most likely to be interested in a potential transaction with Artio Global, based on, among other things, such buyers’ distribution capabilities, and the availability of potential synergies and cost-saving opportunities from a transaction. The Committee discussed the risk of a leak associated with approaching additional buyers and the potential damages of such a leak to Artio Global. Representatives of Goldman Sachs then informed the Committee that, during the Committee’s meeting, representatives of the Significant Shareholder had advised Goldman Sachs that the Significant Shareholder was no longer interested in pursuing a possible transaction with Artio Global because of, among other reasons, its skepticism as to the ability to retain international equity AUM given the past investment performance of, and recent asset outflows from, IE Strategies and its belief that it would realize very limited synergies and cost saving opportunities in a possible transaction.

The Committee then excused Messrs. Pell, Harte and Williams from the meeting and discussed with its advisors the impact of the Significant Shareholder’s decision not to continue discussions. The Committee determined that it would be in the best interests of Artio Global and its public shareholders to contact four additional potential buyers from the list of buyers identified by Goldman Sachs who were, in the opinion of the Committee, the most likely parties to be interested in a possible acquisition of Artio Global and to do so in a manner that was least likely to result in a leak about the Committee’s consideration of the potential sale of Artio Global.

On February 6, 2012, representatives of Party B informed Goldman Sachs that it had decided not to pursue a potential transaction with Artio Global because their analysis did not support the valuation level at which Artio Global was trading in the public markets at the time. Later on February 6, 2012, members of the Committee directed Goldman Sachs to reach out to the four additional potential buyers identified at the February 3, 2012 Committee meeting regarding a potential transaction with Artio Global.

During the week of February 6, 2012, at the Committee’s direction, representatives of Goldman Sachs contacted representatives of the four additional potential buyers and held initial discussions with each of them regarding a potential transaction with Artio Global.

On February 9, 2012, the Committee held a telephonic meeting attended by Messrs. Pell, Harte and Williams and representatives of Goldman Sachs and Davis Polk at the Committee’s invitation. Representatives of Goldman Sachs updated the Committee on the status of discussions with the four additional potential buyers identified at the February 3, 2012 Committee meeting. The members of the Committee discussed the reasons given by prior potential buyers who had decided to cease exploring a transaction with Artio Global, including, among other things, the fact that the financial analyses conducted by certain of these entities had failed to yield a per-share valuation higher than the then current market price of Artio Global’s shares. The Committee discussed, among other things, whether potential buyers might be interested in acquiring a minority interest in Artio Global. The Committee then excused Messrs. Pell, Harte and Williams from the meeting and discussed certain considerations relating to the TRA.

Between February 7 and February 15, 2012, representatives of the four additional potential buyers identified at the February 3, 2012 Committee meeting informed Goldman Sachs that their respective companies were not interested in pursuing a potential transaction with Artio Global.

On February 10, 2012, Artio Global reported preliminary month-end AUM of $29.0 billion as of January 31, 2012, down from $30.4 billion as of December 31, 2011. During January, 2012, the IE Strategies had suffered net client cash outflows of approximately $3.0 billion.

On February 16, 2012, the Committee held a meeting attended by Elizabeth Buse, an independent member of the Board, Messrs. Pell and Harte, and representatives of Goldman Sachs and Davis Polk at the Committee’s request. Representatives of Goldman Sachs reported that all four of the additional potential buyers identified at the February 3, 2012 Committee meeting had informed Goldman Sachs that they were not interested in pursuing a potential transaction with Artio Global given, among other things, market conditions, the incompatibility of Artio Global with the respective potential buyers, the potential buyers’ evaluation of Artio Global’s customer base and future uncertainties related to IE Strategies. Goldman Sachs also reported that the Significant Shareholder had stated that it had received an inquiry from a third party concerning the potential acquisition of the Significant Shareholder’s ownership in Artio Global, that the Significant Shareholder had inquired whether such third party would be interested in exploring the potential acquisition of Artio Global, and that such third party had stated that it was not interested in exploring a potential acquisition of Artio Global. Following this discussion, the Committee determined that, considering, among others, the risks associated with a potential leak of Artio Global’s ongoing strategic review and the perceived unlikelihood that other potential buyers in the market might be interested in exploring a potential transaction and presenting an offer that would represent attractive value for Artio Global’s stockholders, it would not be in the best interests of Artio Global and its shareholders at that point in time to reach out to additional potential buyers. The Committee then met in executive session with Ms. Buse and Davis Polk.

On April 12, 2012, Artio Global reported preliminary month-end AUM of $26.6 billion as of March 31, 2012, down from $29.0 billion as of January 31, 2012. During February and March, 2012, the IE Strategies had suffered aggregate net client cash outflows of approximately $3.4 billion. During the first quarter of 2012, the IE Strategies had suffered net client cash outflows of approximately $6.4 billion, or approximately 33% of the AUM of IE Strategies at the beginning of the quarter.

On April 26, 2012, Artio Global announced that, during the first quarter of 2012, its adjusted net income was $6.5 million, a decrease of 35% and 73%, respectively, relative to its adjusted net income in the fourth quarter of 2011 and the first quarter of 2011.

During the period between April and June 24, 2012, in light of, among other things, the notable absence of new clients despite various marketing efforts, the continued and substantial decline of Artio Global’s AUM and the deterioration of its overall business, the Committee instructed Goldman Sachs and Artio Global’s senior management to attempt to identify other potential buyers that might be interested in a strategic transaction with Artio Global (subject to the Committee’s direction to continue to keep such work confidential in light of the Committee’s assessment of the risk of leaks). The Committee also directed Goldman Sachs and Artio Global’s senior management to keep the Committee informed of any significant developments. During this period, Artio Global and Goldman Sachs received inbound inquiries from representatives of four additional potential strategic buyers, including two companies referred to herein as Party F and Party G, respectively, and Goldman Sachs contacted five additional potential strategic buyers. Other than Party F and Party G, each of the other seven of these potential buyers declined to pursue a potential transaction with Artio Global after preliminary discussions with Artio Global and its advisors. Accordingly, the Committee did not deem it necessary to convene a formal meeting to discuss the potential sale of Artio Global between April and June 24, 2012.

On May 10, 2012, Artio Global reported preliminary month-end AUM of $24.9 billion as of April 30, 2012, down from $26.6 billion as of March 31, 2012. During April, 2012, the IE Strategies had suffered aggregate net client cash outflows of approximately $1.4 billion.

On June 4, 2012, at the Committee’s direction, Messrs. Pell, Williams and Harte had teleconferences with senior executives of Party F and discussed the business of Artio Global. At the direction of the Committee, Messrs. Pell, Williams and Harte did not discuss with Party F any employment arrangements or understanding concerning Mr. Pell or other personnel of Artio Global nor did they discuss the TRA.

On June 8 and June 12, 2012, respectively, Artio Global entered into customary confidentiality agreements (which included customary standstill provisions) with Party F and Party G.

In the weeks following the execution of the confidentiality agreements, Party F and Party G conducted confidential and detailed due diligence of Artio Global, including meetings and teleconferences with members of Artio Global’s senior management and representatives of Goldman Sachs and Davis Polk.

On June 12, 2012, Artio Global reported preliminary month-end AUM of $21.8 billion as of May 31, 2012, down from $24.9 billion as of April 30, 2012. During May, 2012, the IE Strategies had suffered aggregate net client cash outflows of approximately $1.6 billion.

On June 25, 2012, the Committee held a telephonic meeting attended by representatives of Goldman Sachs and Davis Polk at the Committee’s invitation. Representatives of Goldman Sachs provided an update on the status of communications with potential buyers. The Committee also discussed the TRA and its potential impact on Artio Global’s valuation and the Committee’s consideration of potential strategic alternatives. After discussions, the Committee determined to invite Party F and Party G to submit indications of interest concerning a potential transaction with Artio Global.

On June 27, 2012, Artio Global requested that Party F and Party G submit proposals to acquire Artio Global on or before July 9, 2012.

On June 28, 2012, representatives of Party G informed Artio Global that Party G was no longer interested in pursuing a transaction with Artio Global.

On July 3, 2012, Party F delivered to Goldman Sachs a preliminary, non-binding written indication of interest in which Party F offered to acquire Artio Global for $3.75 per share of Artio Global’s Class A common stock, comprised of $1.50 in cash and approximately $2.25 in Party F common stock. The proposal represented a premium of approximately 20% over the average trading price of Artio Global’s stock in the preceding 30 days. Party F’s proposal contained various other terms and conditions, including (i) that Artio Global grant Party F a 30-day period of exclusivity during which Artio Global would negotiate only with Party F (ii) that Party F would enter into retention agreements with certain unspecified Artio Global employees, and (iii) that Party F would enter into voting agreements with significant Artio Global shareholders.

At or around this period of time, at the Committee’s direction, representatives of Goldman Sachs reached out again to representatives of the Significant Shareholder and Party B, the two entities with which Artio Global had previously had contact and which had declined to pursue an acquisition of Artio Global due to the then-current market price of Artio Global’s common stock, in light of the stock price decrease since those discussions. Representatives of the Significant Shareholder and Party B informed Goldman Sachs that they remained uninterested in pursuing a potential transaction with Artio Global.

On July 5, 2012, the Committee held a telephonic meeting attended by representatives of Goldman Sachs and Davis Polk at the Committee’s invitation. Representatives of Goldman Sachs made a presentation summarizing, among other things, Artio Global’s discussions with 18 potential buyers since late 2011. The Goldman Sachs representatives noted that Party F was the only buyer that continued to express interest in a potential transaction with Artio Global and reviewed the reasons given by potential buyers (other than Party F) for declining to pursue discussions concerning a potential transaction, which reasons included, among other things, Artio Global’s past financial performance, its declining AUM, the risks that a transaction would trigger further losses in AUM and the continued and rapid deterioration of Artio Global’s business. The representatives of Goldman Sachs also confirmed that the Significant Shareholder and Party B remained uninterested in exploring a potential transaction with Artio Global. The Committee considered whether to reach out to any other potential buyers that had previously been contacted and concluded that, in light of the reasons previously provided by such buyers for declining to engage in discussions, coupled with the fact that conditions at Artio Global had only worsened since such discussions, these buyers likely would not be interested. The Committee also discussed its view that, as before, the risks associated with information leaks outweighed the potential benefits. The Committee and its advisors also discussed the terms of Party F’s proposal, the relative value to Artio Global’s shareholders of Party F’s proposal and Artio Global’s stand-alone business plan, the mixed form of consideration offered by Party F, the impact of the TRA on discussions with Party F, and certain other terms and conditions proposed by Party F. The Committee and its advisors noted that, while the Committee had not decided to take any action with respect to Party F’s proposal, the per share price offered potentially attractive value to Artio Global’s shareholders. The Committee and its advisors discussed the assumptions concerning the TRA underlying Party F’s proposal and determined to schedule another meeting to discuss these issues. The Committee and its advisors explored potential ways to leverage certain of the conditions and demands included in Party F’s proposal, including Party F’s demand for a 30-day period of exclusivity, to attempt to convince Party F to increase its price per share proposal. The Committee then invited Messrs. Pell, Harte and Williams to join the meeting to discuss Party F’s proposal.

On July 7, 2012, the Committee held a telephonic meeting attended by representatives of Goldman Sachs and Davis Polk at the Committee’s invitation. Representatives of Goldman Sachs reviewed with the Committee Goldman Sachs’s calculation of the net present value of payments due to Messrs. Pell and Younes under the then-existing terms of the TRA based on certain assumptions, including a range of possible discount rates, noting that if, as a result of a transaction with Party F, it became more likely that such future payments would be made than in the absence of such a transaction (thereby implying a lower discount rate), the transaction would increase the net present value of such payments to Messrs. Pell and Younes, and that such increase could be substantial. The Committee discussed the terms of the TRA and the potential, assuming voluntary concessions by Messrs. Pell and Younes, to leverage voluntary waivers of a portion of the economic benefits to which Messrs. Pell and Younes otherwise would be entitled under the TRA by virtue of a sale transaction, in exchange for an increase in the per share consideration offered by Party F to all of Artio Global’s shareholders. After discussing various aspects of the TRA with its advisors, the Committee decided to request that Messrs. Pell and Younes voluntarily reduce their collective percentage share of the tax benefits specified in the TRA from 85% to 50% in exchange for an increase in Party F’s offer price. Members of the Committee and its advisors also discussed the potential merits and considerations of Party F’s request for a 30-day period of exclusivity, along with the possibility that Party F might request certain customary deal protection provisions in connection with a definitive transaction agreement. The Committee discussed opportunities to potentially leverage these requests in exchange for an increase in the per share consideration offered by Party F. The Committee and its advisors also discussed the attractiveness of Party F’s proposed consideration of $3.75 per share as compared to Artio Global’s prospects were it to remain independent and pursue its stand-alone business plan. After considering, among other things, market conditions, the specific challenges facing Artio Global, the likelihood of achieving Artio Global’s stand-alone business plan, and the risks to Artio Global and its shareholders if the stand-alone business plan could not be successfully implemented, the Committee concluded that, while the $3.75 per share offer likely represented superior value as compared to the execution of Artio Global’s stand-alone business plan and while the Committee had not yet made any decision concerning the potential sale of Artio Global, the Committee would seek additional value from Party F for Artio Global’s public shareholders. The Committee also discussed Party F’s request to enter into employment agreements with key personnel of Artio Global as a condition to a potential transaction. The Committee determined that it was premature to respond to this request and that no Artio Global executives should have any discussions with Party F about potential post-transaction employment until authorized to do so by the Committee.

On July 9, 2012, members of the Committee and representatives of Goldman Sachs and Davis Polk held a teleconference with Mr. Pell and requested that Messrs. Pell and Younes voluntarily reduce their collective percentage share of the tax benefits specified in the TRA from 85% to 50% in exchange for a potential increase in the per share proposal offered by Party F. Mr. Pell stated his preliminary view that he and Mr. Younes would be unwilling to forgo any of the payments to which they would otherwise be entitled under the TRA. On July 9 and 10, 2012, at the Committee’s direction, Mr. Ledwidge had a follow-up conversation with Mr. Pell, and Davis Polk had a teleconference with Mr. Pell and his counsel, to reiterate the Committee’s request and reasoning. Later on July 10, 2012, Mr. Pell informed the Committee that, in response to the Committee’s request, he and Mr. Younes were willing to forgo the next $15 million in payments to which they otherwise would be entitled pursuant to the TRA on the condition that Party F agrees to raise its offer price by at least 25 cents per share. Based on the equity interests in Artio Global and its subsidiaries held by Messrs. Pell and Younes at that time, a price increase of 25 cents per share would have been worth approximately $2.85 million to them in the aggregate. Mr. Pell confirmed in a letter to the Committee on July 16, 2012 the terms of his and Mr. Younes’s willingness to voluntarily waive such payments to which they would otherwise be entitled under the TRA.

Later on July 10, 2012, the Committee held a telephonic meeting attended by representatives of Goldman Sachs and Davis Polk at the Committee’s request. The Committee discussed the counterproposal made by Messrs. Pell and Younes with respect to the TRA and whether it would be advisable to request that they waive additional portions of the payments to which they otherwise would be entitled under the TRA. Following discussions, the Committee determined not to request additional concessions from Messrs. Pell and Younes given the potential closeness in value from Party F’s point of view of the counterproposal made by Messrs. Pell and Younes and the Committee’s initial request, the longstanding and preexisting nature of Artio Global’s contractual obligations under the TRA, the unlikelihood that Messrs. Pell and Younes would agree to additional voluntary concessions and the potential adverse impact of further negotiations with Messrs. Pell and Younes on the potential timetable for negotiations with Party F. Following discussion, the Committee directed representatives of Goldman Sachs to inform Party F that the Committee sought an increase in Party F’s offer price from $3.75 per share to $4.25 per share, with at least $2.25 per share in cash, and that, in exchange, Messrs. Pell and Younes were willing to forgo the next $15 million in payments to which they otherwise would be entitled pursuant to the TRA. The Committee also directed Goldman Sachs to emphasize to Party F that the Committee was prepared to work quickly with Party F toward a completed transaction.

Later on July 10, 2012, representatives of Goldman Sachs communicated the Committee’s responses to representatives of Party F. Party F’s representatives stated that Party F was willing to consider Artio Global’s counterproposal but that it required additional information in order to refine its analysis.

On July 12, 2012, Artio Global reported preliminary month-end AUM of $21.2 billion as of June 30, 2012, down from $21.8 billion as of May 31, 2012. During June, 2012, the IE Strategies had suffered aggregate net client cash outflows of approximately $0.8 billion. During the second quarter of 2012, the IE Strategies had suffered net client cash outflows of approximately $3.8 billion, or approximately 25% of the AUM of IE Strategies at the beginning of the quarter.

On July 13, 2012, the Committee held a telephonic meeting attended by representatives of Goldman Sachs and Davis Polk at the invitation of the Committee. The Committee discussed with its advisors Party F’s response to Artio Global’s counterproposal, the areas of further review identified by Party F, and the general status of discussions with Party F. Goldman Sachs reported that Party F had stated that its board had encouraged Party F’s management to continue evaluating a potential transaction but had not provided guidance on the potential purchase price. The Committee also discussed the continued and substantial decline in Artio Global’s business.

The Committee directed Goldman Sachs to continue to conduct discussions with Party F and provide Party F with information it required for its ongoing review.

Over the course of the next several days, representatives of Goldman Sachs continued to have conversations with representatives of Party F and its financial advisor regarding Party F’s evaluation of a potential transaction with Artio Global. Party F stated that it planned to provide a response to Artio Global’s counterproposal after Party F’s next board meeting later in the week.

On July 17, 2012, the Committee held a telephonic meeting attended by representatives of Goldman Sachs and Davis Polk at the invitation of the Committee. The Committee and its advisors discussed the status of discussions with Party F. Goldman Sachs reported that Party F had stated that it planned to respond to the Committee’s counterproposal for Party F to acquire Artio Global for $4.25 per share after Party F’s next board meeting. The Committee directed Goldman Sachs to reiterate to the participants of all due diligence meetings that no discussion regarding compensation arrangements or retention plans for specific persons or groups of persons may take place at this stage. The Committee and its advisors also discussed, among other things, the appropriate timing and scope of Artio Global’s due diligence on Party F, given that a portion of the consideration in a potential transaction with Party F might be paid in Party F stock.

On July 18 and 19, 2012, at the Committee’s direction, members of Artio Global’s senior management and representatives of Party F and its financial advisor held due diligence meetings at Davis Polk’s offices in New York.

On July 23, 2012, the Committee held a telephonic meeting attended by Messrs. Pell, Williams and Harte and representatives of Goldman Sachs and Davis Polk at the invitation of the Committee. The Committee, its advisors and Messrs. Pell, Williams and Harte discussed, among other things, the status of discussions with Party F and recent due diligence meetings with Party F. Goldman Sachs reported that Party F had stated that it was still debating internally the valuation of Artio Global, and planned to respond to Artio Global’s counterproposal for Party F to acquire Artio Global for $4.25 per share following Party F’s next board meeting, which Party F had stated was scheduled for July 24 or 25, 2012.

On July 25, 2012, Party F provided Artio Global with an initial draft of a Merger Agreement between Artio Global and Party F.

On July 26, 2012, the Committee held a telephonic meeting attended by Messrs. Pell, Williams and Harte and representatives of Goldman Sachs and Davis Polk at the invitation of the Committee. The Committee, its advisors and Messrs. Pell, Williams and Harte discussed the draft Merger Agreement received from Party F and the status of discussions with Party F. Goldman Sachs reported that Party F had stated that it was continuing to analyze certain data and planned to respond to Artio Global’s July 10, 2012 counterproposal early the following week. The Committee discussed the possible reasons for the continued delay in Party F’s response and the potential impacts of delay on a possible transaction with Party F. The Committee directed Goldman Sachs to emphasize to Party F the importance of providing a response as soon as possible.

On July 27, 2012, the Committee held a telephonic meeting attended by Messrs. Williams and Harte and representatives of Goldman Sachs and Davis Polk at the invitation of the Committee. The Committee, its advisors and Messrs. Williams and Harte discussed the status of discussions with Party F. Goldman Sachs reported that, pursuant to the Committee’s directions, it had emphasized to Party F the importance of receiving Party F’s response to Artio Global’s July 10, 2012 counterproposal as soon as possible, and that Party F had declined to provide a specific timetable for its response. The Committee and its advisors also discussed, among other things, the status of the draft Merger Agreement received from Party F and certain key provisions therein, including the potential benefits and risks of such provisions to Artio Global and its shareholders and the potential impact of those provisions on the amount and form of consideration in a potential transaction with Party F.

On August 1, 2012, the Committee held a telephonic meeting attended by Messrs. Pell, Williams and Harte and representatives of Goldman Sachs and Davis Polk at the invitation of the Committee. Goldman Sachs reported that it had spoken with Party F’s CEO, who had stated that Party F was continuing to evaluate a potential transaction with Artio Global and hoped to respond to Artio Global’s July 10, 2012 counterproposal later in the week. The Committee, its advisors and Messrs. Pell, Williams and Harte discussed possible reasons for the continued delay in Party F’s response and the implications of such delay on a potential transaction, including in light of Artio Global’s next earnings announcement scheduled on August 3, 2012. The Committee also discussed, among other things, potential reductions in Artio Global’s headcount.

On August 3, 2012, Artio Global reported its results for the second fiscal quarter of 2012. Among other things, Artio Global announced (i) for the second quarter of 2012, adjusted net income of $3.2 million, a decrease of 50% and 87%, respectively, relative to adjusted net income in the first quarter of 2012 and the second quarter of 2011, (ii) a reduction of its workforce by 25 employees and (iii) its decision to discontinue its U.S. equity strategies.

On August 10, 2012, Artio Global reported preliminary month-end AUM of $19.7 billion as of July 31, 2012, down from $21.2 billion as of June 30, 2012. During July, 2012, the IE Strategies had suffered aggregate net client cash outflows of approximately $1.6 billion.

On August 4, 2012, Goldman Sachs held a teleconference with Party F’s financial advisor, during which Goldman Sachs and such advisor discussed the status of Party F’s evaluation of a potential transaction with Artio Global and various related issues.

On August 5, 2012, the Committee held a telephonic meeting attended by Messrs. Pell, Williams and Harte and representatives of Goldman Sachs and Davis Polk at the invitation of the Committee. Goldman Sachs reported that Party F’s advisor had informed Goldman Sachs that Party F was having difficulty arriving at a valuation that could justify its original, preliminary offer of $3.75 per share, much less the counterproposal presented by the Committee. Party F’s advisor had identified a number of additional issues relating to, among other things, the TRA, potential employee retention arrangements, adequate deal conditionality, and levels of expense caps and issues arising from a proposed replacement of the board of trustees of Artio Global’s mutual funds, all of which would need to be resolved to Party F’s satisfaction before Party F could move forward with any potential transaction (even if the parties could agree on a revised offer price). The Committee, its advisors and Messrs. Pell, Williams and Harte discussed the issues raised by, and potential responses to, Party F, along with certain clarifications sought by the Committee. The Committee also discussed with its advisors and senior management the viability of Artio Global’s stand-alone plan, the various challenges Artio Global likely would face were it to remain independent, and the value to Artio Global’s shareholders under its stand-alone plan as compared to a potential transaction with Party F at different prices. The Committee directed Goldman Sachs and Messrs. Pell, Williams and Harte to engage Party F expeditiously and to discuss, in accordance with the Committee’s instructions at the meeting, the open issues necessary for both parties to further assess the potential desirability of a potential transaction.

On August 8, 2012, in accordance with the Committee’s directions, representatives of Artio Global’s senior management and Goldman Sachs met with representatives of Party F. The participants discussed, among other things, the past and anticipated performance of certain segments of Artio Global’s business, the issues raised by Party F’s advisor on the August 4, 2012 teleconference, and certain questions of the Committee related to such issues.

Also on August 8, 2012, Mr. Pell and a senior executive of a potential strategic buyer referred to herein as Party H held a meeting during which the participants discussed the possibility of a transaction between the two companies.

On August 10, 2012, the Committee held a telephonic meeting attended by Messrs. Pell, Harte and Williams and representatives of Goldman Sachs and Davis Polk at the invitation of the Committee. The Committee discussed with its advisors and Messrs. Pell, Harte and Williams the recent meeting between Artio Global’s senior management and Party F and Party H, respectively. Goldman Sachs reported that Party F had stated that it hoped to be in a position to submit a revised bid for Artio Global sometime the following week. The participants discussed a draft list of issues prepared by Davis Polk identifying open issues in the draft Merger Agreement and pending discussions with Party F, after which the Committee directed Davis Polk to revise the issues list in accordance with the Committee’s instructions and send the revised issues list to Party F.

On August 10, 2012, Davis Polk provided the revised issues list relating to Party F’s draft Merger Agreement to Party F.

On August 15, 2012, Goldman Sachs had a teleconference with Party F’s advisor who reported that Party F’s board of directors had determined that Party F would not move forward with a potential transaction at that time at any price due to, among other things, the substantial growth trajectory of Party F’s own business, the strong performance of Party F’s own stock price, concerns regarding the possible impacts of a potential transaction on Party F’s operations and future growth and further potential decreases in AUM of the IE Strategies. Party F’s advisor also relayed Party F’s interest in maintaining communications, indicating that Party F might be interested in reconsidering a potential transaction if the AUM of Artio Global’s IE Strategies began to show signs of stabilizing or if such AUM fell to a level such that continued reduction was no longer a material risk in Party F’s view.

On August 17, 2012, the Committee held a telephonic meeting attended by Messrs. Pell, Harte and Williams and representatives of Goldman Sachs and Davis Polk at the invitation of the Committee. The Committee discussed with its advisors and Messrs. Pell, Harte and Williams Party F’s decision not to move forward with a potential transaction at that time, the reasons given by Party F and the assumptions on which Party F based its decision. The Committee also discussed, among other things, other potential strategic alternatives of Artio Global. The Committee directed Goldman Sachs to maintain periodic contact with Party F and to continue to keep the Committee informed of any indications of interest received from other potential buyers.

On or before August 24, 2012, Party H informed Artio Global that it was no longer interested in a potential transaction with Artio Global.

During the period between August 18 and December 26, 2012, in light of the continued and substantial deterioration in Artio Global’s business, the Committee instructed Artio Global’s senior management and Goldman Sachs to continue to identify additional potential buyers that might be interested in exploring a potential strategic transaction involving Artio Global. The Committee believed that, at this point in time, the risk to Artio Global’s business of a leak regarding the sale process had diminished considerably for several reasons, including the significant reduction in AUM (particularly in AUM for the IE Strategies) that Artio Global had already experienced, the decline in Artio Global’s stock price to the point where its market capitalization approached its book value in the last quarter of 2012, the fact that the deterioration of Artio Global’s business was widely known at that time, and the numbers of parties Artio Global and Goldman Sachs already had contacted regarding a potential transaction. As a result, the Committee directed Goldman Sachs and Artio Global’s senior management to expand the search for parties that might be interested in a strategic transaction with Artio Global and to keep the Committee informed of any significant developments.

On October 11, 2012, Artio Global reported preliminary month-end AUM of $17.7 billion as of September 30, 2012, down from $19.7 billion as of July 31, 2012. During August and September, 2012, the IE Strategies had suffered aggregate net client cash outflows of approximately $2.2 billion. During the entire third quarter of 2012, the IE Strategies had suffered net client cash outflows of approximately $3.8 billion, or approximately 37% of the AUM of IE Strategies at the beginning of the quarter.

On October 30, 2012, Artio Global reported its results for the third quarter of 2012. Among other things, Artio Global announced, for the third quarter of 2012, adjusted net income of $3.9 million, a decrease of 75% relative to adjusted net income in the third quarter of 2011. As of the end of the third quarter of 2012, according to Lipper Rankings, the year-to-date 2012 performance of IE 1 and IE 2 ranked in the bottom 94th and 90th percentile, respectively, among their peer mutual funds (as defined by Lipper Ranking). During the third quarter of 2012, Morningstar decreased the ratings of IE 1 from three stars to two stars and maintained a rating of 2 stars for IE 2.

Also on October 30, 2012, Artio Global announced that Mr. Pell had resigned as Chairman of the Board and CEO of Artio Global, effective November 1, 2012, but would remain with Artio Global as Chief Investment Officer. In connection with Mr. Pell’s resignation as CEO, on October 25, 2012, the Board appointed Mr. Williams as Artio Global’s CEO and as a director, effective November 1, 2012. Mr. Ledwidge was appointed Chairman, likewise effective on November 1, 2012.

During the period between August 18 and December 26, 2012, Artio Global’s senior management and Goldman Sachs, upon consultation and discussion with the Committee and/or its Chairman, (i) contacted ten of the entities with which Artio Global had prior communications concerning a potential transaction, including

Party F, and (ii) contacted or received in-bound inquiries regarding a potential transaction from 38 additional potential strategic buyers, including Aberdeen. Among these 38 additional potential buyers, seven potential buyers referred to herein as Party I, Party J, Party K, Party L, Party M, Party N and Party O, respectively, entered into confidentiality agreements (which contained customary standstill provisions) with Artio Global on December 3, 6, 7, and 12, 2012 and January 11, 15 and 22, 2013, respectively. In addition, Aberdeen entered into a confidentiality agreement (which contained customary standstill provisions) with Artio Global on December 10, 2012.

Except for the parties discussed below, all of the entities contacted declined to explore a potential transaction with Artio Global or engage in any material due diligence investigation citing, among other reasons, the rapid decline in AUM, the challenges related to retaining AUM through a transaction, the recent performance of Artio Global’s products (beyond IE Strategies) relative to benchmarks and peers, the challenges of creating a deal structure to protect the buyer from these factors with a public company target, and risks and complexities related to the TRA.

During the fall of 2012, the compensation committee of Artio Global’s Board of Directors met on several occasions, including with its compensation consultant, McLagan Partners, to develop retention packages for various officers and other key employees because Artio Global’s continuously declining performance presented a significant risk of causing the loss of key employees whose departures would be materially detrimental to Artio Global’s operations and, in certain cases, could lead to further decline in AUM. Among the retention packages under discussion was the issuance of stock appreciation rights, which we refer to as the “SARs”, that would have a strike price at the market price for Artio Global’s common stock on the date of issuance, thereby entitling the holders of SARs to any appreciation on an aggregate of 5.25 million shares of common stock above that price. The SARs were expected to vest in full on the third anniversary of the issuance date, with acceleration upon any actual or constructive termination of the holder after a change of control. The intended beneficiaries of the SARs were five senior managers of Artio Global, including Messrs. Williams and Harte (but not including Messrs. Pell or Younes), who were to receive the SARs in lieu of participating in the retention plan adopted for other critical employees of Artio Global in January 2013. For illustrative purposes, had the SARs been granted on January 2, 2013, the date that such other retention plan was adopted, the SARs would have had an aggregate value of approximately $3.8 million at the price payable by Aberdeen in the Merger.

On September 27, 2012, Mr. Harte met with the Chief Financial Officer of Party F at an industry event and, in accordance with the Committee’s directions, revisited the possibility of a transaction between the two companies. From late October to early December, 2012, following indications from Party F that it might be interested in re-evaluating a potential transaction with Artio Global, representatives of Artio Global’s senior management and Goldman Sachs had various meetings and teleconferences with representatives of Party F. The parties discussed various topics related to a potential transaction. On December 11, 2013, Party F informed Goldman Sachs that it again had decided not to pursue a potential transaction.

On November 13, 2012, Artio Global reported preliminary month-end AUM of $16.7 billion as of October 31, 2012, down from $17.7 billion as of September 30, 2012. During October, 2012, the IE Strategies had suffered aggregate net client cash outflows of approximately $1.0 billion.

On November 29, 2012, Mr. Harte met with the Chief Financial Officer of Party K and discussed certain issues related to a potential transaction between Artio Global and Party K.

On December 6, 2012, Messrs. Williams, Harte and Pell met with representatives of Party J. The participants discussed various topics related to a potential transaction between the two companies. Throughout the remainder of December, 2012 and January, 2013, senior management of Artio Global continued to communicate with Party J regarding a potential transaction.

On December 11, 2012, Messrs. Williams, Harte and Pell met with the CEO and the Chief Investment Officer of Party M. The participants discussed various topics related to a potential transaction between the two companies. Subsequently, on January 25, 2013, Party M informed Goldman Sachs that it was no longer interested in a potential transaction.

On December 12, 2012, Artio Global reported preliminary month-end AUM of $15.0 billion as of November 30, 2012, down from $16.7 billion as of October 31, 2012. During November, 2012, the IE Strategies had suffered aggregate net client cash outflows of approximately $1.3 billion.

On December 13 and 14, 2012, the Board held regularly scheduled meetings attended by Artio Global’s senior management and representatives of Goldman Sachs at the invitation of the Board. Artio Global’s senior management reviewed with the Board projections for Artio Global’s business and financial performance in 2013 and the assumptions underlying such projections. Goldman Sachs and Artio Global’s senior management then reviewed with the Board Artio Global’s communications with potential buyers since late 2011. The Board then discussed various potential strategic alternatives for Artio Global.

On December 17, 2012, Messrs. Williams, Harte and Pell (i) had a teleconference with Aberdeen’s CEO, Martin Gilbert and (ii) had a teleconference with representatives of Party K. At the meetings, the parties discussed various topics related to a potential transaction between Artio Global and Aberdeen and Party K, respectively. During the discussions, Party K stated that it was interested in acquiring only the assets of Artio Global’s IE Strategies (and not the related personnel or any of the other personnel and assets of Artio Global).

On December 18, 2012, Messrs. Williams, Harte and Pell had a teleconference with representatives of Party I. The participants discussed various topics related to a potential transaction between the two companies. Party I stated that it was interested in acquiring only the assets of Artio Global (and not any of Artio Global’s personnel or corporate entities) and further stated that any potential asset sale would be subject to the satisfaction of a substantial number of conditions and price adjustment mechanisms. On January 3, 2012, Party I sent a memorandum to Goldman Sachs describing the proposed asset sale structure and terms and the significant deal conditionality required in their proposal.

On December 20, 2012, Messrs. Williams, Harte and Pell and Donald Quigley and Gregory Hopper, two fixed income portfolio managers of Artio Global, had a teleconference with members of Aberdeen’s management, including Aberdeen’s CEO, Mr. Gilbert. The participants discussed various topics related to a potential transaction between the two companies.

On December 27, 2012, the Committee held a telephonic meeting attended by Messrs. Williams and Harte and representatives of Goldman Sachs and Davis Polk at the invitation of the Committee. The Committee discussed with its advisors and Messrs. Williams and Harte, among other things, the status of discussions with potential buyers. The Committee then excused Messrs. Williams and Harte from the meeting and discussed with its outside advisors the potential impact of the TRA on discussions with possible buyers. The Committee instructed Goldman Sachs to ensure that potential buyers were aware of the TRA and its terms and conditions.

On January 3, 2013, at the Committee’s direction, members of Artio Global’s and Aberdeen’s management and portfolio management teams discussed Artio Global’s business strategies, investment process, distribution resources and clients and various other topics related to a potential transaction between Artio Global and Aberdeen. Later on January 3, 2013, Messrs. Williams, Harte, Pell, Quigley and Hopper attended a dinner with members of Aberdeen’s management, including Mr. Gilbert.

On January 8, 2013, the Committee held a telephonic meeting attended by Messrs. Williams and Harte and representatives of Goldman Sachs and Davis Polk at the invitation of the Committee. The Committee discussed with its advisors and Messrs. Williams and Harte the status of discussions with various potential buyers, including Aberdeen. In this respect, Goldman Sachs summarized the parameters of a transaction that Party I had stated it might be interested in, including Party I’s valuation approach and the structure, conditionality and price adjustment and earn-out mechanisms Party I stated it would require. After consultation with Goldman Sachs and further discussions, the Committee determined that, based on Goldman Sachs’s report and various other related factors, Party I was unlikely to present an attractive offer for Artio Global’s shareholders and it would not be advisable to conduct further discussions with Party I. Goldman Sachs then reported that Aberdeen had requested guidance on Artio Global’s price expectations before making a proposal for per share consideration. The Committee discussed at length whether it would be advisable to provide such guidance at that point in time and determined that, in light of the various uncertainties with respect to transaction structure and other terms that might affect Aberdeen’s valuation (including, for example, treatment of Artio Global’s tax assets and potential arrangements with respect to the TRA), it was premature to provide any price guidance to Aberdeen. The Committee also discussed, in light of Aberdeen’s indication that it might terminate Artio Global’s international equities team after completing a possible transaction, the benefits and risks associated with various different approaches to managing Artio Global’s IE Strategies between the signing and closing of a possible transaction with Aberdeen.

Also on January 8, 2013, Davis Polk received a list of supplemental legal due diligence questions from Aberdeen’s counsel, Willkie Farr & Gallagher LLP, which we refer to as “Willkie Farr”.

On January 9, 2013, Artio Global announced that Christopher Wright had been appointed to the Board. Mr. Wright also was appointed by the Board to join the Committee after a determination that Mr. Wright was, like the existing members of the Committee, independent, and might bring additional perspectives to Artio Global’s strategic review process.

On January 11, 2013, Artio Global reported preliminary month-end AUM of $14.3 billion as of December 31, 2012, down from $15.0 billion as of November 30, 2012. During December 2012, the IE Strategies had suffered aggregate net client cash outflows of approximately $0.5 billion. During the fourth quarter of 2012, the IE Strategies had suffered net client cash outflows of approximately $2.8 billion, or approximately 40% of the AUM of IE Strategies at the beginning of the quarter.

On January 15, 2013, representatives of Aberdeen’s financial advisor had a teleconference with representatives of Goldman Sachs, during which Goldman Sachs reported that the Committee was unwilling to provide price guidance at that time. At the conclusion of the call, Aberdeen’s financial advisor stated that Aberdeen was willing to discuss a potential acquisition of Artio Global for $2.35 per share, subject to certain conditions. This proposal represented a premium of 18% to the closing price of Artio Global common stock the day before and 16% to the 30-day average closing price of Artio Global common stock.

Later on January 15, 2013, the Committee held a telephonic meeting attended by Messrs. Williams and Harte and representatives of Goldman Sachs and Davis Polk at the invitation of the Committee. Goldman Sachs reported that Aberdeen had proposed an acquisition price for Artio Global of $2.35 per share, conditioned on, among other things, (i) a restated Tax Receivable Agreement among Artio Global, Aberdeen and Messrs. Pell and Younes reflecting certain concessions by Messrs. Pell and Younes under the TRA, including modification or elimination of the TRA Change of Control Provision that would have triggered the Sufficient Income Assumption, (ii) voting agreements with Mr. Pell, Mr. Younes and the Significant Shareholder, pursuant to which these shareholders would agree to vote their Artio Global shares in favor of a transaction with Aberdeen, and (iii) closing conditions or price adjustment mechanisms based on Artio Global’s closing AUM levels. According to a prior analysis, under the Sufficient Income Assumption that would be triggered in a transaction with Aberdeen, Messrs. Pell and Younes would be entitled to receive an aggregate of approximately $131 million in payments with respect to tax years 2014 through 2035 (not taking into account payments to which Messrs. Pell and Younes would be entitled to under the TRA as a result of their 2012 exchange of New Class A Units for shares of Class A common stock). If Messrs. Pell and Younes were to waive the Sufficient Income Assumption as requested by Aberdeen, then the full amount of the payments, if any, that they would be entitled to under the TRA after the transaction would be at risk and would depend on, among other things, the ability of the surviving entity of the transaction and its U.S. affiliates to generate U.S. taxable income and the amount of such taxable income. The Committee and its advisors noted that Aberdeen’s current U.S. tax position might discourage Messrs. Pell and Younes from agreeing to waive the Sufficient Income Assumption.

The Committee discussed Aberdeen’s proposals and assumptions and how to respond to Aberdeen, including, among other things, the value of Aberdeen’s proposal to Artio Global’s shareholders as compared to Artio Global’s standalone plan and possible offers from other buyers. The Committee noted that the concessions under the TRA and the voting agreements requested by Aberdeen would require consent from Messrs. Pell and Younes and (in the case of the voting agreements) the Significant Shareholder, that the TRA was a pre-existing contractual obligation of Artio Global, and that Messrs. Pell and Younes had no obligation to make any concessions thereunder. The Committee also discussed the timetable of a potential transaction with Aberdeen in relation to Artio Global’s next earnings announcement. After discussions, the Committee determined that it would be advisable and in the best interests of Artio Global’s shareholders to, among other things, make a counterproposal to Aberdeen of a purchase price of $2.80 to $2.90 per share (in an effort to procure a per share purchase price near that range, but in any event substantially above the $2.35 per share initial offer from Aberdeen) and to continue to resist closing conditions or price adjustment mechanisms related to AUM or revenue run-rate levels in order to maximize certainty of closing and value to Artio Global’s shareholders in a potential transaction. After consultation with Goldman Sachs, the Committee selected this price level as a counterproposal based on its determination that, as a negotiation matter, it was the highest price that it could credibly pursue without unduly risking Aberdeen withdrawing from discussions.

On January 16, 2013, a representative of Goldman Sachs had a telephone conference with Aberdeen’s CEO, Mr. Gilbert, and communicated to Aberdeen Artio Global’s counterproposal for Aberdeen to acquire Artio Global for $2.80 to $2.90 per share. The participants also discussed certain of Aberdeen’s assumptions underlying its valuation analysis of Artio Global and certain other issues related to a potential transaction.

On January 18, 2013, the Committee held a telephonic meeting attended by Mr. Harte and representatives of Goldman Sachs and Davis Polk at the invitation of the Committee. The Committee discussed with its advisors and Mr. Harte the status of discussions with potential buyers and next steps. Goldman Sachs reported, among other things, that Aberdeen was not prepared to respond formally to Artio Global’s counterproposal of a purchase price range of $2.80 to $2.90 per share, but that Aberdeen’s CEO, Mr. Gilbert, had expressed a potential willingness to increase Aberdeen’s proposed purchase price without a price adjustment mechanism tied to revenue run-rate or AUM at closing. After discussions, the Committee directed Goldman Sachs to reiterate to Aberdeen, among other things, Artio Global’s counterproposal of $2.80 to $2.90 per share and, if applicable, unwillingness to agree to any closing condition tied to revenue run-rate or AUM at closing or the retention of certain executives. Mr. Harte provided a high-level summary of recent changes in Artio Global’s AUM, noting continued decreases and further expected AUM outflows in February 2013. The Committee discussed with its advisors the implications of these developments and noted the need, in light of these developments, to move quickly in exploring a potential transaction.

On January 21, 2013, the Committee held a telephonic meeting attended by Messrs. Williams and Harte and representatives of Goldman Sachs and Davis Polk at the invitation of the Committee. The Committee discussed with its advisors and Messrs. Williams and Harte the status of the discussions with various potential buyers and the timing and sequencing of certain key work streams related to a potential transaction with Aberdeen. Following discussion, the Committee directed Messrs. Williams and Harte to arrange a meeting with Messrs. Pell and Younes to discuss with them the request for certain concessions that had been made by Aberdeen under the pre-existing terms of the TRA, which concessions Aberdeen required to support the per share price proposal it made.

On January 22, 2013, Artio Global received from Aberdeen a summary of key proposed terms for a potential transaction. The term sheet did not include Aberdeen’s per share price proposal but noted, among other things, that any transaction would be conditioned upon receipt of change of control consents from Artio Global’s mutual fund shareholders, the negotiation of mutually satisfactory retention agreements with two of Artio Global’s fixed income portfolio managers, no additional employee grants (including the SARs), no new non-compete or retention arrangements between Artio Global and any of its employees, and the amendment of the TRA to remove the TRA Change of Control Provision and to ensure that tax benefits would be shared with Messrs. Pell and Younes only if and when realized by Aberdeen’s U.S. tax group. Later on January 22, 2013, Goldman Sachs received a call from Aberdeen’s CEO stating that Aberdeen would be willing to increase its offer price to $2.75 per share, and Aberdeen subsequently circulated an updated term sheet containing the $2.75 per share proposal. The proposal represented a 37% premium to the closing price of Artio Global common stock on that day and a 38% premium to the 30-day average closing price of Artio Global common stock. In addition to the other terms and conditions contained in the term sheet, Aberdeen stated to Goldman Sachs that, after a review of related considerations, it placed no value on Artio Global’s tax assets due to, among other things, (i) the fact that a substantial portion of the related tax benefits could be realized only at distant future dates, thus diminishing their present value, (ii) restrictions under applicable tax laws on the availability of such tax benefits in the short- to mid-term following a change of control of Artio Global, and (iii) the availability of Aberdeen’s own U.S. tax assets.

Later on January 22, 2013, in accordance with the Committee’s directions, Messrs. Ledwidge, Williams and Harte met with Mr. Pell and discussed Aberdeen’s request that Messrs. Pell and Younes agree to Aberdeen’s requested concessions under the TRA in connection with a potential transaction.

Also on January 22, 2013, in accordance with the Committee’s directions, Messrs. Williams, Harte and Pell and representatives from Goldman Sachs met with the CEO and other members of management of Party O and discussed various topics related to a potential transaction between the two companies, including recent challenges faced by Artio Global and the potential integration process. Party O provided indications that its interest had decreased due to, among other things, its possible inability to utilize Artio Global’s tax assets. Subsequently on January 29, 2013, Party O informed Artio Global that it was no longer interested in a potential transaction with Artio Global.

Also on January 22, 2013, in accordance with the Committee’s directions, Messrs. Williams, Harte and Pell and representatives from Goldman Sachs met with representatives of Party N and discussed various topics related to a potential transaction between the two companies.

Later on January 22, 2013, the Committee held a telephonic meeting attended by Messrs. Williams and Harte and representatives of Goldman Sachs and Davis Polk at the invitation of the Committee. The Committee discussed with its advisors and Messrs. Williams and Harte, among other things, the status of the discussions with various potential buyers, how to respond to the term sheet provided by Aberdeen to maximize value for Artio Global’s shareholders; and the meeting among Messrs. Williams, Harte, Ledwidge and Pell regarding Aberdeen’s requests relating to the TRA. As part of the discussions, Goldman Sachs reviewed with the Committee the reasons Aberdeen had provided for not placing any value on Artio Global’s tax assets. After discussions, the Committee decided that, in light of the factors described by Aberdeen, Aberdeen was highly unlikely to consent to further concessions based on Artio Global’s tax assets (and, by extension, that any potential additional concessions from Messrs. Pell and Younes likely would not lead to a price increase from Aberdeen), and that it would be advisable to focus Artio Global’s resources on identifying other items of potential value to Aberdeen in exchange for more favorable terms for Artio Global’s stockholders. Following discussion, the Committee directed Goldman Sachs to approach Aberdeen concerning the elimination or scaling back substantially of Aberdeen’s demand that the consummation of any transaction be conditioned on mutual fund shareholder approval. The Committee also discussed with its advisors and Messrs. Williams and Harte the SARs proposed by the Compensation Committee in the fall of 2012, including the historical background, purposes and value of the SARs. The Committee also discussed Aberdeen’s position that its $2.75 per share offer price assumed that the SARs would not be issued. As part of the discussion, Messrs. Williams and Harte noted that materials relating to the SARs had previously been provided to Aberdeen in the electronic data room and therefore should have been priced into Aberdeen’s proposal. The Committee then excused Messrs. Williams and Harte from the meeting and further discussed with its advisors the importance and appropriateness of the SARs or potential replacement retention awards in lieu of the SARs, including the fact that the intended recipients of the SARs were not included in Artio Global’s January 2013 retention program in anticipation of receiving the SARs and that the potential recipients had been informed that Artio Global intended to grant them the SARs. The Committee also discussed the potential impact of any retention awards on Artio Global’s ongoing discussions with potential buyers and the critical importance of the intended beneficiaries both in ensuring that any announced transaction that was a value-maximizing transaction for Artio Global’s shareholders would actually be consummated and in helping Artio Global maximize its stand-alone value were Artio Global not to engage in a transaction (or were any announced transaction not thereafter actually to close).

On January 23, 2013, Willkie Farr sent Davis Polk initial drafts of the Merger Agreement and Voting Agreements between Aberdeen and each of the Significant Shareholder and Messrs. Pell and Younes. Among other things, the draft Merger Agreement contained a closing condition that shareholder consents for all of Artio Global’s public mutual funds have been obtained and a termination fee of 3.5% of the transaction value plus reimbursement of up to $1 million of Aberdeen’s transaction expenses (totaling up to approximately 4.1% of the transaction value) payable by Artio Global under certain circumstances. The draft Merger Agreement did not provide complete rights for Artio Global to waive, which we refer to as the “Standstill Waivers”, any provision in Artio Global’s existing confidentiality agreements that prohibited the counterparty from confidentially requesting Artio Global to waive a standstill provision to the extent necessary to confidentially submit an acquisition proposal to Artio Global, which we refer to as the “Don’t Ask, Don’t Waive Provisions”.

On January 25, 2013, the Committee held a telephonic meeting attended by Messrs. Williams and Harte and representatives of Goldman Sachs and Davis Polk at the invitation of the Committee. The Committee discussed with its advisors and Messrs. Williams and Harte the status of discussions with various potential buyers. Goldman Sachs reported that it had informed each of the potential buyers with which it had spoken that they would need to move quickly in light of Artio Global’s discussions with another party, but that these entities continued to be unresponsive or to move slowly. The Committee then discussed the status of the ongoing discussions with Aberdeen and Messrs. Pell and Younes and Aberdeen’s due diligence on Artio Global. The Committee also discussed the timing of Artio Global’s next earnings announcement previously scheduled in late January 2013, and the related implications for the timing of an announcement of a potential transaction with Aberdeen. Messrs. Williams and Harte noted that Messrs. Pell and Younes had not yet agreed to the concessions under the TRA requested by Aberdeen, and the Committee directed Messrs. Williams and Harte to continue exploring a compromise between Aberdeen and Messrs. Pell and Younes that would facilitate Artio Global’s ability to enter into a value-maximizing transaction for its shareholders. The Committee then excused Messrs. Williams and Harte from the meeting and discussed with its advisors certain issues concerning the SARs.

On January 28, 2013, at the Committee’s direction, members of senior management of Artio Global and of Party N met to discuss certain due diligence items related to Artio Global, including Artio Global’s history, reasons behind Artio Global’s past AUM loss, and issues relating to the possible integration of the operations of Artio Global into those of Party N.

Between January 24 and January 29, 2013, the Committee and its advisors discussed the draft Merger Agreement. On January 29, 2013, Davis Polk sent markups of the draft Merger Agreement and Voting Agreements to Willkie Farr. The revised draft Merger Agreement proposed, among other things, no closing conditions related to approval by shareholders of Artio Global’s public mutual funds, a termination fee of 2.0% of the transaction’s equity value payable by Artio Global under certain circumstances, and full rights of Artio Global to grant Standstill Waivers.

On January 29, 2013, Artio Global announced that Elizabeth Buse had resigned from the Board due to an increase in other professional commitments.

Also on January 29, 2013, Mr. Harte had a teleconference with representatives of Party N and discussed various topics related to a potential transaction between the two companies.

On January 30, 2013, at the Committee’s direction, Messrs. Williams and Harte and representatives of Goldman Sachs met with representatives of Party J and further discussed Artio Global’s business, financials, clients and products. At that meeting, Party J informed Goldman Sachs that, due to its own organizational structure, it would place no value on Artio Global’s tax assets in a potential transaction. Subsequently on February 6, 2013, Party J informed Goldman Sachs that, based on its analysis, it was having difficulties supporting a valuation of Artio Global at or in excess of its current market price of approximately $2.00 per share, and informed each of Goldman Sachs and Mr. Williams separately on that day that it had decided not to pursue a transaction with Artio Global.

Also on January 30, 2013, in light of the status of Artio Global’s discussions with Aberdeen and the work Party N had conducted, and in order to advance discussions with Party N, Goldman Sachs requested that Party N propose a price, if any, that it might be willing to pay for Artio Global. Since Party N had stated that it would not pursue a transaction with the TRA in place, Goldman Sachs requested that it provide a proposal that assumed that the TRA would be terminated without any required payment by Party N or Artio Global.

On January 31, 2013, at the Committee’s direction, Davis Polk and representatives of Artio Global met with Willkie Farr and discussed certain outstanding issues in the draft Merger Agreement.

On February 1, 2013, the Committee held a telephonic meeting attended by Messrs. Williams and Harte and representatives of Goldman Sachs and Davis Polk at the invitation of the Committee. The Committee discussed with its advisors and Messrs. Williams and Harte the status of discussions with Aberdeen and Messrs. Pell and Younes regarding the potential transaction with Aberdeen. The Committee discussed, among other things, how the Committee could help facilitate a compromise between Aberdeen and Messrs. Pell and Younes to enable Artio Global to enter into a value-maximizing transaction for its shareholders with Aberdeen. The Committee directed Goldman Sachs to prepare certain calculations regarding the TRA to assist the Committee in its discussions with Messrs. Pell and Younes. The Committee also discussed the need to have a clear integration and transition plan upon the announcement of a potential transaction, so as to maximize closing certainty and better preserve Artio Global’s franchise, value and AUM between signing and closing. The Committee also determined that Mr. Williams should join an upcoming meeting between Aberdeen and Messrs. Pell and Younes on behalf of Artio Global. The Committee then reviewed with its advisors the status of discussions with various potential buyers. The Committee then discussed with its advisors and Messrs. Williams and Harte the January 31, 2013 meeting among Davis Polk, representatives of Artio Global and Willkie Farr and certain outstanding issues in the draft Merger Agreement.

On February 4, 2013, Mr. Williams attended a meeting among representatives of Aberdeen and Messrs. Pell and Younes during which Aberdeen and Messrs. Pell and Younes discussed the concessions requested by Aberdeen under the TRA and related issues.

Also on February 4, 2013, Party N stated that it might be willing to offer total valuation equal to approximately $2.50 per share in cash or shares for Artio Global, on the assumption that the TRA were to be terminated and, to the extent that there were any cost required to compensate Messrs. Pell and Younes for terminating their rights under the TRA, such cost would reduce the aggregate amounts that would otherwise be paid to Artio Global equityholders in the transaction on a dollar-for-dollar basis.

On February 5, 2013, Davis Polk received from Willkie Farr revised drafts of the Merger Agreement and Voting Agreements. The revised draft Merger Agreement proposed, among other things, the closing condition, reflected in Willkie Farr’s initial draft, that shareholder consents for all of Artio Global’s public mutual funds have been obtained and a termination fee of 3.5% of the transaction value payable by Artio Global under certain circumstances. The revised Merger Agreement generally granted Artio Global full rights to grant the Standstill Waivers.

Later on February 5, 2013, the Committee held a telephonic meeting attended by Messrs. Williams and Harte and representatives of Goldman Sachs and Davis Polk at the invitation of the Committee. The Committee first discussed with its advisors and Messrs. Williams and Harte the ongoing discussions with various potential buyers, including Party N’s preliminary indicative valuation of Artio Global of $2.50 per share, assuming the TRA were to be terminated at no cost to it or Artio Global. The Committee and its advisors noted that payments that would likely be due under the TRA in the next 18 months absent any transaction would translate into approximately $0.25 per share. As a result, the Committee determined it was highly unlikely that Messrs. Pell and Younes would agree to terminate the TRA without consideration of at least that amount, thereby effectively reducing Party N’s offer to approximately $2.25 per share or less. After discussions, the Committee determined that, unless Party N was in a position to materially increase its offer, it would not be advisable for Party N to conduct further analysis and due diligence on Artio Global in the immediate short term due to, among other things, the value of Party N’s indicative offer compared to Aberdeen’s current offer and the advanced nature of discussions with Aberdeen. The Committee directed Goldman Sachs to relay the foregoing message to Party N. The Committee also noted that a transaction with Party N might become attractive under certain circumstances, particularly if negotiations with Aberdeen did not progress favorably, and directed Goldman Sachs to maintain contact with Party N. The Committee then discussed with its advisors and Messrs. Williams and Harte the February 4, 2013 meeting among Aberdeen and Messrs. Pell and Younes, and directed its advisors and Messrs. Williams and Harte to continue to explore ways to facilitate an agreement among these parties. The Committee discussed with its advisors and Messrs. Williams and Harte when and how to approach the Significant Shareholder regarding the potential transaction with Aberdeen, and directed Goldman Sachs to reach out to the Significant Shareholder at the end of the week or the beginning of the next depending on, among other things, progress of discussions with Messrs. Pell and Younes. The Committee also discussed the status of discussions between Aberdeen and Artio Global’s fixed income portfolio managers. The Committee then ratified the prior appointment of Christopher Wright to the Committee and discussed certain other corporate governance matters, including renewal of the proposed compensation for the Committee. The Committee also reviewed with its advisors the Don’t Ask, Don’t Waive Provisions contained in certain of Artio Global’s confidentiality agreements and determined that, if Artio Global were to enter into a potential transaction with Aberdeen, Artio Global should waive such provisions.

On February 6, 2013, Goldman Sachs called Party N and relayed Artio Global’s responses noted above to Party N’s preliminary indicative offer price of $2.50 per share (assuming the TRA were to be terminated at no cost to it or Artio Global). Party N did not express any interest or willingness to increase its proposal at that time or thereafter.

On February 7, 2013, the Committee held a telephonic meeting attended by Messrs. Williams and Harte and representatives of Goldman Sachs and Davis Polk at the invitation of the Committee. The Committee first discussed with its advisors and Messrs. Williams and Harte certain outstanding issues in the Merger Agreement, including closing conditions and the “drop-dead” date (the date after which either party may terminate the Merger Agreement if the transaction has not completed). Davis Polk noted Aberdeen’s continued request to condition the closing on receipt of shareholder approval of Artio Global’s public mutual funds. After discussions, Artio Global directed Davis Polk to propose in the next draft of the Merger Agreement, among other things, limiting the closing condition regarding fund shareholder consent to Artio Global’s two fixed income funds and an extended “drop-dead” date of nine months after the signing date (taking into account, among other things, the potential time needed to obtain requisite mutual fund shareholder approvals in a transaction).

Later on February 7, 2013, Davis Polk sent markups of the draft Merger Agreement and Voting Agreements to Willkie Farr. The revised draft Merger Agreement proposed, among other things, limiting the closing condition regarding fund shareholder consent to Artio Global’s two fixed income funds; a termination fee of 2.5% of the transaction’s equity value payable by Artio Global under certain circumstances; and a “drop-dead” date nine months after the signing date. At the Committee’s direction, Davis Polk also forwarded the latest drafts of the Merger Agreement and the Voting Agreement to Messrs. Pell’s and Younes’s counsel, who then commenced direct negotiations with Aberdeen on their Voting Agreements.

On February 8, 2013, at the Committee’s direction, Davis Polk and representatives of Artio Global met with Willkie Farr and discussed certain outstanding issues in the Merger Agreement and upcoming work streams related to a potential transaction between Artio Global and Aberdeen.

On February 9, 2013, the Committee held a telephonic meeting attended by Messrs. Williams and Harte and representatives of Goldman Sachs and Davis Polk at the invitation of the Committee. The Committee discussed with its advisors and Messrs. Williams and Harte the status of discussions with various potential buyers. In connection with the TRA negotiations, Mr. Williams noted that, he and Mr. Harte, with the assistance of Mr. Pell, had convinced Mr. Younes to continue negotiations with Aberdeen. The Committee also discussed the ongoing discussions between Aberdeen and two of Artio Global’s fixed income portfolio managers, and directed Messrs. Williams and Harte and Goldman Sachs to continue to explore ways to facilitate a compromise among these parties to enable Artio Global to enter into a value-maximizing transaction for its shareholders with Aberdeen (as reaching agreement with these individuals was a condition to Aberdeen’s willingness to proceed with a transaction at the $2.75 offer price). The Committee also directed Goldman Sachs to update the Significant Shareholder on the potential transaction in light of the progress made in negotiations with Aberdeen. The Committee also reviewed with its advisors and Messrs. Williams and Harte certain financial projections of Artio Global prepared by Artio Global’s management. Mr. Harte noted, among other things, that, according to the projections, Artio Global likely would suffer a loss per share of $0.43 and $0.31, respectively, in 2013 and 2014 and, in a downside case, would suffer a loss per share of $0.53 and $0.57, respectively, in 2013 and 2014. For a further description of these and other projections, please refer to the section entitled “—Certain Financial Projections” beginning on page 60. After discussions, the Committee reiterated its prior and preliminary conclusions that Artio Global’s stand-alone prospects were challenging and less attractive from a financial standpoint to Artio Global’s shareholders than the proposed transaction with Aberdeen, and that even the downside case reflected in the projections might not fully reflect the downside risks to Artio Global if it experienced unexpected losses of key personnel. The Committee also discussed various other issues related to the potential transaction with Aberdeen, including the status of the draft Merger Agreement and public relations strategies. The Committee then excused Messrs. Williams and Harte from the meeting and discussed proposals regarding potential retention awards in lieu of the SARs.

Following the February 9, 2013 Committee meeting, Goldman Sachs called a senior executive of the Significant Shareholder and briefed him on the potential transaction between Artio Global and Aberdeen. The senior executive responded positively to the potential transaction and stated that the Significant Shareholder would review related documents, including the Voting Agreement requested by Aberdeen, expeditiously. Following this telephone conversation, Davis Polk forwarded the latest drafts of the Merger Agreement and Voting Agreements to the Significant Shareholder’s representatives, after which the Significant Shareholder commenced direct negotiations on its Voting Agreement with Aberdeen.

Also on February 9, 2013, at the Committee’s direction, Mr. Williams had a telephone conversation with Party G regarding a potential transaction involving Artio Global. Party G provided preliminary indications that it might be interested in re-evaluating an acquisition of Artio Global’s assets. During the conversation, Mr. Williams informed Party G that, in light of the status of Artio Global’s discussions with other potential buyers, should it wish to put forth a competitive bid for Artio Global, it should do so promptly and at a price that represented a substantial premium to the tangible book value of Artio Global’s assets. Party G provided no indication in that conversation or thereafter that it was willing to do so or interested in doing so.

On February 11, 2013, the Committee held a telephonic meeting attended by Messrs. Williams and Harte and representatives of Goldman Sachs and Davis Polk at the invitation of the Committee. The Committee discussed with its advisors and Messrs. Williams and Harte the status of discussions with and among Aberdeen, Messrs. Pell and Younes and the Significant Shareholder relating to the potential transaction with Aberdeen, including the status of the Merger Agreement, Voting Agreements, Restated TRA and other related documents; the status of discussions with other potential buyers; other work streams related to the Aberdeen transaction, including public communications strategies, and the timing of Goldman Sachs’s analysis relating to its opinion on the fairness of the transaction from a financial point of view. The Committee then excused Messrs. Williams and Harte from the meeting and discussed potential awards for the proposed SARs recipients in lieu of the SARs.

Also on February 11, 2013, Davis Polk received from Willkie Farr a revised draft of the Merger Agreement. Compared to the draft Merger Agreement that Davis Polk had sent to Willkie Farr on February 7, 2013, the revised draft Merger Agreement proposed, among other things, (i) a closing condition that 40% of the shareholders of certain of Artio Global’s equity mutual funds have voted and that 90% of such shareholders have voted in favor of the transaction, which we refer to as the “Equity Fund Consent Requirements”, a less-demanding requirement than contemplated in previous drafts of the Merger Agreement received from Aberdeen; (ii) a termination fee of 3.3% (down from 3.5% in the most recent Aberdeen draft) of the transaction value payable by Artio Global under certain circumstances; and (iii) a “drop-dead” date of eight months (as opposed to nine month proposed by Artio Global) from the signing date.

Also on February 11, 2013, Mr. Pell reached preliminary agreement with Aberdeen on the terms of the Restated TRA. Later that evening, at the Committee’s direction, Goldman Sachs had a telephone conversation with Mr. Younes to discuss potential concessions under the TRA.

On February 12, 2013, the Committee held a telephonic meeting attended by Messrs. Williams and Harte and representatives of Goldman Sachs and Davis Polk at the invitation of the Committee. The Committee discussed with its advisors and Messrs. Williams and Harte the status of discussions among Aberdeen, Messrs. Pell and Younes and the Significant Shareholder relating to the potential transaction with Aberdeen. Goldman Sachs reviewed with the Committee its preliminary financial analysis of the proposed merger consideration. The Committee then discussed with its advisors certain key outstanding issues in the Merger Agreement and provided specific directions on how to respond to Aberdeen, including that Davis Polk should try to further reduce the percentage thresholds in the Equity Fund Consent Requirements in order to further reduce conditionality of the transaction. The Committee then excused Messrs. Williams and Harte from the meeting and discussed with its advisors possible retention awards to the potential SARs recipients in lieu of the SARs in light of their importance to Artio Global in ensuring that any announced transaction thereafter close and in preserving the value of Artio Global in any stand-alone scenario. Goldman Sachs reported Aberdeen’s previous position that any such awards were expressly not assumed in Aberdeen’s original proposal and therefore should result in a corresponding decrease in the purchase price paid for Artio Global in a potential transaction. Goldman Sachs also noted that it had relayed to Aberdeen’s financial advisor the Committee’s view of the importance of the potential SARs recipients and the other reasons, noted at prior Committee meetings, for why these awards should be granted and that the financial advisor was having further discussions with Aberdeen on this issue.

Also on February 12, 2013, Artio Global reported preliminary month-end AUM of $14.0 billion as of January 31, 2013, down from $14.3 billion as of December 31, 2012.

Between February 9 and February 13, 2013, the parties to the Merger Agreement, the Voting Agreements, and the Restated TRA continued to negotiate and exchange drafts of those agreements through their advisors. Under the Merger Agreement, among other things, Aberdeen agreed to amend the percentage thresholds in the

Equity Fund Consent Requirements from 40% and 90%, respectively, to 40% and 80%, respectively; and to a termination fee of approximately 3.25% of the transaction’s equity value (which fee was understood by the Committee, after consultation with its financial and legal advisors, to be within the range of market practice in relative amount for public company transactions of this sort). Under the Restated TRA, Messrs. Pell and Younes agreed, among other concessions, to waive the Sufficient Income Assumption. As a result, if the potential Merger is consummated in 2013, the full amount of payments they otherwise would be entitled to receive under the TRA with respect to tax years 2014 through 2035 (including the $131 million in payments they otherwise would be entitled to based on the prior analysis) had the TRA Change of Control Provision and the Sufficient Income Assumption been applicable, will be at risk and will be subject, among other things, to the ability of the surviving entity in the Merger and its U.S. affiliates to generate sufficient U.S. taxable income. Under the Restated TRA, Messrs. Pell and Younes also agreed with Aberdeen that (i) beginning in 2014, Aberdeen’s other U.S. tax assets created both before and after the potential acquisition of Artio Global (which assets, based on information provided by Aberdeen, included significant net operating losses at or around the end of January 2013 and are subject to further changes as such tax assets may be used and new tax assets may be created from time to time) will be taken into account before Artio’s historic tax benefits, a reformulation that could further reduce the likelihood and/or amount of payments due to Messrs. Pell and Younes under the Restated TRA; (ii) with respect to tax year 2012, they will receive the payments that they were entitled to under the original TRA, all of which have already accrued on Artio Global’s balance sheet; and (iii) with respect to tax year 2013, they will receive a stipulated payment estimated to be approximately $7.0 million, a material portion of which will likely have accrued on Artio Global’s balance sheet by the effective time of the potential Merger with Aberdeen.

On February 13, 2013, the Committee held two telephonic meetings attended by Goldman Sachs and Davis Polk at the invitation of the Committee. Prior to the meetings, the Committee members had received copies of the draft Merger Agreement (including the draft disclosure letter contemplated thereby), the draft Restated TRA, the draft Voting Agreements, the draft Board and Committee resolutions, a summary of the terms the draft Merger Agreement and related documents, presentation materials prepared by Davis Polk regarding the Committee’s fiduciary duties and presentation materials prepared by Goldman Sachs regarding, among other things, its fairness analysis. Goldman Sachs reported that, after further discussions, Aberdeen continued to maintain its position that any SAR-related awards should result in a corresponding reduction to the purchase price payable to Artio Global’s shareholders in a potential transaction. The Committee had a lengthy discussion with its advisors regarding Aberdeen’s response. The Committee reiterated its views, discussed at prior Committee meetings, that Artio Global would not agree to any price reductions that would reduce value to its shareholders in connection with such awards, and that it would be in the best interests of Artio Global and its shareholders to grant such awards due to, among other things, the importance of the potential recipients to ensuring that any announced transaction is thereafter consummated and to preserving the value of Artio Global were it to remain independent in the event the closing does not occur or otherwise. The Committee then invited Messrs. Williams and Harte to join the meeting and state their views regarding the SARs or potential replacement awards thereof. Messrs. Williams and Harte expressed their views that it would be preferable for Artio Global to be able to grant such retention awards for the business reasons noted by the Committee, but that it was nonetheless in the best interests of Artio Global’s stockholders to proceed with a transaction with Aberdeen at the $2.75 offer price even if no such retention awards could be made. The Committee concurred with this view but directed Mr. Ledwidge to communicate directly the Committee’s views in this regard to Aberdeen’s CEO. Mr. Ledwidge left the meeting to make the telephone call to Mr. Gilbert. After Mr. Ledwidge returned to the meeting, Goldman Sachs left the meeting to have further telephone conversations with Mr. Gilbert at Mr. Gilbert’s request and at the direction of the Committee. After further discussions with Mr. Gilbert, Goldman Sachs returned to the meeting and reported that Aberdeen had agreed to permit Artio Global to adopt retention incentives on terms to be agreed by Aberdeen and Artio Global, between the signing and closing of a potential transaction, providing retention awards in the aggregate of $2.775 million for the potential SARs recipients (as opposed to the approximately $3.8 million aggregate amount of the awards requested by the Committee) in lieu of the SARs without reducing Aberdeen’s $2.75 per share offer price for Artio Global. The reduced amount of the retention was acceptable to and approved by the Committee, with the full amount of the decrease to be borne by Mr. Williams (the proposed retention package of $1,221,000 would be decreased to $610,500) and Mr. Harte (the proposed retention package of $999,000 would be decreased to $499,500). Goldman Sachs also reported that it had received a last-minute, inbound inquiry from an advisor claiming to represent a potential strategic buyer referred to herein as Party P, which had expressed an interest in exploring a possible acquisition of Artio. Based on the description of the discussions with such advisor, the very preliminary nature of the inquiry, and the inability of such advisor to have Party P directly confirm its support of such inquiry on its behalf in a timely manner, the Committee concluded that there was no reason to believe that the inquiry was likely to result in a transaction that would present a superior value proposition to Artio Global’s stockholders than the $2.75 per share offer by Aberdeen. Following discussions, the Committee determined that it would not be in the best interests of Artio Global and its shareholders to delay the potential transaction with Aberdeen because of Party P’s inquiry and noted that Party P would have an opportunity to submit a proposal after the announcement of a transaction, were it seriously interested in Artio Global. Davis Polk reviewed with the Committee a summary of the terms of the draft transaction documents and the Committee’s fiduciary duties. Goldman Sachs again reviewed with the Committee its financial analysis of the proposed merger consideration and delivered its oral opinion to the Committee, which was subsequently confirmed by delivery of a written opinion dated February 13, 2013, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the $2.75 per share in cash to be paid to the holders (other than Aberdeen and its affiliates) of Artio Global’s Class A common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. Goldman Sachs’s financial analysis and written opinion are described below under “—Opinion of the Committee’s Financial Advisor” beginning on page 54 of this document. Among other things, the Committee reviewed sensitivity analyses which showed the severe extent of additional cost cutting that would be required so that the valuation multiples provided by Aberdeen’s $2.75 per share offer (which in many cases were higher than those of comparable companies and in comparable transactions) would fall within or approach the range of multiples of comparable companies and in comparable transactions. The Committee also reviewed and discussed the other reasons for proceeding with the Merger. Following these presentations and extensive discussions, the Committee unanimously (i) approved the form, terms, provisions, and conditions of the Merger Agreement and the Restated TRA, substantially in the forms presented, and the transactions contemplated thereby (including the grant of the Standstill Waivers) and (ii) resolved to recommend to the Board that it authorize and approve the Merger Agreement and the Restated TRA in substantially the forms presented and the transactions contemplated thereby, and recommend the approval and adoption of the Merger Agreement and the Merger by Artio Global’s stockholders.

Immediately following the two Committee meetings, the Board and the Compensation Committee held a joint telephonic meeting attended by Goldman Sachs and Davis Polk at the invitation of the Board. Prior to the meeting, the Board members had received copies of the draft Merger Agreement (including the draft disclosure letter contemplated thereby), the draft Restated TRA, the draft Voting Agreements, the draft Committee resolutions, a summary of the terms the draft Merger Agreement and related documents, presentation materials prepared by Davis Polk regarding the Committee’s fiduciary duties and presentation materials prepared by Goldman Sachs regarding, among other things, its financial analysis. Davis Polk reviewed with the Board a summary of the terms of the proposed Merger Agreement (including the disclosure letter contemplated thereby), Restated TRA and Voting Agreements. Davis Polk reviewed with the Board its fiduciary duties and other legal considerations. Goldman Sachs reviewed with the Board its financial analysis of the proposed merger consideration and confirmed to the Board that it had delivered its oral opinion to the Committee, which was subsequently confirmed by delivery of a written opinion to the Committee dated February 13, 2013, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the $2.75 per share in cash to be paid to the holders (other than Aberdeen and its affiliates) of Artio Global’s Class A common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. Goldman Sachs’s financial analysis and written opinion are described below under “—Opinion of the Committee’s Financial Advisor” beginning on page 54. The Board also reviewed and discussed the reasons for proceeding with the Merger and received from the Committee its unanimous recommendation in favor of the Merger. Following these presentations and extensive discussions, the Board unanimously (i) approved the form, terms, provisions, and conditions of the Merger Agreement and the Restated TRA, substantially in the forms presented, and the transactions contemplated thereby (including the grant of the Standstill Waivers) and (ii) resolved to recommend the approval and adoption of the Merger Agreement and the Merger by Artio Global’s stockholders. The Compensation Committee then discussed with Davis Polk and approved (in light of, among other things, the approved transaction with Aberdeen) certain retention arrangements for certain of Artio Global’s portfolio managers.

Later on February 13, 2013, each of the Merger Agreement, the Restated TRA and the Voting Agreements was executed and delivered by each party thereto. Prior to the open of the financial markets in the United States and the United Kingdom on February  14, 2013, Artio Global issued a press release announcing the Merger.

Reasons for the Merger

As described above in the section entitled “—Background of the Merger” beginning on page 26, in evaluating the Merger Agreement and the Merger, the Committee and the Board (acting upon the recommendation of the Committee) consulted with Artio Global’s management and the Committee’s legal and financial advisors. In reaching their unanimous decisions to authorize and adopt the Merger Agreement and to recommend that Artio Global stockholders vote for the approval of the Merger Agreement, the Committee and the Board (acting upon the recommendation of the Committee) considered a variety of factors, including, but not limited to, the following:

—	Artio Global’s business, strategy, current and projected financial condition and current earnings and earnings prospects;

—

the risks and uncertainties associated with maintaining Artio Global’s existence as a stand-alone company, as discussed in the third succeeding bullet point below, and the opportunities presented by the Merger;

—	the fact that the merger consideration consists solely of cash, providing Artio Global stockholders with certainty of value and liquidity upon consummation of the Merger;

—	recent and historical market prices for Artio Global common stock, as compared to the merger consideration, including the fact that the merger consideration of $2.75 per share represents:

¡	a 34% premium to the $2.05 closing price per share of Artio Global common stock on February 13, 2013, the last trading day before public announcement of the Merger Agreement;

¡	a 38% and 35% premium to the average closing price of Artio Global’s stock over the last 30- and 90-calendar-day trading average, respectively;

¡	a 29% and 14% premium to the peak closing price of Artio Global’s stock over the last 30- and 90-calendar-day trading period, respectively; and

¡	a 25% premium to the median analyst price target for Artio Global of $2.20;

—

the Committee’s and the Board’s belief that the $2.75 per share merger consideration exceeds Artio Global’s likely value as an independent company, particularly given the risks associated with operating Artio Global as a stand-alone public company, which belief was based on a number of factors, including:

¡

the substantial deterioration of Artio Global’s AUM and revenues, as described above in the section entitled “—Background to the Merger” beginning on page 26, particularly with respect to Artio Global’s flagship IE Strategies, which had experienced eleven consecutive quarters of underperformance at the time the Committee began considering strategic alternatives, and which continued to significantly underperform during the course of the 2012 fiscal year, culminating, as of December 31, 2012, in a loss of approximately 74% of Artio Global’s AUM and a decline of approximately 92% in Artio Global’s share price since its initial public offering;

¡	the fact that the investment performance of the IE Strategies was close to the bottom of its peer group over the past three-year period (ranking on the date that the Board approved the Merger in the bottom 91st–96th percentile depending on fund) and five-year period (ranking on such date in the bottom 87th–100th percentile depending on fund) and would require multiple consecutive years of outperforming its peers before those funds would be in a position to raise significant new assets;

¡

the impact of such deterioration on the stability of Artio Global’s business, including, without limitation, with respect to: (i) reputational harm and the risk of accelerated outflows; (ii) the inability to win substantial new business through organic growth to offset the International Equity outflows, even within Artio Global’s best-performing products; and (iii) the increasing difficulty and cost of retaining key personnel;

¡

the fact that, even accounting for Artio Global’s restructuring and expense-reduction efforts, Artio Global’s revenues had declined substantially more rapidly than its costs, leading to forecasts for substantial and prolonged net losses and erosion of cash balances making it difficult, among other things, for Artio Global to pay competitive compensation, thereby increasing the risk of employee attrition;

¡

the opinion of the Committee that, in light of Artio Global management’s revenue projections for the fiscal years 2013 and 2014, which projections are set forth in the section entitled “—Certain Financial Projections” beginning on page 60, Artio Global would be unable to maintain positive earnings per share in 2013 and 2014 through realistic and attainable expense reductions;

¡

the Committee’s analysis of other strategic alternatives for Artio Global, based on, among other things, the Committee’s knowledge of (i) Artio Global’s business, financial condition and results of operations, from both a historical and a prospective perspective, and (ii) the risk-adjusted probabilities associated with achieving Artio Global’s long-term strategic plan as a stand-alone company as compared to the certainty of value and opportunity afforded to Artio Global stockholders by way of the Merger;

¡

the general risks that market conditions could affect the price of Artio Global common stock, as well as the other risks and uncertainties discussed in Artio Global’s public filings with the SEC (including, without limitation, risks associated with investment strategy performance and client attrition, the loss of key personnel, reliance on third-party services and distribution sources, and unforeseen regulatory, compliance or other governmental policies, including those related to Artio Global’s investments in securities of companies located outside of the U.S.);

¡

the risk that present and future macroeconomic trends in the asset management industry may disfavor fixed income strategies, the key driver of the Corporation’s current valuation, and look more favorably on equity strategies, an investment area in which Artio Global would not be competitive, given its recent IE Strategies track record and the closure of its U.S. equity funds; and

¡

the uncertainty of attaining management’s internal financial projections, including those set forth in the section entitled “—Certain Financial Projections” beginning on page 60, particularly in light of the fact that Artio Global has underperformed relative to management’s financial forecasts in the past and that Artio Global’s future financial performance could similarly differ materially from the current projected results;

—

the opinion of Goldman Sachs to the Committee that, as of February 13, 2013 and based upon and subject to the factors and assumptions set forth therein, the $2.75 per share in cash to be paid to the holders (other than Aberdeen and its affiliates) of Class A common stock of Artio Global pursuant to the Merger Agreement was fair from a financial point of view to such holders, and the financial analyses related thereto prepared by Goldman Sachs and described below under “—Opinion of the Committee’s Financial Advisor” beginning on page 54;

—

the fact that the Committee had negotiated an increase in the merger consideration to $2.75 per share from Aberdeen’s initial proposal of $2.35 per share in January 2013 and had also negotiated a reduction in the termination fee from 3.5% of the transaction value plus reimbursement of certain of

Aberdeen’s transaction expenses (totaling up to approximately 4.1% of the transaction value) to approximately 3.25% of the transaction value without additional expense reimbursement;

—

the fact that, since December of 2011, the Committee, its financial advisor and/or Artio Global management had communicated with 58 potential buyers as part of an extensive and far-reaching effort to explore strategic alternatives, and the fact that, at the time Artio Global entered into the Merger Agreement with Aberdeen, none of the Committee, the Board or Artio Global management believed there was a reasonable expectation that Artio Global could find a value-maximizing alternative for its stockholders to the offer made by Aberdeen;

—

the fact that the Committee’s legal and financial advisors were involved throughout the process and negotiations and updated the Committee directly and regularly, thereby providing the Committee with additional perspectives on any negotiations in addition to those of Artio Global’s management;

—	the assessment of the Committee and the Board that Aberdeen would have adequate capital resources to pay the merger consideration;

—

the Committee’s and the Board’s analyses of the impact of the concessions made by Messrs. Pell and Younes under the TRA, as requested by Aberdeen, on Aberdeen’s willingness to acquire Artio Global and the value Aberdeen was and is willing to offer to Artio Global’s public stockholders;

—	the fact that both the Committee and the Board, on the Committee’s recommendation, were unanimous in their determinations to recommend the Merger Agreement for approval by Artio Global stockholders;

—	the Committee’s and the Board’s review of the structure of the Merger and the financial and other terms of the Merger Agreement, including the following specific terms:

¡

the limited and otherwise customary conditions to the parties’ obligations to complete the Merger, which excluded conditions or price adjustments related to Artio Global’s AUM or revenue run rate at the time of closing, increasing the likelihood that the Merger would be consummated;

¡

the ability of Artio Global, subject to certain conditions, to provide information to, and engage in discussions or negotiations with, a third party that makes an unsolicited acquisition proposal that constitutes or is reasonably likely to result in a superior proposal;

¡

the ability of the Board, subject to certain conditions, to change its recommendation that the Artio Global stockholders approve the Merger Agreement in response to a superior proposal and, in addition, to terminate the Merger Agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal, if the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties;

¡	the ability of Artio Global to specifically enforce Aberdeen’s obligations under the Merger Agreement, including its obligations to consummate the Merger;

¡	the customary nature of the representations, warranties and covenants of Artio Global in the Merger Agreement; and

¡

the fact that the terms and conditions of the Merger Agreement minimize, to the extent reasonably practical, the risk that a condition to closing would not be satisfied and also provide reasonable flexibility to operate Artio Global’s business during the pendency of the Merger; and

—

the Committee’s and Board’s review of the Voting Agreements in connection with the transaction, including the fact that: (i) given the risks to the business associated with failing to close an announced transaction, the Voting Agreements promoted closing certainty for the Artio Global stockholders; (ii) the Voting Agreements were required by Aberdeen and supported the offer of its highest price; and (iii) the agreements would terminate upon the termination of the Merger Agreement, including if Artio Global terminated the Merger Agreement to accept a superior proposal.

In the course of its deliberations, the Committee and the Board (acting upon the recommendation of the Committee), in consultation with Artio Global’s management and the Committee’s legal and financial advisors, also considered a variety of risks and other potentially negative factors relating to the Merger, including the following:

—

the fact that the completion of the Merger would result in Artio Global stockholders not having the opportunity to participate in Artio Global’s future earnings growth and the future appreciation of the value of its capital stock that might occur if its strategic plan were successfully implemented on a stand-alone basis;

—

the fact that the Merger is conditioned upon the consent of the stockholders of certain Artio Global public funds, as well as receipt of certain regulatory and other consents, which are beyond Artio Global’s control;

—

the fact that certain of Artio Global’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of Artio Global’s other stockholders. See the section entitled “—Interests of Certain Persons in the Merger” beginning on page 60;

—

the fact that Artio Global has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the Merger is consummated;

—

the risk that the Merger may not be consummated despite the parties’ efforts or that consummation may be unduly delayed, even if the requisite approval is obtained from Artio Global stockholders, including the possibility that conditions to the parties’ obligations to complete the Merger may not be satisfied, and the potential resulting disruptions to Artio Global’s business;

—

the potential negative effect of the pendency of the Merger on Artio Global’s business and relationships with employees, clients and other stakeholders, including the risks of client attrition and that certain key personnel might choose not to remain employed with Artio Global, regardless of the completion of the Merger;

—

the fact that Artio Global’s operations are restricted by the interim operating covenants in the Merger Agreement during the period between the execution of the Merger Agreement and the closing of the Merger, which restrictions could effectively prohibit Artio Global from undertaking material strategic initiatives or other material transactions that would otherwise be beneficial to Artio Global and its stockholders; and

—	the fact that the merger consideration will potentially be taxable to Artio Global stockholders.

After considering the foregoing potentially positive and potentially negative factors, the Committee and the Board (acting upon the recommendation of the Committee) concluded that the potentially positive factors relating to the Merger Agreement and the Merger substantially outweighed the potentially negative factors.

The foregoing discussion of the information and factors considered by the Committee and the Board (acting upon the recommendation of the Committee) is not exhaustive, but is intended to reflect the material factors considered by the Committee and the Board in their consideration of the Merger. In view of the complexity, and the large number, of the factors considered, the Committee and the Board, both individually and collectively, did not quantify or assign any relative or specific weight to the various factors. Rather, the Committee and the Board (acting upon the recommendation of the Committee) based their recommendations on the totality of the information presented to and considered by them. In addition, individual members of the Committee and the Board may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the Committee and the Board involves information, estimates, and opinions that are forward-looking in nature. The forward-looking information, estimates and opinions should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 20.

Recommendation of the Artio Global Board of Directors

After careful consideration and upon the unanimous recommendation of the Committee, the Artio Global Board has unanimously determined that the Merger Agreement and the Merger are advisable, fair to and in the best interests of Artio Global and its stockholders, and has unanimously authorized and adopted the Merger Agreement and approved the Merger.

THE ARTIO GLOBAL BOARD UNANIMOUSLY RECOMMENDS THAT THE ARTIO GLOBAL STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

Opinion of the Committee’s Financial Advisor

Goldman Sachs delivered its opinion to the Committee that, as of February 13, 2013 and based upon and subject to the factors and assumptions set forth therein, the $2.75 in cash to be paid to the holders (other than Aberdeen and its affiliates) of Class A common stock of Artio Global pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated February 13, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Committee in connection with its consideration of the Merger. Goldman Sachs’s opinion does not constitute a recommendation as to how any holder of Class A common stock of Artio Global should vote with respect to the Merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

—	the Merger Agreement;

—	annual reports to stockholders and Annual Reports on Form 10-K of Artio Global for the three fiscal years ended December 31, 2011;

—	Artio Global’s Registration Statement on Form S-1, including the prospectus contained therein, dated September 23, 2009, relating to Artio Global’s initial public offering of Class A common stock;

—	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Artio Global;

—	certain other communications from Artio Global to its stockholders;

—	certain publicly available research analyst reports for Artio Global; and

—

certain internal financial analyses and forecasts for Artio Global for 2013 and 2014 prepared by its management, as approved for Goldman Sachs’s use by the Committee (the “Forecasts”, comprising the “2013 Base Case” and “2014 Base Case”, each of which is described in further detail in the section entitled “—Certain Financial Projections” beginning on page 60).

Goldman Sachs also held discussions with members of the senior management of Artio Global regarding management’s assessment of the past and current business operations, financial condition and future prospects of Artio Global; reviewed the reported price and trading activity for Class A common stock of Artio Global; compared certain financial and stock market information for Artio Global with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the asset management industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the Committee, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the Committee that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Artio Global. Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Artio Global, its funds or any of their respective subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to Goldman Sachs’s analysis. Goldman

Sachs has also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Goldman Sachs’s analysis.

Goldman Sachs’s opinion does not address the underlying business decision of Artio Global to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Artio Global; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’s opinion addresses only the fairness from a financial point of view, as of February 13, 2013, of the $2.75 in cash to be paid to the holders (other than Aberdeen and its affiliates) of Class A common stock of Artio Global pursuant to the Merger Agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Artio Global; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Artio Global, or class of such persons, in connection with the Merger, whether relative to the $2.75 in cash to be paid to the holders (other than Aberdeen and its affiliates) of Class A common stock of Artio Global pursuant to the Merger Agreement or otherwise. Goldman Sachs is not expressing any opinion as to the impact of the Merger on the solvency or viability of Artio Global, its funds or Aberdeen or the ability of Artio Global, its funds or Aberdeen to pay their respective obligations when they come due. Goldman Sachs’s opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, February 13, 2013, and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after February 13, 2013. Goldman Sachs’s advisory services and its opinion were provided for the information and assistance of the Committee in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of Class A common stock of Artio Global should vote with respect to the Merger or any other matter. Goldman Sachs’s opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Committee in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses performed by Goldman Sachs. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 12, 2013, which was the last trading day prior to the date that Goldman Sachs delivered its opinion to the Committee, and is not necessarily indicative of current market conditions. Goldman Sachs advised the Committee that it did not undertake a discounted cash flow analysis or a comparison of multiples of earnings and for earnings before interest, taxes, depreciation, and amortization, referred to below as “EBITDA”, or net income in connection with rendering its fairness opinion because the Forecasts did not project positive cash flows, EBITDA or net income for Artio Global in 2013 and 2014 (and no projections beyond 2014 were prepared by Artio Global).

Historical Stock Trading Analysis

Goldman Sachs reviewed the historical trading prices and volumes for the Class A common stock of Artio Global. In addition, Goldman Sachs compared the consideration to be paid to holders of Class A common stock of Artio Global pursuant to the Merger Agreement in relation to the historical trading price of Class A common stock of Artio Global. This comparison indicated that the $2.75 in cash to be paid to the holders of Class A common stock of Artio Global pursuant to the Merger Agreement represented:

—	a premium of 29% to the closing price of Class A common stock of Artio Global of $2.14 on February 12, 2013;

—	a premium of 36% and 34% to the average closing price of Class A common stock of Artio Global over the last 30 trading days and 90 trading days, respectively;

—	a premium of 29% and 14% to the peak closing price of Class A common stock of Artio Global over the last 30 trading days and 90 trading days, respectively; and

—	a premium of 25% to the median research analyst price target of $2.20.

Illustrative Future Trading Price Analyses

Goldman Sachs performed an illustrative analysis of the implied present value of the future trading price of Artio Global based on two financial metrics:

—

Artio Global’s market capitalization as a multiple of run-rate revenue, referred to below as “Market Cap/RR Revenues”, which was calculated during the period December 2011 through February 2013 and yielded an illustrative range of multiples of 1.4x to 2.0x; and

—

Artio Global’s premium to book value as a multiple of run-rate revenues, referred to below as “Premium to BV/RR Revenues”, which was calculated during the period December 2011 through February 2013 and yielded an illustrative range of multiples of (0.2)x to 0.5x.

For the Market Cap/RR Revenues analysis, Goldman Sachs first multiplied Artio Global’s projected investment management fees for each of the years ending December 31, 2013 and 2014, as set forth in the Forecasts, by multiples of 1.4x to 2.0x to determine an implied market capitalization for Artio Global at the end of each such year. For the Premium to BV/RR Revenues analysis, Goldman Sachs first multiplied Artio Global’s projected investment management fees for each of the years ending December 31, 2013 and 2014, as set forth in the Forecasts, by multiples of (0.2)x to 0.5x to determine an implied premium/(discount) to the book value of Artio Global at the end of each such year Goldman Sachs then applied such premium/(discount) to the projected book value of Artio Global, as set forth in the Forecasts, at December 31, 2013 and 2014 to determine an implied market capitalization of Artio Global at each such date.

Goldman Sachs then divided each such implied market capitalization by the number of average diluted shares of Artio Global projected in the Forecasts to be outstanding in 2013 and 2014 to determine an implied trading price per share of Class A common stock of Artio Global at December 31, 2013 and 2014. These implied future trading prices were then discounted back to February 12, 2013 using a discount rate of 18%, reflecting an estimate of Artio Global’s cost of equity. Estimates for Artio Global’s cost of equity were derived by application of the Capital Asset Pricing Model, which takes into account certain company-specific metrics, including betas for Artio Global and selected companies that exhibited similar business characteristics to Artio Global, as well as certain financial metrics for the United States financial markets generally. This analysis yielded an illustrative range of present values of the future implied per share trading prices of Class A common stock of Artio Global of $0.95 to $1.68 for the Market Cap/RR Revenue analysis and $1.17 to $2.16 for the Premium to BV/RR Revenue analysis.

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for Artio Global to the corresponding financial information, ratios and public market multiples for the following companies in the asset management industry:

—	BlackRock, Inc.

—	Franklin Resources Inc.

—	T. Rowe Price Group, Inc.

—	Invesco Ltd.

—	Affiliated Managers Group Inc.

—	AllianceBernstein Holding L.P.

—	Eaton Vance Corp.

—	Legg Mason Inc.

—	Waddell & Reed Financial Inc.

—	Federated Investors, Inc.

—	Janus Capital Group, Inc.

—	GAMCO Investors, Inc.

—	Cohen & Steers Inc.

—	Manning & Napier, Inc.

—	WisdomTree Investments, Inc.

—	Virtus Investment Partners Inc.

—	Calamos Asset Management Inc.

—	Epoch Investment Partners, Inc.

—	Pzena Investment Management, Inc.

Although none of the selected companies is entirely comparable to Artio Global, the companies included were chosen because they are companies in the asset management industry for which publicly available research analyst forecasts were available and with operations, product profiles and clients that for purposes of analysis may be considered similar to certain operations, product profiles and clients of Artio Global.

The estimates for EBITDA contained in the analysis set forth below were based on Institutional Brokers’ Estimate System, which we refer to as “IBES”, median estimates and Wall Street research as of February 12, 2013.

In its analysis, Goldman Sachs derived for the selected companies:

—

enterprise value (which is defined as fully diluted equity value plus total debt, less total cash and cash equivalents), as of February 12, 2013, as a multiple of revenue for calendar years 2013, referred to below as “2013 EV/Revenue”, and 2014, referred to below as “2014 EV/Revenue”; and

—	enterprise value, as of February 12, 2013, as a ratio of assets under management, referred to below as “2013 EV/AUM”.

Goldman Sachs compared these ratios for the selected companies to two ratios for Artio Global. The first ratio was equity value (or market capitalization), and the second ratio was illustrative enterprise value, which is defined as Artio Global’s enterprise value less Artio Global’s excess working capital. Goldman Sachs calculated Artio Global’s excess working capital as the amount projected in the Forecasts for Artio Global’s working capital at the end of 2014 in excess of an assumed normalized level of working capital (with the normalized level based on the median level of working capital, as a percentage of operating expenses, for Calamos Asset Management Inc., Cohen & Steers Inc., Epoch Investment Partners, Inc., Federated Investors, Inc., GAMCO Investors, Inc., Janus Capital Group, Inc., Manning & Napier, Inc., Pzena Investment Management, Inc., Virtus Investment Partners Inc. and Waddell & Reed Financial Inc. as of December 31, 2014).

The results of this analysis are summarized as follows:

	2013 EV/Revenue	2014 EV/Revenue	2013 EV/AUM (%)
Range of the Selected Companies (excluding Artio Global)	1.5x – 10.2x	1.5x – 7.2x	0.6% – 7.8%
Mean of the Selected Companies (excluding Artio Global)	4.0x	3.4x	2.7%
Median of the Selected Companies (excluding Artio Global)	3.7x	3.2x	2.8%
Artio Global:
Equity Value	2.9x	3.0x	1.3%
Illustrative Enterprise Value	1.8x	1.8x	0.8%

(1)	Earnings-related figures for Affiliated Managers Group Inc. based on cash earnings per share.

Selected Precedent Transactions Analysis

Goldman Sachs analyzed certain information relating to transactions in the asset management industry. Specifically, Goldman Sachs reviewed the following transactions:

Acquiror	Target	Date Announced
BlackRock, Inc.	Barclays Global Investors Ltd.	June 2009
Macquarie Bank Limited	Delaware Management Holdings, Inc.	August 2009
Ameriprise Financial Inc.	Columbia Management Group, LLC	September 2009
Invesco Ltd.	Van Kampen Investments, Inc.	October 2009
Piper Jaffray Companies	Advisory Research Holdings, Inc.	December 2009
Aberdeen Asset Management PLC	RBS Asset Management Limited	January 2010
Evercore Partners Inc.	Atalanta Sosnoff Capital, LLC	March 2010
Affiliated Managers Group, Inc.	Trilogy Global Advisors, LLC	September 2010
Royal Bank of Canada	BlueBay Asset Management plc	October 2010
The Bank of Nova Scotia	DundeeWealth Inc.	November 2010
Ashmore Group PLC	Emerging Markets Management, L.L.C.	February 2011
BT Investment Management Limited	J O Hambro Capital Management Limited	July 2011
Nuveen Investments, Inc.	Gresham Investment Management LLC	November 2011
The Toronto-Dominion Bank	Epoch Investment Partners, Inc.	December 2012

Although none of the companies that participated in the selected transactions is directly comparable to Artio Global and none of the transactions in the selected transactions analysis is directly comparable to the Merger, Goldman Sachs selected these transactions because the transaction terms and financial results of the selected transactions were publicly available, the selected transactions were announced since the 2008 financial crisis, and each of the target companies in the selected transactions was involved in the asset management industry and had operating characteristics and products that for purposes of analysis may be considered similar to certain operating characteristics and products of Artio Global.

For each of the selected transactions, Goldman Sachs calculated and compared the equity value of the target company, calculated based on the announced purchase price for the transaction, as a multiple of each of the financial metrics set forth below. Latest twelve-month, which we refer to as “LTM”, multiples were used for calendar year 2013, and run-rate multiples were used for 2014.

The following table presents the results of this analysis:

	Selected Transactions			Proposed Transaction
	Range	Mean	Median	Equity Value	Illustrative Enterprise Value

2013 EV/Revenue	3.1x – 6.3x	4.9x	5.1x	2.9x	1.8x

2014 EV/Revenue	1.3x – 5.7x	3.3x	3.2x	3.0x	1.8x

2013 EV/AUM (%)	0.3% – 4.3%	2.4%	2.8%	1.3%	0.8%

Illustrative Forecast Sensitivity Analysis

In both its Selected Companies Analysis and its Selected Precedent Transaction Analysis, Goldman Sachs also derived multiples of enterprise value to EBITDA. As noted above, however, Goldman Sachs did not undertake a comparison of multiples of EBITDA for Artio Global because the Forecasts did not project positive EBITDA for Artio Global in 2013 and 2014. Goldman Sachs nevertheless calculated that, if the expenses projected in the Forecasts for 2013 and 2014 were hypothetically reduced, and if any such reduction did not result in a corresponding reduction in Artio Global’s revenue for the period, the following illustrative transaction multiples would result:

Expense Reduction (%):	2013 Estimates					2014 Estimates
	10.0	20.0	30.0	40.0	50.0	10.0	20.0	30.0	40.0	50.0
EV/EBITDA	—	—	50.8x	15.2x	8.9x	—	45.1	16.2x	9.9x	7.1x

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summaries set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’s opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Artio Global or Aberdeen or the Merger.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the Committee that, as of February 13, 2013 and based upon and subject to the factors and assumptions set forth therein, the $2.75 in cash to be paid to the holders (other than Aberdeen and its affiliates) of Class A common stock of Artio Global pursuant to the Merger Agreement was fair from a financial point of view to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Artio Global, Aberdeen, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The $2.75 in cash to be paid to the holders of Class A common stock of Artio Global was determined through arm’s-length negotiations between Artio Global and Aberdeen and was approved by the Committee. Goldman Sachs provided advice to the Committee during these negotiations. Goldman Sachs did not, however, recommend any specific consideration to Artio Global or the Committee or recommend that any specific consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’s opinion to the Committee was one of many factors taken into consideration by the Committee in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D to this proxy statement.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Artio Global, its funds, Aberdeen, any of their respective affiliates and third parties, including GAM, Mitsubishi UFJ Financial Group Inc., an approximately 19% stockholder of Aberdeen as of February 28, 2013, which we refer to as “Mitsubishi”, or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement for the accounts of Goldman, Sachs & Co. and its affiliates and employees and their customers. Goldman Sachs has acted as financial advisor to the Committee in connection with, and have participated in certain of the negotiations leading to, the transaction.

Goldman Sachs has provided certain investment banking services to Artio Global and its affiliates from time to time, for which Goldman Sachs’s Investment Banking Division has received, and may receive, compensation, including having acted as a lender with respect to Artio Global’s term loan facility (aggregate principal amount $60,000,000) through March 2012 and as a lender with respect to Artio Global’s revolving credit facility (aggregate principal amount $50,000,000) through March 2012. During the two-year period ended February 13, 2013, the Investment Banking Division of Goldman Sachs has received compensation for services provided to Artio Global and its affiliates of approximately $380,000, excluding compensation paid or to be paid to the Investment Banking Division of Goldman Sachs pursuant to its engagement in connection with the Merger.

Goldman Sachs has also provided certain investment banking services to Mitsubishi and its affiliates, including The Bank of Tokyo-Mitsubishi UFJ, Ltd., which we refer to as the “Bank of Tokyo”, from time to time for which Goldman Sachs’s Investment Banking Division has received, and may receive, compensation, including having acted as co-manager with respect to a public offering of Bank of Tokyo’s 0.555% bonds due January 2016 (aggregate principal amount $483,000,000) in January 2011; as co-manager with respect to a public offering of Bank of Tokyo’s 1.510% bonds due April 2021 (aggregate principal amount $236,000,000) in April 2011; as co-manager with respect to a public offering of Bank of Tokyo’s 0.710% bonds due April 2016 (aggregate principal amount $827,000,000) in April 2011; as co-manager with respect to a public offering of Bank of Tokyo’s 0.545% and 1.275% bonds due July 2016 and July 14, 2021, respectively (aggregate principal amount $984,000,000) in July 2011; as co-manager with respect to a public offering of Bank of Tokyo’s 1.120% bonds due October 2021 (aggregate principal amount $129,000,000) in October 2011; as co-manager with respect to a public offering of Bank of Tokyo’s 0.465% bonds due October 2016 (aggregate principal amount $517,000,000) in October 2011; as co-manager with respect to a public offering of Mitsubishi’s 0.460% bonds due January 2017 (aggregate principal amount $651,000,000) in January 2012; as co-manager with respect to a public offering of Bank of Tokyo’s 1.070% bonds due April 2022 (aggregate principal amount $124,000,000) in April 2012; as co-manager with respect to a public offering of Bank of Tokyo’s 0.410% bonds due April 2017 (aggregate principal amount $495,000,000) in April 2012; as co-manager with respect to a public offering of Bank of Tokyo’s 0.865% bonds due July 2022 (aggregate principal amount $126,000,000) in July 2012; as co-manager with respect to a public offering of Bank of Tokyo’s 0.275% bonds due July 2017 (aggregate principal amount $504,000,000) in July 2012; as co-manager with respect to a public offering of Bank of Tokyo’s 0.820% bonds due January 2023 (aggregate principal amount $112,000,000) in January 2013; and as co-manager with respect to a public offering of Bank of Tokyo’s 0.240% bonds due January 2018 (aggregate principal amount $447,000,000) in January 2013. Goldman Sachs may also in the future provide investment banking services to Artio Global, its funds, Aberdeen, GAM, Mitsubishi, Bank of Tokyo and their respective affiliates for which Goldman Sachs’s Investment Banking Division may receive compensation. During the two-year period ended February 13, 2013, the Investment Banking Division of Goldman Sachs has received compensation for services provided to Mitsubishi and its affiliates of approximately $740,000.

The Committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated January 12, 2012, the Committee engaged Goldman Sachs to act as its financial advisor in connection with the Merger. Pursuant to the terms of this engagement letter, Artio Global has agreed to pay Goldman Sachs a transaction fee of approximately $2.6 million, all of which is contingent upon consummation of the Merger. In addition, Artio Global has agreed to reimburse certain of Goldman Sachs’s expenses arising, and indemnify Goldman Sachs’s against certain liabilities that may arise, out of its engagement.

Certain Financial Projections

Due to, among other reasons, the inherent unpredictability of forward-looking financial forecasting, Artio Global does not generally publish its business plan and strategies or make external disclosures of its anticipated financial position or results of operations other than providing, from time to time, estimated ranges of certain expected financial results and operational metrics that are typically limited to the current year in its regular earnings press releases and other investor materials. In connection with Artio Global’s ordinary-course business planning, budgeting process, and monitoring of Artio Global’s assets under management, which we refer to as “AUM”, Artio Global’s management prepared, and provided to Artio Global’s board of directors, certain non-public financial projections for the fiscal year 2012 that were not intended for public disclosure. The tables set forth below include summaries of projections referred to as the “2012 Budget”, which was prepared in the fourth quarter of 2011, and the “2012 Budget Update”, which was prepared in June of 2012. The 2012 Budget and 2012 Budget Update also were provided to Goldman Sachs for its use in connection with advising the Committee with respect to its consideration of Artio Global’s strategic alternatives.

At the Committee’s direction, Artio Global’s management prepared certain other non-public financial projections, which were not intended for public disclosure, but which were provided to the Committee to assist in its consideration of Artio Global’s strategic alternatives. The tables set forth below include summaries of these projections, which include (1) the “2012 Pro Forma Stand-Alone Base Case” and the “2012 Pro Forma Stand-Alone Downside Case”, which were prepared in January of 2012, and (2) the “2013/2014 Base Case” and the “2013/2014 Downside Case”, which were prepared in February of 2013. The Committee directed Goldman Sachs to use the 2013/2014 Base Case in connection with the financial analyses summarized in the section entitled “—Opinion of the Committee’s Financial Advisor” beginning on page 54. During the extended time period described in the section entitled “—Background of the Merger” beginning on page 26, Artio Global’s board of directors received incremental updates to the various projections in the ordinary course of its supervision of the business.

During the course of discussions between Artio Global and Aberdeen, Artio Global provided Aberdeen with certain summary financial data, including certain profit and loss statements and summary balance sheets. These materials did not contain full financial projections, but included certain forward-looking run-rate estimates, as of November 30, 2012. The tables set forth below include a summary of certain of these projections, referred to as “November 30 Run-Rate Estimates”, which were prepared in December of 2012 and related to all of Artio Global’s investment teams. During the period of its negotiations with Artio Global, Aberdeen received periodic updates to the AUM and revenue run rates to account for known changes in AUM.

All of the aforementioned sets of projections reflected various judgments, assumptions and estimates of Artio Global management made in good faith when such projections were prepared with respect to a number of financial performance metrics, including, but not limited to, levels of AUM, rates of customer and employee attrition, the ability to win new business and changes in portfolio performance, as well as general business, economic, market and financial conditions. The tables below reflect (1) the significant erosion of Artio Global’s AUM and revenues (described above in the sections entitled “—Background of the Merger” beginning on page 26 and “—Reasons for the Merger” beginning on page 50), (2) the corresponding trajectory of the projections of Artio Global’s management; and (3) the extent to which the AUM and revenue erosion consistently outpaced the expectations reflected in those projections. For illustrative and comparative purposes, the tables below include Artio Global’s actual financial performance in the 2011 and 2012 fiscal years, which we refer to as the “2011 Actual Results” and the “2012 Actual Results”, respectively.

None of the projections included below were prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or generally accepted accounting principles as applied in the U.S., or “GAAP”. In addition, the financial projections were not prepared with the assistance of, or reviewed, compiled or examined by, independent accountants.

Artio Global cautions you that these financial projections are speculative in nature and based on subjective decisions and assumptions. The summary of these financial projections is not being included in this proxy statement to influence your decision as to whether to vote for the Merger, but rather because, as noted above, these financial projections or summaries thereof were provided by Artio Global to the Artio Global board of directors, the Committee, Aberdeen and/or the Committee’s financial advisor, Goldman Sachs.

Projections and Actual Adjusted Results Relating to Fiscal Years 2011 and 2012

	2011 Actual Results (adjusted)(2)	2012 Budget (adjusted)(3)	2012 Pro Forma Stand-Alone Base Case (adjusted)(4)	2012 Pro Forma Stand-Alone Downside Case (adjusted)(4)	2012 Budget Update (adjusted)(5)	2012 Actual Results (adjusted)(6)
	($ in millions)
Total Revenues	276.0	169.8	169.8	114.8	127.9	124.3
Adjusted Expenses(1)	145.0	140.1	121.5	112.1	121.8	106.4
Adjusted Operating Income(1)	131.0	29.7	48.3	2.6	6.1	17.9
Adjusted Net Income(1)	73.4	17.8	28.9	1.6	4.7	15.0
AUM (average)	44,427	28,744	28,744	20,000	22,729	21,816
AUM (end of period)	30,359	26,605	26,605	20,000	18,830	14,332
Net Client Cash Flows	(16,697)	(7,380)	(7,380)	(13,985)	(12,782)	(18,576)

(1)	Artio Global’s regular financial results are reported on an adjusted basis from GAAP as are its budgets, and management provided the Committee with financial projections on such an adjusted basis in order to assist it in the evaluation of Artio Global’s strategic alternatives. The purpose and intent of these adjustments are to provide a more representative picture of Artio Global’s financial performance across periods on an operating basis. Specifically, the GAAP figures are “adjusted” to exclude the after-tax impact of certain items from expenses, including, but not limited to: (i) the compensation, benefits and general and administrative costs associated with organizational changes; (ii) the amortization expense for restricted stock unit awards granted at the time of Artio Global’s initial public offering; (iii) the valuation allowance on Artio Global’s deferred tax assets and related write-down of the liability under the Tax Receivable Agreement; and (iv) other items that management believes are non-recurring in nature. For a more detailed discussion of these adjustments, please see pages 34-52 of Artio Global’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which are incorporated herein by reference, which we refer to as our “Annual Report”.

(2)	This column reflects Artio Global’s adjusted financial performance in the 2011 fiscal year and is included for illustrative and comparative purposes.

(3)

The 2012 Budget was prepared by Artio Global management in its ordinary-course business planning and budgeting process throughout the fourth quarter of 2011 and was presented to and approved by the Board in December 2011. The 2012 Budget assumed that, given the significant underperformance of International Equities during 2011, specifically in the second half of the year, International Equities would be in a period of net outflows for the medium term and not be in a position to attract new institutional assets until the three-year track record (then in the 100th percentile) reflected significant improvement. It further assumed that in 2012: (i) Artio Global would take certain limited expense-reduction measures; (ii) Artio Global’s High Yield, High Grade and U.S. Equity products would experience net inflows of, in the aggregate, $3.1 billion, and International Equities would experience $10.2 billion of net outflows; and (iii) the market would return 6% for equity products and 3-4% for fixed-income products.

(4)	In connection with its initial consideration of potential strategic alternatives, the Committee directed Artio Global management to develop the 2012 Pro Forma Stand-Alone Base Case and 2012 Pro Forma Stand-Alone Downside Case to illustrate Artio Global’s potential future prospects as a stand-alone entity. The 2012 Pro Forma Stand-Alone Base Case generally reflected the assumptions of the 2012 Budget, but assumed an additional $19.4 million in expense reductions (not including severance-related charges, which are excluded from the “adjusted” figures) intended to “re-size” the business and expense base to correspond to its substantially decreased AUM. The 2012 Pro Forma Stand-Alone Downside Case assumed a lower average annual AUM and, correspondingly, even deeper expense cuts. The 2012 Pro Forma Stand-Alone Base Case and 2012 Pro Forma Stand-Alone Downside Case were shared with the Committee on January 22, 2012. At the time the 2012 Pro Forma Stand-Alone Base Case and 2012 Pro Forma Stand-Alone Downside Case were shared with the Committee, the anticipated levels of AUM and net client outflows during January, 2012 had called into question the 2012 Budget’s AUM assumptions.

(5)	As part of its ongoing management responsibilities and its efforts to monitor and manage the continuing deterioration of Artio Global’s AUM and revenues, Artio Global management prepared periodic updates to the 2012 Budget during the course of the year, including the 2012 Budget Update that was generated halfway through the 2012 fiscal year and, thus, included actual results for the first six months of the fiscal year 2012. Such periodic updates were routinely provided to Artio Global’s board in connection with the Board’s ordinary-course responsibility to oversee the management of the business in a manner unrelated to the Committee’s consideration of strategic alternatives. The 2012 Budget Update reflected a substantial downward revision of the financial-performance expectations of the 2012 Budget in light of the significant reduction in AUM and the resulting impact on revenues. At the time the 2012 Budget Update was completed, management had not finalized expense-saving initiatives associated with a potential downsizing of the business. The potential savings of such initiatives were therefore not included. Those savings and the impact of reduced AUM and investment performance are reflected in Artio Global’s adjusted actual financial performance in the 2012 fiscal year in the next column to the right, which factors account for a significant portion of the difference between the adjusted net income projected in the 2012 Budget Update and that shown in the ultimate 2012 actual adjusted financial performance.

(6)	This column reflects Artio Global’s adjusted financial performance in the 2012 fiscal year and is included for illustrative and comparative purposes. In addition to the general adjustments described above in note (1), the figures in this column reflect substantial decreases in compensation-related expenses, in part as a result of accelerated work-force reduction and lower expenses related to Artio Global’s Long-Term Incentive Plan, resulting from a decline in investment performance. Additionally, shareholder servicing and marketing, as well as general and administrative expenses, were reduced due to cost savings and other expenses directly correlated to lower average AUM and lower headcount, in part associated with the closing of Artio Global’s U.S. Equity strategies and other expense-saving initiatives. Lastly, the positive impact of mark-to-market accounting treatment with respect to Artio Global’s seed capital investments improved the shown Adjusted Net Income.

November 30 Run-Rate Estimates

As noted above, Artio Global provided the November 30 Run-Rate Estimates, and periodic updates thereto, to Aberdeen as part of Aberdeen’s consideration of an acquisition of Artio Global.

Nov. 30 Run-Rate Estimates(1)(2)
($ in millions)
Revenues	68.4
Adjusted Expenses	75.5
Adjusted Operating Income	(7.2)
AUM	13,903

(1)	The November 30 Run-Rate Estimates reflected AUM as of November 30, 2012, plus known outflows for December 2012 and January 2013, but did not account for any expected further client outflows and related reductions of AUM and revenues. The November 30 Run-Rate Estimates did not reflect: (i) the financial impact of retention awards, both with respect to awards granted in January 2013 to select non-portfolio management employees and the potential arrangements being discussed with the fixed-income investment teams, that were assumed for the purposes of the 2013 and 2014 projections, as discussed below; (ii) costs related to sales commissions; (iii) costs related to insurance; and (iv) costs relating to having a board of directors. If such expenses were included, the run-rate adjusted operating loss would be approximately $20.6 million. Additionally, the November 30 Run-Rate Estimates only assumed the ongoing economic impact of certain deferred compensation awards to a prospective buyer and certain other expense synergies that a prospective buyer would be able to extract.

(2)	The AUM and revenue run rates of the November 30 Run-Rate Estimates were last updated for Aberdeen as of January 9, 2013 and reflected AUM, after known outflows, of approximately $13.6 billion and a revenue run rate of $66.1 million. Artio Global provided an updated list of all client terminations to Aberdeen on an ongoing basis, including a list on the day of the signing of the Merger Agreement, February 13, 2013.

Projections Relating to Fiscal Years 2013 and 2014

In connection with its evaluation of Aberdeen’s offer to acquire Artio Global at $2.75 per share, the Committee instructed management to prepare certain financial projections for the fiscal years 2013 and 2014. Future financial performance is difficult to predict in Artio Global’s industry under any circumstances. The rapid deterioration of Artio Global’s AUM and revenues and the resulting instability have made it more difficult for Artio Global to develop accurate projections.

	2012 Actual Results (adjusted)(1)	2013 Base Case (adjusted)(2)	2013 Downside Case (adjusted)(3)	2014 Base Case (adjusted)(4)	2014 Downside Case (adjusted)(5)
	($ in millions)
Total Revenues	124.3	60.3	51.4	59.3	41.1
Adjusted Expenses	106.4	96.7	94.7	79.8	76.9
Adjusted Operating Income	17.9	(36.4)	(43.3)	(20.5)	(35.8)
Adjusted Net Income	15.0	(23.5)	(29.3)	(19.5)	(35.8)
AUM (average)	21,816	13,108	11,063	13,477	9,110
AUM (end of period)	14,332	13,100	9,223	13,855	8,988
Net Client Cash Flows	(18,576)	(1,743)	(5,256)	642	(359)

(1)	This column reflects Artio Global’s adjusted financial performance in the 2012 fiscal year and is included for illustrative and comparative purposes.

(2)	The 2013 Base Case assumed that the underperformance sustained by the International Equity strategies since 2009 would result in continued outflows of $2.6 billion and that, with improved investment performance, International Equity AUM would stabilize in the second half of the year at $1.9 billion. It further assumed that the Fixed Income strategies would have net inflows of $1.0 billion and that the market would return 6% for equities and 3% to 4% for fixed income. It also included certain cost-reduction initiatives, including anticipated headcount reductions and lower discretionary spending across other expense items. Lastly, the 2013 Base Case includes the financial impact of certain retention awards (excluding the SARs), both with respect to awards granted in January 2013 to certain non-portfolio management employees and the potential arrangements being discussed with the fixed-income investment teams.

(3)	The 2013 Downside Case generally followed the assumptions described above for the 2013 Base Case, with the exception that it also assumed (i) an additional $3.5 billion in net outflows (resulting in a $2.0 billion average AUM decrease) across all strategies, reflecting a potential scenario where clients would terminate their relationship with Artio Global based on perceptions about the stability of the organization and (ii) a reduction in certain costs directly tied to levels of AUM.

(4)	The 2014 Base Case assumed that Artio Global would be able to grow its fixed income business modestly ($1.0 billion in net inflows) and would have residual net outflows from International Equity of $0.4 billion, as it would take a number of years to rebuild International Equity’s investment-performance track record before it would be able to attract assets. The 2014 Base Case also assumed that expenses would be reduced in 2014, as certain incentive compensation schemes would not be renewed and the impact of prior year bonus deferrals would be lessened. Furthermore, the full impact of the cost-saving initiatives Artio Global planned to embark upon in 2013 would be fully realized in 2014.

(5)	The 2014 Downside Case assumed that, following the assumptions embedded in the 2013 Downside Case, Artio Global would continue to lose International Equity clients ($0.4 billion) and would be unable to attract assets into the fixed income strategies, which factors would result in a $4.9 billion decrease in AUM from the 2014 Base Case scenario ($4.4 billion decrease in average AUM). The 2014 Downside Case also assumed a reduction in certain costs directly tied to levels of AUM.

Interests of Certain Persons in the Merger

In considering the recommendation of the Committee and Artio Global’s Board that you vote to adopt and approve the Merger Agreement, you should be aware that some of Artio Global’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of Artio Global’s stockholders generally. The executive officers of Artio Global are Tony Williams (CEO), Frank Harte (CFO), Richard Pell (CIO) and Rudolph-Riad Younes (Head of International Equity). These four officers also constitute the NEOs of Artio Global. The members of Artio Global’s Board and the Committee were aware of the interests of these executives and Artio Global’s directors in evaluating and negotiating the Merger Agreement and the Merger, and in recommending to the stockholders in the case of the Board and the Board, in the case of the Committee, that the Merger Agreement be adopted and approved.

Description of Interests

It is expected that Aberdeen will terminate the services of each of our executives following the Merger, triggering the payment of unvested equity awards, severance, retention (for Messrs. Williams and Harte) and deferred compensation (for Messrs. Pell and Younes) to the executives. The terms and conditions of these arrangements are described in greater detail below and in the footnotes accompanying the Golden Parachute Compensation table. In addition, the amounts related to equity, severance, retention and deferred compensation are quantified in the table and accompanying footnotes under the heading “—Interests of Certain Persons in the Merger—Golden Parachute Compensation” beginning on page 67.

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Equity. Pursuant to the Merger Agreement, upon consummation of the Merger, (1) all transfer restrictions imposed on each outstanding share of restricted stock held by each non-employee director and Mr. Williams will lapse and each such share of restricted stock will be converted into the right to receive a cash payment equal to $2.75, and (2) with respect to each RSU award held by an executive that vests based solely on service, the executive will receive a cash payment equal to $2.75 for each share represented by such RSU award, and (3) with respect to each RSU award held by an executive that vests based, in whole or in part, upon any criteria other than solely by the continued employment of the executive, the executive will receive a cash payment equal to $2.75 for each share the executive would have been entitled to receive upon the executive’s termination of employment resulting from a change in control under the terms of the applicable award agreement. All payments with respect to the cashout of restricted stock and RSUs will include the payment of all dividends and interest, if any, accrued but unpaid as of the closing of the Merger, and will be less any tax withholdings. The treatment of the RSU awards described in (2) and (3) above assumes that the executives will be terminated in connection with the Merger. If any executive’s employment is not terminated in connection with the Merger, the executive’s RSU awards will be rolled over as described in “The Merger Agreement—Treatment of Equity-Based Awards” beginning on page 77. The equity interests of the directors and executive officers are quantified below.

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Severance. Pursuant to their employment agreements, if the employment of Messrs. Williams and Harte is terminated by Artio Global without “Cause” or by the executive for “Good Reason” (as such terms are defined in the applicable employment agreement) or upon the executive’s death or “disability” (as defined in the applicable employment agreement) (each, a “qualifying termination”) within two years following the Merger, they would each be entitled to receive cash severance in an amount equal to the sum of (a) 24 months of base salary payable in accordance with Artio Global’s normal payroll practices, (b) a cash bonus equal to two times the highest of (i) the average of the bonus awarded to the executive during the most recent three years, (ii) the bonus awarded to the executive in the year preceding the year of termination or (iii) $750,000 (Mr. Harte) or $1,500,000 (Mr. Williams) and (c) a pro-rated cash bonus equal to the executive’s bonus in (b) multiplied by the percentage of the then-current year (calculated in days, with a start date of January 1) during which the executive was employed. In addition, under their employment agreements, Messrs. Williams and Harte are each eligible to receive a cash payment equal to two times the employer annual retirement plan contributions in the immediately preceding plan year and reimbursements of taxes with respect to such payments. All severance payments described above in this paragraph are subject to the executive’s compliance with a 12-month prohibition, with certain exceptions, against competition and solicitation of clients, investors and employees. Pursuant to Artio Global policy, Messrs. Williams and Harte are also entitled to outplacement benefits of $25,000 each. The employment agreements for Messrs. Pell and Younes do not provide for severance payments or benefits; however, Messrs. Pell and Younes would be entitled to receive the following payments and benefits under the Severance Plan, provided (as contemplated by the Merger Agreement) that their employment is terminated without cause within 12 months following the effective time of the Merger: (a) base salary continuation based on their years of service with Artio Global (Mr. Pell—15 months; Mr. Younes—18 months), payable in accordance with Artio Global’s normal payroll practices, (b) continuation coverage under the Consolidated Omnibus Budget Reconciliation Act, which we refer to as “COBRA”, and (c) outplacement benefits of $25,000 each.

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Retention. Pursuant to a key employee retention program to be established in connection with the Merger (as further described under “—Background of the Merger”), Messrs. Williams and Harte will be entitled to receive a retention incentive cash award of $610,500 and $499,500, respectively, payable in 2016 in exchange for each executive’s commitment to remain employed with Artio Global through the payment date in 2016. This award will be payable in full upon certain terminations agreed to by Artio Global and Aberdeen. The executive’s right to retain the award will be subject to terms and conditions agreed to by Artio Global and Aberdeen, which may include the executive’s observance of reasonable cooperation and restrictive covenants in favor of Artio Global and its successors.

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Deferred Compensation. As described under “Executive Compensation—2012 Nonqualified Deferred Compensation Table” beginning on page 123, under Artio Global’s Incentive Award and Special Deferred Compensation Award Program, if an executive’s employment is terminated by reason of the executive’s “qualifying termination”, the executive will be fully vested in his deferred compensation and the deferred amounts will be paid in accordance with the payment schedule described therein.

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Indemnification. Pursuant to the Merger Agreement, upon closing of the Merger, the current and former directors and executive officers of Artio Global will be entitled to continued indemnification and insurance coverage for six years after the effective time of the Merger. For more detail on these arrangements, see the section of this proxy statement entitled “—Indemnification and Insurance” beginning on page 72.

—	Messrs. Pell and Younes’ IPO Arrangements.

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Pursuant to the Restated TRA, Aberdeen US will pay Messrs. Pell and Younes 85% of 35% of the amount of certain tax benefit items for 2013, an estimated $7.0 million payment, a material portion of which will have accrued on Artio Global’s balance sheet by the effective time of the Merger, as described under “—Tax Receivable Agreement” beginning on page 71 and “Certain Relationships and Related Person Transactions—Related Person Transactions—Tax Receivable Agreement and Amended and Restated Tax Receivable Agreement” beginning on page 139.

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Pursuant to the Exchange Agreement, upon the closing of the Merger, the restrictions on the sale of Class A common stock received by Messrs. Pell and Younes upon exchange of New Class A Units will cease as described under “Certain Relationships and Related Person Transactions— Related Person Transactions—Exchange Agreement” beginning on page 137, and, pursuant to the Merger Agreement, each such share will be converted into the right to receive the per share merger consideration.

Equity Interests of Artio Global’s Executive Officers

The following table sets forth the number of (i) shares of Artio Global Class A common stock and (ii) shares of Artio Global Class A common stock relating to RSUs held by each of Artio Global’s executive officers, in each case that are either currently vested or scheduled to vest by the effective time of the Merger, assuming that the effective time of the Merger occurs on June 30, 2013. The following table assumes that the executive officers will not sell or acquire any shares of Artio Global Class A common stock or equity awards between the date of this proxy statement and June 30, 2013. For the values of the executives’ unvested equity awards that are not scheduled to vest prior to June 30, 2013, but will be cashed out in connection with a change of control termination, see the “Equity” column of the table under “—Interests of Certain Persons in the Merger—Golden Parachute Compensation” below.

Name	Shares(1)		RSUs(2)		Total Equity
	(#)	($)	(#)	($)	($)
Tony Williams	0	0	87,425	240,418	240,418
Frank Harte	111,572	306,823	34,970	96,168	402,991
Richard Pell	5,565,652	15,305,543	—	—	15,305,543
Rudolph-Riad Younes	5,695,653	15,663,046	—	—	15,663,046

(1)	For Messrs. Pell and Younes, includes restricted shares of Class A common stock under the Exchange Agreement.

(2)	Includes shares relating to RSUs that were deferred pursuant to Artio Global’s Incentive Award and Special Deferred Compensation Award Program and granted at the time of the IPO for which service conditions have been removed but are not scheduled to settle until September 15, 2014.

Equity Interests of Artio Global’s Non-Employee Directors

The following table sets forth the number of shares of Artio Global Class A common stock held by each of Artio Global’s non-employee directors. The following table assumes that the directors will not sell or acquire any shares of Artio Global Class A common stock or equity awards between the date of this proxy statement and June 30, 2013. The table also sets forth the values of these shares based on the $2.75 per share merger consideration.

Name	Shares		Total Equity
	(#)	($)	($)
Robert Jackson	28,210	77,758	77,758
Duane Kullberg	18,463	50,773	50,773
Francis Ledwidge	10,563	29,048	29,048
Christopher Wright	39,801	109,453	109,453

Golden Parachute Compensation

The table below sets forth for each of Artio Global’s NEOs an estimate of the compensation that is based on or otherwise relates to the Merger and that may become payable to the executive either immediately after the effective time of the Merger or on a subsequent termination. Other than payments related to equity awards payable pursuant to the Merger Agreement, the NEOs are not entitled to any payment or benefit in connection with the Merger except upon a qualifying termination or, in the case of the retention awards that will be granted to Messrs. Williams and Harte, certain terminations agreed to by Artio Global and Aberdeen or remaining employed by Aberdeen for three years following the closing date of Merger.

Artio Global shareholders are being asked to approve, on a non-binding, advisory basis, such compensation for these executives (see section entitled “Proposal 2—Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements” beginning on page 98). Because the vote to approve such compensation is advisory only, it will not be binding on either Artio Global or Aberdeen. Accordingly, if the Merger Agreement is approved by Artio Global shareholders and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto (which are described in the footnotes to the table), regardless of the outcome of the vote to approve such compensation. Except as noted in the footnotes to the table, all amounts are payable promptly following the date of termination of employment subject to delays in accordance with certain tax rules under Section 409A of the Code.

The estimates in the table assume that the Merger will be effective on June 30, 2013. See the footnotes to the table for additional assumptions.

Name	Severance(1)	Equity(2)	Retention(3)	Pension/ NQDC(4)	Perquisites/ Benefits(5)	Tax Reimburse- ment(6)	Total
	($)	($)	($)	($)	($)	($)	($)
Tony Williams, CEO	4,750,000	747,317	610,500	92,115	71,896	87,272	6,359,101
Frank Harte, CFO	2,475,000	420,270	499,500	81,649	71,896	84,812	3,633,126
Richard Pell, CIO	500,000	504,091	—	970,089	54,310	—	2,028,490
Rudolph-Riad Younes, Head of International Equity	600,000	—	—	837,822	60,172	—	1,497,994

(1)	Messrs. Williams and Harte. Pursuant to their employment agreements, if Messrs. Williams or Harte experiences a qualifying termination within two years following the Merger, he would be entitled to receive cash severance in an amount equal to the sum of (a) 24 months of base salary payable in accordance with Artio Global’s normal payroll practices (Mr. Williams—$1,000,000; Mr. Harte—$600,000), (b) a cash bonus equal to two times the highest of (i) the average of the bonus awarded to the executive during the most recent three years, (ii) the bonus awarded to the executive in the year preceding the year of termination or (iii) $1,500,000 (Mr. Williams) or $750,000 (Mr. Harte) (Mr. Williams—$3,000,000; Mr. Harte—$1,500,000) and (c) a pro-rated cash bonus equal to the executive’s bonus in (b) multiplied by the percentage of the then-current year (calculated in days, with a start date of January 1) during which the executive was employed (Mr. Williams—$750,000; Mr. Harte—$375,000). As a condition to the receipt of these payments or benefits upon termination, Messrs. Williams and Harte each agrees, with certain exceptions, that he will not compete with Artio Global or solicit clients, investors or employees of Artio Global for a period of 12 months following termination.

Messrs. Pell and Younes. The employment agreements for Messrs. Pell and Younes do not provide for severance payments or benefits. As a result, Messrs. Pell and Younes would be entitled to receive cash severance under the Severance Plan, provided (as contemplated by the Merger Agreement) that their employment is terminated without cause within 12 months following the effective time of the Merger. Under the Severance Plan, subject to the execution and non-revocation of a release of claims against Artio Global, in the event that the employment of Messrs. Pell and Younes is terminated by Artio Global without cause (as defined below), they would be entitled to receive base salary continuation based on their years of service with Artio Global, payable in accordance with Artio Global’s normal payroll practices. Mr. Pell joined the Julius Baer Group in 1995 and Mr. Younes joined Artio Global as a portfolio manager in 1993 and would be entitled to a cash payment equal to 15 months and 18 months, respectively, of base salary at the rate in effect on the date of termination of their employment.

(2)	The amounts in this column reflect the value of the accelerated vesting of the executives’ unvested equity awards that would occur at the effective time of the Merger, as provided by the Merger Agreement. The following table breaks down these amounts by type of award.

Name	Restricted Stock(a)	RSUs(b)	Cash and Share Dividends(c)	Total Equity
	($)	($)	($)	($)
Tony Williams	488,430	238,004	20,883	747,317
Frank Harte	—	407,575	12,695	420,270
Richard Pell	—	474,427	29,664	504,091
Rudolph-Riad Younes	—	—	—	—

(a)	The value of the accelerated vesting of each restricted stock award is calculated as the merger consideration of $2.75 per share multiplied by the number of shares subject to the award.

(b)	The value of the accelerated vesting of each RSU award is calculated as the merger consideration of $2.75 per share multiplied by the sum of (i) for each RSU award which vests based solely on the continued employment of the executive, the number of shares of Artio Global Class A common stock represented by such award immediately prior to the effective time of the Merger and (ii) for each RSU award which vests based, in whole or in part, upon any criteria other than solely by the continued employment of the executive, the number of shares of Artio Global Class A common stock the executive would have received upon a termination resulting from a change in control under the terms of the applicable award agreement. This assumes that the performance condition for Mr. Younes’s long-term incentive award will not be satisfied and he will receive no payment with respect to his award. The settlement of the RSU awards may be delayed in accordance with certain tax rules under Section 409A of the Code.

(c)	In connection with the cashout of their restricted stock and RSU awards, under the Merger Agreement and consistent with the provisions governing the relevant awards, the executives will receive all dividend equivalents and interest, if any, accrued but unpaid as of the effective time of the Merger with respect to such restricted stock and RSU awards.

(3)	Pursuant to a key employee retention program to be established in connection with the Merger (as further described under “Proposal 1—The Merger—Background of the Merger” beginning on page 26), Messrs. Williams and Harte will be entitled to cash retention incentives payable in 2016 in exchange for each executive’s commitment to remain with Artio Global through the payment date in 2016. These awards will be payable in full upon certain terminations agreed to by Artio Global and Aberdeen. The executive’s right to retain these amounts will be subject to terms and conditions agreed to by Artio Global and Aberdeen, which may include the executive’s observance of reasonable cooperation and restrictive covenants in favor of Artio Global and its successors. See “Proposal 1—The Merger –Interests of Certain Persons in the Merger—Description of Interests” beginning on page 65.

(4)	Messrs. Williams and Harte. The amounts in this column reflect cash payments based on employer annual retirement plan contributions. Pursuant to their employment agreements, Messrs. Williams and Harte are eligible to receive cash payments upon a qualifying termination that are equal to two years of employer annual retirement plan contributions. The amounts were calculated using an assumed contribution rate of 10% up to $110,100 of compensation and 15.7% of remaining compensation.

Messrs. Pell and Younes. The amounts in this column reflect amounts deferred under Artio Global’s Incentive Award and Special Deferred Compensation Award Program, which such amounts will vest if an executive’s employment is terminated without Cause following a “change in control” (as defined in the program). The deferred amounts will be paid in accordance with the payment schedule described in the program. The amounts in this column are as of February 28, 2013, and are based on the assumption that there will be no change in the amounts between the date of this proxy statement and June 30, 2013. As Mr. Pell is retirement eligible, his deferred compensation amount is not subject to a risk of forfeiture except in the event he is terminated for cause.

(5)	Messrs. Williams and Harte. The amounts in this column reflect the value of medical and dental insurance coverage that they would be entitled to receive under their employment agreements upon a qualifying termination (Mr. Williams—$46,896; Mr. Harte—$46,896) and outplacement services (Mr. Williams—$25,000; Mr. Harte—$25,000) provided in accordance with Artio Global policy. The medical and dental benefits could continue up to the time that Messrs. Williams and Harte are entitled to receive severance payments under their employment agreements. The benefits could terminate on the earlier of the date Messrs. Williams and Harte become eligible for such coverage from a new employer and the date it is determined that the provision of such benefits are discriminatory under Section 105(h) of the Internal Revenue Code (which generally imposes an excise tax if fully insured health plans discriminate in favor of highly compensated employees). If the provision of medical and dental insurance coverage for Messrs. Williams and Harte is determined to be discriminatory, they would instead be entitled to receive a cash payment equal to the reasonable value of the provision of such benefits for the remaining amount of time during which they are entitled to receive base salary continuation as described under footnote 1 to this table.

Messrs. Pell and Younes. Pursuant to the Severance Plan, the amount in this column reflects the value of outplacement services (Mr. Pell—$25,000; Mr. Younes—$25,000) and the value of COBRA continuation coverage provided during the period that Messrs. Pell and Younes receive cash severance benefits as described above (Mr. Pell—$29,310; Mr. Younes—$35,172), but such COBRA benefits would terminate on the date Messrs. Pell and Younes commence new employment.

(6)	Messrs. Williams and Harte. The amounts in this column reflect the reimbursements of taxes with respect to the cash payments based on employer annual retirement plan contributions described in footnote 4 to this table and are calculated using the following assumed tax rates: 39.6% federal rate and 2.35% Medicare tax rate, a Connecticut state tax rate of 6.7% for Mr. Williams and a New York state tax rate of 9.0% for Mr. Harte.

Definitions of “Cause” and “Good Reason”

The table above describes and quantifies certain compensation and benefits that (a) Messrs. Williams and Harte would receive if their employment is terminated pursuant to a qualifying termination, which includes a termination by Artio Global without “cause” or by the executives for “good reason”, in each case within two years following the Merger, and (b) Messrs. Pell and Younes would receive if their employment was terminated without “cause”, as each such term is defined below:

Messrs. Harte and Williams

“Cause” generally means the executive’s: (i) willful failure to follow legitimate directions of his supervisors after both notice and 30 days’ allowance to cure such failure was provided to the executive; (ii) neglect or failure in any material respect to perform or discharge his duties; (iii) gross negligence in the performance of his responsibilities; (iv) act or acts constituting a felony or any crime involving fraud, moral turpitude or misrepresentation or any violation of securities or other laws, regulations or rules governing the business; (v) act or failure to act which, in the reasonable judgment of Artio Global, could reasonably be expected to injure Artio Global reputation, business or business relations; (vi) breach of Artio Global policies with respect to the conduct of the business or the trading of securities; or (viii) material breach of any agreement between the executive and Artio Global.

“Good Reason” generally means the occurrence of any of the following events without the consent of Mr. Williams or Mr. Harte and provided that the executive has given Artio Global written notice specifying the event triggering good reason and Artio Global has failed to cure such event within 30 days of receipt of such notice: (i) the executive’s responsibilities, duties, authority or title are substantially and materially diminished in comparison to those enjoyed by the executive immediately prior to the effective time of the Merger or the executive’s reporting structure is changed from the reporting structure in place immediately prior to the effective time of the Merger; (ii) the failure to pay the executive compensation or provide the executive benefits as required by his employment agreement; (iii) a material reduction in the executive’s annual incentive compensation, other than as a result of the executive’s neglect or failure in any material respect to perform or discharge his duties or the imposition of similar reductions affecting all senior officers of Artio Global (or its successor) and its subsidiaries; (iv) Artio Global’s requiring the executive to be based at any office that is more than 40 miles from the office where the executive was based immediately prior to the effective time of the Merger; or (v) Artio Global’s failure to assign his employment agreement to any successor. “Good Reason” shall not exist unless Messrs. Williams or Harte, as applicable, gives Artio Global written notice specifying a “Good Reason” event and Artio Global fails to cure such event within 30 days of having been given such written notice.

Messrs. Pell and Younes

“Cause” generally means the executive’s: (i) conviction of or entry into a plea of guilty or nolo contendere to a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct as it relates to Artio Global, violation of any federal or state laws constituting a felony, or any crime involving Artio Global’s business; (ii) engaging in willful misconduct, willful or gross neglect, fraud, misappropriation, embezzlement, theft or violation of federal or state securities laws, rules, or regulations in the performance of his duties to Artio Global or otherwise to the detriment of Artio Global; (iii) use of alcohol or other drug adversely affecting his job performance; (iv) adjudication in any civil suit, or acknowledgment in writing in any agreement or stipulation, to the commission of any theft, embezzlement, fraud, or other intentional act of dishonesty involving any other person, or sexual harassment of any co-worker; (v) violation, after warning, of any of Artio Global’s rules or policies concerning the conduct of the business or the trading of securities applicable to all employees generally; (vi) loss of any registration or license needed to conduct company business or any such registration or license is suspended for more than one month; or (vii) misrepresentation of a fact or provision of an untrue statement in his employment application materials.

Tax Receivable Agreement

Existing Agreement

At the time of Artio Global’s initial public offering, on September 29, 2009, Artio Global, Holdings and the TRA beneficiaries, entered into the TRA. Each time one of the TRA beneficiaries exchanged a partnership interest in Holdings into shares of Artio Global stock in a taxable exchange, Artio Global’s taxable income derived from the partnership was expected to be decreased to the extent the exchange (treated as a taxable purchase by Artio Global) increased the amount of amortization and depreciation deductions Artio Global would enjoy. Under the TRA as originally executed, 85% of the actually realized tax benefits from such exchanges were to be paid to the TRA beneficiaries, subject to certain conditions and with special rules to apply upon a termination of the agreement or a change of control of Artio Global, including an assumption that upon a termination or a change of control, Artio Global or its successor would be deemed to have sufficient taxable income to fully utilize the deductions arising from the increased basis, entitling the TRA beneficiaries to certain payments from Artio Global or its successor.

Amended and Restated Tax Receivable Agreement

In connection with and as an inducement to enter into the Merger Agreement, Messrs. Pell and Younes have agreed to certain concessions under the pre-existing terms of the TRA and have entered into the Restated TRA. Effective upon the closing of the Merger, the Restated TRA will provide that (i) the Merger will be deemed not to result in a “change of control” under the terms of the TRA and (ii) all references in the TRA to change of control will be deleted in the Restated TRA, permanently eliminating potential change of control benefits to Messrs. Pell and Younes in the future.

Under the TRA, tax benefit payments would have become fixed, assuming full utilization of all available tax benefits each year, upon a change of control. Under the Restated TRA, beginning in 2014, the tax benefit payments to the TRA beneficiaries will be based on actual taxable income of the new U.S. consolidated tax group of which Aberdeen U.S. is the common parent, and the actual realization by the new group of the tax benefit items, as described more fully below. The Restated TRA will not affect the treatment of the 2012 benefit or the 2012 NOL carryback to 2011, all of which have already accrued on Artio Global’s balance sheet. For 2013, Aberdeen U.S. will pay Messrs. Pell and Younes 85% of 35% of the amount of the tax benefit items for 2013, an estimated $7.0 million payment, a material portion of which will have accrued on Artio Global’s balance sheet by the effective time of the Merger.

The Restated TRA modified the terms of the TRA such that, among other things, calculations of tax benefit payments will generally include Artio Global together with all members of Aberdeen’s U.S. consolidated group. In addition, beginning in 2014, unlike under the original TRA, Aberdeen’s NOLs will be taken into account before Artio Global’s historic tax benefits, which could reduce the likelihood or amount of payments to Messrs. Pell and Younes. If Messrs. Pell and Younes do not receive a tax benefit payment in a given year as a result of this ordering rule, and thereafter begin to receive such payments, they will be entitled to 100% of tax benefit payments (attributable to Artio Global’s historic tax benefits) until they catch up to an 85%/15% split of such benefits (to which they would have been originally entitled under the TRA). Payment obligations to the TRA beneficiaries under the Restated TRA will be guaranteed by Aberdeen.

The foregoing summary of the Restated TRA does not purport to be complete and is qualified in its entirety by reference to the form of the Restated TRA. A copy of the Restated TRA is attached as Annex B and incorporated herein by reference.

Effects of the Merger

If we consummate the Merger, you will be entitled to receive $2.75 in cash, without interest, less any applicable withholding taxes, for each share of our Class A common stock that you own, unless you have properly perfected your rights of appraisal within the meaning of Section 262 of the DGCL with respect to the Merger. Upon consummation of the Merger, your shares of Class A common stock will no longer be outstanding and will automatically be canceled and cease to exist. As a result, you will not own any shares of the Surviving Company and you will no longer have any interest in our future earnings or growth. As a result of the Merger, we will cease to be a publicly traded company and will be wholly owned indirectly by Aberdeen. Following the consummation of the Merger, our common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

Treatment of Equity-Based Awards

Upon consummation of the Merger, (1) all transfer restrictions imposed on each outstanding share of Artio Global’s restricted stock will lapse and each such share of restricted stock will be converted into the right to receive a cash payment equal to $2.75, (2) with respect to each RSU that vests based solely on service, the holder thereof shall receive a cash payment equal to $2.75 for each share represented by such RSU award, and (3) for each RSU award that vests based, in whole or in part, upon any criteria other than solely by the continued employment of the holder of such award, the holder thereof shall receive a cash payment equal to $2.75 for each share such holder would have been entitled to receive with respect to such award upon his or her termination of employment resulting from a change in control under the terms of the applicable award agreement. All payments with respect to the cashout of restricted stock and RSUs will include dividends and interest, if any, accrued but unpaid as of the closing of the Merger, and will be less any tax withholdings. However, with respect to each outstanding performance-based and service-based RSU award held by an employee who is specifically identified by Aberdeen as expected to continue employment with the business following the Merger, such RSU award will remain outstanding following the Merger and vest and be paid out in accordance with its terms, except that it will be converted into either (A) in the case of certain employees associated with the investment management business of either the Artio Global Total Return Fund or the Artio Global High Income Fund, a notional investment in mutual funds managed by Artio Global, to be allocated among such funds as may be determined by Aberdeen, or (B) in the case of other employees, the right to receive ordinary shares of Aberdeen stock, in each case with an initial value equal to $2.75 multiplied by the number of shares related to such award.

Financing

Aberdeen has available cash on hand that it intends to use to finance the Merger.

Indemnification and Insurance

Under the Merger Agreement, Aberdeen has agreed to cause the Surviving Company to honor all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors and officers of Artio Global or its subsidiaries, which rights will survive the Merger and will continue in full force and effect to the extent permitted by law. In addition, Aberdeen has agreed, to the fullest extent permitted by law, to indemnify Artio Global’s and its subsidiaries’ current and former directors and officers in connection with any claim, action, suit, proceeding or investigation in connection with any action or omission relating to their position with Artio Global or its subsidiaries occurring or alleged to have occurred before the effective time of the Merger. In addition, Aberdeen has agreed to advance certain expenses to the parties it indemnifies. For a period of six years from the effective time of the Merger, Aberdeen has agreed to cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance in effect as of the closing date of the Merger maintained by Artio Global and its subsidiaries with respect to matters arising on or before the effective time of the Merger, or to obtain “tail” insurance policies providing for the same coverage. See “The Merger Agreement—Indemnification and Insurance” beginning on page 87.

Regulatory and Other Governmental Approvals

Under the provisions of the HSR Act, the Merger may not be completed until notification and report forms have been filed with the Antitrust Division and the FTC, by Aberdeen and Artio Global and the applicable waiting period has expired or been terminated. Aberdeen and Artio Global each filed the notification and report form required under the HSR Act with the Antitrust Division and the FTC on March 11, 2013. The 30-day waiting period will expire at 11:59 P.M. on April 10, 2013, unless otherwise extended or terminated.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Merger, the Antitrust Division, the FTC, a state attorney general, or a foreign competition authority could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking divestiture of substantial businesses or assets of Aberdeen or Artio Global or their respective subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

While we believe that we will receive the requisite approvals for the Merger, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if a challenge is made, of the result of such a challenge. Each of Aberdeen and Artio Global is required to use its reasonable best efforts to take all actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. However, neither Aberdeen nor any of its respective subsidiaries will be required to divest any business, assets or property, agree to any limitation on their ability to conduct their business or exercise control of their assets, property or stock to avoid or eliminate any impediment to closing under the HSR Act. Neither Artio Global nor any of its respective subsidiaries may agree to do the same without Aberdeen’s prior written consent.

Litigation Relating to the Merger

Artio Global is aware that, since the announcement of the proposed transaction, five putative shareholder class action complaints, which we refer to as the “Class Action Complaints”, have been filed against the Artio Global Board of Directors, Artio Global, Aberdeen and Merger Subsidiary challenging the proposed transaction. Three of the Class Action Complaints were filed in the Delaware Court of Chancery, which we refer to as the “Delaware Actions”: Velvart v. Artio Global Investors, Inc., et al., Case No. 8347-VCL (filed on or about February 21, 2013), Waldner v. Artio Global Investors Inc., et al., No. 8376 (filed on or about March 1, 2013) and Hunt v. Williams, et al., No. 8389 (filed on or about March 7, 2013). Two of the Class Action Complaints were filed in the Supreme Court of New York, New York County: Fernicola v. Artio Global Investors Inc., et al., No. 650625/2013 (filed on or about February 25, 2013) and Dart Seasonal Products Retirement Plan v. Robert Jackson, et al., No. 650713/2013 (filed on or about March 1, 2013).

The Class Action Complaints generally allege, among other things, that the individual members of the Board of Directors breached their fiduciary duties owed to the public shareholders of Artio Global by approving Artio Global’s entry into Merger Agreement with Parent and Merger Subsidiary and failing to take steps to maximize the value of Artio Global to its public shareholders, and that Artio Global, Aberdeen and Merger Subsidiary aided and abetted such breaches of fiduciary duties. In addition, the Class Action Complaints allege, among other things, that the proposed transaction undervalues Artio Global, that the process leading up to the Merger Agreement was flawed, and that certain provisions of the Merger Agreement improperly favor Aberdeen and impede a potential alternative transaction. The Class Action Complaints generally seek, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, injunctive relief prohibiting the defendants from consummating the proposed transaction and other forms of equitable relief.

On March 6, 2013, the two earliest-filed Delaware Actions were consolidated under the caption In re Artio Global Investors, Inc. Stockholder Litigation, No. 8347-VCL.

The defendants to these lawsuits believe that the suits are meritless and intend to defend them (and any similar lawsuits that may be filed) vigorously. Artio Global notes that the ultimate outcome of the litigation is uncertain and unknown, and that relief delaying or enjoining the proposed transaction may have adverse consequences to Artio Global.

The foregoing summary and description are qualified in their entirety by reference to the Class Action Complaints, which have been filed as Annexes G, H, I, J and K hereto and are incorporated herein by reference.

Material U.S. Federal Income Tax Consequences of the Merger

The following are the material U.S. federal income tax consequences of the Merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Artio Global Class A common stock. This discussion applies only to holders that hold their Artio Global Class A common stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances, such as the application of the Medicare contribution tax, or to holders subject to special rules, such as:

—	dealers or traders subject to a mark-to-market method of tax accounting with respect to Artio Global Class A common stock;

—	persons holding Artio Global Class A common stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

—	U.S. holders whose functional currency is not the U.S. dollar;

—	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

—	persons who acquired Artio Global Class A common stock through the exercise of employee stock options or otherwise as compensation;

—	certain financial institutions;

—	regulated investment companies;

—	real estate investment trusts;

—	certain former citizens or residents of the United States;

—	tax-exempt entities, including an “individual retirement account” or “Roth IRA”; or

—	persons subject to the United States alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Artio Global Class A common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Artio Global Class A common stock and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of the Merger to them.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final and temporary Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Artio Global Class A common stock that is:

—	a citizen or individual resident of the United States;

—

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; or

—	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The exchange of Artio Global Class A common stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Artio Global Class A common stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally will equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of

Artio Global Class A common stock (i.e., shares of Artio Global Class A common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Artio Global Class A common stock exceeds one year at the time of the completion of the Merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of Artio Global Class A common stock that is not a U.S. holder or a partnership. Payments made to a non-U.S. holder in exchange for shares of Artio Global Class A common stock pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

—

the gain, if any, on such shares is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

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the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Artio Global Class A common stock for cash pursuant to the Merger and certain other conditions are met; or

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the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the common stock of Artio at any time during the five-year period preceding the Merger, and Artio is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the non-U.S. holder held Artio Global Class A common stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U. S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (or a lower treaty rate). A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

Artio believes it has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Artio Global Class A common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A non-U. S. holder that provides the applicable withholding agent with an Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the Internal Revenue Service.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax adviser with respect to the application of U.S. federal income tax laws to your particular circumstances, as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local or foreign tax laws.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that may be important to you. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Merger.

The Merger Agreement is included in this proxy statement to provide you with information regarding its terms and is not intended to provide any factual information about Artio Global, Aberdeen or any of their respective subsidiaries or affiliates. Such information can be found elsewhere in this proxy statement or in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 147. The representations, warranties, covenants and agreements contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates and solely for the benefit of parties to the Merger Agreement and:

—	are not intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

—

in many cases are subject to important qualifications and limitations, including certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself;

—	may only be true as of a given date; and

—	may apply standards of materiality in a way that is different from what may be viewed as material by you or other stockholders.

Accordingly, you should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Artio Global, Aberdeen or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Artio Global’s public disclosures. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information” beginning on page 147.

Effects of the Merger

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the DGCL, at the effective time of the Merger, Merger Subsidiary will be merged with and into Artio Global, whereupon the separate existence of Merger Subsidiary will cease, and Artio Global shall continue as the Surviving Company and an indirect wholly owned subsidiary of Aberdeen.

At the effective time of the Merger, each outstanding share of Artio Global’s Class A common stock (other than any shares held by Artio Global, Aberdeen, Merger Subsidiary, any of their respective subsidiaries or any stockholder who properly perfects its rights of appraisal within the meaning of Section 262 of the DGCL), will be converted into the right to receive $2.75 in cash, without interest and subject to any applicable withholding taxes.

In the event that, from the date of the Merger Agreement until the effective time of the Merger, if Artio Global takes certain actions to change the number of shares of Class A common stock outstanding, including by split, combination or reclassification, or pays any dividend on or makes any distribution of Class A common stock, then any number or amount in the Merger Agreement, which is based on the price or number of shares of Class A common stock, including the merger consideration, will be adjusted to reflect such split, combination, dividend or change.

The directors of Merger Subsidiary immediately prior to the effective time of the Merger will, at the effective time, be the directors of the Surviving Company until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Company and the DGCL. The officers of Artio Global immediately prior to the effective time of the Merger will, at the effective time of the Merger, be the officers of the Surviving Company until their successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Company and the DGCL.

Completion of the Merger

Unless the parties agree otherwise, the closing of the Merger will take place on the third business day after all conditions to the completion of the Merger have been satisfied or waived (other than those conditions that can only be satisfied at such closing, but subject to the satisfaction or waiver of such conditions). The effective time of the Merger will be at the time when the certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such later time as the parties agree and specify in the certificate of Merger.

We expect to complete the Merger by the end of the second quarter or early in the third quarter of 2013. The Merger is subject to U.S. antitrust approval and fund approvals and other conditions, however, and it is possible that factors outside the control of both companies could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the annual meeting and the completion of the Merger. We expect to complete the Merger promptly following the receipt of all required approvals.

Treatment of Merger Subsidiary Common Stock

At the effective time of the Merger, each outstanding share of Merger Subsidiary common stock will be converted into and become one share of Surviving Company common stock, so that Aberdeen will indirectly own all the outstanding shares of the Surviving Company following the Merger.

Treatment of Equity-Based Awards

Restricted Stock. Each restricted share of Artio Global Class A common stock, whether vested or unvested, will be converted into the right to receive the merger consideration of $2.75 per share. In addition, holders of such restricted stock awards will receive all dividends and interest, if any, accrued but unpaid as of the Merger with respect to such restricted stock awards.

RSUs. Except as set forth below, each RSU award will vest as of the closing date of the Merger and be converted into the right to receive a cash payment equal to the merger consideration of $2.75 per share multiplied by (i) for each RSU award that vests based solely on the continued employment of the holder of such award, the number of shares of Artio Global Class A common stock represented by such award immediately prior to the effective time of the Merger and (ii) for each RSU award that vests based, in whole or in part, upon any criteria other than solely by the continued employment of the holder of such award, the number of shares of Artio Global Class A common stock the holder of such award would have received upon a termination of employment resulting from a change in control under the terms of the applicable RSU award agreement. In addition, holders of such RSU awards will receive all dividends and interest, if any, accrued but unpaid as of the effective time of the Merger with respect to such RSU awards.

Except as set forth below, each RSU award held by an Artio Global employee who is specifically identified by Aberdeen as expected to continue employment with the business following the Merger will be converted into an RSU award represented by a number of ordinary shares of Aberdeen equal to the product of (i) the number of shares of Artio Global Class A common stock represented by such RSU award immediately prior to the effective time of the Merger and (ii) the exchange ratio (as defined below). Fractional ordinary shares of Aberdeen will be rounded up to the nearest whole share. Each such RSU award will remain subject to the terms of Artio Global’s 2009 Stock Incentive Plan and the applicable RSU award agreement (including with respect to vesting and settlement).

Each RSU award held by an Artio Global employee who is specifically identified by Aberdeen as expected to continue employment with the business following the Merger and who is associated with the investment management business of either the Artio Global Total Return Bond Fund or the Artio Global High Income Fund will be assumed by Aberdeen and will be notionally invested in mutual funds managed by Artio Global, and allocated among such funds as determined by Aberdeen, with a value as of the effective time of the Merger equal to the sum of (i) the merger consideration of $2.75 per share times the number of shares of Artio Global Class A common stock represented by such RSU award immediately prior to the effective time of the Merger and (ii) all dividends and interest, if any, accrued but unpaid as of the effective time of the Merger with respect to such RSU award. Each such RSU award will remain subject to the terms of Artio Global’s 2009 Stock Incentive Plan and the applicable RSU award agreement (including with respect to vesting and settlement).

The “exchange ratio” referred to above is the merger consideration of $2.75 per share divided by the volume-weighted average price per ordinary share of Aberdeen stock on the London Stock Exchange for the five consecutive trading days immediately preceding, and including the trading day immediately prior to, the closing day of the Merger, converted from pounds sterling into U.S. dollars at the rate of conversion of pounds sterling into U.S. dollar displayed on the trading day immediately prior to the closing day of the Merger.

Withholding. Any cash payments that the holders of equity awards receive at the effective time of the Merger will be subject to applicable withholding taxes.

Payment Procedures

Prior to the effective time of the Merger, Aberdeen will appoint an agent reasonably satisfactory to Artio Global for the purpose of exchanging eligible shares of Artio Global’s Class A common stock for the per share merger consideration, which agent we refer to as the “paying agent”. Promptly after (but, in any event, within one business day following) the effective time of the Merger, Aberdeen will deposit with the paying agent the aggregate merger consideration to be paid to the former holders of eligible shares of Artio Global’s Class A common stock.

As soon as practicable after the effective time of the Merger, each record holder of shares of Artio Global’s Class A common stock entitled to payment of the merger consideration will be sent a letter of transmittal from the paying agent, describing how such holder may exchange its shares of Artio Global’s Class A common stock for the merger consideration.

The paying agent will pay you your merger consideration after you have delivered a completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificates to the paying agent. In the event of a transfer of ownership of our Class A common stock that is not registered in our stock transfer books, the merger consideration for those shares of our Class A common stock so transferred may be paid to a person other than the person in whose name the surrendered certificate or uncertificated shares are registered if the certificate is presented to the paying agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any transfer taxes have been paid or are not applicable.

Please do not return your stock certificates with the enclosed proxy card, and do not forward your stock certificates to the paying agent until you receive instructions to do so from the paying agent.

If your stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact and, if required by the Surviving Company, the posting of a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it with respect to such certificate, the paying agent will deliver, in exchange for such lost, stolen or destroyed certificate, the merger consideration to be paid in respect of the shares of Artio Global’s Class A common stock represented by such certificate.

No interest or will be paid or accrued on the merger consideration upon your surrender of your certificate or certificates. Aberdeen, the Surviving Company and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time of the Merger, there will be no further registration of transfers on our stock transfer books of shares of Artio Global’s Class A common stock that were outstanding immediately before the effective time of the Merger.

Upon demand, the paying agent will return to Aberdeen all funds in its possession 12 months after the effective time of the Merger. After that time, if you have not received payment of the merger consideration, you may look only to the Surviving Company for payment of the merger consideration, without interest, subject to applicable abandoned property, escheat and similar laws. Any amounts remaining unclaimed by holders of shares of Artio Global’s Class A common stock on the earlier of the fifth anniversary of the effective time or immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority will become, to the extent permitted by applicable law, the property of Aberdeen free and clear of any claims or interest of any person previously entitled thereto. Any portion of the merger consideration made available to the paying agent to pay for shares of Artio Global’s Class  A common stock for which appraisal rights have been perfected will be returned to Aberdeen, upon demand.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Artio Global to Aberdeen and Merger Subsidiary, and representations and warranties made by Aberdeen and Merger Subsidiary to Artio Global. These representations and warranties are subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the Merger Agreement. In particular, the representations of Artio Global are qualified by disclosure contained in filings that Artio Global made with the SEC between January 1, 2010 and the date of the Merger Agreement (excluding any disclosure set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature contained in such filings), as well as by a confidential disclosure letter that Artio Global delivered to Aberdeen and Merger Subsidiary concurrently with the signing of the Merger Agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to stockholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. For the foregoing reasons, you should not read the representations and warranties given by the parties in the Merger Agreement or any description thereof as characterizations of the actual state of facts or condition of Artio Global, Aberdeen or Merger Subsidiary.

Artio Global’s material representations and warranties relate to, among other things:

—	corporate organization, good standing and qualification to do business;

—	Artio Global’s and its subsidiaries’ capitalization, including the number of outstanding shares of Artio Global Class A common stock and certain equity-based interests;

—	Artio Global’s corporate power and authority to enter into the Merger Agreement and the Restated TRA and to consummate the transactions contemplated by the Merger Agreement and the Restated TRA;

—	enforceability of the Merger Agreement and the Restated TRA;

—	required consents and approvals of governmental entities in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

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the absence of violations of or conflicts with Artio Global’s and its subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement, entering into the Restated TRA and consummating the Merger and the other transactions contemplated by the Merger Agreement and the Restated TRA;

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the compliance with SEC requirements of Artio Global’s SEC filings since January 1, 2010, including the accuracy of and compliance with GAAP and SEC requirements of the financial statements contained therein;

—	the adequacy of Artio Global’s disclosure controls and procedures and internal controls over financial reporting;

—	Artio Global’s and its subsidiaries’ client relationships, assets under management and compliance with certain laws and regulations governing investment advisers;

—	the mutual funds advised by Artio Global, their operations and their compliance with applicable laws;

—	the absence of undisclosed liabilities;

—	the absence of certain changes or events since December 31, 2011 through the date of the Merger Agreement;

—	litigation;

—	permits and licensing requirements;

—	compliance with law;

—	tax matters;

—	Foreign Corrupt Practices Act compliance;

—	matters relating to employee benefit plans;

—	employment and labor matters affecting Artio Global or its subsidiaries;

—	environmental matters;

—	title to, and other matters relating to, real property and assets;

—	intellectual property;

—	insurance;

—	material contracts and performance of obligations and the absence of any default thereunder;

—	affiliate transactions;

—	the recommendation of Artio Global’s Board in connection with stockholder approval of the Merger;

—	the required vote of Artio Global’s stockholders in connection with the adoption of the Merger Agreement and approval of the Merger;

—	exemption from any state anti-takeover statutes;

—	the receipt by the Committee of an opinion from its financial advisor;

—	absence of undisclosed brokers’ fees; and

—	accuracy of information to be contained in this proxy statement.

Many of Artio Global’s representations and warranties are qualified by a materiality standard or a “Company Material Adverse Effect” standard. For the purposes of the Merger Agreement, “Company Material Adverse Effect” means an event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (1) has or is reasonably likely to have a material adverse effect on the business, assets, properties, condition (financial or otherwise), liabilities or results of operations of Artio Global and its subsidiaries, taken as a whole, or (2) has a material adverse effect on the ability of Artio Global to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby.

However, none of the following and no event, change, circumstance, effect, development or state of facts to the extent attributable to the following shall be deemed to constitute Company Material Adverse Effect or be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur:

—	general market or general economic conditions in the United States or abroad;

—

the announcement, pendency or consummation of the transactions contemplated by the Merger Agreement (including the impact thereof on the relationships, contractual or otherwise, of Artio Global or any of its subsidiaries with employees or clients);

—	general conditions in the industries in which Artio Global and its subsidiaries operate;

—

changes in the trading price or trading volume of our Class A common stock or any failure of Artio Global to meet analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics (it being understood that any cause of any such change or failure may be taken into consideration);

—

any change in our assets under management or revenue run rate, including as a result of customer or client attrition, changes in asset valuation or market-price or currency fluctuations (it being understood that any cause of any such change to the extent arising out of or related to any breach or alleged breach of law, contractual obligations, guidelines, policies or other similar matters, any misconduct or alleged misconduct, or any gross negligence or alleged gross negligence (but in the case of gross negligence or alleged gross negligence, only as to the foregoing matters listed in this parenthetical) may be taken into consideration);

—	war, terrorist act, other armed hostilities, calamities, natural disasters or crisis; or

—	any change in Law or GAAP (or other accounting principles or requirements) or the authoritative interpretations or enforcement thereof;

except, in the cases of the first, third, sixth and seventh bullets above, to the extent (but only to the extent) any such event, change, circumstance, effect, development or state of facts has a disproportionate effect on Artio Global and its subsidiaries, taken as a whole, compared to other participants in the industries in which Artio Global and its subsidiaries conduct their businesses.

The Merger Agreement also contains customary representations and warranties made by Aberdeen and Merger Subsidiary that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. The representations and warranties of Aberdeen and Merger Subsidiary relate to, among other things:

—	corporate organization, good standing and qualification to do business;

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their corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement, and Aberdeen U.S.’s corporate power and authority to enter into the Restated TRA and to consummate the transactions contemplated by the Restated TRA;

—	enforceability of the Merger Agreement;

—	required consents and approvals of governmental entities in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

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the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement, the Restated TRA (in the case of Aberdeen U.S.) and consummating the Merger and the other transactions contemplated by the Merger Agreement and the Restated TRA (in the case of Aberdeen U.S.);

—	required consents and approvals of governmental entities in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement;

—	absence of undisclosed broker’s fees;

—	availability of sufficient funds at closing to pay the aggregate merger consideration and all other amounts required to be paid by Aberdeen and Merger Subsidiary in connection with the Merger;

—	the operations of Merger Subsidiary;

—	accuracy of the information supplied by Aberdeen and Merger Subsidiary for inclusion in this proxy statement; and

—	the ownership of Artio Global stock.

Many of Aberdeen and Merger Subsidiary’s representations and warranties are qualified by a “Parent Material Adverse Effect” standard. For the purposes of the Merger Agreement, “Parent Material Adverse Effect”

means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, would prevent or materially impair or delay or would be reasonably likely to prevent or materially impair or delay the ability of Aberdeen or Merger Subsidiary to perform their respective obligations under the Merger Agreement and to consummate the Merger and the transactions contemplated by the Merger Agreement.

The representations and warranties of each of the parties to the Merger Agreement will expire upon the effective time of the Merger.

Conduct of Business by Artio Global Pending the Merger

Artio Global has agreed to certain covenants in the Merger Agreement restricting the conduct of its business between the date of the Merger Agreement and the effective time of the Merger. In general, Artio Global has agreed to (i) conduct its business in the ordinary-course in a manner consistent with past practice and (ii) use commercially reasonable efforts to preserve intact its present business organization, including the services of its key employees (including portfolio managers and senior research analysts) and the goodwill of its customers, clients, lenders, distributors, intermediaries, suppliers, regulators and other persons with whom it has material business relationships.

Except as (i) required by applicable law, (ii) set forth in the confidential disclosure letter delivered by Artio Global to Aberdeen and Merger Subsidiary concurrently with the execution of the Merger Agreement, or (iii) expressly required by the Merger Agreement, unless Aberdeen consents in writing, from the date of the Merger Agreement until the earlier of the effective time of the Merger or the termination of the Merger Agreement, Artio Global may not, and may not permit any of its subsidiaries to:

—	make changes to its organizational documents, except for immaterial changes of any subsidiary’s organizational documents;

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authorize for issuance or grant, or issue or grant, any securities, other than the issuance of Artio Global’s Class A common stock in connection with the settlement of any equity awards outstanding as of the date of the Merger Agreement;

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redeem, retire, repurchase or otherwise acquire, directly or indirectly, any of Artio Global’s or its subsidiaries’ securities except for redemptions, retirements, repurchases or acquisitions in connection with the forfeiture of equity awards pursuant to their terms or the terms of any contract or the withholding of Artio Global securities to satisfy tax obligations with respect to equity awards;

—

make any change in Artio Global or its subsidiaries’ securities, whether by reason of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

—

make, declare, set aside or pay any dividends or other distribution in respect of, or enter into any contract with respect to the voting of, any of Artio Global or its subsidiaries’ securities except that a wholly owned subsidiary of Artio Global may make, declare, set aside and pay dividends or distributions to Artio Global or another wholly owned subsidiary thereof;

—

except on behalf of a client, sell, assign, transfer, sublease, license or otherwise convey or dispose of any of its assets, real property (or any rights or part thereof) with a fair market value in excess of $250,000 in the aggregate, except that Artio Global or any of its subsidiaries may take the foregoing actions with respect to worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business and consistent with past practice;

—	adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

—

redeem, repurchase, prepay, defease, incur or otherwise acquire any indebtedness for borrowed money or issue any debt securities or assume, guarantee or otherwise become responsible for, the obligations of any person for borrowed money;

—	subject to certain exceptions, voluntarily subject any of its assets, properties or rights or any part thereof, to any lien or voluntarily suffer such a lien to exist;

—	make or incur any capital expenditure in excess of $250,000 individually or $1,000,000 in the aggregate;

—

except on behalf of a client, acquire or offer or agree to acquire any person or any division or assets thereof, or make any loans, advances or capital contributions to or investments in any person (other than Artio Global or any of its wholly owned subsidiaries), except that Artio Global and its subsidiaries may make loans or advances (x) to employees for travel or other expenses or (y) that constitute the extension of trade credit to any customer or client thereof, in each case, in the ordinary course of business consistent with past practice;

—

enter into, or amend or modify in any material respect, or terminate or waive any material terms or conditions of, any material contract, except that it may (x) enter into any contract that would have been a material contract if entered into prior to the date of the Merger Agreement and (y) amend, modify or terminate any material contract, in each case in the ordinary course of business consistent with past practice.

—	with respect to Artio Global’s individual service providers and employee benefit plans:

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increase in any manner (including by means of acceleration of payment) the compensation or benefits payable or to become payable to the directors, officers, consultants or employees of Artio Global or any of its subsidiaries, except, with respect to consultants and employees who are not employees at the level of first vice president or above, portfolio managers, research or credit analysts, members of the high yield team or high grade team or directors of Artio Global or any of its subsidiaries, in the ordinary course of business consistent with past practice;

¡	establish, adopt, enter into or amend, materially increase any benefits available or payable under, or accelerate the payment of any amounts or benefits under, any employee benefit plan;

¡	take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability, settlement or funding under any employee benefit plan;

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hire (except in the ordinary course of business consistent with past practice to fill vacancies of positions other than employees at the level of first vice president or above, portfolio managers, research or credit analysts and members of the high yield team or high grade team) or terminate (except for cause) any director, employee at the level of first vice president or above, portfolio manager, research or credit analyst or member of the high yield team or high grade team;

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promote any existing director, officer, consultant or employee to a more senior position or otherwise appoint, promote or transfer any such person to another position, or assign such person materially different responsibilities, except in the ordinary course of business consistent with past practice with respect to any employee who is not, and would not become, an employee at the level of first vice president or above, portfolio manager, research or credit analyst or a member of the high yield team or high grade team; or

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take any action with respect to salary, compensation, benefits or other terms and conditions of employment, consultancy or directorship that would result in any director, officer, consultant or employee having “good reason” (or words of similar meaning) to terminate service and collect severance payments and benefits, except to effect a termination of any person’s employment for “cause” (as defined in the employee benefit plan or by Artio Global’s Board acting in good faith, as applicable);

—	cause any of our public funds that holds itself out as qualifying as a “regulated investment company” under Section 851 of the Internal Revenue Code to fail to so qualify;

—

initiate any material modification to the prospectus and other offering, advertising and marketing materials, as amended or supplemented, of any of our public funds then engaging in a public offering of its shares to effect any material change to the investment objectives or investment policies of such public fund;

—	effect any Merger, consolidation or other reorganization of any of our public funds;

—	amend or modify in any respect, or consent to the termination or waiver of, any term or condition of the Restated TRA;

—	agree to reduce, waive, cap or rebate the compensation paid by any client other than, in the case of clients that are not funds, in the ordinary course of business consistent with past practice;

—	form, organize or sponsor any new fund;

—

settle, compromise, release or forgive any legal actions to which Artio Global or any of its subsidiaries is a party or is threatened to be made a party, other than any such settlement, compromise, release or forgiveness that involves only the payment of monetary damages (and does not provide for any form of equitable, injunctive or similar relief and does not contain as a term thereof any material restrictions on the business or operations of Artio Global or any of its subsidiaries) not in excess of $250,000 with respect to any such action or $1,000,000 in the aggregate with respect to all such actions;

—	make any material change in any method of accounting or accounting principle, method, estimate or practice, except for any such change required by reason of a concurrent change in GAAP;

—	make or change any material tax election or file any material amendment to a material tax return, except, in each case, as required by applicable law;

—

enter into any material closing agreement, settle any material tax claim, audit or assessment, surrender any right to claim a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim, audit or assessment relating to Artio Global or any of its subsidiaries if any such election, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the tax liability of Artio Global or any of its subsidiaries for any period ending after the closing date or materially decreasing any tax attribute existing on the closing date of the Merger;

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pay any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates (other than Artio Global or any subsidiary thereof), other than the payment of compensation to directors, officers and employees in the ordinary course of business consistent with past practice; or

—	agree or commit to do any of the foregoing.

Notwithstanding the foregoing, nothing in the Merger Agreement gives Aberdeen or Merger Subsidiary the right to control or direct the operations of Artio Global and its subsidiaries prior to the effective time, and no consent of Aberdeen or Merger Subsidiary is required with respect to the foregoing matters to the extent inconsistent with applicable law.

Public Fund Board and Shareholder Approvals

Each of Artio Global and Investment Adviser has agreed to use commercially reasonable efforts to, as promptly as practicable after the date of the Merger Agreement, obtain the approval of each of the boards of directors or boards of trustees (or persons performing a similar function) of the funds registered with the SEC as investment companies under the Investment Company Act to which Investment Adviser serves as investment adviser, which funds we refer to as our “public funds” and which boards of directors/trustees we refer to as the “public fund boards”, of a new investment advisory arrangement between Investment Adviser and such board’s public fund, to be effective as of the closing of the Merger. In addition, Artio Global and Investment Adviser has each agreed to use commercially reasonable efforts to request each public fund to obtain, as promptly as practicable following such approval by its public fund board, the approval of the shareholders of such public fund of the new investment advisory arrangement between the Investment Adviser and such public fund.

As promptly as practicable following approval of a public fund board, Artio Global or one if its subsidiaries will (in coordination with the applicable public fund and under the general direction of the applicable public fund board) prepare and file proxy materials for a public fund shareholder meeting to approve the new investment advisory arrangement between the Investment Adviser and such public fund.

Efforts to Obtain Required Stockholder Vote

Subject to Artio Global’s Board’s right to change its recommendation (as described below), Artio Global is obligated to (i) include in this proxy statement the recommendation of Artio Global’s Board that Artio Global stockholders vote in favor of the proposal to adopt the Merger Agreement and (ii) use its commercially reasonable efforts to obtain stockholder approval of the proposal to adopt the Merger Agreement. Notwithstanding any recommendation withdrawal, Artio Global is obligated to convene a stockholders meeting for the purpose of obtaining stockholder approval of the proposal to adopt the Merger Agreement, unless the Merger Agreement has previously been terminated in accordance with its terms.

No Solicitation of Alternative Proposals; Changes in Board Recommendation

Under the Merger Agreement, Artio Global and its subsidiaries may not and may not authorize or permit any of its officers, directors, employees, representatives, advisors or other intermediaries to:

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solicit, initiate or knowingly facilitate the submission of inquiries, proposals or offers from any person (other than Aberdeen) relating to any acquisition proposal (as defined below), or agree to or recommend any acquisition proposal;

—

enter into any agreement to consummate any acquisition proposal, approve any acquisition proposal or, in connection with an acquisition proposal require it to abandon, terminate or fail to consummate the Merger;

—

enter into or participate in any discussions or negotiations in connection with any acquisition proposal or inquiry with respect to any acquisition proposal, or furnish to any person any non-public information with respect to its business, properties or assets in connection with any acquisition proposal; or

—	agree or resolve to take any of the foregoing actions.

Notwithstanding the foregoing, prior to obtaining stockholder approval of the proposal to adopt the Merger Agreement, Artio Global is permitted to, in response to an unsolicited bona fide written acquisition proposal that Artio Global’s Board (acting upon the recommendation of the Committee) has determined in good faith after consultation with its financial advisors and legal counsel constitutes or would reasonably be expected to result in a superior proposal (as defined below):

—	subject to certain limitations, comply with applicable securities laws associated with responding to tender offers;

—	engage in negotiations or discussions with any person and its representatives, advisors and intermediaries; or

—

furnish to any such person information relating to Artio Global or any of its subsidiaries pursuant to a confidentiality agreement with terms generally no less favorable to Artio Global than the terms provided by Aberdeen (and to the extent non-public information that has not been made available to Aberdeen is made available to such person, Artio Global must make available or furnish such non-public information to Aberdeen substantially concurrently with the time such non-public information is provided to such person).

The Merger Agreement provides that, prior to obtaining stockholder approval of the proposal to adopt the Merger Agreement, Artio Global’s Board may withdraw, modify or amend in any manner adverse to Aberdeen its approval or recommendation of the Merger Agreement or Merger:

—	in response to the occurrence of an intervening event; or

—

following receipt of an unsolicited bona fide written acquisition proposal that the Artio Global Board (acting upon the recommendation of the Committee) determines in good faith, in consultation with its financial advisors and outside legal counsel, is a superior proposal;

in each case if and only if the Artio Global Board (acting upon the recommendation of the Committee) determines in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law and, in the case of a superior proposal, subject to Aberdeen’s match right described below.

In addition, following receipt of an unsolicited bona fide written acquisition proposal, which Artio Global’s Board (acting upon the recommendation of the Committee) determines in good faith, in consultation with its financial advisors and outside legal counsel, is a superior proposal, Artio Global may subject to Aberdeen’s match right described below, terminate the Merger Agreement for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement with respect to such superior proposal if and only if Artio Global’s Board (acting upon the recommendation of the Committee) has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and Artio Global concurrently pays Aberdeen the termination fee described below.

Prior to Artio Global changing its recommendation that the stockholders should approve the Merger Agreement as a result of an intervening event, Artio Global must provide Aberdeen with written notice specifying, in reasonable detail, the reasons for such change.

Prior to Artio Global changing its recommendation that the stockholders should approve the Merger Agreement as a result of an unsolicited bona fide written acquisition proposal that the Artio Global Board (acting upon the recommendation of the Committee) determines in good faith, in consultation with its financial advisors and outside legal counsel, is a superior proposal or terminating the Merger Agreement to accept such a superior proposal, Artio Global must provide Aberdeen five business days’ prior written notice (or in the case of any material amendment to the amount or form of consideration payable in connection with an applicable acquisition proposal that would cause such proposal to constitute a superior proposal, an additional three business days’ written notice) advising Aberdeen that the Artio Global Board (acting upon the recommendation of the Committee) intends to take such action, and specifying the material terms and conditions of the superior proposal and that Artio Global shall, during such five business day period (or subsequent three business day period, if applicable), negotiate in good faith with Aberdeen to make such adjustments to the terms and conditions of the Merger Agreement such that such acquisition proposal would no longer constitute a superior proposal.

The Merger Agreement provides that Artio Global will notify Aberdeen promptly upon the receipt or occurrence of (i) any acquisition proposal, (ii) any proposals, discussions, negotiations or inquiries that would reasonably be expected to lead to an acquisition proposal and (iii) the material terms and conditions of any such acquisition proposal, including the identity of the person making any such acquisition proposal or with whom discussions or negotiations are taking place. In addition, Artio Global must promptly provide Aberdeen with (x) updates regarding the status and material details of any acquisition proposal (or any discussions or negotiations that might reasonably be expected to lead to an acquisition proposal) and (y) any documentation received that is material to understanding any acquisition proposal received from a person making an acquisition proposal or with whom discussions or negotiations would reasonably be expected to lead to an acquisition proposal. Any such information provided to Aberdeen will be subject to the existing confidentiality arrangement between Artio Global and Aberdeen.

Under the Merger Agreement, Artio Global must maintain in effect the provisions of any standstill or confidentiality agreement to which it is a party, except that prior to entering into the Merger Agreement, Artio Global waived any provision in any such agreements to the extent (but only to the extent) that such provision prohibited a counterparty from confidentially requesting that Artio Global amend or waive the standstill provision in the applicable agreement (i.e., a “don’t ask to waive” provision) to enable such counterparty to convey confidentially to Artio Global’s Board an acquisition proposal.

For the purposes of the Merger Agreement, an “acquisition proposal” means any offer or proposal for a merger, reorganization, recapitalization, consolidation, share exchange, business combination, liquidation, dissolution or other similar transaction involving Artio Global or any of its subsidiaries involving, or any proposal or offer to acquire, directly or indirectly, securities representing more than 15% of the voting power of Artio Global or more than 15% of the assets of Artio Global and its subsidiaries, taken as a whole, other than the Merger contemplated by the Merger Agreement.

For the purposes of the Merger Agreement, a “superior proposal” means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into any transaction involving an acquisition proposal that Artio Global’s Board (acting upon the recommendation of the Committee) determines in its good faith judgment (after consultation with Artio Global’s outside legal counsel and financial advisor) would be, if consummated, more favorable to Artio Global’s stockholders than the Merger Agreement and the Merger, taking into account all terms and conditions of such transaction (including any break-up fees, expense reimbursement provision and financial terms, the anticipated timing, conditions and prospects for completion of such transaction, including the prospects for obtaining regulatory approvals and financing, and any third party approvals), except that the references to “15%” in the definition of “acquisition proposal” shall be deemed to be references to “80%”. Reference to “the Merger Agreement”, and “the Merger” in this paragraph shall be deemed to include any proposed alteration of the terms of the Merger Agreement or the Merger that are agreed to by Aberdeen after Artio Global provides notice of a superior proposal (as described above).

Employee Benefits Matters

Artio Global and Aberdeen have agreed that, for at least 12 months after the effective time of the Merger, Aberdeen will provide each continuing employee of Artio Global with (i) a base salary, wage or commission rate and bonus and incentive compensation opportunity at least equal to the base salary, wage or commission rate and bonus and incentive compensation opportunity provided to such employee immediately prior to the effective time of the Merger and (ii) employee benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits, if any) that are no less favorable, in the aggregate, to either (A) such employee benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) provided by Artio Global to such continuing employee immediately prior to the effective time of the Merger or (B) such employee benefits (other than incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) provided to employees of Aberdeen and its subsidiaries who are similarly situated to such continuing employee. However, if any continuing employee of Artio Global is entitled to a certain base salary, wage or commission rate, bonus and incentive compensation opportunity or employee benefits under a contract, such continuing employee shall receive compensation and benefits in accordance with such contract.

In addition, Aberdeen has agreed to:

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provide, for each continuing employee of Artio Global (i) who is a participant in Artio Global’s Severance Pay Plan prior to the effective time of the Merger, (ii) who is not a party to a contract providing severance benefits and (iii) whose employment is involuntarily terminated within 12 months of the effective time of the Merger, severance benefits that are no less favorable than the severance benefits, if any, that would have been provided to such employee pursuant to Artio Global’s Severance Pay Plan upon an involuntary termination of employment prior to the effective time of the Merger;

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credit each continuing employee of Artio Global for service with Artio Global for purposes of eligibility and vesting, including for purposes of accrual of vacation and other paid time off and severance benefits, under Aberdeen’s benefit plans to the extent past service was recognized for such employee under substantially similar Artio Global employee benefit plans immediately prior to the effective time of the Merger;

—

waive limitations as to pre-existing conditions, exclusions and waiting periods for participation and coverage requirements applicable to each continuing employee of Artio Global under any Aberdeen health plans; and

—

use its commercially reasonable efforts to recognize co-payments, deductibles and out-of-pocket expenses paid by each continuing employee of Artio Global in the calendar year in which the effective time of the Merger occurs for purposes of annual co-payment, deductible and out-of-pocket limits under the Aberdeen health plans.

Indemnification and Insurance

Under the Merger Agreement, from and after the effective time of the Merger, Aberdeen and its subsidiaries will cause the Surviving Company and its subsidiaries to indemnify, defend and hold harmless, to the fullest extent permitted or required by applicable law, each present or former director or officer of Artio Global or any of its subsidiaries, which individuals we collectively refer to as the “indemnified parties”, against any losses, claims, damages, liabilities, costs, legal and other expenses, judgments, fines and amounts paid in settlement or actually and reasonably incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in respect of any actions or omissions (or alleged actions or omissions) by any indemnified party prior to the effective time of the Merger (including in connection with the transactions contemplated by the Merger Agreement). In addition, each indemnified party will be entitled to advancement of fees and expenses incurred in the defense of any such claim.

Under the Merger Agreement, for a period of six years from the effective time of the Merger, Aberdeen will cause the Surviving Company and its subsidiaries to maintain in effect provisions in their articles of incorporation or bylaws (or similar organizational document) regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses that are, in the aggregate with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such organizational documents as of the date of the Merger Agreement.

In addition, for a period of six years after the effective time, Aberdeen will cause the Surviving Company to either maintain in effect, on terms and subject to conditions no less advantageous in any material respect to the indemnified parties, the coverage provided by the current policies of directors’ and officers’ liability insurance, which we refer to as the “D&O insurance”, maintained by Artio Global and its subsidiaries as of the effective time of the Merger with respect to matters arising on or before the effective time of the Merger, or purchase a six-year “tail” D&O insurance policy the covers such matters. The “tail” D&O insurance policy must have terms and conditions no less advantageous in any material respect to the indemnified parties and provide at least the same coverage as Artio Global’s D&O insurance in place as of the effective time. However, in connection with the purchase of such D&O insurance, neither Aberdeen nor the Surviving Company will be required to pay annual D&O insurance premiums in excess of (x) 300% of the last annual D&O premium paid by Artio Global on its D&O liability policy prior to the date of the Merger Agreement in respect of such coverage, if they elect to purchase annual coverage, or (y) an aggregate premium in excess of the maximum aggregate premiums that would be payable if annual coverage is elected, if they elect to purchase “tail” coverage.

Regulatory Approvals; Consents; Reasonable Best Efforts

Subject to the terms and conditions of the Merger Agreement, each of Artio Global, Aberdeen, and Merger Subsidiary has agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, including:

—

obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings (including filings with governmental entities) and taking all steps necessary to obtain approvals from all governmental entities, including, but not limited to, Financial Industry Regulatory Authority, the New York Stock Exchange and the National Futures Association;

—	obtaining all necessary consents or waivers from third parties required as a result of or in connection with the consummation of the transactions contemplated by the Merger Agreement; and

—	execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of the Merger Agreement.

In addition, Artio Global, Aberdeen and Merger Subsidiary agree to (x) provide (or cause to be provided) as promptly as practicable to governmental entities with jurisdiction over the HSR Act any information and documents requested by any such governmental authority as necessary, proper or advisable to permit consummation of the transactions contemplated by the Merger Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and responding to any request for additional information or documentary material that may be made under the HSR Act and (y) use their reasonable best efforts to take such actions as are necessary to obtain prompt approval of the consummation of the transactions contemplated by the Merger Agreement by any governmental entity. However, in connection with the foregoing, Aberdeen is not obligated to, and Artio Global and their respective subsidiaries will not, without Aberdeen’s prior written consent, agree to any divestiture of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of their assets, properties and stock to avoid or eliminate any impediment under the HSR Act.

Other Covenants and Agreements

The Merger Agreement contains other customary covenants and agreements, including covenants relating to:

—	providing the representatives of Aberdeen reasonable access to Artio Global’s employees, properties, books, contracts and records;

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providing each party with notice of certain material communications in connection with the Merger Agreement, including communications with governmental entities and notice of events reasonably likely to cause the conditions to closing (as described below) not to be satisfied;

—	the issuance of press releases or other public statements relating to the Merger Agreement and/or the Merger;

—	cooperation regarding Artio Global’s delisting from the NYSE;

—	providing Aberdeen with information regarding any stockholder litigation relating to the Merger;

—	obtaining the consents of certain clients that maybe required under the investment advisory arrangements with those clients;

—	certain undertakings regarding compliance with Section 15(f) of the Investment Company Act; and

—	the provision of certain notices by Investment Adviser to the Commodity Futures Trading Commission.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to consummate the Merger is subject to the satisfaction or waiver of the following conditions:

—	approval of the Merger Agreement by an affirmative vote of the holders of a majority of the outstanding shares of Artio Global’s Class A common stock entitled to vote thereon;

—	absence of any applicable law, order or other legal restraint arising after the date of the Merger Agreement prohibiting the consummation of the Merger; and

—	expiration or termination of any applicable waiting period under the HSR Act relating to the Merger.

Conditions to Aberdeen’s and Merger Subsidiary’s Obligations. Aberdeen’s and Merger Subsidiary’s obligations to consummate the Merger are subject to the satisfaction of further conditions, including:

—

Artio Global’s representations and warranties being true and correct, subject to various materiality and other qualifiers, as of the date of the Merger Agreement and as of the closing date of the Merger (or in the case of representations and warranties that are made as of another specified time, as of such time);

—	Artio Global’s performance in all material respects of all agreements and covenants required to be performed by it at or prior to the closing date of the Merger;

—	absence of a Company Material Adverse Effect between the execution of the Merger Agreement and the closing date of the Merger;

—	the receipt by Aberdeen of an officer’s certificate by Artio Global certifying that the foregoing three conditions have been satisfied;

—

the board of directors or trustees and the shareholders of each of the Artio Total Return Bond Fund and the Artio Global High Income Fund having approved a new investment advisory arrangement between Investment Adviser and the respective fund;

—	either (a) the board of directors or trustees and the shareholders of each of the Artio International Equity Fund and Artio International Equity II Fund having approved a new investment advisory arrangement between the respective fund and Investment Adviser or (b) (1) the board of directors or trustees of each of the Artio International Equity Fund and Artio International Equity II Fund having approved (x) a new investment advisory arrangement between the respective fund and Investment Adviser and (y) an interim investment advisory arrangement between the respective fund and Investment Adviser in accordance with Rule 15a-4 under the Investment Company Act and (2) no less than 40% of the outstanding voting securities of each of the Artio International Equity Fund and Artio International Equity II Fund having voted or having otherwise been counted toward a quorum with respect to the shareholder meeting called to approve the new investment advisory arrangement between the respective fund and Investment Adviser, with no less than 80% of such outstanding voting securities having voted to approve such new investment advisory arrangement; and

—	the Restated TRA being valid and in full force and effect.

Conditions to Artio Global’s Obligations. Artio Global’s obligation to consummate the Merger is subject to the satisfaction or waiver of further conditions, including:

—

Aberdeen’s and Merger Subsidiary’s representations and warranties being true and correct, subject to various materiality and other qualifiers, as of the date of the Merger Agreement and as of the closing date of the Merger (or in the case of representations and warranties that are made as of another specified time, as of such time); and

—	Aberdeen’s and Merger Subsidiary’s performance in all material respects of all obligations required to be performed by them at or prior to the closing date of the Merger.

Termination of the Merger Agreement

Artio Global and Aberdeen may terminate the Merger Agreement by mutual written consent, by action of their respective boards of directors (in the case of Artio Global, by action of its Board, acting upon recommendation of the Committee) at any time before the effective time of the Merger. In addition, either Artio Global or Aberdeen may terminate the Merger Agreement at any time before the effective time of the Merger if:

—

the Merger has not been consummated on or before October 14, 2013, which we refer to as the “end date”, except that a party cannot so terminate the Merger Agreement if the failure of the Merger to be consummated before the end date resulted from that party’s material breach of the Merger Agreement;

—

there is any applicable law or other legal restraint arising after the date of the Merger Agreement that (1) makes consummation of the Merger illegal or otherwise prohibited or (2) permanently enjoins or prohibits Artio Global or Aberdeen from consummating the Merger and such law or legal restraint has become final and nonappealable, except that a party cannot so terminate the Merger Agreement if that party’s material breach of the Merger Agreement caused such law or legal restraint;

—

at the annual meeting (including any adjournments or postponements thereof), the affirmative vote of the majority of holders of the outstanding shares of Artio Global’s Class A common stock in favor of approval of the Merger Agreement is not obtained; or

—

the other party has breached the Merger Agreement (subject to a cure period) in a manner that would prevent a condition to the terminating party’s obligation to consummate the Merger from being satisfied, except that a party that is then in material breach of the Merger Agreement cannot so terminate the Merger Agreement.

Aberdeen may also terminate the Merger Agreement at any time if:

—	the shareholders of the Artio Total Return Bond Fund or the Artio Global High Income Fund fail to approve a new investment advisory arrangement;

—	prior to the approval of the Merger Agreement and the Merger by the affirmative vote of the majority of the holders of Artio Global Class A common stock entitled to vote thereon:

¡	Artio Global’s Board withdraws, modifies or amends in any manner adverse to Aberdeen its recommendation of the Merger Agreement and the Merger;

¡	Artio Global or any of its subsidiaries (or either of their respective representatives) willfully and materially breaches the no solicitation provisions of the Merger Agreement;

¡	Artio Global or any of its subsidiaries approves, adopts or enters into (or announces its intention to enter into) a definitive acquisition agreement relating to a superior proposal; or

¡	Artio Global’s Board fails to reaffirm its recommendation in connection with an acquisition proposal from a third party or in connection with a tender offer commenced by a third party;

In addition, following receipt of an unsolicited bona fide acquisition proposal, which the Artio Global Board (acting upon the recommendation of the Committee) determines in good faith, after consultation with its financial advisors and outside legal counsel, is a superior proposal, and subject to Aberdeen’s right to negotiate in good faith with Artio Global to make adjustments to the terms and conditions of the Merger Agreement such that the bona fide acquisition proposal would no longer constitute a superior proposal. Artio Global can terminate the Merger Agreement to enter into a definitive agreement with respect to the superior proposal, if and only if the Artio Global Board (acting upon the recommendation of the Committee) determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and Artio Global concurrently pays Aberdeen the termination fee described below.

Fees and Expenses; Termination Fee

Generally, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses. However, the fees and expenses associated with obtaining the approval of our public funds’ boards and shareholders in connection with the new investment advisory arrangements will be shared equally between Aberdeen and Artio Global.

In addition, the Merger Agreement provides that Artio Global will be required to pay Aberdeen a termination fee of $5.7 million upon termination of the Merger Agreement (except as otherwise provided below) in certain circumstances, including if:

—

Aberdeen terminates the Merger Agreement because Artio Global’s Board (acting upon the recommendation of the Committee) changes or fails to reaffirm its recommendation or Artio Global willfully and materially breaches it’s no solicitation obligations;

—	Artio Global terminates the Merger Agreement in order to accept a superior proposal; or

—

either party terminates the Merger Agreement due to the failure of the Merger to be consummated by the end date (and Artio Global stockholder approval has not been obtained) or due to failure of Artio Global’s stockholders to approve the Merger, but in each case only if:

¡	at the time of termination, an alternative acquisition proposal had been proposed to Artio Global or publicly disclosed or announced; and

¡	within 12 months after termination, Artio Global enters into or consummates any alternative transaction for at least a majority of Artio Global;

provided that in such case the termination fee is payable only if Artio Global consummates such alternative transaction.

In addition, if either party terminates the Merger Agreement due to failure of Artio Global’s stockholders to approve the Merger, Artio Global will reimburse Aberdeen up to $1 million in expenses (which expenses will be netted from any subsequent payment of the termination fee).

Effect of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and of no effect without liability of any party (or any of their respective directors, officers, representatives, agents or affiliates, except that certain confidentiality obligations will remain in effect. Termination of the

Merger Agreement will not relieve any party from any liability for intentional breach of any covenant or agreement set forth in the Merger Agreement, a breach by a party of its representations and warranties in the Merger Agreement made with knowledge of such breach or the intentional failure of a party to fulfill a condition to the other party’s obligations (and in the case of any of the foregoing, damages will not be limited to reimbursement of expenses or out-of-pocket costs).

However, if the termination fee becomes due and payable, the payment by Artio Global of the termination fee will preclude Aberdeen and Merger Subsidiary from any other remedy against Artio Global (and any person making an acquisition proposal or superior proposal, if applicable) at law or in equity or otherwise.

Specific Performance

The Merger Agreement provides that the parties will be entitled to an injunction to prevent breaches of the Merger Agreement and to specifically enforce the terms and provisions of the Merger Agreement. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason.

Amendment or Waiver of the Merger Agreement

The Merger Agreement may be amended if such amendment is authorized by the parties’ respective boards of directors (in the case of Artio Global, by action of its Board of Directors, acting upon recommendation of the Committee) and is in writing and signed by each party to the Merger Agreement; however, after the approval by Artio Global’s stockholders of the Merger Agreement has been obtained, there may not be any amendment that would require the further approval of Artio Global’s stockholders under law without such further approval. Each party, by action taken by the applicable board of directors (in the case of Artio Global, by action of its Board of Directors, acting upon recommendation of the Committee), may waive compliance by the other party of any agreement or condition in the Merger Agreement if the waiver is set forth in a written instrument signed by the party against whom the waiver is to be effective.

MARKET PRICES OF ARTIO GLOBAL CLASS A COMMON STOCK

Artio Global’s Class A common stock is listed on the NYSE and is traded under the ticker symbol “ART”. As of [            ], 2013, there were [            ] Class A common shares outstanding (including shares of restricted stock). The following table sets forth the high and low sales prices of shares of Artio Global’s Class A common stock as reported on the NYSE, and the quarterly cash dividends declared per share for the periods indicated.

	Artio Global Class A Common Stock

	High			Low			Dividend
2011
First Quarter		$16.57			$14.11			$0.06
Second Quarter		$17.24			$11.16			$0.06
Third Quarter		$12.29			$6.65			$0.06
Fourth Quarter		$8.30			$4.77			$0.06
2012
First Quarter		$5.77			$4.16			$0.06
Second Quarter		$4.90			$2.83			$0.02
Third Quarter		$3.56			$2.88			$0.02
Fourth Quarter		$3.05			$1.72			$0.02
2013
First Quarter	$	[	]	$	[	]	$	[	]

The closing sale price of Artio Global’s Class A common stock on the NYSE on February 13, 2013, the last trading day before we announced the execution of the Merger Agreement, was $2.01. The $2.75 per share to be paid for each share of Artio Global’s Class A common stock in the Merger represents a premium of approximately 34% to the closing price on February 13, 2013, and approximately a 38% premium over $2.00, the average closing price of shares of Artio Global’s Class A common stock on the NYSE for the 30 trading days ended February 13, 2013.

Dividend Policy

In the past, Artio Global paid quarterly dividends to Class A common stock in amounts that reflect management’s view of our financial performance and liquidity. On February 13, 2013, Artio Global’s Board suspended the quarterly dividend paid on shares of its Class A common stock. Quarterly dividends were declared on Artio Global’s Class A common stock during 2011 and 2012 in the amounts set forth above.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the Merger and to receive payment in cash for the fair value of your common stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger) as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to receive pursuant to the Merger Agreement. These rights are known as appraisal rights. Artio Global stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex F to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the Merger.

A copy of Section 262 must be included with such notice. This proxy statement constitutes Artio Global’s notice to its stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262.

Artio Global stockholders who may wish to exercise their appraisal rights or may wish to preserve their right to do so should review Annex F carefully and in its entirety and should consult with their legal advisor, since failure to timely comply with the procedures set forth therein will result in the loss of such rights.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

—

You must deliver to Artio Global a written demand for appraisal of your shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting “AGAINST” or failing to vote “FOR” the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

—

You must either vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the Merger Agreement, a stockholder who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement or abstain from voting.

—	You must continuously hold the shares of record from the date of making the demand through the effective time.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal should be addressed to Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017, Attention: Corporate Secretary, and must be delivered before the vote on the Merger Agreement is taken at the annual meeting, and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform Artio Global of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his, her or its stock certificate(s).

Only a holder of record of shares of our common stock is entitled to demand appraisal rights for such shares of our common stock registered in that holder’s name. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the Merger.

—

Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Artio Global. The beneficial holder must, in such cases, have the registered owner, such as a broker, fiduciary, depository or other nominee, submit the required demand in respect of those shares.

—	If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary.

—	If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners.

—

An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owners.

—

A record owner, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, a demand for appraisal of such shares must be made by or on behalf of the nominee and must identify the nominee as record holder. The written demand should also state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If your shares of common stock are owned of record by another person, such as a broker, fiduciary, depository or other nominee, and you wish to exercise appraisal rights, you should consult with your broker or other intermediary to determine the appropriate procedures for the record holder to make a demand for appraisal. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, must act promptly to cause the record holder to properly follow the steps summarized below and perfect appraisal rights in a timely manner. If your common stock is held through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

Within 10 days after the effective time of the Merger, Artio Global’s successor, the Surviving Company, will provide notice of the date the Merger has become effective to each former Artio Global stockholder who has properly demanded appraisal rights under Section 262 of the DGCL and has not voted in favor of the adoption of the Merger Agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand for appraisal and to accept the cash payment specified by the Merger Agreement for his or her shares of common stock. Any attempt to withdraw made more than 60 days after the effectiveness of the Merger will require the written approval of the Surviving Company and no appraisal proceeding before the Delaware Court of Chancery as to any stockholder will be dismissed without the approval of the Delaware Court of Chancery, which approval may be conditioned upon any terms the Delaware Court of Chancery deems just. If the Surviving Company does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required and a petition commencing an appraisal action is timely filed, and if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the Merger Consideration.

Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Surviving Company. The Surviving Company has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

Within 120 days after the effective time of the Merger, any stockholder who has complied with Section 262 shall, upon written request to the Surviving Company, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the Surviving Company.

A person who is the beneficial owner of shares stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition commencing an appraisal action or request from the corporation the statement described in the prior paragraph.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is served upon the Surviving Company, the Surviving Company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment of their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Company. Any petition filed by the Surviving Company must be accompanied by such a list. After providing notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery will conduct an appraisal proceeding in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court shall determine the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive that value upon the surrender of their shares. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement. Moreover, Artio Global does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of stock is less than the merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors.

Costs of the appraisal proceeding may be imposed upon the Surviving Company and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon the application of a dissenting stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro-rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the Merger; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the Merger may only be made with the written approval of the Surviving Company.

In view of the complexity of Section 262, Artio Global stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

PROPOSAL 2—ADVISORY VOTE ON NAMED EXECUTIVE OFFICER

MERGER-RELATED COMPENSATION ARRANGEMENTS

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Artio Global is required to submit a proposal to Artio Global shareholders for a non-binding, advisory vote to approve the payment by Artio Global of certain compensation to the NEOs of Artio Global that is based on or otherwise relates to the Merger. This proposal, commonly known as “say-on-golden parachute”, and which we refer to as the “NEO Merger-related compensation proposal”, gives Artio Global shareholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that the NEOs may be entitled to receive from Artio Global that is based on or otherwise relates to the Merger. This compensation is summarized in the table under “Proposal 1—The Merger—Interests of Certain Persons in the Merger—Golden Parachute Compensation” beginning on page 67, including the footnotes to the table.

Artio Global’s Board of Directors encourages you to review carefully the information related to the NEO Merger-related compensation proposal disclosed in this proxy statement and to vote, on a non-binding, advisory basis, the NEO Merger-related compensation proposal through the follow resolution:

“RESOLVED, that the shareholders of Artio Global hereby approve, on an advisory (non-binding) basis, the compensation to be paid or become payable by Artio Global to its NEOs that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the proxy statement entitled ‘Proposal 1—The Merger—Interests of Certain Persons in the Merger—Golden Parachute Compensation’ and the footnotes to the table.”

The vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to approve the Merger Agreement. Accordingly, you may vote to approve the Merger Agreement and vote not to approve the executive compensation and vice versa. Because the vote on executive compensation paid or that may become payable in connection with the Merger is advisory only, it will not be binding on either Artio Global or Aberdeen. Accordingly, because Artio Global is contractually obligated to pay the compensation, if Artio Global’s stockholders approve the Merger Agreement and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

THE ARTIO GLOBAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION PROPOSAL.

PROPOSAL 3—ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING

If we fail to receive a sufficient number of votes to adopt the Merger Agreement, we may propose to adjourn or postpone our 2013 annual meeting, whether or not a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to adopt the Merger Agreement. We currently do not intend to propose adjournment or postponement at the annual meeting if there are sufficient votes to adopt the Merger Agreement. If approval of the proposal to adjourn or postpone the annual meeting for the purpose of soliciting additional proxies is submitted to Artio Global’s stockholders for approval, such approval requires the affirmative vote of a majority of the votes cast at the annual meeting by holders of shares of Artio Global Class A common stock present or represented by proxy and entitled to vote thereon.

THE ARTIO GLOBAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO ADJOURN OR POSTPONE THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES.

PROPOSAL 4—ELECTION OF THREE CLASS I DIRECTORS

General Information

Our Board is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. Messrs. Jackson, Kullberg and Wright are Class I directors (with terms expiring at this annual meeting). Mr. Ledwidge is a Class II director (with a term expiring in 2014). Messrs. Pell and Williams are Class III directors (with terms expiring in 2015).

At the annual meeting, therefore, three directors are proposed to be elected who will serve until the annual meeting of stockholders in 2016, until each of his respective successors are duly elected and qualified or until consummation of the Merger. The persons designated as proxies intend to vote “FOR” the election of the nominees listed below, unless otherwise directed.

Our Board has nominated Messrs. Jackson, Kullberg and Wright as members of the Board to serve for a period of three years. Messrs. Jackson, Kullberg and Wright have consented to be nominated and to serve, if elected.

Our Board has determined that each of Messrs. Jackson, Kullberg and Wright are independent. See “Corporate Governance—Director Independence” for more information on this conclusion.

About the Nominees

Name	Age	Position
Robert Jackson	67	Director
Duane Kullberg	80	Director
Christopher Wright	55	Director

THE ARTIO GLOBAL BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF MESSRS. JACKSON, KULLBERG AND WRIGHT.

Robert Jackson became a director of Artio Global in March 2011. From 1995 through 2006, Mr. Jackson held several roles at American Century Investments, an investment management company, including principal financial officer. Prior to joining American Century, Mr. Jackson held various leadership positions at Kemper Corporation, a financial services company. Since his retirement in 2006, he has provided support for his former employer, American Century Investments, and from 2007 through January 2013 he served as a director of DST Systems, Inc.

Duane Kullberg became a director of Artio Global in September 2009, at the time of the IPO. He was Managing Partner and CEO of Arthur Andersen, S.C. from 1980 to 1989. Prior to his becoming CEO, he was a partner in the Minneapolis and Chicago offices and Head of the Audit Practice, worldwide, of Arthur Andersen from 1978 to 1980. Mr. Kullberg has also served as Vice Chairman of the U.S. Japanese Business Council and was a member of the Services Policy Advisory Committee of the Office of the U.S. Trade Representative. He is currently retired, but still serves as a public director on the Chicago Board Options Exchange, which he joined in 1990. Prior to 2007, he served as a member of the Boards of Carlson Companies, Inc., Nuveen Investments, Inc. and Visibility, Inc. Mr. Kullberg is a life trustee of Northwestern University and the University of Minnesota Foundation.

Christopher Wright became a director of Artio Global in January 2013. He is chairman of Emerging Markets Alternatives LLC, a private equity asset management firm, a director of Merifin Capital Group, a private European investment firm and serves as an advisor to Campbell Lutyens & Co. Ltd. and also to Hansa Capital LBG. Until mid-2003 he served as Head of Global Private Equity for Dresdner Kleinwort Capital and was a Group Board Member of Dresdner Kleinwort Benson overseeing alternative assets in developed and emerging markets. He acted as Chairman of various investment funds prior to and following the latter’s integration with Allianz AG. Mr. Wright is a director of Roper Industries Inc. (NYSE), Idox PLC (AIM-London) and Yatra Capital Ltd. (Euronext). He is a Foundation Fellow of Corpus Christi College, Oxford and serves on its endowment committee.

DIRECTORS AND EXECUTIVE OFFICERS

About Directors Continuing in Office and Executive Officers

The following table provides information regarding our directors and executive officers. (Information about Messrs. Jackson, Kullberg and Wright, whose terms expire at the Annual Meeting, may be found above.) See “Corporate Governance—Board Structure, Leadership and Nominee Qualifications—Skills, Qualifications and Experience of Our Board” beginning on page 104 for further information regarding additional skills and attributes of our Board members.

Name	Age	Position
Francis Ledwidge	63	Chairman
Tony Williams	49	CEO and Director
Richard Pell	58	CIO and Director
Frank Harte	51	CFO
Rudolph-Riad Younes	51	Head of International Equity

Francis Ledwidge became the Chairman of the Board in November 2012 and has been a member of our Board since 2009. Since 1997 he has been a Managing Partner of Eddystone, LLC and the CIO of Eddystone Capital, LLC. From 1989 to 1995, Mr. Ledwidge served as the CIO of Bankers Trust’s international private banking division in the United States and Switzerland and was later responsible for much of Bankers Trust’s institutional international and global asset management businesses. Prior to that, he worked at Robert Fleming from 1976 to 1989, first as a portfolio manager and director of Robert Fleming Investment Management in London and then as a sell-side research director at Eberstadt Fleming in New York. Before joining Flemings, he worked as a buy-side analyst at British Electric Traction.

Tony Williams became our CEO and was appointed to our Board in November 2012. Mr. Williams also served as our Chief Operating Officer from December 2007 up until the time he was appointed CEO, and served as a member of our Board from 2004 until September 23, 2009. He joined as Chief Operating Officer of Investment Adviser in 2003 and, in 2004, became the Head of Asset Management Americas for Investment Adviser. Prior to that, Mr. Williams acted as Head of Cross Border Strategies at JP Morgan Fleming Asset Management and Chief Operating Officer at Fleming Asset Management in New York. Previously, Mr. Williams was a Client Services Director at Fleming Asset Management, UK.

Richard Pell has been our CIO since 1995, one of our directors since December 2007, and served as our CEO and Chairman of the Board since our IPO in September 2009 through November 2012. Prior to December 2007, Mr. Pell served, and continues to serve, as Co-Portfolio Manager of the International Equity strategy and Co-Portfolio Manager of the Total Return Bond strategy. Mr. Pell joined the Julius Baer Group in 1995 subsequent to his tenure as Head of Global Fixed Income with Bankers Trust Company, where he was employed for five years. From 1988 to 1990, Mr. Pell was employed by Mitchell Hutchins Institutional Investors where he served as Head of Corporate Bonds and Mortgage-Backed Securities.

Frank Harte has been our CFO since July 2002. Since joining the Julius Baer Group in 2002, Mr. Harte has also served as our Financial and Operations Principal, from 2002 to 2006, and was Senior Vice President and CFO of Bank Julius Baer & Co. Ltd.—New York Branch from 2002 to 2005 and Treasurer and Financial and Operations Principal of GAM USA Inc. from 2005 to September 2007. Prior to this, Mr. Harte acted as a Managing Director and CFO for the North America-based activities of Dresdner Kleinwort Benson, and, prior to that, Mr. Harte held positions at The First Boston Corporation and Deloitte, Haskins & Sells. He is a Certified Public Accountant in the State of New York.

Rudolph-Riad Younes has been our Head of International Equity since 2001. He joined Investment Adviser as a portfolio manager in 1993 and has served as Co-Portfolio Manager of the International Equity Fund since 1995 and International Equity Fund II since 2005. Prior to joining the Julius Baer Group in 1993, Mr. Younes was an Associate Director at Swiss Bank Corp. He is a Chartered Financial Analyst.

CORPORATE GOVERNANCE

The Board of Directors – Board Composition

As of March 2013, our Board consists of six directors. Changes to our Board since our 2012 annual meeting consisted of Mr. Ledwidge’s appointment as Chairman of the Board and Mr. Williams’ appointment as a director, both in November 2012, and Mr. Wright’s appointment as a director and Elizabeth Buse’s resignation, both in January 2013. Our Amended and Restated Certificate of Incorporation provides that our Board will consist of no less than three and no more than 11 persons. The exact number of members on our Board is determined from time to time by resolution of a majority of our full Board.

The directors hold regular meetings, attend special meetings as required and spend such time on the affairs of Artio Global as their duties require. Pursuant to Artio Global’s Corporate Governance Guidelines, directors are expected to attend Artio Global’s annual meeting, all Board meetings and the meetings of the committees on which they serve. For the year ended December 31, 2012, the Board held a total of 12 meetings, four regular and eight special. Each director attended more than 75% of the meetings of the Board and the meetings of the committees on which they sit during this period and the respective chairs presided at each meeting. Artio Global’s independent executive directors also met in regularly scheduled executive sessions without management during 2012. During such meetings, Mr. Ledwidge, the Lead Director, presided.

The Board believes that it is important for its members to attend Artio Global’s annual meetings of stockholders and therefore encourages all directors to attend annual meetings. All then-current members of the Board attended Artio Global’s 2012 annual meeting.

Under the terms of Mr. Pell’s shareholders agreement with Artio Global, if he ceases to be a member of our Board, he will be entitled to attend meetings of our Board as an observer until the date upon which the restrictions on sale under his Exchange Agreement with us terminate. Pursuant to his shareholders agreement with Artio Global, until the later of the date upon which Mr. Younes ceases to be employed by us or the restrictions on sale under the Exchange Agreement terminate, he will be entitled to attend meetings of our Board as an observer. Under the terms of the Voting Agreements between Artio Global and each of Messrs. Pell and Younes, upon consummation of the Merger, Messrs. Pell and Younes’s shareholders agreements will terminate, and they will lose their rights to attend our board meetings as an observer.

Under the terms of a shareholders agreement with GAM which will terminate upon the consummation of the Merger, for as long as GAM directly or indirectly owns at least 10% of the number of outstanding shares of our Class A common stock, it will be entitled to appoint a member to our Board or to exercise observer rights. GAM has opted to appoint an observer to our Board, but may in the future decide to appoint a member to our Board. If GAM’s ownership interest in us falls below 10%, it will no longer be entitled to appoint a member to our Board, but it will be entitled to certain observer rights until GAM ceases to own at least 5% of the outstanding shares of our Class A common stock. As of the Record Date, GAM owned approximately 25% of the outstanding shares of our Class  A common stock.

Board Committees

We have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which operates under a written charter adopted by the Board. In addition, in connection with the strategic review process that led to the Merger, the Board empaneled a Strategic Review Committee.

Audit Committee

Our Audit Committee’s responsibilities include, among others:

—

reviewing the audit plans and findings of our independent registered public accountants and our internal audit and risk staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;

—	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accountants;

—	reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;

—	overseeing the implementation and monitoring of our Whistleblower Policy; and

—

appointing annually our independent registered public accountants, evaluating their qualifications, independence and performance, determining their compensation and setting clear hiring policies for employees or former employees of the independent registered public accountants.

As of [                    ], 2013, Messrs. Jackson, Kullberg, Ledwidge and Wright serve on the Audit Committee and Mr. Kullberg serves as its Chair. Our Board has determined that Messrs. Jackson, Kullberg, Ledwidge and Wright are all financially literate and independent under the NYSE rules and under Rule 10A-3 of the Exchange Act, and that Messrs. Jackson, Kullberg and Wright are audit committee financial experts within the meaning of the applicable rules of the SEC and the NYSE. In fiscal year 2012, the Audit Committee held a total of 12 meetings, four regular and eight special.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include, among others:

—

making recommendations to our Board regarding the selection of director candidates, qualification and competency requirements for service on our Board and the suitability of proposed nominees as directors;

—	advising the Board with respect to the corporate governance principles applicable to us;

—	overseeing the evaluation of our Board and management; and

—	reviewing and approving any related person transaction, pursuant to our Related Person Transaction Policy.

As of [                    ], 2013, Messrs. Kullberg, Ledwidge and Wright serve on the Nominating and Corporate Governance Committee and Mr. Ledwidge serves as its Chair. In fiscal year 2012, the Nominating and Corporate Governance Committee held six meetings, four regular and two special.

Compensation Committee

Our Compensation Committee’s responsibilities include, among others:

—	reviewing and approving compensation and benefits policies generally;

—	reviewing and approving the compensation of our executive officers;

—	overseeing and administering and making recommendations to our Board with respect to our cash and equity incentive plans;

—	reviewing and making recommendations to the Board with respect to director compensation;

—	reviewing and reporting on management succession plans; and

—	preparing the Compensation Committee report to be included in our proxy statement.

As of [                    ], 2013, Messrs. Jackson, Ledwidge and Wright serve on the Compensation Committee and Mr. Ledwidge serves as its Chair. From the 2012 annual meeting through January 29, 2013, Elizabeth Buse was a member of the Compensation Committee and served as its Chair. In fiscal year 2012, the Compensation Committee held nine meetings, four regular and five special.

The Compensation Committee consults with McLagan Partners, Inc., which we refer to as “McLagan”, which assists the Compensation Committee by providing comparative market data on compensation practices and programs. McLagan also provides guidance to the Compensation Committee on industry best practices regarding compensation.

The Compensation Committee also receives formal recommendations from the Human Resources Committee and the Management Committee (internal committees of Artio Global), which met on several occasions prior to delivering their final compensation recommendations to the Compensation Committee. The CEO attends most Compensation Committee meetings as a guest and is also a member of the Human Resources Committee and Management Committee.

Management discussed the recommendations and supporting analysis of McLagan, and the formal recommendations of the Human Resources Committee and the Management Committee with the Compensation Committee and its Chair in multiple meetings and phone calls before the Compensation Committee formally approved 2013 compensation for the NEOs, the Compensation Discussion and Analysis and issued its report. For further discussion of the role of the Compensation Committee, see “Compensation Discussion and Analysis” beginning on page 111.

The Compensation Committee reviews the performance and independence of McLagan on an annual basis. After consideration of all appropriate information relating to the independence of McLagan and its professionals involved in the work performed for, and the advice provided to, the Compensation Committee, the Compensation Committee determined that the relationships and work of McLagan did not present any conflict of interest.

Compensation Committee Interlocks and Insider Participation

None of our NEOs serves as a member of a compensation committee, or other committee serving an equivalent function, of any entity, or a board of directors of an entity without a compensation committee, that has one or more of its executive officers serving as a member of our Board or our Compensation Committee.

Strategic Review Committee

In December 2011, the Board empaneled a special committee to review Artio Global’s strategic alternatives. As of [        ], 2013, Messrs. Jackson, Kullberg, Ledwidge and Wright serve on the Strategic Review Committee and Mr. Ledwidge serves as its Chair. For more information on the Strategic Review Committee and its formation, see “Proposal 1—The Merger—Background of the Merger” beginning on page 26.

Board Structure, Leadership and Nominee Qualifications

Chairman

Our Board and management believe that the choice of whether the Chairman of our Board should be an executive of Artio Global, a non-executive or independent director depends upon a number of factors including the candidates for the position and the best interests of Artio Global and its stockholders. Currently, Mr. Ledwidge is our Chairman. His extensive background in the asset management industry, strength of leadership and ability to think broadly about Artio Global have permitted him to continually address Artio Global’s needs and discuss them with the Board and management.

Skills, Qualifications and Experience of Our Board

Each of our directors brings unique talents and experiences to the Board resulting in a group with the desired range of breadth and depth.

Mr. Jackson has worked in the financial services industry for over 30 years and his breadth of knowledge of the mutual fund and financial services industry has consistently provided the Board and management with guidance on a broad range of matters facing the firm, including the transaction with Aberdeen. Mr. Kullberg’s breadth of accounting experience and his depth of understanding regarding the operation of a public audit committee, has contributed to the successful fulfillment of our public company responsibilities. Mr. Wright, who participates on several corporate boards, contributes both financial and public governance expertise. He has been instrumental in providing guidance and fresh perspective to our Board as a member of the Committee.

Mr. Williams, one of our two management directors, provides critical insight into the day-to-day operations of Artio Global through his role as CEO. As a hands-on manager, Mr. Williams is able to provide the Board with detail regarding a broad range of aspects regarding the business. His quarterly reports to the Board regarding the business of Artio Global offer careful reflection of Artio Global’s activities, which helps inform the Board’s actions in areas including, but not limited to, compensation, strategy and general disclosure matters.

Mr. Pell, the other management director, presents valuable information regarding Artio Global’s products and their performance through his role as CIO. He reports to the Board quarterly with specific details regarding the firm’s products, their positioning and an overall view of the markets.

We have not adopted a formal policy with regard to the consideration of diversity. We believe that our current Board possesses distinct sets of useful experiences and skills that are complementary and that serve to strengthen our Board. If the Merger is not consummated and we consider adding additional directors, we would likely to look for a nominee that brings relevant experiences and skills that differ from those already represented on our Board.

Criteria for Nominees

When seeking candidates for the Board, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, stockholders or others. The Nominating and Corporate Governance Committee has authority under its charter to retain a search firm for this purpose and elected to do so in February 2011. Generally, after conducting an initial evaluation of a potential candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes such candidate might be suitable as a director. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend that candidate’s nomination to the full Board.

The Nominating and Corporate Governance Committee will select each nominee based on the nominee’s skills, achievements and experience. The Nominating and Corporate Governance Committee considers a variety of factors in selecting candidates, including, but not limited to the following: a willingness to commit time and energy, public company experience, relevant business or professional knowledge regarding the financial markets, senior leadership experience in a company with financial and operational similarities to Artio Global, wisdom, integrity, an understanding and general acceptance of Artio Global’s corporate philosophy, a proven record of accomplishment with strong organizations, an inquiring mind, a willingness to speak one’s mind and an ability to challenge and stimulate management.

Stockholders may submit candidates for consideration for nomination to the Board based on these criteria by writing to the Chair of the Nominating and Corporate Governance Committee c/o Corporate Secretary, Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as all other candidates.

Director Independence

Under Artio Global’s Corporate Governance Guidelines, a majority of the Board must be comprised of directors who are independent under the rules of the NYSE. No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with Artio Global, either directly or as an officer, stockholder or partner of an organization that has a relationship with Artio Global. The Board observes all criteria established by the NYSE and applicable rules of the SEC. In its review of director independence, the Board considers all relevant facts and circumstances, including without limitation, all personal or business relationships any director may have with Artio Global or its auditor.

In March 2013, the Board determined the independence of each member of the Board other than Messrs. Pell and Williams (as executives of Artio Global), in accordance with our Corporate Governance Guidelines. Each director affirmatively determined by the Board to have met the standards set forth in Section 303A.02(b) of the NYSE listing standards is referred to herein as an “Independent Director”. The Board has determined that each of Messrs. Jackson, Kullberg, Ledwidge and Wright are Independent Directors because none of them had a material relationship with Artio Global or its auditor. In making this determination, our Board considered all relevant facts and circumstances, as required by applicable NYSE listing standards, including a small holding of Mr. Pell’s in a third-party fund, The Eddystone Fund LP, where Mr. Ledwidge acts as CIO.

Board’s Role in Risk Oversight

Management focuses intensely on the area of risk management. It believes in a well-controlled environment in which specific processes are used to identify risks and those risks are more effectively anticipated and managed. We manage risk at multiple levels throughout the organization, including directly by the portfolio managers, at the CIO level and, more broadly, through an enterprise risk management framework overseen by the Management Committee. This framework is intended to identify, assess and manage the full range of risks to which our Company is subject.

We continuously manage risk at the investment portfolio level, placing emphasis on identifying investments that work, investments that do not and the factors that influence performance. This approach is not designed to avoid taking risks, but seeks to ensure that the risks we choose to take are accompanied by appropriate premium opportunities. Managing portfolio-level risk is an integral component of our investment processes.

Our Board receives quarterly reports regarding our risk management activities, with a focus on the key risks we face. The Board actively oversees Artio Global’s risk tolerances and risk management efforts by reacting to these reports and continuing to consider ways to strengthen the firm’s risk management activities. Our Board benefits from the views and insights of Messrs. Williams, Pell and Harte, who are involved daily with the risks faced by Artio Global as they fulfill their corporate roles. The overlap of duties eases the flow of communication between management and the Board and offers focus on heightened areas of risks, if necessary.

The Audit Committee has also considered Artio Global’s major financial risk exposures and the steps management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies).

Communications with the Board of Directors

Interested parties who wish to communicate with our Board, the Chairman, the Independent Directors as a group or any Independent Director individually to provide comments, report concerns or to ask questions may do so by sending a letter to the Chairman, c/o Corporate Secretary, Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017, and should specify (a) the intended recipient or recipients and (b) whether such communications should be held in confidence. This information is also found on the Investor Relations section of Artio Global’s website. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate director or directors for review. Any such unsolicited commercial solicitation or communication not forwarded to the appropriate director or directors will be available to any Independent Director who wishes to review it. The Nominating and Corporate Governance Committee, on behalf of the Board, will review any letters it may receive concerning Artio Global’s corporate governance processes and will make recommendations to the Board based on such communications. In addition, the Audit Committee has established a Whistleblower Policy pursuant to which Artio Global’s employees may confidentially communicate with the Head of Legal and Compliance, the Head of Internal Audit, or the Chair of the Audit Committee or may phone the employee reporting line, which is available 24 hours each day.

Website Access to Corporate Governance Documents

Artio Global has adopted a Code of Business Conduct, which we refer to as the “Code of Business Conduct”, which applies to all directors, officers and employees. Copies of the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as Artio Global’s Corporate Governance Guidelines (which contain Artio Global’s independence standards), Code of Business Conduct and Related Person Transaction Policy, are available free of charge on Artio Global’s website at www.ir.artioglobal.com or by writing to Investor Relations, Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017. Any amendments of the Code of Business Conduct, and any waivers granted for an executive officer or director, will be posted promptly on Artio Global’s website.

DIRECTOR COMPENSATION FOR 2012

Directors who are employees of Artio Global are not separately compensated for their services as directors. The following table sets forth certain information regarding the compensation earned in 2012 by Artio Global’s non-employee directors.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
	($)	($)	($)
Elizabeth Buse(3)	80,000	60,000	140,000
Robert Jackson	115,308	60,000	175,308
Duane Kullberg	140,308	60,000	200,308
Francis Ledwidge(4)	182,180	60,000	242,180
Christopher Wright(5)	—	—	—

(1)	Amounts shown in this column represent the cash fees that were earned for services performed during 2012, including both annual fees and committee fees as described below.

(2)	In accordance with Financial Accounting Standards Board Accounting Standards Codification, which we refer to as “FASB ASC”, Topic 718, amounts shown in this column represent the aggregate grant date fair value of the shares of Class A common stock granted to each non-employee director in 2012. For each non-employee director, this includes an annual award of 19,608 shares granted in May 2012. For information on aggregate stock holdings of our directors as of March 1, 2013, see “Principal Stockholders” beginning on page 109.

(3)	Ms. Buse resigned from our Board on January 29, 2013.

(4)	This amount also includes a pro-rated award of $10,000 that Mr. Ledwidge earned for serving as Chairman of our Board as described below.

(5)	Mr. Wright joined our Board effective as of January 9, 2013. At that time he received a one-time non-forfeitable award of $60,000 of fully vested shares of Class A common stock. In addition, Mr. Wright also received a prorated annual fee consisting of $20,000 paid in cash and $20,000 of fully vested shares of our Class A common stock for his service to our Board during the period beginning on January 9, 2013 and ending on the annual meeting.

Annual Fees

For service between the 2012 annual stockholder meeting and the 2013 annual stockholder meeting each non-employee director received the following annual fees for service on our Board and any applicable standing committees of our Board:

—	an annual fee consisting of $60,000 paid in cash and $60,000 of fully vested shares of Class A common stock, subject to transfer restrictions; and

—	an annual fee of $25,000 paid in cash to the Chair of the Audit Committee and $20,000 paid in cash to the Chair of each other standing committee of our Board.

In connection with his appointment as Chairman of our Board on November 1, 2012. Mr. Ledwidge was granted an award of $60,000 in cash, which was prorated for 2012.

In addition, as of March 1, 2013, Messrs. Ledwidge, Jackson, Kullberg and Wright had earned $161,535, $96,921, $96,921 and $26,129, respectively, in connection with their work on behalf of the Committee since its formation in 2011, chaired by Mr. Ledwidge, as described under “Proposal 1—Merger—Background of the Merger ” beginning on page 26. Such amounts reflect fees earned at a rate of $15,000 per month for each member of the Committee and an additional $10,000 per month for the chairman (Mr. Ledwidge) prorated for each day the Committee was in session.

Annual fees in respect of service between the 2012 annual stockholder meeting and the 2013 annual stockholder meeting were paid in May 2012, following the regularly scheduled annual stockholder meeting. If a director joins the Board at any time other than at the annual stockholder meeting, the annual fees (both cash and shares of Class A common stock) will be paid at the time that the director joins the Board and prorated for the portion of the Board service year for which the director will serve. The directors have the right to receive a portion of their annual cash retainer in stock if elected prior to the year of service in accordance with any restrictions required by law. Although it has not yet been approved, we expect that annual fees in respect of service between the 2013 annual stockholder meeting and the 2014 annual stockholder meeting (assuming we remain a public company) will be equal to $120,000 paid pro-rata in cash on a monthly basis and directors will not receive an equity award.

All directors are reimbursed for reasonable expenses incurred in attending meetings of the Board, committees and stockholders, including those for travel, meals and lodging.

Joining the Board: One-Time Award

Upon joining the Board, non-employee directors also receive a one-time non-forfeitable award of $60,000 of fully vested shares of Class A common stock. This one-time award was made to Mr. Wright when he joined the Board in January 2013, and we anticipate that such awards will be made to each new non-employee director at the time he or she joins the Board. These stock awards are subject to certain transfer restrictions that lapse based on time, generally pro-rata over three years.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2013 for:

—	each person who is known by us to beneficially own more than 5% of any class of our outstanding shares;

—	each of our NEOs;

—	each of our directors; and

—	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise indicated, the address for each of our principal stockholders is c/o Artio Global Investors Inc., 330 Madison Ave, New York, New York 10017.

Name of Beneficial Owner	Class A Common Stock Beneficially Owned		Total Voting Power (%)

	Number of Shares
Directors & Named Executive Officers
Richard Pell	5,565,652	(1)	9.2
Rudolph-Riad Younes	5,695,653	(2)	9.4
Tony Williams	179,793	(3)	*
Frank Harte	111,572	(3)	*
Robert Jackson	28,210		*
Duane Kullberg	18,463		*
Francis Ledwidge	10,563	(4)	*
Christopher Wright	39,801		*
Executive officers and directors as a group (8 persons)	11,649,707		19.2

5% Stockholders
GAM	15,880,844	(5)	26.2
Markel Corporation	5,694,000	(6)	9.4
Royce & Associates, LLC	4,182,924	(7)	6.9
Huber Capital Management LLC	3,226,506	(8)	5.3

*	Less than 1%

(1)	Based on information contained in a Schedule 13G filed with the SEC on January 15, 2013, by Richard Pell, c/o Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017. This share count does not include 183,306 RSUs (including dividend equivalents) held by Mr. Pell; these RSUs will not convert to Class A common stock within 60 days of March 1, 2013.

(2)	Based on information contained in a Schedule 13G filed with the SEC on January 15, 2013, by Rudolph-Riad Younes, c/o Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017. Does not include 183,306 RSUs (including dividend equivalents) held by Mr. Younes; these RSUs will not convert to Class A common stock within 60 days of March 1, 2013.

(3)	Does not include approximately 179,385 RSUs (including dividend equivalents) held by Mr. Williams or approximately 187,797 RSUs (including dividend equivalents) held by Mr. Harte; these RSUs are not scheduled to convert to Class A common stock within 60 days of March 1, 2013. The amount for Mr. Williams represents 179,793 shares of restricted stock (including dividends on restricted stock), which are subject to forfeiture. See “Compensation Discussion and Analysis” for more information regarding these RSUs.

(4)	The 10,563 shares of our Class A common stock owned by Mr. Ledwidge includes 400 shares of Class A common stock held by Mr. Ledwidge’s wife.

(5)	Based on information contained in a Schedule 13G filed with the SEC on February 14, 2013, by GAM, as of December 31, 2013, GAM beneficially owned 15,880,844 shares. The address of GAM’s principal place of business is Klaustrasse 10, 8034 Zurich, Switzerland.

(6)	Based on information contained in a Schedule 13G filed with the SEC on February 14, 2013, by the Markel Corporation, as of December 31, 2013, the Markel Corporation was the beneficial owner of 5,694,000 shares of our outstanding Class A common stock as a result of its control of Markel-Gaynor Asset Management Corporation, which acts as investment adviser to Evanston Insurance Company, Markel Insurance Company, Markel American Insurance Company, Essex Insurance Company, Deerfield Insurance Company, Markel International Insurance Company Limited, Markel Syndicate Management Limited (each of which is a wholly owned subsidiary of Markel Corporation), and certain other investors. The address of the Markel Corporation’s principal place of business is 4521 Highwoods Parkway, Glen Allen, Virginia 23060.

(7)	Based on information contained in a Schedule 13G filed with the SEC on January 4, 2013, by Royce & Associates, LLC, as of December 31, 2013, Royce & Associates, LLC beneficially owned 4,182,924 shares. The address of Royce & Associates, LLC is principal place of business is 745 Fifth Avenue, New York, New York 10151.

(8)	Based on information contained in a Schedule 13G filed with the SEC on February 11, 2013, as of December 31, 2013, Huber Capital Management LLC beneficially owned 3,226,506 shares. The address of Huber Capital Management LLC’s principal place of business is 2321 Rosecrans Ave., Suite 3245, El Segundo, California 90245.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions relating to the compensation of our NEOs describes the manner and context in which compensation is earned by and awarded to our NEOs and provides perspective on the tables and narrative that follow. Our NEOs include: Mr. Williams, our CEO; Mr. Harte, our CFO; Mr. Pell, our CIO; and Mr. Younes, our Head of International Equity.

Our Compensation Program Philosophy and Objectives

Our overall objective is to provide compelling investment results for our clients.

We operate in an intensely competitive, people-focused business. Our employees play a pivotal role in determining our ability to provide investment excellence to our clients. Therefore, attracting, retaining and motivating top-performing employees is critical to our ongoing success. Our Board and senior management team recognize this and collectively and collaboratively spend considerable time, effort and resources ensuring that we have highly motivated, fully committed and top-caliber staff. We want our employees to excel within an open and transparent corporate culture, where people are intellectually stimulated and have the opportunity to work with other high-performing and accomplished colleagues. Thus, we view our compensation program both as an essential tool in these efforts and also as a vehicle to encourage behavior consistent with our culture.

The following principles form the basis of our compensation philosophy:

—

Compensation should be aligned with performance. Individual pay levels should be commensurate with performance, such that when individual, team and Company performance is at superior levels, individual pay levels should increase above the competitive market median. Conversely, when performance is weak, pay levels should fall below the competitive market median.

—

Incentive compensation should be a significant component of total compensation. We focus individual total compensation opportunities on incentive pay, rather than base salary. We believe awards of RSUs, restricted stock and deferrals into our mutual funds help align our employees’ interests with those of our stockholders and our clients, primarily because investment success for our clients is a prerequisite for growing our assets under management and consequently is the single biggest driver of our success.

—

Compensation should be competitive with our industry. Our employees are our most important asset and as such, we seek to pay them competitively. On an annual basis, our Compensation Committee reviews compensation survey data from an independent compensation consultant to help ensure that our compensation program remains competitive (see “– Use of Comparative Compensation Data”). The survey data permits us to compare the compensation levels of a peer group of companies with whom we compete for top talent. The Compensation Committee uses this survey data as one input within a broader decision-making process focused on ensuring that total compensation levels for our employees are competitive in the context of individual performance, team performance and Company performance.

Reflecting the principles noted above, the following are the key components of our NEO pay program. Additional information regarding these components is provided in this Compensation Discussion and Analysis.

—

Annual Base Salary. Salaries for our NEOs are set at conservative market levels that are competitive with NEO salaries within our peer group. Consistent with our compensation philosophy, base salaries are a relatively small percentage of each NEO’s total compensation. The Committee reviews base salaries on an annual basis; however, salaries are generally subject to adjustment less frequently.

—

Annual Incentive Awards. The Compensation Committee grants annual discretionary bonuses consisting of cash and, for amounts greater than $100,000, cash and mandatory deferrals into (a) notional investments in Artio-sponsored mutual funds (for Messrs. Pell and Younes) or (b) RSUs or restricted stock awards (for Messrs. Williams and Harte).

—	Long-Term Incentive Plan Awards. In January 2011, the Compensation Committee approved the long term incentive plan, which we refer to as the “LTIP”, and granted awards to our NEOs, which will vest, if at all, only to the extent that certain performance criteria are met. All LTIP awards are subject to three-year cliff vesting. Such awards may or may not be granted in future years.

—

Retention Awards. In connection with the Merger, Messrs. Williams and Harte are eligible to receive retention incentive awards in the amounts of $610,500 and $499,500, respectively, as described under “Proposal 1—The Merger—Interests of Certain Persons in the Merger—Description of Interests” beginning on page 65.

—

Other Compensation. As described in more detail below, our NEOs participate in benefit and retirement plans that are generally available to certain of our employees, as well as the Supplemental Retirement Plan for the officers of Artio Global, which we refer to as the “Supplemental Retirement Plan”.

Our compensation program is designed to attract, retain and motivate executives and other professionals of the highest quality and is focused on rewarding performance that increases long-term stockholder value, including optimization of investment results, revenue growth, retention of clients, development of new client relationships, improvement of operational efficiencies and risk management. We periodically evaluate our compensation program to ensure compliance with these objectives.

Highlights of 2012 Performance and Compensation Decision-Making

In 2012, we focused on four key objectives: (1) realigning our distribution efforts around our fixed income strategies; (2) repairing our equity performance track records; (3) appropriately managing our resources; and (4) maintaining the strength of our balance sheet. It was a difficult year as we felt the impact of further underperformance within our International Equity strategies on our net client cash flows, assets under management, revenues and earnings. In addition, during 2012, the following actions were taken:

—

Reflecting the significant decline in top-line revenues, we proactively managed expenses throughout the year, eliminating approximately $30 million from our overall cost structure while preserving critical risk management and client service resources, and without depriving our investment professionals of key resources.

—

We implemented several important changes to our equity strategies, aimed at refocusing our resources on our long-established expertise in cross-border investing across both fixed income and equity markets. Notably, we reorganized our International Equity team during the third quarter, taking its composition closer to its roots under which it enjoyed many years of successful performance.

—

We tactically managed expenses while remaining mindful of the need to invest in the development of the business. In order to retain our strength of balance sheet, we continued to take a conservative approach to capital management. To this end, we suspended our quarterly dividend in January of 2013.

—

We made significant headcount reductions in 2012 which, coupled with reduced incentive compensation, enabled us to significantly lower our largest area of expense. These actions were appropriate given reduced levels of business activity and revenues. Our management simultaneously reviewed the investment teams and remains focused on ensuring that these teams continue to have the best possible resources and staff needed to deliver investment excellence.

—

From an operating earnings perspective, however, these achievements were more than offset by weakness in our International Equity strategies, which represented 31% of our assets under management as of December 31, 2012. In particular, the International Equity strategies’ one- and three-year performance records remained below our peers. Our net client cash outflows for 2012 totaled $18.6 billion, and were due primarily to redemptions from our International Equity strategies.

The Compensation Committee’s 2012 pay decision-making reflected a balanced assessment of the significant declines in Artio Global’s revenues, assets under management, cash flows and stock price caused by continued challenges within our International Equity strategies, but also acknowledged the progress management had made on key strategic objectives. Highlights of these compensation decisions include the following:

—

Our CEO’s base salary was increased to $500,000 from $300,000 as he stepped into his new role from President and Chief Operating Officer. His annual incentive award, however, was reduced by 33%, to $1,006,833 from $1,305,200.

—

Our CIO (who served as our Chairman and CEO until November 2012) and our Head of International Equity both received no annual incentive award for 2012, and both of their base salaries were reduced, as of February  1, 2013, from $500,000 to $400,000.

Components of Our NEO Pay Program

We currently provide the following elements of compensation to all of our NEOs. Each compensation element fulfills one or more of our compensation program objectives.

Base Salary

As is typical in the investment management industry, our NEOs’ base salaries generally represent a relatively small percentage of their total compensation. Our NEOs’ base salaries are reviewed, but not necessarily adjusted, annually to ensure that they remain at competitive levels. Any changes to base salaries are determined based on the individual NEO’s job responsibilities and performance, with competitive market information reflecting survey peer group data provided by McLagan, the Compensation Committee’s compensation consultant (see “—Use of Comparative Compensation Data”).

Discretionary Annual Bonuses: Cash Bonus and Mandatory Bonus Deferral

In September 2009, the Board of Directors and stockholders adopted the Artio Global Investors Inc. Stock Incentive Plan, which we refer to as the “Incentive Plan”, providing for the payment of annual bonuses to our executive team.

Pursuant to the Incentive Plan, and consistent with investment management industry pay practices, annual incentive awards represent a significant portion of executives’ total compensation. Our annual incentive awards are intended to reward achievement of shorter-term goals and objectives that support our Company’s long-term strategies. As described in greater detail below, a portion of each NEO’s annual incentive award has typically been subject to a mandatory deferral. Annual discretionary bonuses are generally provided in cash, and for bonuses greater than $100,000, a portion is deferred into either: (a) notional investments in Artio-sponsored mutual funds; (b) RSUs (which evidence a right to receive shares of Class A common stock); or (c) restricted stock. The portion of the annual discretionary bonus amount that is deferred is determined based on the following schedule: 30% of bonus awards between $100,000 and $250,000 up to $45,000; 40% of bonus awards between $250,000 and $500,000 up to $100,000; and 50% of bonus awards in excess of $500,000 without a cap.

In February 2013, for the 2012 performance year, and in February 2012 for the 2011 performance year, deferred awards granted to executive officers pursuant to the deferral program, consisted of restricted stock for Mr. Williams and RSUs for Mr. Harte. These deferred compensation awards generally vest in three equal annual installments (on each of the first three anniversaries of the date of grant, provided that the executive officer continues to be employed by Artio Global on each applicable vesting date). In February 2012, for the 2011 performance year, Messrs. Pell and Younes’ deferred awards granted pursuant to the deferral program were directed solely into the Company’s mutual funds. In February 2013, for the 2012 performance year, Messrs. Pell and Younes did not receive any bonus.

We believe that deferrals into our mutual funds and awards of RSUs and restricted stock help to retain our NEOs and align our employees’ interests with those of our stockholders and our clients.

Long-Term Equity Awards

In September 2009, the Board of Directors adopted the Artio Global Investors Inc. 2009 Stock Incentive Plan, which we refer to as the “Stock Plan”, and reserved 9.7 million shares of Class A common stock for share awards. Under the Stock Plan, the Board of Directors is authorized to grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, RSUs, performance awards and other stock-based awards to directors, officers and other employees of, and consultants to, Artio Global and its affiliates.

Apart from equity awards that are granted as part of our annual bonus deferral program, in January 2011, the Compensation Committee approved performance-based LTIP awards for certain employees, including each of the NEOs. These LTIP awards were made pursuant to existing Company plans, including the Stock Plan and the Management Incentive Plan and, upon vesting, will be paid in the form of shares of our Class A common stock. No LTIP grants were made to our NEOs in 2012, and, as of the date of this proxy statement, no LTIP grants have been made to our NEOs for 2012 in 2013.

In connection with our IPO, RSUs with five year pro-rata vesting provisions were awarded to Messrs. Williams and Harte. Due to accounting considerations, among other reasons, in September 2012, the Compensation Committee decided to remove the service condition with respect to these RSU IPO awards. Specifically, in light of the decrease in value of shares underlying the awards and the corresponding loss of the retentive value of the awards, the Compensation Committee believed that it was in the best interest of the Company to lift the service conditions. There was no incremental value associated with this modification.

Benefit Plans

Artio Global provides its NEOs with health and welfare benefits on the same terms as those offered to other employees.

Retirement Plans

Our retirement plans include a 401(k) profit-sharing plan and a nonqualified Supplemental Retirement Plan. The 401(k) profit sharing plan is a broad-based tax-qualified plans. The nonqualified Supplemental Retirement Plan is offered to our officers, including our NEOs, to increase their retirement benefits above amounts available under the 401(k) profit-sharing plan. Unlike the 401(k) profit-sharing plan, the nonqualified Supplemental Retirement Plan is an unsecured obligation of Artio Global and is not qualified for tax purposes. Each of these plans is deemed to be a defined contribution plan. The contribution amount under the benefit formula in the nonqualified Supplemental Retirement Plan is described in the narrative that accompanies the “2012 Nonqualified Deferred Compensation Table” below. We believe our retirement plan program is competitive and is an important tool in attracting and retaining executives.

Employment Agreements

We have entered into employment agreements with all NEOs and employment agreements may be entered into from time to time with other employees. The employment agreements for Messrs. Williams and Harte were entered into November 2011 and were amended in each of December 2012 and January 2013 and are expected to be amended in connection with the implementation of the key employee retention program to be established in connection with the Merger. See “Executive Compensation—Employment Agreements” beginning on page 126 for further detail regarding all NEO employment agreements.

Our Compensation Decision-Making Process

Our Compensation Committee has established and will continue to define the terms and provisions of our NEO compensation program, including, but not limited to, determining performance objectives, performance periods, incentive awards and any other program features it may identify at its discretion.

The Compensation Committee’s current pay decision-making process, which was used in 2012, but is subject to change in future years, involved the following steps:

—

Early each year, working collaboratively with management, the Compensation Committee determines a set of performance criteria for the NEOs for that fiscal year. The performance objectives may include any or all of a combination of individual, team, department, division, subsidiary, group or corporate performance criteria.

—

Semiannually, management provides the Compensation Committee with an update regarding performance versus each of these criteria, as well as any new objectives that have arisen since the start of the year.

—

After the end of each year, the CEO reviews each of his subordinate’s self-assessments versus their individualized goals and objectives. The Compensation Committee reviews the CEO’s self-assessment and the self-assessments of the other NEOs.

—

The CEO provides the Compensation Committee with pay (e.g., base salary, annual incentive, LTIP) recommendations for the other NEOs. The CEO’s recommendations reflect a combination of factors, including, but not limited to, Artio Global’s overall performance, each NEO’s individual performance, each NEO’s prior compensation and competitive market pay requirements.

—

The Compensation Committee makes all final pay decisions for the NEOs based on the CEO’s recommendations for the NEOs other than himself and the Compensation Committee’s overall assessment of Artio Global’s financial results, prior year NEO pay, competitive compensation levels, input from McLagan, as well as any other factors it deems relevant.

In reflecting on Artio Global’s executive pay decision-making process, the Compensation Committee believes that:

—	Artio Global’s business and performance objectives are clearly communicated to each NEO on an ongoing basis.

—	Artio Global’s discretionary, rather than formula-based, pay decision-making approach has helped drive employee performance and provide Artio Global with appropriate flexibility.

—	While not based on a formula, Artio Global’s performance management framework has helped infuse rigor and objectivity into the Compensation Committee pay decision-making process.

Use of Comparative Compensation Data

To determine whether our compensation levels are reasonable and competitive, the Compensation Committee reviews survey information from other investment management firms provided by McLagan, which assisted the Compensation Committee by providing comparative market data on compensation practices and programs. The Compensation Committee does not specifically set each NEO’s pay levels to match McLagan’s survey results. Rather, the Compensation Committee uses the survey data as a reference point when assessing the reasonableness and competitiveness of each NEO’s proposed compensation levels.

The following 15 companies were provided by McLagan and used in our 2012 NEO comparative compensation analysis:

Acadian Asset Management, LLC

American Century Investments

Batterymarch Financial Management, Inc.

Brandywine Global Investment Management, LLC

Cohen & Steers, Inc.

Delaware Investments

Dimensional Fund Advisors Inc.

Eaton Vance Corporation

Janus Capital Group Jennison Associates, LLC Lazard Asset Management LLC Loomis, Sayles & Company, L.P. Nuveen Investments Trust Company of the West William Blair & Company, L.L.C.

2012 Compensation Decisions

For each NEO, the Compensation Committee considered, among other things, the following key performance indicators and drivers:

—	Investment Process: development of an effective investment organization and re-evaluation of investment philosophy and process;

—	Expense Management: achievement of suitable margins and appropriately re-size Artio Global;

—	Net new money: stem outflows in International Equity strategies, while gaining in non-International Equity strategies; and

—	Key talent: retention of key portfolio management personnel.

Reflecting our compensation philosophy and objectives, the above-mentioned compensation process, and in consideration of Company and individual performance, the Compensation Committee made the following pay decisions for year-end 2012. In addition, due to pressure on earnings and a reduction in compensation generally, retention risks with respect to the executives increased and additional retention and severance enhancements were therefore necessary.

Tony Williams, CEO

The Compensation Committee reflected on Mr. Williams’ leadership in navigating the difficult conditions that persisted at Artio Global throughout 2012, noting the transition to his role as CEO in November 2012, and the new responsibilities attendant to such role. While he succeeded in coordinating efforts to retain clients amidst underperforming key strategies, there was nevertheless a high level of net client cash outflows for 2012. Based on their review, and due to his new leadership role at Artio Global, Mr. Williams’ salary was increased to $500,000, as of November 1, 2012, which is reflected in his amended employment agreement. His annual incentive award, however, was reduced by 33% to $673,500 for 2012 performance from $1,005,200 for 2011 performance as a consequence of the firm’s poor investment and financial results that led to increased net client cash outflows.

Frank Harte, CFO

The Compensation Committee determined that Mr. Harte successfully led the finance function, efficiently managed Artio Global’s capital structure and ensured accurate and timely public disclosure. He continued to excel in his core role as CFO, providing financial leadership though a period of emphasis on capital and expense management at the firm. Through his skills, Artio Global’s balance sheet was strengthened and the expense base was lowered, better positioning Artio Global to withstand business headwinds during 2012. Taking into account the increased net client cash outflows following on the firm’s poor investment and financial results, however, the Compensation Committee reduced Mr. Harte’s annual incentive award by 33% to $435,500 for 2012 performance from $650,000 for 2011 performance.

Richard Pell, CIO

As CIO, the Compensation Committee considered the investment performance of each of the firm’s strategies, as several succeeded in producing strong performance. However, Artio Global’s poor investment and financial results, particularly within the International Equity strategies, led the Compensation Committee to reduce Mr. Pell’s annual incentive to zero for 2012 performance from $1,410,000 for 2011 performance and his annual base salary was reduced to $400,000 from $500,000 as of February 1, 2013.

Rudolph-Riad Younes, Head of International Equity

The Compensation Committee considered the relative investment underperformance of the International Equity strategies, which are led by Mr. Younes, in determining his 2012 compensation. Due to Artio Global’s poor investment and financial results, particularly within the International Equity strategies managed by Mr. Younes, his annual incentive award was reduced to zero for 2012 performance from $1,260,000 for 2011 performance and his annual base salary was reduced to $400,000 from $500,000 as of February 1, 2013.

Annual Executive Compensation

The table below sets forth 2012 total compensation considered and approved by the Compensation Committee for our NEOs. The table below shows how the Compensation Committee viewed its decisions with respect to 2012 as compared to decisions with respect to 2011 but is not a replacement for the disclosure required in the “2012 Summary Compensation Table”. This information differs from the amounts required to be disclosed in the “Summary Compensation Table”, which is provided later in this proxy statement. Total compensation with respect to the 2011 performance period is included for comparative purposes.

Name	Year	Salary		Cash Bonus	Mandatory Deferral (Mutual Funds)	Mandatory Deferral (RSUs/RSAs)	Total
		($)		($)	($)	($)	($)
Tony Williams	2012	333,333		441,750	—	231,750	1,006,833

	2011	300,000		607,600	—	397,600	1,305,200

Frank Harte	2012	300,000		316,300	—	119,200	735,500

	2011	298,333	(1)	430,000	—	220,000	948,333

Richard Pell	2012	500,000		—	—	—	500,000

	2011	500,000		810,000	600,000	—	1,910,000

Rudolph-Riad Younes	2012	500,000		—	—	—	500,000

	2011	500,000		735,000	525,000	—	1,760,000

(1)	The salary for Mr. Harte increased to $300,000 on February 1, 2011.

Decisions Made in Connection with the Merger

As described under “Proposal 1—The Merger—Background of the Merger” beginning on page 26, the Company has been considering the possibility of a transaction throughout 2012. However, no specific decisions with respect to our NEOs’ compensation and benefits for 2012 were made in connection with such considerations. Further, except for the decisions noted below, no changes to our NEOs’ compensation and benefits were made in connection with the Merger:

—

Pursuant to the Merger Agreement, our NEOs will be entitled to a cashout of their shares of Artio Global Class A common stock and either a cashout or rollover of their equity awards in accordance with the treatment described under “Proposal 1—The Merger—Treatment of Equity-Based Awards” beginning on page 72.

—

Pursuant to a key employee retention program to be established in connection with the Merger, Messrs. Williams and Harte, will be entitled to retention incentives payable in 2016 in exchange for each executive’s commitment to remain with Artio Global through the payment date in 2016. These awards will be payable in full upon certain terminations agreed to by Artio Global and Aberdeen and will be subject to terms and conditions agreed to by Artio Global and Aberdeen, which may include the executive’s observance of reasonable cooperation and restrictive covenants in favor of an Artio Global and its successors (as defined in “Proposal 1—The Merger—Interests of Certain Persons in the Merger—Description of Interests” beginning on page 65).

Say-on-Pay

Our Board of Directors, our Compensation Committee and our management value the opinions of our stockholders. At the 2012 annual meeting of stockholders, 69% of the votes cast on our say-on-pay proposal were in favor of our NEO compensation. The Compensation Committee and management reviewed the final vote results causing them to reflect on the various elements of Artio Global’s compensation program. The principles that form the basis of the compensation philosophy remain unchanged. However, the Compensation Committee recognized that the lack of overwhelming support expressed by stockholder vote was important to evaluate, as business headwinds and underperformance of Artio Global continued in 2012. The Compensation Committee understood the say-on-pay results to be, in part, a reaction to certain elements of executive compensation, including discretionary bonuses, and accounted for that in determining 2012 compensation, which included reductions in compensation described throughout the Compensation Discussion and Analysis.

Impact of Accounting and Tax Considerations

Section 162(m) of the Code allows a federal income tax deduction for compensation exceeding $1 million paid to the CEO and certain other NEOs only if the payments are made under qualifying performance-based plans. While our policy, in general, is to preserve the tax deductibility of compensation for executive officers covered under Section 162(m) of the Code, the Compensation Committee nevertheless may authorize awards or payments that might not be deductible if it believes they are in the best interests of Artio Global and its stockholders and individuals may receive non-deductible payments resulting from awards made prior to becoming an executive officer.

Risks Related to Compensation Policies

In keeping with our risk management framework, we consider how risks might hinder our achievement of a particular objective. We have identified two primary risks relating to compensation: the risk that compensation will not be sufficient to retain talent or maintain appropriate levels of motivation for the employees and the risk that compensation may provide unintended incentives. To combat these risks, as noted above, compensation of employees throughout Artio Global is reviewed in the context of comparative compensation data, permitting us to set compensation levels that we believe contribute to low rates of employee attrition. Equity awards granted to our employees, including our executives, are generally subject to vesting over a three-year period and our LTIP awards are subject to cliff vesting over three years. We believe both the levels of compensation and the structure of the deferral program have had the effect of retaining key personnel, while mitigating incentives to take excess risks.

Performance criteria for some of our executives now include firm-wide risk management practices (some relating to mitigating certain of the firm’s key risks and some relating to oversight of the “ordinary-course” risks to which the firm is subject). We believe these criteria will provide additional incentives to manage the wide range of risks related to Artio Global. We have not seen any employee behaviors motivated by our compensation policies and practices that create increased risks for our stockholders or our clients.

Working together, the Compensation Committee and management concluded that our compensation structure did not entail key risks because compensation was assessed near the close of the fiscal year, based on each employee’s performance and Artio Global’s performance, which is, in turn, based on fee revenues derived from verified market-based values of assets under management. Accordingly, we identified the key compensation-related risk of Artio Global to be the risk that comparatively low levels of compensation could result in the loss of key employees and as such we intended to pay our employees competitively. We also noted the risk of short-term focus potentially created by declines in the value of employee equity awards. However, we concluded that other aspects of our compensation structure adequately mitigated this risk, such as the long-term equity holdings of our NEOs, the extended vesting horizon of employee equity awards and the mandatory deferral of a portion of employees’, including the NEOs, discretionary annual bonuses. Similarly, the cliff vesting of the LTIP awards encourages both longer-term thinking by recipients of awards and their retention.

Based on the foregoing, our Board of Directors believes that our compensation policies and practices are not reasonably likely to have a material adverse effect on Artio Global. The Compensation Committee will monitor the effects of its compensation decisions to determine whether compensation-related risks are being appropriately managed.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on such reviews and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in Artio Global’s proxy statement and be incorporated by reference in Artio Global’s Annual Report on Form 10-K.

Compensation Committee of the Board of Directors

Francis Ledwidge, Chair

Robert Jackson

Christopher Wright

Notwithstanding any SEC filing by Artio Global that includes or incorporates by reference other SEC filings in their entirety, this Compensation Committee Report shall not be deemed to be “filed” with the SEC, except as specifically provided otherwise therein.

EXECUTIVE COMPENSATION

2012 Summary Compensation Table

The following table presents summary information concerning the compensation earned during the years ended December 31, 2012, 2011 and 2010 by our NEOs: our CEO, CFO, CIO and Head of International Equity.

Name and Principal Position	Year	Salary		Bonus (1)	Stock Awards (2)	All Other Compensation (3)	Total
		($)		($)	($)	($)	($)
Tony Williams, CEO	2012	333,333	(4)	441,750	397,600	41,609	1,214,293
	2011	300,000		607,600	1,281,426	41,012	2,230,038
	2010	298,333		723,750	549,000	41,012	1,612,095
Frank Harte, CFO	2012	300,000		316,300	220,000	41,609	877,909
	2011	298,333	(4)	430,000	744,676	37,872	1,510,882
	2010	277,500		468,000	270,000	37,872	1,053,372
Richard Pell, CIO	2012	500,000		—	—	73,009	573,009
	2011	500,000		1,410,000	1,578,549	72,412	3,560,961
	2010	500,000		3,150,000	—	61,241	3,711,241
Rudolph-Riad Younes, Head of International Equity	2012	500,000		—	—	73,009	573,009
	2011	500,000		1,260,000	638,752	72,412	2,471,164
	2010	500,000		3,150,000	—	61,241	3,711,241

(1)	Amounts shown in this column for 2012 represent the cash portion of the annual discretionary bonus award granted to the individual relative to performance during 2012. The deferred portions of the annual awards that were awarded on February 1, 2013, in respect of the 2012 performance year, to Messrs. Williams and Harte as restricted stock or RSUs, are excluded from this column in accordance with SEC rules, but are described below in this footnote. A portion of the total bonus is subject to mandatory deferral and vesting over a three-year period. The deferred portion of these bonuses for 2012 is as follows: for Mr. Williams, $231,750, awarded as restricted stock, and for Mr. Harte, $119,200, awarded as RSUs.

(2)	Amounts shown in this column for 2012 represent the aggregate grant date fair value of awards granted in 2012. For Messrs. Williams and Harte the 2012 amounts include RSU awards granted on February 3, 2012 in respect of 2011 performance as part of their annual discretionary awards based upon their grant date fair value in accordance with FASB ASC Topic 718.

(3)	Amounts shown in this column reflect Company contributions to the executive’s account under Artio Global’s 401(k) profit-sharing plan and nonqualified Supplemental Retirement Plan. In accordance with the SEC’s rules relating to executive compensation disclosure, the amounts in the column for 2011 and 2010 have been restated from the amounts disclosed in the Summary Compensation Table for 2011 and 2010 to reflect the 401(k) profit-sharing plan contributions on behalf of the NEOs. For 2012, the amounts in this column reflect $32,974 for contributions to the 401(k) profit-sharing plan for all the NEOs and contributions to the non-qualified Supplemental Retirement Plan (Messrs. Williams and Harte—$8,635; Messrs. Pell and Younes—$40,039).

(4)	The salary for Mr. Harte increased to $300,000 on February 1, 2011 and the salary for Mr. Williams increased to $500,000 on November 1, 2012.

2012 Grants of Plan-Based Awards Table

The following table sets forth information concerning the 2012 grants of plan-based awards to the NEOs.

Name	Grant Date	Grant Approval Date	Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)(1)

Tony Williams	2/3/12	12/7/11	89,955	(2)	397,600
Frank Harte	2/3/12	12/7/11	49,774	(3)	220,000
Richard Pell	—	—	—		—
Rudolph-Riad Younes	—	—	—		—

(1)	Calculated based on the closing price of Artio Global’s Class A common stock on the grant date in accordance with FASB ASC Topic 718.

(2)	Includes shares of restricted stock granted in 2012 in connection with the 2011 discretionary bonus award, which will vest as to one-third of the total award on each of the first three anniversaries of the date of grant provided Mr. Williams continues to be employed through each applicable vesting date (not taking into account the effect of the Merger on these awards as described under “Proposal 1—The Merger—Treatment of Equity-Based Awards” beginning on page 72).

(3)	Includes RSUs granted in 2012 in connection with the 2011 discretionary bonus award, which will vest as to one-third of the total award on each of the first three anniversaries of the date of grant, provided the executive continues to be employed through each applicable vesting date (not taking into account the effect of the Merger on these awards as described under “Proposal 1—The Merger—Treatment of Equity-Based Awards” beginning on page 72). These awards do not have voting rights. Dividend equivalents are awarded on each RSU in an amount equal to dividends paid on each outstanding share of Class A common stock. Like the RSUs, dividend equivalents do not have voting rights and are subject to the same vesting period as the underlying RSUs.

2012 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning the outstanding equity awards as of December 31, 2012, for the NEOs. The vesting schedules in the footnotes below do not take into account the effect of the Merger as described under the “Proposal 1—The Merger—Treatment of Equity-Based Awards” beginning on page 72.

	Stock Awards

Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested (1)
	(#)		($)	(#)		($)
Tony Williams	131,084	(2)	$249,060	77,214	(3)	$146,707
Frank Harte	70,510	(4)	$133,969	50,522	(5)	$95,992
Richard Pell	—		—	183,306	(6)	$348,281
Rudolph-Riad Younes	—		—	183,306	(6)	$348,281

(1)	Calculated based on the closing price of Artio Global’s Class A common stock on December 31, 2012, which was $1.90.

(2)

Includes 7,762 RSUs that were granted on February 5, 2010 and vest on February 1, 2013; 27,752 RSUs that were granted on February 4, 2011 and vest ratably on each of February 1, 2013 and February 7, 2014; 89,955 shares of restricted stock that were granted on February 3, 2012 and vest ratably on each of

February 1, 2013, February 7, 2014 and February 6, 2015; and 5,615 RSUs that were issued as dividend equivalents and vest at the same time, and to the same extent, that the RSUs to which they relate vest. Amount excludes 87,425 RSUs (including dividend equivalents) which were modified in 2012 and are no longer subject to forfeiture (see the “—2012 Nonqualified Deferred Compensation Table” beginning on page 123).

(3)	Includes 72,670 RSUs that were granted on February 4, 2011 and are scheduled to cliff vest on February 4, 2014 to the extent performance conditions are achieved; and 4,544 RSUs that were issued as dividend equivalents and vest at the same time, and to the same extent, that the RSUs to which they relate vest.

(4)	Includes 3,818 RSUs that were granted on February 5, 2010 and vest on February 1, 2013; 13,937 RSUs that were granted on February 4, 2011 and vest ratably on each of February 1, 2013 and February 7, 2014; 49,774 RSUs that were granted on February 3, 2012 and vest ratably on each of February 1, 2013, February 7, 2014 and February 6, 2015; and 2,981 RSUs that were issued as dividend equivalents and vest at the same time, and to the same extent, that the RSUs to which they relate vest. Amount excludes 34,970 RSUs (including dividend equivalents) which were modified in 2012 and are no longer subject to forfeiture (see the “—2012 Nonqualified Deferred Compensation Table” beginning on page 123).

(5)	Includes 47,549 RSUs that were granted on February 4, 2011 and are scheduled to cliff vest on February 4, 2014 to the extent performance conditions are achieved; and 2,973 RSUs that were issued as dividend equivalents and vest at the same time, and to the same extent, that the RSUs to which they relate vest.

(6)	Includes 172,519 RSUs that were granted on February 4, 2011 and are scheduled to cliff vest on February 4, 2014 to the extent performance conditions are achieved; and 10,787 RSUs that were issued as dividend equivalents and vest at the same time, and to the same extent, that the RSUs to which they relate vest.

2012 Option Exercises and Stock Vested

The following table sets forth information concerning the equity awards that vested during 2012.

Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
	(#)	($)
Tony Williams	152,964	$513,672
Frank Harte	63,380	$215,168
Richard Pell	—	—
Rudolph-Riad Younes	—	—

(1)	Includes vesting of three-fifths of the awards granted on September 29, 2009 totaling 121,630 RSUs for Mr. Williams and 48,652 RSUs for Mr. Harte, as one-fifth of the awards vested in accordance with their original vesting terms, and the remaining two-fifths of the awards vested as a result of modification to the terms of the awards that provided that the awards are no longer subject to forfeiture (such modified awards have not yet settled and will be settled in accordance with the schedule set forth in the applicable award agreement.) Also includes vesting of one-third of the awards granted on February 5, 2010 and February 4, 2011, totaling 7,760 RSUs and 13,875 restricted stock for Mr. Williams, and 3,816 RSUs and 6,968 RSUs for Mr. Harte. Also includes dividend equivalents on such awards representing 9,699 RSUs and restricted stock for Mr. Williams and 3,944 RSUs for Mr. Harte.

(2)	Calculated based on the closing price of Artio Global’s Class A common stock on the date of vesting.

2012 Nonqualified Deferred Compensation Table

The following table sets forth information concerning the nonqualified deferred compensation benefits of the NEOs.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings (losses) in Last FY(3)	Aggregate Withdrawals or Distributions(4)	Aggregate Balance at Last FYE
	($)	($)	($)	($)	($)
Tony Williams
Nonqualified Supplemental Retirement Plan	—	8,635	9,676	—	83,723
Mandatory bonus deferral program	—	—	6,185	147,298	—
RSUs not subject to forfeiture	280,634	—	(114,527)	—	166,107
Frank Harte
Nonqualified Supplemental Retirement Plan	—	8,635	8,717	—	64,113
Mandatory bonus deferral program	—	—	1,658	34,830	—
RSUs not subject to forfeiture	112,254	—	(45,811)	—	66,443
Richard Pell
Nonqualified Supplemental Retirement Plan	—	40,035	71,963	—	662,811
Mandatory bonus deferral program		—	278,873	638,896	1,818,694
Rudolph-Riad Younes
Nonqualified Supplemental Retirement Plan	—	40,035	78,113	—	489,008
Mandatory bonus deferral program		—	195,894	548,833	1,560,414

(1)	Represents 87,425 RSUs (including dividend equivalents) for Mr. Williams and 34,970 RSUs (including dividend equivalents) for Mr. Harte which were modified in 2012 and are no longer subject to forfeiture but are unsettled as of December 31, 2012. These RSUs will settle according to the original vesting schedule. Amounts represent the fair value of these RSUs on September 19, 2012, the date of the modification, based on the stock price of $3.21.

(2)	Represents Artio Global’s contribution to the NEOs’ accounts under our nonqualified Supplemental Retirement Plans, which contributions are included in the “All Other Compensation” column of the “2012 Summary Compensation Table” beginning on page 120.

(3)	With respect to the nonqualified Supplemental Retirement Plan, represents the earnings on each officer’s respective account. With respect to the mandatory bonus deferral program, the amounts represent the earnings associated with the awards deferred into Artio Global’s mutual funds. With respect to RSUs, the amounts represent the change in stock price between September 19, 2012 and December 31, 2012 of $1.90.

(4)	Includes the distribution, upon vesting, of awards previously deferred into Artio Global’s mutual funds.

We offer a nonqualified Supplemental Retirement Plan to our NEOs. This plan is an unsecured obligation of Artio Global. The contribution amount is determined by multiplying the individual’s base salary in excess of the compensation limit for determining contributions to qualified plans mandated by the Internal Revenue Service in effect for the plan year by 15.7%.

Under Artio Global’s mandatory deferral program, annual incentive awards are awarded in Artio Global’s sole discretion to certain employees and officers. The portion of a participant’s annual cash incentive award that will be automatically deferred under the program is determined in accordance with the schedule contained in the program document. The deferred portion of the incentive award generally vests and is paid (as it relates to those awards directed into Artio Global’s mutual funds, RSUs and restricted stock) in equal installments over three years (with the exception of mutual fund deferrals granted on September 29, 2009, which generally vest as to one-fifth of the total award on each of the first five anniversaries of the date of grant) commencing on the first anniversary of the date the non-deferred portion of the incentive awards are paid. A participant forfeits all rights to a deferred award if the participant violates the non-competition, non-solicitation and confidentiality covenants set forth in the program or violates the terms of any release previously entered into as a condition of receipt of payment under the program. If a participant’s employment terminates by reason of the participant’s death, “disability”, “retirement” or a “qualifying termination” (as these terms are defined in the program), the participant will be fully vested in his deferred compensation (other than awards granted at the time of the IPO) and the deferred amounts will be paid in accordance with the payment schedule described above. As of December 31, 2012, of the NEOs, only Mr. Pell was retirement eligible. A “qualifying termination” means a termination as a result of the permanent elimination of the participant’s job position or any termination by the company (or its successor) without cause following a “change in control” (as the term is defined in the program). We expect a termination of the executives’ employment in connection with the Merger as described under “Proposal 1—The Merger—Interests of Certain Persons in the Merger” beginning on page 65.

Potential Payments upon Termination or Change in Control

We entered into employment agreements (see “—Employment Agreements”) that provide for compensation to the NEOs in the event of certain types of termination of employment. In addition, the terms of our RSU and restricted stock awards provide for (1) vesting and settlement of outstanding RSUs or restricted stock, as applicable, upon a termination resulting from a change in control and (2) vesting, but not settlement, of outstanding RSUs or restricted stock, as applicable, upon a termination due to death, disability or retirement or a termination by Artio Global without cause (upon any such termination, RSUs or restricted stock, as applicable, will settle on their originally scheduled settlement dates). Further, our mandatory bonus deferral program provides for vesting, but not settlement, of deferred bonus amounts upon a termination due to death, disability or retirement or a “qualifying termination”, as described in further detail in the “—2012 Nonqualified Deferred Compensation Table” and the narrative accompanying such table beginning on page 123.

The table below provides details of the nature and amounts of compensation that would have been payable to each NEO upon certain terminations as of December 31, 2012, and is not reflective of the Merger as discussed under “Proposal 1—The Merger—Interests of Certain Persons in the Merger—Golden Parachute Compensation” beginning on page 67. Except as described in the table below each such NEO would not have been entitled to cash severance payments upon a termination of employment. In addition to the amounts described in the table below, upon a termination of employment, each such NEO would have been entitled to receive any benefits under the terms of our welfare and benefit plans and programs generally available to all salaried employees, including payment of accrued but unpaid salary and benefits.

All amounts are estimates only and actual amounts will vary depending upon the facts and circumstances applicable at the time of the triggering event. The value associated with the RSUs and restricted stock for the NEOs that are no longer subject to forfeiture is based on the closing market price of our Class A common stock on December 31, 2012, which was $1.90. The actual value of RSUs and restricted stock will vary based on the actual price of the shares underlying the RSUs or restricted stock as of the dates of vesting and settlement.

In addition to the specific payments and benefits described below for each NEO, our NEOs would also be entitled to receive the account balances shown in further detail in the “—2012 Non-Qualified Deferred Compensation Table” beginning on page 123.

Name	Termination Due to Death or Disability ($)		Involuntary Not for Cause Termination ($)		Change in Control Termination ($)
Tony Williams(1)	1,749,060	(1(a))	6,000,343	(1(b))	6,000,343	(1(b))
Frank Harte(1)	883,969	(1(a))	3,222,325	(1(b))	3,222,325	(1(b))
Richard Pell(2)	—		679,310		679,310
Rudolph-Riad Younes(2)	—		810,172		810,172

(1)

The amounts shown in the table for Messrs. Williams and Harte reflect the payments and benefits as described below to which each would have been entitled if his employment had been terminated by death, “disability” or by Artio Global without “cause” (as such terms are described in the employment agreements). Please refer to “—Employment Agreements” for further description of the termination of employment provisions contained in the NEOs’ employment agreements.

(a)	Termination due to Death or Disability: (i) $0 for earned but unpaid bonuses for 2011 for each of Messrs. Williams and Harte, as bonuses with respect to 2011 were paid during 2012 prior to December 31, 2012; (ii) a pro-rata bonus equal to $1,500,000 for Mr. Williams and $750,000 for Mr. Harte (calculated as 100%, as the executives were employed for all of 2012, of the greater of (x) the bonus granted for 2011 performance of $1,005,200 for Mr. Williams and $650,000 for Mr. Harte, (y) the average bonus granted for 2011, 2010 and 2009 performance of $1,187,317 for Mr. Williams and $710,867 for Mr. Harte and (z) the minimum bonus amount of $1,500,000 for Mr. Williams and $750,000 for Mr. Harte); and (iii) aggregate unvested deferred bonus amounts that are no longer subject to forfeiture for each of Messrs. Williams and Harte as of December 31, 2012, including unvested RSUs and restricted stock, totaling $249,060 for Mr. Williams and $133,969 for Mr. Harte (if the awards remained subject to forfeiture, settlement would not have occurred until the originally scheduled settlement dates).

(b)	Involuntary Not for Cause Termination and Change in Control Termination: (i) 24 months of continued payments of base salary in accordance with Artio Global’s normal payroll practice, totaling $1,000,000 for Mr. Williams and $600,000 for Mr. Harte; (ii) a cash bonus equal to two times the highest of (x) the average bonus granted for 2011, 2010 and 2009 performance of $1,187,317 for Mr. Williams and $710,867 for Mr. Harte, (y) the bonus granted for 2011 performance of $1,005,200 for Mr. Williams and $650,000 for Mr. Harte or (z) the minimum bonus amount of $1,500,000 for Mr. Williams and $750,000 for Mr. Harte; (iii) a pro- rata bonus equal to $1,500,000 for Mr. Williams and $750,000 for Mr. Harte (calculated as 100%, as the executives were employed for all of 2012, of the greater of the bonus in (ii)); (iv) $46,895 for the maximum employer’s portion of continued medical and dental premiums for each executive until the end of the two-year employment term; (v) aggregate unvested deferred bonus amounts that are no longer subject to forfeiture for Messrs. Williams and Harte as of December 31, 2012, including unvested RSUs, totaling $249,060 for Mr. Williams and $133,969 for Mr. Harte; (vi) outplacement services of $25,000 each; and (vii) an amount in cash equal to two times the amount of the employer annual retirement plan contributions in the immediately preceding plan year on an after-tax basis (Mr. Williams—$92,115; Mr. Harte—$81,649). If Artio Global elects not to renew the employment agreement of Messrs. Williams or Harte and such executive is willing and able to provide services in circumstances that constitute an involuntary termination, such executive will be entitled to these payments and benefits.

(2)	Involuntary Not for Cause Termination and Change in Control Termination: (i) base salary continuation of 15 months for Mr. Pell ($625,000) and 18 months for Mr. Younes ($750,000) based on years of service with Artio Global, payable in accordance with Artio Global’s payroll practices; (ii) value of continuation coverage under COBRA (Mr. Pell—$29,301; Mr. Younes—$35,172); and (iii) outplacement services of $25,000 each. Messrs. Pell and Younes would only be eligible to receive these payments and benefits if their employment was terminated by Artio Global without Cause (whether or not in connection with a change in control) pursuant to the Severance Plan.

Please refer to “—Employment Agreements” below for further description of the termination of employment provisions contained in the employment agreements.

No compensation is expected to be payable to the NEOs in the event of a change in control of Artio Global in the absence of a termination event, except in the case of the Merger, possible payments related to equity awards. However, upon a change of control of Artio Global (as defined in the Exchange Agreement), the restrictions on the sale of Class A common stock received by Messrs. Pell and Younes upon exchange of New Class A Units pursuant to the Exchange Agreement will cease. In addition, the non-compete and non-solicitation provisions to which each of Messrs. Pell and Younes are subject under the Exchange Agreement will terminate if a change of control or a potential change of control occurs and he is terminated by us without cause or resigns with good reason (in each case as such terms are defined in the Exchange Agreement, see “Certain Relationships and Related Person Transactions—Related Person Transactions—Exchange Agreement” beginning on page 137). Further, if Messrs. Williams or Harte are terminated by Artio Global as a result of a change in control (as defined in the Artio Global Investors Inc. 2009 Stock Incentive Plan), all restrictions with respect to their outstanding RSUs will lapse as of the date of the change in control as described above.

Employment Agreements

We entered into employment agreements with each of our NEOs in September 2009 prior to Artio Global’s initial public offering, and new employment agreements for Messrs. Williams and Harte were entered into November 2011 and amended in each of December 2012 and January 2013 and are expected to be amended in connection with the implementation of the key employee retention program to be established in connection with the Merger (as further described under “Proposal 1—The Merger—Background of the Merger” beginning on page 26). The terms of the employment agreements, including base salary and bonus amounts, were determined based on discussion between the parties and the judgment of Artio Global. Employment agreements and compensation levels at peer companies were reviewed to inform this judgment, with a particular focus on peer companies with similar levels of assets under management, but Artio Global did not attempt to target any component or aggregate amount of the compensation under any employment agreements to any reference point.

The employment agreements for Messrs. Pell and Younes provide that each of them is eligible to participate in our employee benefit plans. The agreements will be in effect until terminated by either Mr. Pell or Mr. Younes, as applicable, or us. If Mr. Pell’s or Mr. Younes’ employment is terminated by us or if Mr. Pell’s or Mr. Younes’ employment terminates due to resignation, death or permanent incapacity, Mr. Pell or Mr. Younes, as applicable (or his estate or representative), shall receive: (i) any accrued but unpaid base salary (and other vested and accrued employee benefits) through the termination date; and (ii) any earned but unpaid annual bonus relating to a bonus year completed prior to his termination of employment and determined in accordance with applicable bonus procedures. The agreements include customary non-disparagement and confidentiality provisions, and provisions that all work product produced by Mr. Pell or Mr. Younes, as applicable, in the course of employment belong to us. Finally, the agreements also permit Messrs. Pell and Younes to refer, in the context of future employment or investment management activities, to the track record of funds managed by us for which Mr. Pell or Mr. Younes, as applicable, had management or investment authority, so long as such future activities are not prohibited by the non-competition provisions set out in the Exchange Agreement.

The agreements, as amended, for Messrs. Williams and Harte provide that Mr. Williams will serve as our CEO and Mr. Harte as our CFO. The agreements are each effective for an initial term (through December 31, 2014). At the end of the initial term, each agreement will automatically renew for an additional year and each year thereafter, unless either party gives notice of intent not to renew the agreement at least 90 days prior to the end of the term. Pursuant to the respective agreements, Mr. Williams will receive an annual base salary of $500,000 and Mr. Harte will receive an annual base salary of $300,000, as discussed in the “Compensation Discussion and Analysis—Elements of Our Compensation Program—Base Salary”. In addition, each of the employment agreements provides for an annual bonus for each calendar year. The employment agreements also provide that each of the executive officers will be eligible to participate in our employee benefit plans on the same terms as other similarly situated employees.

If Mr. Williams or Mr. Harte, as applicable, is terminated by Artio Global without “Cause” (whether or not related to a change in control) after the end of the initial term, he will be entitled to: (i) continued payment of his base salary for 12 months; (ii) a bonus payment equal to the highest of (A) the average of the discretionary bonuses awarded to him during the most recent three years, (B) the discretionary bonus awarded to him in the immediately preceding year or (C) $1,500,000 in the case of Mr. Williams and $750,000 in the case of Mr. Harte; (iii) an additional pro-rated bonus equal to the bonus to be awarded as calculated in clause (ii); (iv) continued vesting or lapse of restrictions of his initial RSU award; (v) lapse of restrictions on all unvested deferred bonuses; (vi) an amount in cash equal to the employer annual retirement plan contributions made or credited to the plan in the immediately preceding year on an after-tax basis; and (viii) all other benefits as described in the original employment agreements.

If Messrs. Williams or Harte, as applicable, is terminated by Artio Global without “Cause” (whether or not related to a change in control) on or before the end of the initial term, or without “Cause” within two years of a change in control that occurs on or before the end of the initial term, or for “Good Reason” within two years following a change in control, he will be entitled to: (i) continued payment of his base salary for 24 months; (ii) a bonus payment equal to two times the highest of (x) the average of the discretionary bonuses awarded to him during the most recent three years, (y) the discretionary bonus awarded to him in the immediately preceding year or (z) $1,500,000 in the case of Mr. Williams and $750,000 in the case of Mr. Harte; (iii) an additional pro-rated bonus equal to the bonus awarded as calculated in clause (ii); (iv) continued vesting or lapse of restriction on his initial RSU award; (v) continued receipt of medical and dental benefits under Artio Global’s benefit plans up to the end of the two-year employment term; and (vi) an amount in cash equal to two times the employer annual retirement plan contributions made or credited to the plans in the immediately preceding plan year on an after-tax basis.

“Good Reason” is defined under “Proposal 1—The Merger—Interests of Certain Persons in the Merger—Golden Parachute Compensation” beginning on page 67.

If Messrs. Williams or Harte dies or becomes disabled during the term of his agreement, he will be entitled to accrued benefits and payments of the annual bonus and pro-rata bonus described above. In addition, all unvested deferred bonus amounts including unvested RSUs will vest upon termination due to death or disability.

As a condition to the receipt of any payments or benefits upon termination, Messrs. Williams and Harte each agrees that he will not compete with Artio Global and its affiliates and will not solicit any clients or employees of Artio Global or its affiliates, in each case for a period of 12 months following termination.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2012, with respect to the Artio Global Investors Inc. 2009 Stock Incentive Plan under which Artio Global’s Class A common stock is authorized for issuance.

Equity Compensation Plan Information Table

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	5,270,608	(1)	—	4,429,392
Equity compensation plans not approved by stockholders	—		—	—

TOTAL	5,270,608		—	4,429,392

(1)	Reflects shares that may be issued to settle outstanding RSUs that have been granted to employees including the maximum number of shares which may be earned under the LTIP awards.

PROPOSAL 5—ADVISORY VOTE TO APPROVE NAMED

EXECUTIVE OFFICER COMPENSATION

Artio Global is presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our compensation program for NEOs by voting for or against the following resolution. This proposal is required pursuant to Section 14A of the Exchange Act. While our Board of Directors intends to consider carefully the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

“RESOLVED, that the stockholders approve the NEO compensation of Artio Global, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related disclosure contained in the 2013 proxy statement set forth under ‘Executive Compensation’ beginning on page 120.”

THE ARTIO GLOBAL BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF OUR NAMED EXECUTIVE OFFICER COMPENSATION, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES, AND THE RELATED DISCLOSURE CONTAINED IN THE 2013 PROXY STATEMENT SET FORTH UNDER THE HEADING “EXECUTIVE COMPENSATION”. PROXIES WILL BE VOTED FOR APPROVAL OF THE PROPOSAL UNLESS OTHERWISE SPECIFIED.

PROPOSAL 6—PROPOSAL TO ADOPT THE AMENDED AND RESTATED

STOCK INCENTIVE PLAN TO PROVIDE FOR QUALIFYING PERFORMANCE-BASED

AWARDS UNDER SECTION 162(M) OF THE CODE

Section 162(m) of the Internal Revenue Code, which we refer to as “Section 162(m)”, affects the tax deductibility of certain compensation as described below. Artio Global is proposing to amend Artio Global’s 2009 Stock Incentive Plan to gain the benefit of certain exemptions under Section 162(m), and is not proposing that stockholders approve an increase in the number of shares available for issuance as awards under the plan or approve any amendments that in any way modify or enhance the current features of the plan.

Section 162(m) generally limits the federal income tax deduction for compensation paid to each of the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer), or the “covered employees”, of a publicly held corporation to $1 million per fiscal year. An exception to the deduction limit under Section 162(m) is available to publicly held corporations for compensation awarded within a post-initial public offering transition period ending on the first stockholders’ meeting at which members of the corporation’s Board of Directors are to be elected after the close of the third calendar year following the year in which the corporation’s IPO occurred.

In addition, there is an exception to the deduction limit under Section 162(m) for qualified “performance-based compensation.” To qualify as “performance-based compensation”, (i) compensation must be paid solely on account of attainment of one or more pre-established, objective performance goals established by a compensation committee consisting solely of two or more “outside directors”, (ii) the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by the stockholders of the publicly held corporation prior to payment and (iii) the compensation committee must certify that the performance goals and any other material terms were satisfied before payment of any performance-based compensation.

Since its IPO, Artio Global has been covered by the post-IPO transition period described above and, therefore, has not previously had a plan approved by stockholders under which it can grant qualified “performance-based compensation.” Artio Global’s post-IPO transition period will expire as of the date of the annual meeting.

On March 7, 2013, the Board adopted, subject to stockholder approval, the Artio Global Investors. Inc. Amended and Restated Stock Incentive Plan, which we refer to as the “Amended and Restated Stock Incentive Plan”, to enable Artio Global to grant qualified “performance-based compensation” following the date of the annual meeting in the event that the Merger Agreement is terminated or compensation is granted prior to the Merger’s completion. Certain technical amendments for Section 162(m) purposes have been made to the Amended and Restated Stock Incentive Plan. These amendments are described in the summary below.

It is advantageous to Artio Global’s stockholders that the Company be able to grant qualified “performance-based compensation” in order to preserve tax deductions for the Company. Accordingly, we are requesting that stockholders approve the Amended and Restated Stock Incentive Plan as described below. If stockholders do not approve the Amended and Restated Stock Incentive Plan, Artio Global will be unable to grant qualified “performance-based compensation.” However, Artio Global’s 2009 Stock Incentive Plan will remain effective enabling the Company to grant equity and incentive awards authorized by such plan to eligible participants.

Summary of the Amended and Restated Stock Incentive Plan

The following is a brief description of the material features of the Amended and Restated Stock Incentive Plan, including the material terms of the performance goals for the purposes of Section 162(m), which are (i) the employees eligible to receive awards (“Eligibility”), (ii) the maximum compensation that can be paid to an employee under the performance goals during any specified period (“Individual Award Limits”), and (iii) a description of the business criteria on which the performance goals are based (“Performance Measures”). The full text of the Amended and Restated Stock Incentive Plan is set forth in Annex E to this proxy statement and the following summary is qualified in its entirety by reference thereto. Capitalized terms not otherwise defined in this summary shall have the meaning assigned to them in the Amended and Restated Stock Incentive Plan.

Other than amendments made to enable the grant of qualifying “performance-based compensation” under Section 162(m) (including the addition of individual limits and new performance measures and the clarification of the treatment of cash-settling awards), and certain administrative changes, the terms remain unchanged from those in Artio Global’s 2009 Stock Incentive Plan.

Purpose. The purpose of the Amended and Restated Stock Incentive Plan is (i) to advance the interests of the Company and its affiliates by attracting and retaining high caliber employees and other key individuals, (ii) to more closely align the interests of recipients of awards with the interest of the Company’s stockholders by increasing the proprietary interest of such recipients in the Company’s growth and success and (iii) to motivate award recipients to act in the long-term best interests of the Company’s stockholders.

Eligibility. Employees, directors and consultants or other advisors of, or any other individual who provides services to, Artio Global and its affiliates are eligible to receive awards under the Amended and Restated Stock Incentive Plan. As of March 1, 2013, we estimate that approximately 126 employees and consultants and four non-employee directors would be eligible to participate.

Administration. The Amended and Restated Stock Incentive Plan will be administered by our Compensation Committee, or another committee of our Board appointed or designated by the Board, subject to delegation as authorized by the plan. The Compensation Committee will have discretion to select participants and determine the form, amount and timing of each Award to such persons, the exercise price or base price associated with the Award, the time and conditions of exercise or settlement of the Award and all other terms and conditions of an Award.

Shares Available. Subject to adjustment as described below, the maximum number of shares of Class A common stock that may be delivered pursuant to awards granted under the Amended and Restated Stock Incentive Plan is 9,700,000. Awards have been granted under the Amended and Restated Stock Incentive Plan since its initial adoption by the Board in 2009 as summarized in the “—Equity Compensation Plan Information Table” beginning on page 128, and Artio Global is not proposing that stockholders approve an increase in the number of Shares available for issuance under the Amended and Restated Stock Incentive Plan. To the extent any Award expires, is cancelled, forfeited, exercised or settled or otherwise terminates without the delivery of Shares, the number of Shares not delivered will again be (or will become) available for distribution under the Amended and Restated Stock Incentive Plan.

Individual Award Limits. Subject to adjustment as described below, no participant may be granted, in any calendar year, (i) options and SARs, collectively, that relate to more than 1,750,000 Shares, (ii) Performance Awards (other than options or SARs) that relate to more than 1,750,000 Shares or (iii) Performance Awards denominated in cash or valued with reference to property other than Shares that allow for a payment in excess of $5,000,000.

Adjustments. Adjustments may be made in recognition of events, including, but not limited to, recapitalization, stock split, reverse stock split, reorganization, Merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, issuance of Shares without the receipt of consideration by the Company or other similar corporate transaction or event that affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan.

Forms of Awards. The following award types, briefly summarized below, are authorized under the Amended and Restated Stock Incentive Plan:

Options and Stock Appreciation Rights. Options are rights to purchase Shares at a price and during a period determined by the Compensation Committee. Both nonqualified and incentive stock options are authorized under the Amended and Restated Stock Incentive Plan. The exercise price of an option will not be less than the fair market value of our Class A common stock on the date of the option grant. A stock appreciation right, or “SAR”, entitles the participant to receive, upon exercise, an amount equal to the excess of (i) the fair market value of one Share on the date of exercise over (ii) the grant price of the SAR on the date of grant. The Compensation Committee may award SARs alone or in tandem with options. The Compensation Committee will determine whether settlement of a SAR will be made in cash, in Shares or other property. Options and SARs may expire no later than 10 years after the date of grant. The Company may not “reprice” any stock option or SAR without stockholder approval, except in connection with certain corporate transactions or as may be required to comply with applicable law.

Restricted Stock and RSUs. Restricted stock is a Share issued subject to restrictions as the Compensation Committee, in its discretion, may impose. An RSU represents the right to receive one Share (or the value of one Share) upon the lapse of restrictions as determined by the Compensation Committee. Restrictions on restricted stock and RSUs may lapse separately or in combination at such times, in installments or otherwise, as the Compensation Committee deems appropriate. Prior to the settlement of an RSU award in Shares, the award recipient will have no rights as a stockholder of Artio Global with respect to the Shares subject to the award. The Committee in its discretion may permit dividends or dividend equivalent rights to be paid with respect to Restricted Stock and RSUs, respectively.

Performance Awards. Performance Awards, which may be denominated as a cash amount, number of Shares or a combination, are awards that may be earned by the participant upon the achievement or satisfaction of performance goals established by the Compensation Committee. The Compensation Committee will determine the performance criteria to be achieved during any performance period and the length of the performance period. Performance Awards may be structured to constitute qualified “performance-based compensation” under Section 162(m).

Other Stock-Based Awards. The Amended and Restated Stock Incentive Plan also authorizes the grant of awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or factors that may influence the value of Shares.

Performance Measures. If the Compensation Committee determines that an Award is intended to satisfy the “qualified performance-based compensation” exception under Section 162(m), such Award will be structured in accordance with the provisions of the Amended and Restated Stock Incentive Plan to provide that the payment, retention or vesting of the Award, in whole or in part, will be subject to the achievement of one or more objective performance goals established by the Compensation Committee, which will be measured by the attainment of specified levels of one or any combination of the following performance goals: (i) total shareholder return; (ii) earnings per Share; (iii) cash flow; (iv) free cash flow; (v) working capital management; (vi) earnings; (vii) return on equity; (viii) Share price; (ix) return on assets or net assets; (x) gross or operating margin; (xi) net income or profit; (xii) revenue; (xiii) operating income or profit; (xiv) book value per Share; (xv) net cash provided by operations; (xvi) return on capital; (xvii) expense or cost savings; (xviii) assets under management; (xix) net client cash flows; (xx) diversification; (xxi) investment performance; (xxii) economic value; (xxiii) client retention; or (xxiv) employee retention; or any combination of the foregoing. The performance goals may be based solely by reference to individual participant performance, Artio Global’s performance or the performance of a division or business segment of Artio Global. The performance goals may also be based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Compensation Committee can impose such other restrictions on awards as it may deem necessary or appropriate to ensure that such awards satisfy all requirements of the “qualified performance-based compensation” exception under Section 162(m).

Director Awards. As described above, non-employee directors are eligible to receive awards under the Amended and Restated Stock Incentive Plan. The Compensation Committee may permit a non-employee director to defer the receipt of Shares until such time as the director’s service as a director terminates or such other date or event as permitted under rules established by the Board, following which all awards not previously paid to the director shall be paid in a single payment of Shares. The Compensation Committee may also provide that directors will be eligible to receive dividend equivalent amounts. In 2012, one-half of the directors’ annual retainer fees consisted of $60,000 shares of restricted stock. Artio Global revisits this range annually and takes advice from its independent advisors in setting this range. For 2013, the Company does not expect to grant equity awards to directors.

Change in Control. Except as otherwise provided in the applicable Award Agreement, upon the occurrence of a Change in Control, the Compensation Committee will determine whether outstanding options and SARs will become fully exercisable and whether outstanding awards (other than options and SARs) will become fully vested and payable.

Transferability. Except as the Compensation Committee may otherwise determine or as provided in the applicable Award Agreement, no Award and no right under any such Award, will be assignable, alienable, saleable or transferable by a participant otherwise than by will or by the laws of descent and distribution.

Amendment, Modification and Termination of the Amended and Restated Stock Incentive Plan. The Board may suspend, alter, discontinue or terminate the Amended and Restated Stock Incentive Plan; provided that such action will not be taken without stockholder approval if such approval is necessary to qualify for or to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply. No action taken with respect to the Amended and Restated Stock Incentive Plan will adversely affect rights of a participant, without the consent of the affected participant, except such action made to cause the Amended and Restated Stock Incentive Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations.

Term. No awards may be made after August 6, 2019.

Summary of U.S. Federal Income Tax Consequences. The following is a brief description of the federal income tax treatment that will generally apply to awards under the Amended and Restated Stock Incentive Plan based on current federal income tax rules.

Nonqualified Stock Options. The grant of an nonqualified stock option, or “NQO”, will not result in the recognition of taxable income by a participant, and we will not be entitled to any deduction. A participant will recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and we will be entitled to a corresponding deduction equal to the amount of such income (subject to limitations on deduction imposed by the Code, including Section 162(m)). Gains or losses realized by a participant upon a subsequent disposition of such shares generally will be treated as capital gains and losses (long-term or short-term, depending upon the holding period of the shares sold), with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options. The grant of an Incentive stock option, or “ISO”, will not result in the recognition of taxable income by a participant, and we will not be entitled to any deduction. The exercise of an ISO will not result in the recognition of taxable income by a participant provided that such participant was, without a break in service, our employee during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if such participant is disabled, as that term is defined in the Code), and we will not be entitled to any deduction. The excess of the fair market value of the shares at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of a participant’s alternative minimum taxable income, if applicable, for the tax year in which the ISO is exercised. If a participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the ISO or within one year after the transfer of such shares to such participant, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to such participant as long-term capital gain, and we will not be entitled to a corresponding deduction. A long-term capital loss will be recognized to the extent that the amount realized is less than the exercise price. If the foregoing holding period requirements are not met, a participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and we will be entitled to a corresponding deduction equal to the amount of such income (subject to limitations on deduction imposed by the Code, including Section 162(m)).

Stock Appreciation Rights. The grant of a SAR will not result in the recognition of taxable income by a participant or in a deduction to us. Upon exercise of a SAR, the amount of cash or the fair market value of shares received will be taxable to a participant as ordinary income, and we will be entitled to a corresponding deduction equal to the amount of such income (subject to limitations on deduction imposed by the Code, including Section 162(m)). Gains and losses realized by a participant upon a subsequent disposition of any such shares will be treated as capital gains and losses (long-term or short-term, depending upon the holding period of the shares sold), with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Restricted Stock. A participant who is awarded restricted stock will not recognize taxable income at the time of grant, and we will not be entitled to a corresponding deduction, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes, unless such participant makes the special election with the Internal Revenue Service pursuant to Section 83(b) of the Code as discussed below. Upon lapse of the risk of forfeiture or restrictions on transferability applicable to the shares comprising the restricted stock award, a participant will realize ordinary income in an amount equal to the then fair market value of those shares, and we will be entitled to a corresponding deduction equal to the amount of such income (subject to limitations on deduction imposed by the Code, including Section 162(m)). Gains or losses realized by a participant upon a subsequent disposition of such shares will be treated as capital gains and losses (long-term or short-term, depending upon the holding period of the shares sold), with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to a participant and we will be entitled to a corresponding deduction. Pursuant to Section 83(b) of the Code, a participant may elect within 30 days of receipt of a restricted stock award to be taxed at ordinary income tax rates on the fair market value of the shares comprising such award at the time of grant (determined without regard to any restrictions which may lapse) less any amount paid for the shares, and we will be entitled to a corresponding deduction equal to the amount of such income (subject to limitations on deduction imposed by the Code, including Section 162(m)). In that case, a participant will acquire a tax basis in the shares equal to the ordinary income recognized by such participant at the time of Award. No tax will be payable upon the lapse or release of the restrictions or at the time the shares first become transferable, and any gain or loss upon subsequent disposition will be a capital gain or loss. In the event of a forfeiture of shares of common stock with respect to which a participant previously made a Section 83(b) election, a participant will generally not be entitled to a loss deduction.

RSUs. A participant who is awarded RSUs will not recognize taxable income at the time of grant, and we will not be entitled to a corresponding deduction. A participant who receives RSUs will be taxed at ordinary income tax rates on the then fair market value of the Shares distributed at the time of settlement of the stock units, and we will be entitled to a corresponding deduction equal to the amount of such income (subject to limitations on deduction imposed by the Code, including Section 162(m)). Gains or losses realized by a participant upon a subsequent disposition of such shares will be treated as capital gains and losses (long-term or short-term, depending upon the holding period of the shares sold), with the basis in such shares equal to the fair market value of the shares at the time of settlement.

The preceding discussion is based on federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the Amended and Restated Stock Incentive Plan. A participant may also be subject to state and local taxes in connection with the grant or exercise of awards under the Amended and Restated Stock Incentive Plan. Artio Global suggests that participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

Amended Plan Benefits. Artio Global will grant awards under the Amended and Restated Stock Incentive Plan in the ordinary course of its business consistent with past practice and we are not proposing that our stockholders approve an increase in the number of Shares available for issuance as awards under the Amended and Restated Stock Incentive Plan. It is not possible at present to determine the amount or the form of any award that will be granted to any individual during the term of the Amended and Restated Stock Incentive Plan. For illustrative purposes, the table below sets forth the awards that were granted under Artio Global’s 2009 Stock Incentive Plan in 2013 as of the date of this proxy statement. The awards for Messrs. Williams and Harte, and our other employees who are not executives represent annual incentive awards that were deferred into awards of RSUs and restricted stock under Artio Global’s 2009 Stock Incentive Plan.

2013 Grants under the Stock Incentive Plan

Name	RSUs (#)	Restricted Stock (#)
Tony Williams, CEO	—	117,640
Frank Harte, CFO	60,508	—
Richard Pell, CIO	—	—
Rudolph-Riad Younes, Head of International Equity	—	—
All executive officers as a group	60,508	117,640
Non-executive director group (non-employees)	—	39,801
Non-executive officer employee group	2,500,253	—

THE ARTIO GLOBAL BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDED AND RESTATED STOCK INCENTIVE PLAN TO PROVIDE FOR QUALIFYING PERFORMANCE-BASED AWARDS UNDER SECTION 162(M). PROXIES WILL BE VOTED FOR APPROVAL OF THE PROPOSAL UNLESS OTHERWISE SPECIFIED.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

In September 2009, our Board adopted a written policy, the “Related Person Transaction Policy” pursuant to which the Nominating and Corporate Governance Committee of our Board must approve or ratify any related person transaction. A copy of the Related Person Transaction Policy is available on Artio Global’s website at www.ir.artioglobal.com. All Related Persons (defined below) are required to report to our Corporate Secretary any related person transaction prior to its inception and the Corporate Secretary and Chair of the Nominating and Corporate Governance Committee will determine whether it should be submitted to the Nominating and Corporate Governance Committee for consideration.

For the year ended December 31, 2012, no related person transaction was reported to the Corporate Secretary or the Nominating and Corporate Governance Committee. However, in connection with the Merger, on February 13, 2013, Artio Global, Holdings, Aberdeen, Aberdeen U.S., and Messrs. Pell and Younes entered into the Restated TRA, as described below and in the section of this proxy statement entitled “Proposal 1—The Merger—Tax Receivable Agreement” beginning on page 71.

Our Related Person Transaction Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which Artio Global (including any of its subsidiaries) was, is or will be a participant, and in which any Related Person had, has or will have a direct or indirect material interest.

Our Related Person Transaction Policy provides that the following transactions shall be deemed pre-approved by the Nominating and Corporate Governance Committee: (i) transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000; (ii) transactions in which the Related Person’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction; (iii) transactions in which the Related Person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction; (iv) transactions in which the Related Person’s interest derives solely from his or her service as a director, trustee or officer (or similar position) of a not-for-profit organization or charity that receives donations from Artio Global, which donations are made in accordance with Artio Global’s matching program that is available on the same terms to all employees of Artio Global; (v) compensation arrangements of any executive officer, other than an individual who is an Immediate Family Member (as defined below) of a Related Person, if such arrangements have been approved by the Compensation Committee; and (vi) director compensation arrangements, if such arrangements have been approved by the Board.

A “Related Person”, as defined in our Related Person Transaction Policy, means any person who is, or at any time since the beginning of Artio Global’s last fiscal year was, a director or executive officer of Artio Global; any Immediate Family Member (which means a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law) or any person sharing the household (other than a tenant or employee) of a director or executive officer of Artio Global; any nominee for director and the Immediate Family Members of such nominee; and a beneficial owner of 5% or more of Artio Global’s voting securities or any Immediate Family Member of such owner.

If we become aware of an existing related person transaction that has not been approved under the Related Person Transaction Policy, the transaction will be referred to the Nominating and Corporate Governance Committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Any director who may have an interest in a related person transaction will not participate in the vote to approve such related person transaction.

Related Person Transactions

The following is a summary of material provisions of various transactions we entered into with our executive officers, management, directors or 5% or greater stockholders through the date of this proxy statement. The form of each agreement is filed as an exhibit to the registration statement on Form S-1 used in connection with the IPO or as an annex to this proxy statement, such agreements are incorporated by reference herein and the following descriptions are qualified in their entirety by reference thereto.

Registration Rights Agreement

In connection with our IPO, we entered into a registration rights agreement with each of Messrs. Pell and Younes and GAM pursuant to which we granted them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A common stock issuable upon exchange of non-voting Class A membership interests in Holdings, which we refer to as “New Class A Units”, or upon conversion of our Class C common stock, respectively, held or acquired by them. Under the registration rights agreement, Messrs. Pell and Younes and GAM have the right to request us to register the sale of their shares and can also require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, the agreement provides Messrs. Pell and Younes and GAM with the ability to exercise certain piggyback registration rights in connection with registered offerings requested by any of such holders or initiated by us. Under the terms of the Voting Agreements between Aberdeen and each of Messrs. Pell and Younes and GAM entered into in connection with the Merger, upon the effective time of the Merger, the registration rights agreement will terminate.

Shareholders Agreements

In connection with our IPO, GAM entered into a shareholders agreement with us under which, as long as GAM owns shares of our Common Stock constituting at least 10% of the aggregate number of shares outstanding of our Class A common stock, GAM will be permitted to appoint a member to our Board or to exercise observer rights. GAM has opted to appoint an observer to our Board, but may in the future decide to appoint a member to our Board in lieu of exercising such observer rights. If GAM’s ownership interest in us falls below 10%, it will no longer be entitled to appoint a member of our Board but it will be entitled to certain observer rights until the later of the date upon which (i) we cease to use the Julius Baer brand name pursuant to the transition services agreement between us and GAM and (ii) GAM ceases to own at least 5% of the outstanding shares of our Class A common stock. Under the terms of the Voting Agreement between Aberdeen and GAM entered into in connection with the Merger, upon the effective time of the Merger, the Shareholders agreement with GAM will terminate.

Mr. Pell entered into a shareholders agreement with us under which, if he ceases to be a member of our Board, he will be entitled to attend meetings of our Board as an observer until the date on which the restrictions on sales under the Exchange Agreement (described below) terminate. Under the terms of the Voting Agreement between Aberdeen and Mr. Pell entered into in connection with the Merger, upon the effective time of the Merger, the shareholders agreement with Mr. Pell will terminate.

Mr. Younes entered into a shareholders agreement with us under which he is entitled to attend meetings of our Board as an observer until the later of the date upon which (i) he ceases to be employed by us and (ii) the restrictions on sales under the Exchange Agreement (described below) terminate. Under the terms of the Voting Agreement between Aberdeen and Mr. Younes entered into in connection with the Merger, upon the effective time of the Merger, the shareholders agreement with Mr. Younes will terminate.

Exchange Agreement

In connection with our IPO, Messrs. Pell and Younes entered into an Exchange Agreement with us under which, from time to time, each of Messrs. Pell and Younes (and certain of his permitted transferees) has the right to exchange his New Class A Units, which represent membership interests in Holdings, for shares of Class A common stock of Artio Global on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. Any exchange of New Class A Units is generally a taxable event for the individual making the exchange. As a result, each of Messrs. Pell and Younes is permitted to sell shares of Class A common stock in connection with any exchange in an amount necessary to generate proceeds (after deducting discounts and commissions) sufficient to cover the taxes payable on such exchange (calculated at an assumed tax rate, which is subject to change), based upon, at the irrevocable written election of Messrs. Pell and Younes or their permitted transferees at the time of an exchange, either the stock price on the date of the exchange or the offering price of the Class A common stock in the case of a public offering. In addition, each of Messrs. Pell and Younes is permitted to sell up to 20% of the remaining shares of Class A common stock that he owns (calculated assuming all New Class A Units have been exchanged by him) on or after September 23, 2010 and an additional 20% of such remaining shares of Class A common stock on or after each of the next four anniversaries. As either Messrs. Pell or Younes exchanges New Class A Units for shares of our Class A common stock, our membership interests in Holdings will be correspondingly increased, his corresponding shares of our Class B common stock will be cancelled and existing holders of Class A common stock will be diluted. The restrictions on sales described above will terminate with respect to each of Messrs. Pell and Younes upon the occurrence of: (i) any breach by us of any of the agreements we have with him that materially and adversely affects him, after notice and an opportunity to cure; (ii) conduct by us of any business other than through our operating company or any of our operating company’s subsidiaries; (iii) any change of control (as defined below); or (iv) the dissolution, liquidation or winding up of Holdings. As used in the Exchange Agreement, the prohibition on “selling” Class A common stock is defined broadly to prohibit either Messrs. Pell and Younes from pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase, lending, or otherwise transferring or disposing of, directly or indirectly, any of his shares of Class A common stock or his New Class A Units (other than transfers to permitted transferees) or entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock or New Class A Units, whether any such transaction is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise.

The Exchange Agreement also includes non-solicit and non-competition covenants that preclude each of Messrs. Pell and Younes from soliciting our employees or customers and from competing with our business generally in the period beginning with the closing of the IPO and ending two years after termination of his employment with us. The non-compete and non-solicitation provisions will terminate with respect to Messrs. Pell or Younes if a “change of control” or a “potential change of control” occurs and he is terminated by us without cause or resigns with good reason.

A “change of control” occurs under the Exchange Agreement when: (i) any person or group, other than Messrs. Pell and Younes, GAM and their permitted transferees (or any group consisting of such persons), (a) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the voting stock of Artio Global or, in the context of a consolidation, merger or other corporate reorganization in which Artio Global is not the surviving entity, 50% or more of the voting stock generally entitled to elect directors of such surviving entity (or in the case of a triangular merger, of the parent entity of such surviving entity), calculated on a fully diluted basis, or (b) has obtained the power (whether or not exercised) to elect a majority of the Board (or equivalent governing body) of Artio Global or its successors; (ii) the Board (or equivalent governing body) of Artio Global or its successors shall cease to consist of a majority of continuing directors, which is defined as the directors on the date of the IPO and subsequently elected directors whose election is approved by the continuing directors; (iii) we or our successors, alone or together with Messrs. Pell and Younes and the permitted transferees of Messrs. Pell and Younes, cease to own 50% or more of the equity interests of Holdings; or (iv) all or substantially all the assets of Artio Global or Holdings are sold.

A “potential change of control” will be deemed to have occurred if: (i) Artio Global enters into an agreement, the consummation of which would result in the occurrence of a change of control; (ii) the Board of Artio Global adopts a resolution to the effect that a potential change of control has occurred; (iii) any person commences a proxy contest, files solicitation material with the SEC, files a Statement on Schedule 13D with the SEC or commences a tender offer or exchange offer for any of the outstanding shares of Artio Global Common Stock, and a change of control occurs within nine months following any of such events; or (iv) any person commences discussions or negotiations with Artio Global regarding the appointment or nomination of one or more individuals as a director(s) of Artio Global, or commences discussions or negotiations with Artio Global regarding the sale or other disposition of a material product line of our Company or of a material portion of Artio Global’s assets, and a change of control occurs as a result of any such event or events within nine months following any such event or events.

In 2010, each of Messrs. Pell and Younes sold or exchanged 7.2 million New Class A Units for 7.2 million restricted shares of Class A common stock. At the time of the exchanges and sales, 7.2 million shares of Class B common stock were surrendered by each of Messrs. Pell and Younes and canceled.

Also in 2010, in order to enable Messrs. Pell and Younes to sell shares of Class A common stock to cover their taxes payable, as defined in the Exchange Agreement, as amended, on the exchanges discussed above, 4.2 million shares of Class A common stock were issued to the public in connection with our June 2010 synthetic secondary offering, which we refer to as the “Secondary Offering”, including 0.4 million shares issued to the underwriters that exercised a portion of their option to purchase shares of Class A common stock. The net proceeds were used to purchase and retire 2.1 million shares of Class A common stock from each of Messrs. Pell and Younes. We did not retain any of the proceeds related to the Secondary Offering.

In 2012, each of Messrs. Pell and Younes exchanged his remaining 600,000 New Class A Units for 600,000 restricted shares of Class A common stock in accordance with the terms of the Exchange Agreement. At the time of each exchange, an equivalent number of shares of our Class B common stock were surrendered by Messrs. Pell and Younes and canceled. In connection with the 2012 exchanges, we registered 600,000 shares for each of Messrs. Pell and Younes, in order to satisfy registration rights we granted to them.

Amended and Restated Limited Liability Company Agreement of Holdings

As a result of the reorganization and IPO, Holdings is the sole owner of Investment Adviser. The form of Holdings’ operating agreement is filed as an exhibit to the registration statement on Form S-1 used in connection with the IPO, and the following description of the operating agreement is qualified by reference thereto.

As the sole managing member of Holdings, we control all of its affairs and decision-making. As such, we, through our officers and directors, will be responsible for all its operational and administrative decisions and the day-to-day management of its business.

In accordance with the operating agreement, net profits and net losses of Holdings will be allocated to its members pro-rata in accordance with the respective percentages of their New Class A Units. Accordingly, all net profits and net losses are currently allocated to us.

The holders of New Class A Units generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Holdings. Net profits and net losses are generally allocated to its members pro-rata in accordance with the percentages of their respective New Class A Units. The operating agreement requires pro-rata cash distributions to the members of Holdings in respect of taxable income allocated to such members. The cash distributions to the holders of New Class A Units for this purpose are calculated at an assumed tax rate. Further, taxable income of Holdings for this purpose is calculated without regard to (i) any deduction arising out of any exchange pursuant to the Exchange Agreement and (ii) any deduction that we determine is not available to any member, determined as if all members were individuals, for interest expense in respect of the indebtedness incurred by it in connection with the IPO (or any interest expense in respect of any future indebtedness incurred to repay the principal of such indebtedness existing before the IPO, up to the aggregate amount of such indebtedness). We currently hold all outstanding New Class A Units.

The operating agreement provides that at any time we issue a share of our Class A common stock, we are entitled to transfer the net proceeds received by us with respect to such share, if any, to Holdings and it shall be required to issue to us one New Class A Unit. Conversely, if at any time, any shares of our Class A common stock are redeemed by us for cash, we can cause Holdings, immediately prior to such redemption of our Class A common stock, to redeem an equal number of New Class A Units held by us, upon the same terms and for the same price, as the shares of our Class A common stock are redeemed.

Amended and Restated Limited Liability Company Agreement of Investment Adviser

In connection with the IPO and related reorganization transactions, we amended and restated Investment Adviser’s operating agreement. This resulted in the complete acceleration of the unvested portion of certain Class B profits interests in Investment Adviser held by Messrs. Pell and Younes, the elimination of both our obligation to repurchase such interests and the ability of Messrs. Pell and Younes to put their interests to Investment Adviser and the conversion of Investment Adviser’s multiple-class capital structure into a single new class of membership units.

Tax Receivable Agreement and the Amended and Restated Tax Receivable Agreement

At the time of Artio’s initial public offering, on September 29, 2009, Artio Global Investors Inc. and Messrs. Pell and Younes entered into the TRA. Each time Messrs. Pell or Younes exchanged a partnership interest in Artio Global Holdings LLC into shares of Artio stock in a taxable exchange, Artio’s taxable income derived from the partnership was expected to be decreased to the extent the exchange (treated as a taxable purchase by Artio) increased the amount of amortization and depreciation deductions Artio would enjoy. Under the TRA as originally executed, 85% of the actually realized tax benefits from such exchanges were to be paid to Messrs. Pell and Younes, subject to certain conditions and with special rules to apply upon a termination of the agreement or a change of control of Artio, including an assumption that upon a termination or a change of control Artio or its successor would have sufficient taxable income to fully utilize the deductions arising from the increased basis.

On February 13, 2013, in connection with and as an inducement to enter into the Merger Agreement, Aberdeen, Artio Global, Holdings and Messrs. Pell and Younes entered into an Amended and Restated Tax Receivable Agreement, which we refer to as the “Restated TRA”. The Restated TRA amends and restates the tax receivable agreement described above in its entirety and will become effective subject to and upon the effective time of the Merger. For a summary of the terms of the Restated TRA, see “Proposal 1—The Merger—Tax Receivable Agreement—Amended and Restated Tax Receivable Agreement” beginning on page 71.

Transition Services and Indemnification Agreements

In connection with the IPO, we entered into an indemnification and cooperation agreement with GAM under which it will indemnify us for any future losses relating to certain of our legacy activities. In addition, we entered into a transition services agreement with Julius Baer Group Ltd., pursuant to which Julius Baer Group Ltd. will provide us with certain services in connection with the operation of our business.

Indemnification Agreements with Executive Officers and Directors

We have entered into separate indemnification agreements with our executive officers and directors, which require us to indemnify them against liabilities to the fullest extent permitted by Delaware law.

Other Related Person Transactions

We earn management fees from advising our SEC-registered mutual funds, which are marketed using Artio Global brand. We provide investment management services to our mutual funds pursuant to investment management agreements with the funds, which are subject to annual review and approval by their boards. We also derive investment management revenue from sub-advising certain offshore funds sponsored by affiliates of GAM. Revenues related to these services are reported as investment management fees.

Investment management fees earned from providing investment management services to our mutual funds are as follows:

Year ended December 31, 2012	$75.1 million
Year ended December 31, 2011	$158.9 million
Year ended December 31, 2010	$189.0 million

Investment management fees earned from sub-advising certain off-shore funds sponsored by affiliates of GAM are as follows:

Year ended December 31, 2012	$1.5 million
Year ended December 31, 2011	$2.2 million
Year ended December 31, 2010	$2.7 million

We held investments in registered investment companies sponsored by Investment Adviser (in which certain of our employees had the choice of investing their deferred bonuses) totaling $10.1 million, $10.2 million and $9.1 million as of December 31, 2012, 2011 and 2010, respectively. Net gains (losses) on securities held for deferred compensation were $1.3, $(1.1) million, and $1.1 million for 2012, 2011 and 2010, respectively.

There were no allocated expenses for the years ended December 31, 2012, 2011 and 2010.

REPORT OF THE AUDIT COMMITTEE

Artio Global’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. The Audit Committee, in its oversight role, has reviewed and discussed the audited financial statements with Artio Global’s management. Based on the Audit Committee’s review of the audited financial statements as of and for the fiscal year ended December 31, 2012, and its discussions with management regarding such audited financial statements, and its receipt of written disclosures and the statement from the independent registered public accountants required by Public Company Accounting Oversight Board Rule 3526, “Communications with Audit Committees Concerning Independence”, its discussions with the independent registered public accountants regarding such auditor’s independence, the matters required to be discussed by the Statement on Auditing Standards 61, as amended (Communication with Audit Committees, AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, its discussions with the independent registered public accountants regarding significant deficiencies and material weaknesses, if any, in Artio Global’s system of internal control over financial reporting, and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the fiscal year ended December 31, 2012, be included in Artio Global’s Annual Report on Form 10-K for such fiscal year.

In the performance of its oversight duties and responsibilities, during the fiscal year ended December 31, 2012, the Audit Committee also reviewed the financial statements contained in Artio Global’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 with both management and Artio Global’s independent registered public accountants; reviewed Artio Global’s quarterly earnings releases; reviewed periodic reports from management covering changes, if any, in accounting policies, procedures and disclosures and the status of the effectiveness of internal control over financial reporting; and reviewed and discussed with management Artio Global’s major financial risk exposures and the steps management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies).

Audit Committee of the Board of Directors

Duane Kullberg, Chair

Robert Jackson

Francis Ledwidge

Christopher Wright

PROPOSAL 7—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board is required by law and applicable NYSE rules to be directly responsible for the appointment, compensation and retention of Artio Global’s independent registered public accountants. The Audit Committee has appointed KPMG LLP as the independent registered public accountants for the fiscal year ending December 31, 2013. While stockholder ratification is not required, our Board is submitting the selection of KPMG LLP to the stockholders for ratification as part of good corporate governance practices. If the stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in the best interests of Artio Global and its stockholders.

Fees Billed to Artio Global by KPMG LLP During Fiscal Years 2012 and 2011

Audit Fees

Audit fees, including expenses, billed to Artio Global by KPMG LLP were $1.5 million in 2012 and $0.8 million in 2011. Audit fees include professional services for the audit of Artio Global’s financial statements included in Artio Global’s Annual Report on Form 10-K, the review of interim quarterly financial statements included in Artio Global’s Quarterly Reports on Form 10-Q, as well as stand-alone audits of certain of its subsidiaries. The fees include audits of Artio Global’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 for the years ended 2012 and 2011.

Audit-related Fees

Artio Global paid audit-related fees and expenses to KPMG LLP of $0.2 million in 2012 and $0.2 million in 2011, for audits of Company-sponsored retirement plans’ financial statements, certain Company-sponsored institutional investment vehicles and services related to the Company’s filing of the registration statement on Form S-3 filed in April 2012.

Taxes

Artio Global paid tax fees and expenses to KPMG LLP for tax compliance and consulting services of $0.3 million in 2012 and $0.3 million in 2011.

All Other Fees

KPMG LLP only provided the services described above in 2012 and 2011.

The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of Artio Global’s public accountants. The Audit Committee pre-approved all such audit and non-audit services by KPMG LLP that were performed during the year ended December 31, 2012.

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent registered public accountants. The Audit Committee will annually review and pre-approve the audit, review and attest services, as well as non-audit services to be provided during the next audit cycle by the independent registered public accountants. To the extent practicable, the Audit Committee will also review and approve a budget for such services. Services proposed to be provided by the independent registered public accountants that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee, or it’s Chair. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the Audit Committee, or it’s Chair. The Chair will present any decisions to the full Audit Committee at the next regularly scheduled meeting. All requests or applications for the independent registered public accountants to provide services to Artio Global shall be submitted to the Audit Committee by the CFO or one of the Controllers and must address whether, in his or her view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence.

Representatives of KPMG LLP are expected to be present at the annual meeting, with an opportunity to make a statement should they choose to do so, and to be available to respond to questions, as appropriate.

THE ARTIO GLOBAL BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

OTHER MATTERS

Artio Global is not currently aware of other matters to be acted on at the annual meeting. However, if other matters are properly brought before the annual meeting, your proxies include the discretionary authority on the part of the individuals appointed to vote your share or act on these matters according to their best judgment.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Exchange Act requires Artio Global’s executive officers, directors and persons who own more than 10% of Artio Global’s Common Stock to file initial reports of ownership and changes in ownership with the SEC. To Artio Global’s knowledge, with respect to the fiscal year ended December 31, 2012, all applicable filings were timely made except that Artio Global filed late Forms 4 on November 26, 2012, for Messrs. Williams, Harte, Pell and Younes to report their receipt of dividend equivalents relating to their holdings of RSUs.

FUTURE STOCKHOLDER MEETINGS AND PROPOSALS

It is not expected that Artio Global will hold annual meetings of stockholders in the future, unless the Merger is not consummated.

However, if the Merger is not completed, Artio Global expects to hold its 2014 annual meeting of stockholders. Stockholder proposals intended to be included in the proxy statement relating to Artio Global’s 2014 annual meeting pursuant to Rule 14a-8, which we refer to as “Rule 14a-8”, under the Exchange Act must be received by the Corporate Secretary of Artio Global at 330 Madison Avenue, New York, New York 10017, no later than the close of business on [            ], 2013, and must otherwise comply with Rule 14a-8.

Any stockholder proposals, or nominations of directors, received outside of the Rule 14a-8 procedure for consideration at Artio Global’s 2014 annual meeting must comply with the requirements set forth in our bylaws and must be delivered to the Corporate Secretary of Artio Global at 330 Madison Avenue, New York, New York 10017, no later than [            ], 2014, but no earlier than [            ], 2014, or such notice will be considered untimely under our bylaws. If such timely notice of a stockholder proposal is not given, the proposal may not be brought before the 2014 annual meeting. The deadlines above are calculated by reference to the date of this year’s annual meeting.

If the date of next year’s annual meeting is scheduled earlier than [            ], 2014 or later than [            ], 2014, a timely notice must be received by Artio Global no later than 70 days prior to the date of the 2014 annual meeting and the 10th day following the day on which a public announcement of the date of the meeting was made. If such a change occurs, we will inform stockholders of such change and the effect of such change within the dates provided above, by including notice under Item 5 of Part II in our earliest possible quarterly report on Form 10-Q, or, if that is impracticable, by other means reasonably calculated to inform our stockholders of such change and the new deadlines.

HOUSEHOLDING

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Artio Global Class A common stock, but sharing the same address, we have adopted a procedure approved by the SEC called “householding”. Under this procedure, certain registered stockholders who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our proxy statement and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

Upon written or oral request, Artio Global will deliver promptly a separate copy of the proxy statement and, as applicable, any additional proxy materials and/or the Annual Report to any stockholder at a shared address to which Artio Global delivered a single copy of any of these documents. To receive a separate copy of this proxy statement and, if applicable, additional proxy materials and/or the Annual Report, stockholders may write or call Artio Global at the following address and telephone number:

Artio Global Investors Inc.

330 Madison Avenue

New York, New York 10017

Attn.: Investor Relations (212) 297-3600

If you are a registered stockholder and would like to have separate copies of proxy materials mailed to you in the future, you must submit a request to opt out of householding in writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge Financial Solutions, Inc. at 1-800-542-1061, and we will cease householding all such documents within 30 days. If you are a beneficial stockholder, information regarding householding of proxy materials should have been forwarded to you by your bank or broker. Registered stockholders are those stockholders who maintain shares under their own names. Beneficial stockholders are those stockholders who have their shares deposited with a bank or brokerage firm.

If you are a stockholder that shares an address with other stockholders and you wish to receive only one copy of proxy materials, but are receiving multiple copies of proxy materials, please contact our Investor Relations department at ir@artioglobal.com.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. You may also obtain free copies of the documents Artio Global files with the SEC by going to the “Investor Relations” section of our website at www.ir.artioglobal.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this proxy statement is considered a part of this proxy statement, and information that we file later with the SEC, prior to the closing of the Merger, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

We incorporate by reference into this proxy statement the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the annual meeting:

—	Artio Global’s Annual Report on Form 10-K filed on March 4, 2013; and

—	[Current Report[s] on Form 8-K filed with the SEC on [ ], 2013.]

Artio Global undertakes to provide, without charge, to each person to whom a copy of this proxy statement has been delivered, upon written or oral request and by first class mail or other equally prompt means, a copy of any and all documents incorporated by reference in this proxy statement (other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates). You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number: Artio Global Investors Inc., 330 Madison Avenue, New York, New York 10017, Attn: Investor Relations, Telephone: (212) 297-3600.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by Artio Global or any other person. This proxy statement is dated [                ], 2013. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

YOUR VOTE IS EXTREMELY IMPORTANT. Whether or not you plan to attend the annual meeting, please sign, date and return your proxy card by mail, or submit your proxy over the Internet or by telephone promptly. Giving your proxy now will not affect your right to vote in person if you attend the annual meeting.

By Order of the Board of Directors,

[                    ]

RACHEL BRAVERMAN

Corporate Secretary

New York, New York

[                    ], 2013

Annex A

AGREEMENT AND PLAN OF MERGER

among

ABERDEEN ASSET MANAGEMENT PLC,

GUARDIAN ACQUISITION CORPORATION

and

ARTIO GLOBAL INVESTORS INC.

Dated as of February 13, 2013

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 13, 2013 (as the same may be amended from time to time in accordance with its terms, this “Agreement”), among Aberdeen Asset Management PLC, a public limited company organized and existing under the laws of the United Kingdom (“Parent”), Guardian Acquisition Corporation, a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Artio Global Investors Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Section 10.13 hereof.

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of the Company’s class A common stock, par value $0.001 per share (the “Common Stock”), will be converted into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company (upon the unanimous recommendation of its strategic review committee (the “Special Committee”)) has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, as a condition to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, (i) Parent is entering into Voting Agreements with certain stockholders of the Company (each, a “Voting Agreement” and together, the “Voting Agreements”) pursuant to which, among other things, each of those stockholders has agreed, subject to the terms thereof, to vote all shares of the Common Stock owned by such stockholder in accordance with the terms of such Voting Agreement, and (ii) Aberdeen Asset Management Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“U.S. Parent”), the Company and the other parties thereto have entered into the Restated Tax Receivable Agreement which, effective as of the Closing, amends and restates the existing Tax Receivable Agreement among the Company and such other parties in its entirety to read as set forth therein;

WHEREAS, the Board of Directors of Parent has unanimously approved this Agreement and declared it advisable for Parent to enter into this Agreement;

WHEREAS, the Board of Directors of Merger Sub has unanimously approved this Agreement and declared it advisable for Merger Sub to enter into this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

Section 1.1.    The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving entity in the Merger (the “Surviving Company”), shall, by virtue of the Merger, continue its existence under the laws of the State of Delaware.

Section 1.2.    Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Section 9.1, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on the third Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions to Closing set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing), unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing, the “Closing Date”). The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another place is agreed to in writing by the parties hereto.

Section 1.3.    Effective Time. Upon the Closing, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”). The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4.    Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 1.5.    Certificate of Incorporation. The certificate of incorporation of the Company will be amended in the Merger to read in its entirety as set forth on Exhibit A hereto, and thereafter may be amended as provided therein or by law, subject to Section 6.2.

Section 1.6.    Bylaws. The bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Surviving Company, and thereafter may be amended as provided therein or by law, except that references to Merger Sub’s name shall be replaced at the Effective Time with references to Artio Global Investors Inc., subject to Section 6.2.

Section 1.7.    Directors; Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, in each case, until their respective successors are duly elected and qualified or until their death, resignation or removal in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Company.

ARTICLE II.

EFFECT OF MERGER ON CAPITAL STOCK

Section 2.1.    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company:

(a) Cancellation of Certain Common Stock. Each share of Common Stock that is owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries (other than shares held on behalf of third parties) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Common Stock. Each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled and retired in accordance with Section 2.1(a), and (ii) Dissenting Shares (each, an “Excluded Share” and collectively, the “Excluded Shares”)) will automatically be converted into the right to receive $2.75 in cash, without interest (the “Merger Consideration”), payable upon surrender of such shares in the manner provided in Section 2.4.

(c) Cancellation of Common Stock. All shares of Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and, in the case of book-entry shares (“Book-Entry Shares”), the names of the former registered holders shall be removed from the registry of holders of such shares, and, subject to Sections 2.1(a) and 2.3, each holder of Book-Entry Shares and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Common Stock (each, a “Certificate”) shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive the Merger Consideration in accordance with Section 2.4.

(d) Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time will automatically be converted into one share of common stock, par value $0.01 per share, of the Surviving Company.

(e) Adjustments to Prevent Dilution. If prior to the Effective Time, the Company should split, combine or otherwise reclassify the Common Stock, or pay a stock dividend or other stock distribution in Common Stock or otherwise change the Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of the Company in respect of the Common Stock, then any number or amount contained herein which is based upon the price or the number of shares of Common Stock will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

Section 2.2.    Treatment of Stock Awards

(a) Restricted Stock and Restricted Stock Units.

By virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any outstanding Company Equity Award or share of Common Stock issued pursuant to the Company Stock Plan:

(i) Immediately prior to the Effective Time, all transfer restrictions imposed on any outstanding shares of Common Stock issued pursuant to the Company Stock Plan (collectively, the “Restricted Stock”) shall lapse. At the Effective Time, the Restricted Stock shall be treated in a manner consistent with Section 2.1(b) hereof.

(ii) Except as provided in Section 2.2(a)(iii) or (iv), at the Effective Time, any “restricted stock units” issued pursuant to the Company Stock Plan (each, a “Restricted Stock Unit”) that are outstanding as of the Effective Time shall be cancelled, and (A) the holder of each such Restricted Stock Unit shall become entitled to receive, in full satisfaction of the rights of such holder thereto, an amount in cash equal to the Merger Consideration multiplied by the sum of (x) for each Time-Based RSU award, the number of shares of Common Stock represented by such Time-Based RSU award and (y) for each Performance-Based RSU award, the number of shares of Common Stock the holder would have been entitled to receive upon a termination resulting from a change in control under the terms of the applicable award agreement, and (B) all dividends and interest, if any, accrued but unpaid as of the Effective Time with respect to such Restricted Stock Units, shall vest and be paid to the holder of the associated Restricted Stock Unit.

(iii) Notwithstanding anything in Section 2.2(a)(ii) or (iv) to the contrary, each Restricted Stock Unit award held by any individual identified on Section 2.2(a)(iii) of the Disclosure Letter (each, a “Section 2.2(a)(iii) Employee”) shall, at the Effective Time, be converted automatically into an award with respect to Parent Shares as provided in this Section 2.2(a)(iii), and Parent shall assume all obligations with respect to such Restricted Stock Unit award, subject to the terms of the Company Stock Plan and the applicable Restricted Stock Unit award agreement, including with respect to vesting and settlement. From and after the Effective Time, the number of Parent Shares subject to each outstanding Restricted Stock Unit award held by a Section 2.2(a)(iii) Employee shall be equal to the product of (A) the number of shares of Common Stock that related to such Restricted Stock Unit award immediately prior to the Effective Time and (B) the Exchange Ratio; provided that any fractional Parent Share resulting from the foregoing conversion shall be rounded up to the nearest whole Parent Share. For purposes of this Section 2.2(a)(iii), “Exchange Ratio” means the quotient, rounded to the nearest 1/100th, determined by dividing the Merger

Consideration by the Average Parent Share Price. The “Average Parent Share Price” shall mean the volume weighted average price per Parent Share on the London Stock Exchange (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the five consecutive trading days immediately preceding, and including the trading day immediately prior to the Closing Date (calculated to the nearest one-hundredth of one cent), converted from pounds sterling into U.S. dollars at the rate for conversion of pounds sterling into U.S. dollars displayed (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) at (or if not available, most recently prior to) 4:00 p.m., New York City time, on the trading day immediately prior to the Closing Date. The identity of the Section 2.2(a)(iii) Employees may be updated by Parent at any time until five Business Days prior to the Effective Time.

(iv) Notwithstanding anything in Section 2.2(a)(ii) or (iii) to the contrary, from and after the Effective Time, Parent shall assume all obligations with respect to each Restricted Stock Unit award held by any individual identified on Section 2.2(a)(iv) of the Disclosure Letter (each, a “Section 2.2(a)(iv) Employee”); provided, that each such Restricted Stock Unit award shall, from and after the Effective Time, be notionally invested in mutual funds managed by the Company, and allocated among such funds as may be determined by Parent, with a value as of the Effective Time equal to the sum of (A) the Merger Consideration multiplied by the number of shares of Common Stock represented by such Restricted Stock Unit Award, and (B) all dividends and interest, if any, accrued but unpaid as of the Effective Time with respect to such Restricted Stock Units (each, a “Rollover Award”). Each Rollover Award will remain subject to the terms of the Company Stock Plan and the applicable Restricted Stock Unit award agreement (other than as set forth in this Section 2.2(a)(iv)), including with respect to vesting and settlement.

(v) Any amounts under this Section 2.2 shall be payable in accordance with, and to the extent necessary to avoid the imposition of any penalty or other taxes under, Section 409A of the Code.

(b) Company Actions. Prior to the Effective Time, the Company will adopt such resolutions and take such other actions as are reasonably necessary in order to effectuate the actions contemplated by this Section 2.2, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Company (except where specifically provided by this Section 2.2), provided that such resolutions and actions shall expressly be conditioned upon the consummation of the Merger and the other transactions contemplated hereby and shall be of no effect if this Agreement is terminated.

(c) Parent Actions. With respect to the Restricted Stock Unit awards to be rolled over in accordance with Section 2.2(a)(iii) (collectively, the “Rollover RSUs”), Parent shall (i) take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery upon settlement of the Rollover RSUs, (ii) use its commercially reasonable efforts to grant Parent Shares pursuant to a registration statement, or an exemption from registration, under the Securities Act of 1933, as amended, and (iii) maintain a mechanism that enables each Section 2.2(a)(iii) Employee to monetize in U.S. Dollars and without transaction fees Parent Shares delivered upon settlement of the Rollover RSUs held by such Section 2.2(a)(iii) Employee (which shall, for the avoidance of doubt, include the right of each Section 2.2(a)(iii) Employee to elect to direct Parent Shares to be sold immediately upon the vesting of the Rollover RSUs in accordance with Parent’s equity and equity-based plans and agreements in place as of the date hereof). With respect to the Restricted Stock Unit awards to be rolled over in accordance with Section 2.2(a)(iii) and (iv), Parent shall, as soon as reasonably practicable following the Effective Time, deliver to each Section 2.2(a)(iii) Employee and Section 2.2(a)(iv) Employee written notice describing the effect of the Merger on such Restricted Stock Unit awards.

Section 2.3.    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders that have properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect any available right of appraisal under applicable law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the shares of Common Stock held by such stockholder shall not be deemed Dissenting Shares for purposes of this Agreement and shall thereupon be deemed to have been converted into the Merger Consideration at the Effective Time in accordance with Section 2.1(b). The Company shall give Parent (a) prompt written notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by Company, and (b) the opportunity to participate in all negotiations and proceedings with respect to demands made pursuant to Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent, (i) make any payment with respect to any such demand, (ii) offer to settle or settle any such demand, or (iii) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

Section 2.4.    Payment Fund and Payment Procedures

(a) Prior to the Effective Time, for the benefit of the holders of the shares of Common Stock (other than Excluded Shares), Parent will designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”) to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof) and Book-Entry Shares in accordance with this Article II from time to time after the Effective Time. Promptly after (but, in any event, within one Business Day following) the Effective Time, Parent or Merger Sub will deposit, or cause to be deposited, with the Paying Agent cash in an amount necessary for the payment of the Merger Consideration pursuant to Section 2.1(b) in its entirety so that such payment may be made upon surrender of such Certificates or Book-Entry Shares (such cash being herein referred to as the “Payment Fund”). Parent will enter into a paying agent agreement on customary terms, which terms shall be in form and substance reasonably acceptable to the Company prior to the Effective Time.

(b) As promptly as practicable after the Effective Time, Parent will instruct the Paying Agent to mail to each holder of record of shares of Common Stock (other than Excluded Shares) a letter of transmittal in customary form as reasonably agreed by the parties specifying that delivery will be effected, and risk of loss and title to Certificates and Book-Entry Shares will pass, only upon proper delivery of Certificates (or customary effective affidavits of loss in lieu thereof) or Book-Entry Shares, as the case may be, to the Paying Agent and instructions for use in effecting the surrender of the Certificates (or customary effective affidavits of loss in lieu thereof) and Book-Entry Shares in exchange for the Merger Consideration. Upon the proper surrender of a Certificate (or customary effective affidavit of loss in lieu thereof) or Book-Entry Share to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor cash in the amount (after giving effect to any required tax withholdings) that such holder has the right to receive pursuant to this Article II, and the Certificate or Book-Entry Share so surrendered will forthwith be cancelled. Until such Certificates (or customary effective affidavits of loss in lieu thereof) or Book-Entry Shares, as the case may be, are so properly delivered, each such Certificate or Book-Entry Share, as the case may be, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof, subject to the terms set forth in Section 2.3. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of the shares of Common Stock that is not registered in the transfer records of the Company, cash to be paid upon due surrender of the Certificate or Book-Entry Share may be paid to such a transferee if the Certificate or Book-Entry Share formerly representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Any funds included in the Payment Fund may be invested by the Paying Agent, as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investments shall promptly be paid to Parent.

(d) Any portion of the Payment Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares twelve (12) months after the Effective Time will be delivered to the Surviving Company, on demand, and any holder of a Certificate or Book-Entry Share who has not theretofore complied with this Article II will thereafter look only to the Surviving Company for payment of his or her claims for Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Company, the Paying Agent or any other Person will be liable to any Person in respect of any Merger Consideration from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by the holders of shares of Common Stock immediately prior to the Effective Time on the date that is five (5) years after the Effective Time (or such earlier date immediately prior to such date when the amounts would otherwise escheat to or become the property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereof.

(e) Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Parent upon demand.

(f) If administratively practicable, Parent may instead cause the Company to make any payment with respect to the Company Equity Awards, other than by the Paying Agent; provided that Parent makes such request at a reasonable time prior to the Effective Time.

Section 2.5.    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in such reasonable amount as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation (including an indemnity in customary form) reasonably requested by Parent, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Common Stock formerly represented thereby.

Section 2.6.    Withholding Rights. Each of the Surviving Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock or any holder of a Company Equity Award such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Company or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock or the holder of a Company Equity Award in respect of which such deduction and withholding was made by the Surviving Company or Parent, as the case may be.

Section 2.7.    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

Section 2.8.    Stock Transfer Books. At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to such shares of Common Stock formerly represented thereby, except as otherwise provided herein or by Law.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the corresponding sections or subsections of the Disclosure Letter (the “Disclosure Letter”), delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Disclosure Letter will be deemed to be disclosed in any other section of the Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section), or (b) the Company SEC Reports filed prior to the date hereof (excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward looking statements, and any other disclosures included therein to the extent that they are cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1.    Corporate Organization. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, limited liability company, limited partnership or other entity power (as the case may be) to own its properties and assets and to conduct its business as currently conducted, except where the failure to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Copies of the Company Organizational Documents and the organizational documents of each Subsidiary of the Company, in each case, with all amendments thereto to the date hereof, have been made available to Parent or its representatives, and such copies are accurate and complete as of the date hereof.

Section 3.2.    Qualification to Do Business. The Company and each of its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company, partnership or other entity (as the case may be) and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.3.    No Conflict or Violation. The execution, delivery and performance by the Company of this Agreement (including the consummation of the Merger) and the Restated Tax Receivable Agreement do not and will not, directly or indirectly, (i) violate or conflict with any provision of any Company Organizational Document or the organizational documents of any of its Subsidiaries, (ii) violate any provision of Law, or any Order of any Governmental Entity applicable to the Company or any Subsidiary thereof or any of their respective businesses, assets or properties, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any (x) Material Contract or (y) any other Contract to which the Company or any of its Subsidiaries is a party and makes or receives in excess of $150,000 in payments on an annual basis or any Licenses and Permits, or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of such Contracts or any of the Licenses and Permits or any rights or obligations under such Contracts or Licenses and Permits, or (iv) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of either of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii) through (iv) above, as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.4.    Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, Self-Regulatory Organization or other Person, and no declaration or notice to or filing or registration with any Governmental Entity, Self-Regulatory Organization or other Person, is required in connection with the execution and delivery of this Agreement and the Restated Tax Receivable Agreement by the Company or the performance by the Company of its obligations hereunder (including the consummation of the Merger) and thereunder, except for: (a) the filing of the Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”); (b) applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”); (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(d) the filing with the SEC of a proxy statement (together with all customary proxy or other materials delivered in connection therewith, the “Proxy Statement”) relating to the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement (the “Company Stockholders Meeting”); (e) the filing with the SEC of proxy statements and related solicitation materials relating to obtaining Public Fund Consents; (f) the filings or notices required or contemplated under the Advisers Act and the Investment Company Act; (g) the filings or notices required by, and any approvals required under the rules and regulations of, Financial Industry Regulatory Authority, Inc. (“FINRA”) or any other self-regulatory organization, including the NYSE and the National Futures Association (the “NFA”) (each, a “Self-Regulatory Organization”); and (h) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.5.    Authorization and Validity of Agreement. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Restated Tax Receivable Agreement and to consummate the transactions contemplated hereby and thereby. Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 4.10, the execution and delivery of this Agreement and the Restated Tax Receivable Agreement by the Company and the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company (in the case of this Agreement and the transactions contemplated hereby, upon the unanimous recommendation of the Special Committee) and all other necessary corporate action on the part of the Company, other than the adoption of this Agreement by the stockholders of the Company, and no other corporate proceedings on the part of the Company (other than the adoption of this Agreement by the stockholders of the Company) are necessary to authorize this Agreement and the Restated Tax Receivable Agreement and the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, shall constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (a) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing.

Section 3.6.    Capitalization and Related Matters.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Common Stock, 50,000,000 shares of Company Class B Common Stock, 210,000,000 shares of Company Class C Common Stock, and 100,000,000 shares of Company Preferred Stock. (i) As of February 13, 2013, 60,508,304 shares of Common Stock were issued and outstanding, and there were no shares of Company Class B Common Stock, Company Class C Common Stock, or Company Preferred Stock issued or outstanding, (ii) as of February 13, 2013, 179,794 shares of Common Stock were issuable upon or otherwise deliverable under the Company’s 2009 Stock Incentive Plan (the “Company Stock Plan”) in connection with the lapse of restrictions on Restricted Stock, (iii) as of February 13, 2013, 5,486,808 shares of Common Stock were issuable upon or otherwise deliverable under the Company Stock Plan in connection with the vesting of Restricted Stock Units, and (iv) there are no Company Equity Awards outstanding that have been granted under an arrangement, Employee Benefit Plan or Contract other than the Company Stock Plan. Section 3.6(a) of the Disclosure Letter sets forth as of the close of business on December 31, 2012 a list of each outstanding Company Equity Award granted under the Company Stock Plan and (A) the name of the holder of such Company Equity Award, (B) the number of shares of Common Stock subject to such outstanding Company Equity Award, (C) the date on which such Company Equity Award was granted or issued, (D) the applicable vesting schedule and the extent to which such Company Equity Award is vested as of such date and (E) if such Company Equity Award has performance-vesting criteria. As promptly as practicable following the date of this Agreement, the Company will provide or make available to Parent a list as of the close of business on February 13, 2013 setting forth the items specified by clauses (A)–(E) of the preceding sentence.

(b) The outstanding shares of Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) were issued in compliance with all applicable federal and state securities Laws. Except for the Common Stock issued and outstanding as of February 13, 2013 as set forth in Section 3.6(a) (and any shares of Common Stock issued following such date and prior to the date hereof upon the settlement of Company Equity Awards), Company Equity Awards listed on Section 3.6(a) of the Disclosure Letter, or shares of Common Stock, no shares of capital stock of the Company are outstanding and neither the Company nor any Subsidiary thereof has outstanding (A) any securities convertible into or exchangeable for any shares of capital stock of the Company, (B) any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of the Company or any stock or securities convertible into or exchangeable for any such capital stock, or (C) any stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of the Company (the items in clauses (A), (B) and (C) immediately above, together with the capital stock of the Company, being referred to herein collectively as the “Company Securities”). Neither the Company nor any Subsidiary thereof is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any Company Securities. Neither the Company nor any Subsidiary thereof has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such Subsidiary on any matter.

Section 3.7.    Subsidiaries.

(a) Section 3.7(a) of the Disclosure Letter sets forth a complete and correct list, as of the date hereof, of (i) each Subsidiary of the Company, (ii) its place and form of organization and (iii) the owner(s) of its capital stock, membership interests or other ownership interests, as applicable, to the extent such owner is not the Company or another wholly-owned Subsidiary of the Company. Except as set forth on Section 3.7(a) of the Disclosure Letter, the Company does not, directly or indirectly, own or hold any capital stock, membership interests, other ownership interests or investments, or any right to acquire any of the foregoing, in any other Person other than investments that constitute cash or cash equivalents.

(b) All of the outstanding shares of capital stock, or membership interests or other ownership interests, of each Subsidiary of the Company, as applicable, (i) are validly issued, fully paid and nonassessable, and (ii) were issued in compliance with all applicable federal and state securities Laws. The Company or a Subsidiary thereof has, as of the date hereof and shall have on the Closing Date, valid and marketable title to all of the shares of capital stock of, or membership interests or other ownership interests in, each Subsidiary of the Company, free and clear of any Liens other than Liens arising under applicable federal and state securities Laws or, in the case of any non-wholly-owned Subsidiary, the restrictions contained in the organizational documents of such Subsidiary as in effect on the date hereof. Neither the Company nor any Subsidiary thereof has outstanding (A) any securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company, (B) any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company, or any stock or securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company, or (C) any stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company (the items in clauses (A), (B) and (C) immediately above, together with any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company, being referred to herein collectively as the “Company Subsidiary Securities”). Neither the Company nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any Company Subsidiary Securities.

Section 3.8.    Company SEC Reports; Related Matters.

(a) The Company has timely filed or furnished, as applicable, each report, proxy statement, registration statement, prospectus, schedule, form, statement, certification and other document (including exhibits and all other information incorporated by reference therein) required to be filed or furnished by it with the SEC since January 1, 2010 (the “Company SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Company SEC Reports (including any schedules or exhibits included or incorporated by reference therein) (i) complied as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Company SEC Reports is the subject of an ongoing SEC review. There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practice of the Company or any Subsidiary thereof.

(b) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and (iii) fairly presented (subject, in the case of the unaudited interim financial statements included therein, to normal and recurring year-end adjustments as permitted by GAAP and the applicable rules and regulations of the SEC) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

(c) The Company and its Subsidiaries have implemented, and maintain and enforce, (i) disclosure controls and procedures to ensure that material information relating to the Company and its consolidated Subsidiaries is made known to the management of the Company by others within those entities, and (ii) a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Neither the Company nor its independent accountants has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal controls over financial reporting utilized by the Company, or (B) any fraud, whether or not material, that involves executive officers or other employees of the Company or its Subsidiaries who have a material role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company, in each case, in connection with the preparation of the audited financial statements of the Company as of and for the fiscal year ended December 31, 2011 or any audited financial statements filed with the SEC in any Company SEC Report filed after the date hereof. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any such Subsidiary, has reported to the Company’s chief legal counsel or chief executive officer evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any such Subsidiary or any of their respective officers, directors, employees or agents pursuant to Section 307 of the Sarbanes-Oxley Act.

(d) The Company and each of its officers are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (the “Sarbanes-Oxley Act”), and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. The Company has previously disclosed or made available to Parent the information required to be disclosed by the Company and certain of its officers to the Board of Directors of the Company or any committee thereof pursuant to the certification requirements contained in Form 10-K and Form 10-Q under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company.

Section 3.9.    Absence of Certain Changes or Events.

(a) Since December 31, 2011 through the date of this Agreement, there has not been: (i) any Company Material Adverse Effect; (ii) any material loss, damage, destruction or other casualty to any material assets or properties of either of the Company or any of its Subsidiaries (whether or not subject to insurance); (iii) any material change in any method of accounting or accounting practice of either of the Company or any of its Subsidiaries; (iv) any amendments or changes in the Company Organizational Documents or any material amendments or changes in the organizational documents of any material Subsidiary of the Company; or (v) any loss of the employment, services or benefits of the chief executive officer of the Company or any of its Subsidiaries, members of the senior management of the Company or any of its Subsidiaries or portfolio managers or senior research analysts of the Company or any of its Subsidiaries.

(b) Since December 31, 2011 through the date of this Agreement, each of the Company and each of its Subsidiaries has operated in the ordinary course of its business and consistent with past practice in all material respects and has not:

(i) declared, set aside or paid any dividend on, or other distribution (whether in cash, stock or property) in respect of, any Company Securities or any Company Subsidiary Securities, or purchased, redeemed or otherwise acquired any Company Securities or any Company Subsidiary Securities, except for (A) the declaration, setting aside and payment of cash dividends by any wholly-owned Subsidiary of the Company to its parent, (B) the declaration, setting aside and payment by the Company prior to December 31, 2012 of its quarterly cash dividends of $0.02 per share, and (C) the purchase, redemption or other acquisition of any Company Securities from any holder of a Company Equity Award in connection with the termination of such person’s service with the Company or a Subsidiary thereof or otherwise pursuant to the terms of the Company Stock Plan;

(ii) split, combined, reclassified or taken any similar action in respect of any Company Securities or Company Subsidiary Securities;

(iii)(A) granted to any executive officer, portfolio manager, senior research analyst or investment professional or other key employee or consultant of the Company or any Subsidiary thereof any material increase in compensation or benefits, except in the ordinary course of business consistent with past practice, (B) paid any bonus (other than pursuant to a contractual obligation and in accordance therewith or in the ordinary course of business consistent with past practice), (C) granted any such person or other employee or consultant of the Company or any Subsidiary thereof any increase in severance or termination pay or entered into, or modified or amended, any employment, severance, change in control, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, in each case, with any executive officer, portfolio manager, senior research analyst or investment professional or other key employee or consultant of the Company or any Subsidiary thereof (or, in the case of any severance, change in control, termination, any employee of the Company or any Subsidiary thereof), or (D) established, adopted, entered into or amended, materially increased any benefits available or paid, or accelerated the payment of any amounts or benefits under, any Employee Benefit Plan, except to the extent required by applicable Law or the terms of such Employee Benefit Plan;

(iv)(A) sold, transferred or otherwise disposed of any material properties or material assets (whether real, personal or mixed, tangible or intangible), or (B) mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its material assets, properties or rights;

(v)(A) changed any of its material accounting methods, principles or practices, except as required by concurrent changes in GAAP or by the SEC, or (B) changed its material Tax elections, or entered into any material closing agreement or settled or compromised any material claim or assessment, in each case in respect of material Taxes, or consented to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes; or

(vi) entered into any Contract or committed to take any action described in this Section 3.9(b).

Section 3.10.    Tax Matters.

(a)(i) The Company, each of its Subsidiaries and each of the Funds have filed when due all material Tax Returns required by applicable Law to be filed with respect to the Company, each of its Subsidiaries and each of the Funds; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; and (iii) all material Taxes owed by the Company, each of its Subsidiaries and each of the Funds, if required to have been paid, have been paid, and the Company, each of its Subsidiaries and each of the Funds have made adequate provision (in addition to any reserve for deferred Taxes established to reflect timing difference between book and Tax income) for any Taxes that are not yet due and payable.

(b)(i) There is no action, suit, proceeding, investigation, audit or claim now pending with respect to the Company, any of its Subsidiaries or the Funds in respect of any Tax, nor has any material claim for additional Tax been asserted by any taxing authority; (ii) there is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company, any of its Subsidiaries or the Funds; (iii) each deficiency resulting from any completed audit or examination relating to Taxes by any taxing authority has been timely paid; and (iv) no issues relating to Taxes were raised by the relevant taxing authority in any completed audit or examination that would reasonably be expected to recur in a later taxable period.

(c) Since January 1, 2006, no claim has been made in writing by any taxing authority in a jurisdiction where the Company, any of its Subsidiaries or the Funds has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(d)(i) There is no outstanding request for any extension of time for the Company, any of its Subsidiaries or the Funds to pay any Taxes or file any Tax Returns; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company, any of its Subsidiaries or the Funds that is currently in force, nor is any request for such waiver or extension currently pending; (iii) the federal statute of limitations for tax years of the Company, any of its Subsidiaries and the Funds has closed for all years ending prior to December 31, 2009; (iv) none of the Company, any of its Subsidiaries or the Funds is a party to or bound by any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (v) there is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney (other than powers of attorney authorizing employees of the Company or any Subsidiary thereof to act on behalf of the Company or such Subsidiary) with respect to any Taxes has been executed or filed with any taxing authority.

(e) The Company, each of its Subsidiaries and each of the Funds have withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) There is no Lien, other than a Permitted Lien, affecting any of the assets, properties or rights of the Company, its Subsidiaries or the Funds that arose in connection with any failure or alleged failure to pay any Tax.

(i) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise.

(j) There are no material deferred intercompany transactions within the meaning of Treasury Regulations § 1.1502-13(b)(1) with respect to which the Company or any of its Subsidiaries would be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date.

(k) The Company and its Subsidiaries have not entered into, or permitted to be entered into, any advance pricing agreement or any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company and its Subsidiaries.

(l) Neither the Company nor any of its Subsidiaries has a material permanent establishment in a foreign jurisdiction.

(m) The Company has not incurred an “ownership change” within the meaning of Section 382 of the Code and the Treasury Regulations promulgated pursuant thereto.

(n) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Effective Time as a result of (i) an installment sale, as defined in Section 453(b) of the Code, made on or before the Effective Time, (ii) an open transaction entered into on or before the Effective Time, or (iii) the receipt of a prepaid amount on or before the Effective Time.

(o) Neither the Company nor any of its Subsidiaries (i) has agreed to or is required to make any adjustment under Section 481 of the Code or any comparable provisions of any state, local or foreign Tax Laws, (ii) has Knowledge that any taxing authority is proposing any such adjustment, or (iii) has an application pending requesting permission for any changes in methods of accounting.

(p) None of the Company, any of its Subsidiaries or any of the Funds has ever participated in a “Reportable Transaction” described in Section 6707A(c)(1) of the Code.

(q) Each of the Company and its Subsidiaries has properly and in a timely manner documented its transfer pricing methodology in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any state, local or foreign Tax Laws. No taxing authority has made or proposed any adjustment of Tax items of the Company or its Subsidiaries pursuant to Section 482 of the Code, the Treasury Regulations promulgated thereunder, or any comparable provisions of any state, local or foreign Tax Laws.

(r) Neither the Company nor any of its Subsidiaries has taken any action that is not in accordance with past practice that could defer a material liability for the Taxes of the Company or any of its Subsidiaries from any taxable period ending on or before the Effective Time to any taxable period ending after such date, other than those actions taken in the ordinary course of business.

(s) For all taxable years since its inception, each of the Public Funds has elected to be treated as, and has qualified to be classified as, a regulated investment company taxable under Subchapter M of Chapter 1 of the Code.

(t) The Private Funds listed on Section 3.10(t) of the Disclosure Letter have been treated as partnerships for U.S. federal income tax purposes for all taxable years since their inception and have never been treated as publicly traded partnerships pursuant to section 7704 of the Code.

(u) The Private Funds listed on Section 3.10(u) of the Disclosure Letter have been treated as corporations for U.S. federal income tax purposes for all taxable years since their inception.

Section 3.11.    Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a) There are no liabilities or obligations of the Company or any Subsidiary thereof of any kind whatsoever, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise other than (i) liabilities or obligations disclosed and provided for in the consolidated balance sheet of the Company or referred to in the notes thereto contained in the Form 10-Q filed by the Company prior to the date hereof with the

SEC for the fiscal quarter ended September 30, 2012, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2012, (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby, or (iv) other liabilities or obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any material arrangement of the type described in Section 303(a)(4) of Regulation S-K promulgated by the SEC.

Section 3.12.    Company Real Property.

(a) Neither the Company nor any of its Subsidiaries own any real property. Other than the Company Real Property, no real property is material to the operations of the business of the Company and its Subsidiaries, taken as a whole.

(b) The Company has provided or made available to Parent copies of all Material Leases as of the date hereof, including all material amendments thereto.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its Subsidiaries has good leasehold title to the Company Real Property free and clear of any Liens other than Permitted Liens and Liens arising pursuant to the related Material Lease.

(d) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries are party to any Contract (other than a Material Lease) which gives any Person (including any lessor under a Material Lease) any right to terminate or materially alter the terms of a Material Lease, (ii) the Company and its Subsidiaries enjoy peaceful and undisturbed possession of the Company Real Property, and (iii) no option has been exercised under any Material Lease, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has made available to Parent with the corresponding Material Lease.

(e) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company Real Property is subject to any option, lease, sublease, license or other agreement (other than the Material Leases) granting to any Person any right (i) to the use, occupancy, or enjoyment of the Company Real Property or any portion thereof, or (ii) to obtain title to all or any portion of the Company Real Property.

(f) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) all improvements, systems and fixtures on the Company Real Property are in good operating condition and repair and generally are adequate and suitable for the present and continued use, operation and maintenance thereof as now used, operated or maintained, and (ii) all improvements on the Company Real Property constructed by or on behalf of the Company or any Subsidiary were constructed in compliance with applicable Laws affecting such Company Real Property.

Section 3.13.    Funds; Clients; Assets Under Management.

(a) Section 3.13(a) of the Disclosure Letter lists the name of the only Subsidiary of the Company that is required to be registered as an investment adviser under the Advisers Act as of the date hereof (such registered Subsidiary, the “Investment Adviser Subsidiary”).

(b) Prior to the execution of this Agreement, the Company has delivered or made available to Parent a true, correct and complete list of each Client as of the Base Date, including with respect to each such Client the assets under management and fee rate of such Client as of the Base Date and for each such Client that is a Fund its jurisdiction of organization, jurisdiction in which it is licensed or qualified to or registered to do business, and whether it is a Public Fund or Private Fund. No material Client has given written notice to the Company or any Subsidiary of its intention to terminate or materially reduce its relationship with the Company or any Subsidiary or to adjust the fee schedule with respect to any Investment Advisory Arrangement in a manner that would reduce the fee under such Investment Advisory Arrangement.

(c) Each Public Fund is duly registered with the SEC as an investment company under the Investment Company Act and has, since January 1, 2010 (or its inception, if later), filed all Public Fund SEC Documents in compliance with the Securities Act, the Investment Company Act and other applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, have a material adverse effect with respect to the Public Fund in question or a Company Material Adverse Effect. Since January 1, 2010 (or its inception, if later), each Public Fund’s (A) prospectus and statement of additional information (including supplements thereto) forming the part of any registration statement filed with the SEC under the Securities Act and the Investment Company Act, (B) annual and semi-annual shareholder reports filed with the SEC pursuant to Section 30 of the Investment Company Act and (C) supplemental advertising and marketing materials prepared by or on behalf of the Company or an Affiliate of the Company did not at the time they were filed (if required to be filed), and did not during the period of their authorized use, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(d) Each Fund that is a juridical entity is duly organized, validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing,” in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under applicable Law, except where failure to do so would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth on Section 3.13(d) of the Disclosure Letter, each Fund has no Subsidiaries.

(e) Except as would not, individually or in the aggregate, have a material adverse effect with respect to the Fund in question or have a Company Material Adverse Effect, each Fund currently is, and has since January 1, 2010 (or its inception, if later), operated in compliance with (i) applicable Law, (ii) any applicable Order, (iii) its governing documents, and (iv) its investment objectives, policies and restrictions. Neither the Company nor any of its Subsidiaries nor any of their respective employees or directors (in their capacity as such) act as a fiduciary with respect to “plan assets” (within the meaning of Title I of ERISA) of any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) subject to Title I of ERISA or any “plan” (within the meaning of Section 4975 of the Code), other than the Employee Benefit Plans, and no assets of any Fund are considered “plan assets” (within the meaning of Title I of ERISA). To the extent the Company, any of its Subsidiaries, or any of their respective employees or directors (in their capacity as such) acts as a “fiduciary” with respect to “plan assets” of any “employee benefit plan” subject to Title I of ERISA or “plan” subject to Section 4975 of the Code (other than Employee Benefit Plans), each of the Company, its Subsidiaries, and their respective employees and directors (in their capacity as such) has complied, and currently complies, in all material respects, with the requirements of Title I of ERISA and Section 4975 of the Code with respect to such plan assets.

(f) The shares, units or other interests of each Fund (i) have been issued and sold in compliance with applicable Law in all material respects, and (ii) are registered or qualified for public offering and sale in each jurisdiction where offers are made to the extent required under applicable Law or were issued pursuant to a valid exemption from registration under the Securities Act and other applicable Law.

(g) Each Public Fund has duly adopted written policies and procedures required by Rule 38a-1 under the Investment Company Act, and all such policies and procedures comply in all material respects with applicable Law. Since January 1, 2010, there have been no “Material Compliance Matters,” as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act in respect of a Public Fund, other than such violations as have been duly reported to the applicable Public Fund Board and satisfactorily resolved or are in the process of being remedied and have been disclosed or made available to Parent.

(h) All payments made with respect to any Public Funds that are registered under the Investment Company Act as open-end management investment companies and relating to the distribution of their shares (other than payments that are not required by applicable Law to be paid pursuant to a 12b-1 Plan) have been made in compliance in all material respects with any related 12b-1 Plan adopted by such open-end Public Funds, and such payments and the operation of each such 12b-1 Plan comply in all material respects with Rule 12b-1 of the Investment Company Act and other applicable Law.

(i) Each existing Investment Advisory Arrangement subject to Section 15 of the Investment Company Act has been duly approved and, if applicable, continued and is in compliance in all material respects with the Investment Company Act. Each existing Investment Advisory Arrangement is in compliance with the Advisers Act and applicable Law, and since January 1, 2010 (or its inception, if later), has been performed by the Investment Adviser Subsidiary in accordance with its terms and applicable Law, in each case, in all material respects. Each Client account has been managed and advised (and the fees and expenses payable thereunder have been calculated and charged) in compliance with the terms of the applicable Investment Advisory Arrangement, its investment guidelines and restrictions, the Investment Company Act and/or the Advisers Act, as applicable, and applicable Law, in each case, in all material respects. Section 3.13(i) of the Disclosure Letter sets out each side letter or similar arrangement with any investor in a Fund, and since January 1, 2010, each side letter or similar arrangement has been performed by the Company or applicable Subsidiary in accordance with its terms and applicable Law, in each case, in all material respects.

(j) Each Public Fund’s board of directors or trustees, as applicable, has been established and operated in all material respects in conformity with the requirements and restrictions of Sections 10 and 16 of the Investment Company Act and satisfies in all material respects the fund governance standards defined in Rule 0-1 under the Investment Company Act.

(k) Since January 1, 2010, none of the offering memoranda used in connection with an offering of shares, units or interests of any Private Fund, including any supplemental advertising and marketing materials prepared by or on behalf of the Company or an Affiliate of the Company related thereto, contained an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which there were made, not misleading. Since January 1, 2010, all performance information provided, presented or made available by the Investment Adviser Subsidiary to any Client, investor in a Fund or potential Client or investor has complied in all material respects with applicable Laws and the Investment Adviser Subsidiary has all rights to, and maintains all documentation necessary to form the basis for, demonstrate or recreate the calculation, performance or rate of return of all accounts that are included in any such performance information as required by applicable Laws in all material respects.

(l) Each Public Fund has in full force and effect such insurance as required by the Investment Company Act and has in full force and effect directors’ and officers’ and errors and omissions insurance policies. All premiums that are due and payable under such policies have been paid.

(m) The Company has made available to Parent copies of (i) the audited financial statements (if any) for each Fund for its most recent fiscal year and (ii) the unaudited semi-annual financial statements for each Public Fund for its semi-annual period, if any, ended after the date of the most recent audited financial statements for such Public Fund (all such financial statements, the “Fund Financial Statements”). The Fund Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved, and fairly presented in all material respects the financial position, results of operations and changes in net assets of each Fund at the dates, and for the periods, stated therein.

(n) There are no liabilities or obligations of any Fund of any kind whatsoever, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise other than (A) (i) for each Public Fund, liabilities or obligations disclosed and provided for in the balance sheet of such Public Fund or referred to in the notes thereto contained in the most recent annual or semi-annual report filed by the Public Fund prior to the date hereof with the SEC, or (ii) for each Private Fund, liabilities or obligations disclosed and provided for in the balance sheet of such Private Fund or referred to in the notes thereto contained in the most recent report distributed by the Private Fund to its shareholders or other interest holders prior to the date hereof and provided or made available to Parent, (B) for each Fund, liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Fund’s applicable report referenced in clause (A)(i) or (ii) above, or (C) such other liabilities and obligations that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Fund or a Company Material Adverse Effect. No Fund is party to or subject to any contract, agreement or other arrangement that would be a “Material Contract” if the Company were a party that is in violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of the Fund, or to the Knowledge of the Company, any other party thereto, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Fund or a Company Material Adverse Effect.

Section 3.14.    Intellectual Property.

(a) The Company and its Subsidiaries own or otherwise have a valid and enforceable right to use all Intellectual Property used or held for use and material to the conduct of their businesses as currently conducted, and such Intellectual Property represents all Intellectual Property necessary for the conduct of their businesses as currently conducted. The Company and its Subsidiaries own all right, title and interest in and to all material Intellectual Property owned or purported to be owned by the Company and its Subsidiaries (“Company Owned IP”). To the Knowledge of the Company, no third party has misappropriated, infringed or otherwise violated, or is misappropriating, infringing or otherwise violating, any of the Company Owned IP. To the Knowledge of the Company, neither the Company Owned IP nor the conduct of the business of the Company and its Subsidiaries as currently conducted has misappropriated, infringed or otherwise violated, or misappropriates, infringes or otherwise violates, any Intellectual Property of any third party, except for any such misappropriation, infringement or other violation that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries: (A) alleging any such misappropriation, infringement or other violation of any third party’s Intellectual Property; or (B) challenging the Company’s or its Subsidiaries’ ownership or use of, or the validity or enforceability of, any Company Owned IP.

(b) Section 3.14(b) of the Disclosure Letter sets forth a complete and current list of all patents, registrations and applications issued by, filed with, or recorded by any Governmental Entity pertaining to Company Owned IP (“Registered Intellectual Property”) as of the date hereof and the owner of record, date of application or issuance, and relevant jurisdiction as to each. All material Registered Intellectual Property is owned by the Company and/or its Subsidiaries, free and clear of all Liens other than Permitted Liens, and is subsisting and, to the Knowledge of the Company, valid in all material respects. To the Knowledge of the Company, all renewal fees and other maintenance fees for the Registered Intellectual Property that have fallen due on or prior to the date hereof have been paid, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. No material Registered Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction, other than preliminary or non-final office actions.

(c) Section 3.14(c) of the Disclosure Letter sets forth a complete list of all material license agreements pertaining to Intellectual Property to which the Company or any Subsidiary thereof is a party as of the date hereof (except for agreements pertaining to commercially available off-the-shelf software and non-exclusive licenses pertaining to Company Owned IP granted in the ordinary course of business consistent with past practice) (collectively, the “Material IP Agreements”). The Company and its Subsidiaries are in material compliance with all Material IP Agreements, and neither the Company nor its Subsidiaries will be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any Material IP Agreement.

(d) Neither the Company nor any Subsidiaries has made any claim of misappropriation, infringement or other violation by any third party (including any employee or former employee of the Company or its Subsidiaries) of their rights to, or in connection with, any Intellectual Property. Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in employment policies and agreements, customer agreements, purchase orders or license agreements or any other agreement arising in the ordinary course of business.

(e) To the Knowledge of the Company, (i) none of the trade secrets included in the Company Owned IP has been divulged, disclosed or appropriated to the detriment of the Company or its Subsidiaries for the benefit of any Person except pursuant to confidentiality and non-disclosure agreements or provisions, and no such Person has materially breached such agreements or provisions to the detriment of the Company or its Subsidiaries; and (ii) no employee, independent contractor, consultant or agent of the Company or its Subsidiaries has misappropriated any trade secrets or other confidential information of any other person or entity in the course of the performance of his or her duties as an employee, independent contractor, consultant or agent of the Company or its Subsidiaries. The Company and its Subsidiaries have taken reasonable precautions to protect the secrecy, confidentiality, and value of the trade secrets included in the Company Owned IP.

(f) Section 3.14(f) of the Disclosure Letter sets forth a list, as of the date hereof, of all material proprietary computer software programs, material proprietary applications and material proprietary databases included in the Company Owned IP (the “Proprietary Software”). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company or its Subsidiaries nor any other party acting on their behalf has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other third party, of any Proprietary Software source code. The Company and its Subsidiaries own all right, title and interest in and to all Proprietary Software. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery by the Company or its Subsidiaries or any other party acting on their behalf, of any Proprietary Software source code, including any event or circumstance that would violate the terms of any open source software license and require disclosure or delivery of any Proprietary Software source code. To the Knowledge of the Company, none of the Proprietary Software contains or is derived from open source software.

Section 3.15.    Licenses and Permits. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries own or possess all right, title and interest in and to each of their respective licenses, permits, franchises, registrations, authorizations and approvals issued or granted to any of the Company or its Subsidiaries by any Governmental Entity or Self-Regulatory Organization (the “Licenses and Permits”) and has taken all necessary action to maintain such Licenses and Permits in full force and effect, (ii) each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Company, threatened administrative or judicial proceeding to revoke, cancel, suspend, modify or declare such License and Permit invalid in any respect and (iii) the Licenses and Permits are sufficient and adequate to permit the continued lawful conduct of the business of the Company and its Subsidiaries as currently conducted, and none of the operations of the Company or its Subsidiaries are being conducted in a manner that violates any of the terms or conditions under which any License and Permit was granted.

Section 3.16. Compliance with Law.

(a) The operations of the business of the Company and its Subsidiaries are, and since January 1, 2010, have been, conducted in accordance in all material respects with all applicable Laws and other requirements of all Governmental Entities or Self-Regulatory Organizations having jurisdiction over such entity or its assets, properties and operations. Since January 1, 2010, none of the Company or its Subsidiaries has received written notice from a Governmental Entity or Self-Regulatory Organization of any material violation (or any investigation with respect thereto) of any such Law or other requirement and none of the Company or its Subsidiaries is in material default with respect to any Order applicable to any of its assets, properties or operations.

(b) The Investment Adviser Subsidiary is, and has been at all times since January 1, 2010, registered as an investment adviser under the Advisers Act. No Subsidiary except the Investment Adviser Subsidiary provides investment advisory services to any Person or is or has been an “investment adviser” within the meaning of the Advisers Act since January 1, 2010. The Investment Adviser Subsidiary is not prohibited by any provision of the Advisers Act or the Investment Company Act, or the respective rules and regulations thereunder, from acting as an investment adviser in any material respect and in a manner not generally applicable to other investment advisers. The Investment Adviser Subsidiary is duly registered, licensed or qualified as an investment adviser in each jurisdiction where the conduct of its business requires such registration and is in compliance with all U.S. federal and state and non-U.S. Laws requiring any such registration, licensing or qualification, except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect. Since January 1, 2010, the Investment Adviser Subsidiary has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable Law, with (i) any applicable Governmental Entity and (ii) any Self-Regulatory Organization, including all required Form PFs and Form ADVs and amendments to Form PF and Form ADV (including any amendment required under applicable Law to be filed to make the disclosure set out therein not inaccurate), and each Form ADV or amendment to Form ADV of the Investment Adviser Subsidiary, as of the date of filing with the SEC (and with respect to Form ADV Part 2B or its equivalent, its date) did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect, the Investment Adviser Subsidiary has implemented written policies and procedures as required by applicable Law (including Rule 206(4)-7 under the Advisers Act), complete and correct copies of which (including any written reports under such policies and procedures documenting identified internal failures to comply with such policies and procedures since January 1, 2010 relating to compliance by the Investment Adviser Subsidiary and its employees subject thereto) have been delivered or made available to Parent and, except as otherwise noted in any such reports or filings, since January 1, 2010 the Investment Adviser Subsidiary has been in compliance with such policies and procedures.

(c) Section 3.16(c) of the Disclosure Letter lists the name of the only Subsidiary of the Company required to be registered as a broker-dealer under the Exchange Act (the “Broker-Dealer Subsidiary”), and the Broker-Dealer Subsidiary is, and has been at all times since April 1, 2011, duly registered, licensed or qualified as a broker-dealer under the Exchange Act, and under the securities Laws of each jurisdiction where the conduct of its business requires such registration, licensing or qualification, except for any failure to be so registered, licensed or qualified in any such jurisdiction or to be in such compliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Broker-Dealer Subsidiary is a member in good standing of FINRA and each other Self-Regulatory Organization where the conduct of its business requires such membership, except where the failure to be in such good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Since January 1, 2010, the Broker-Dealer Subsidiary has timely filed all required Form BDs and amendments to Form BD, and each Form BD or amendment to Form BD of the Broker-Dealer Subsidiary, as of the date of filing with the SEC and FINRA did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Broker-Dealer Subsidiary has implemented written policies and procedures as required by applicable Law (including, but not limited to, NASD Conduct Rules 3010-3012 and FINRA Rule 3130), complete and correct copies of which (including any reports or filings under such policies and procedures since January 1, 2010 relating to compliance by the Broker-Dealer Subsidiary and their employees subject thereto) have been delivered to Parent and, except as otherwise noted in any such reports or filings, the Broker-Dealer Subsidiary has been in compliance in all material respects with such policies and procedures.

(d) Each employee of the Company or any of its Subsidiaries or employee, supervised person or associated person of the Investment Adviser Subsidiary or employee or associated person of the Broker-Dealer Subsidiary (if any) who is required to be registered or licensed as a registered representative, principal, investment adviser representative, salesperson or equivalent with any Governmental Entity or Self-Regulatory Organization is duly registered or licensed as such and such registration or license is in full force and effect.

(e) None of the Company, any of its Subsidiaries, any officer, director or employee thereof or, to the Knowledge of the Company, any other “affiliated person” (as defined in the Investment Company Act) thereof is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) thereof to a Public Fund, nor is there any proceeding or investigation pending or, to the Knowledge of the Company, threatened, by an Governmental Entity or Self-Regulatory Organization, which would reasonably be expected to become the basis for any such ineligibility. None of the Company, any of its

Subsidiaries, any officer, director or employee thereof or, to the Knowledge of the Company, any other “associated person” (as defined in the Advisers Act) thereof is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or as an associated person of a registered investment adviser, nor is there any proceeding or investigation pending or, to the Knowledge of the Company, threatened, by an Governmental Entity or Self-Regulatory Organization, which would reasonably be expected to become the basis for any such ineligibility.

(f) The Company has made available to Parent a true and correct copy of each material no-action letter and exemptive order issued by the SEC, the CFTC , FINRA or the NFA, to any of the Company or its Subsidiaries or any Fund that remains applicable to its respective business as conducted on the date of this Agreement. The Company, its Subsidiaries and the Funds are in compliance in all material respects with any such material no-action letters and exemptive orders.

(g) None of the Company or any of its Subsidiaries is, or since January 1, 2010, has been, (i) a bank, trust company, introducing broker, futures commission merchant, real estate broker, insurance company or insurance broker within the meaning of any applicable Law, (ii) required to be registered, licensed or qualified as a bank, trust company, introducing broker, futures commission merchant, real estate broker, insurance company or insurance broker under any applicable Law, or (iii) subject to any material liability by reason of any failure to be so registered, licensed or qualified. Since January 1, 2010, none of the Company or any of its Subsidiaries has received written notice of, and to the Knowledge of the Company there is no pending of threatened proceeding concerning, any failure to obtain any bank, trust company, introducing broker, futures commission merchant, real estate broker, insurance company or insurance broker registration, license or qualification.

(h) None of the Company or any of its Subsidiaries has received, since January 1, 2010, any written notification or written communication (or, to the Company’s Knowledge, any other communication) from any Governmental Entity or Self-Regulatory Organization (i) asserting non-compliance with any applicable Law or Order, (ii) threatening to revoke any license, franchise, seat on any exchange, permit, or governmental authorization, (iii) requiring or requesting any of them (including any of the Company’s or its Subsidiaries’ directors or controlling persons) to enter into a cease-and-desist order, agreement, or memorandum of understanding (or requiring the board of directors or similar governing body thereof to adopt any resolution or policy), or (iv) restricting or disqualifying them from engaging in their activities (except for restrictions generally imposed by rule, regulation or administrative policy on brokers or dealers generally).

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to the Public Fund in question, or a Company Material Adverse Effect, no Public Fund has received, since January 1, 2010, any written notification or written communication (or, to the Company’s Knowledge, any other communication) from any Governmental Entity or Self-Regulatory Organization (i) asserting non-compliance with any applicable Law or Order, (ii) threatening to revoke any governmental authorization, (iii) requiring or requesting any of them (including any of the Public Funds’ directors/trustees) to enter into a cease-and-desist order, agreement, or memorandum of understanding (or requiring the board of directors/trustees thereof to adopt any resolution or policy), or (iv) restricting or disqualifying them from engaging in their activities.

(j) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries is subject to any pending, or, to the Company’s Knowledge, threatened in writing, investigation, review or disciplinary proceedings by any Governmental Entity or Self-Regulatory Organization against the Company or any of its Subsidiaries or any officer, director or employee thereof.

(k) To the Knowledge of the Company, none of the Company or any of its Subsidiaries is, nor is any Affiliate of any of them, nor any associated person as defined in the Exchange Act, subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of the Broker-Dealer Subsidiary as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, or performing similar functions under the Laws of other jurisdictions, and there is no formal proceeding or written notice of investigation (or, to the Company’s Knowledge, any informal proceeding or investigation) by any Governmental Entity or Self-Regulatory Organization, whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitation, suspension or revocation.

(l) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries or the Funds is subject to any cease-and-desist or other order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, subject to any order or directive by, a recipient since January 1, 2010 of any supervisory letter from, or has adopted since January 1, 2010 any board resolutions at the request of, any Governmental Entity or Self-Regulatory Organization, or been advised, since January 1, 2010, by any Governmental Entity or Self-Regulatory Organization that it is considering issuing or requesting any such agreement or other action or has pending or, to the Company’s Knowledge, threatened, regulatory investigation or review. True and correct copies of all correspondence relating to any investigation, examination, review or inquiry by any Governmental Entity or Self-Regulatory Organization of the Company, any of its Subsidiaries or the Funds from January 1, 2010 through the date of this Agreement, have been made available to Parent or its representatives, and all requests, recommendations or comments provided by a Governmental Entity or Self-Regulatory Organization in connection with any such investigation, examination, review or inquiry have been appropriately addressed or responded to, as the case may be, by the Company and/or its Subsidiaries and/or the Funds, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(m) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (A) since January 1, 2010, the Company and each of its Subsidiaries has filed all reports, registrations and statements in a reasonably timely manner, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable Law, with (i) any applicable Governmental Entity and (ii) any Self-Regulatory Organization (collectively, the “Reports”) and (B) as of their respective dates, the Reports complied with the applicable Laws and Orders enforced or promulgated by the Governmental Entity or Self-Regulatory Organization with which such Reports were filed.

(n) The Investment Adviser Subsidiary is, and has been at all times since January 1, 2010, registered as a commodity pool operator and commodity trading advisor under the CEA and a member of the NFA. Except as set forth on Section 3.16(n) of the Disclosure Letter, no Subsidiary except the Investment Adviser Subsidiary acts or has acted as a “commodity pool operator” or “commodity trading advisor” of or with respect to any Person within the meaning of the CEA since January 1, 2010. No Subsidiary except the Investment Adviser Subsidiary is required to be registered with the CFTC as a commodity pool operator or commodity trading advisor. The Investment Adviser Subsidiary is not prohibited by any provision of the CEA from acting as a commodity pool operator or commodity trading advisor in any material respect and in a manner not generally applicable to other commodity pool operators or commodity trading advisors. The Investment Adviser Subsidiary is duly registered, licensed or qualified as a commodity pool operator or commodity trading advisor in each jurisdiction where the conduct of its business requires such registration and is in compliance with all federal, state and foreign Laws requiring any such registration, licensing or qualification, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) since January 1, 2010, the Investment Adviser Subsidiary has complied with all reporting, recordkeeping and disclosure requirements of the CFTC and NFA applicable to a registered commodity pool operator and commodity trading advisor, (ii) without limiting the generality of the foregoing, the Investment Adviser Subsidiary has timely filed all reports and documents required by the CEA and the rules of the NFA with the CFTC and NFA, as applicable, including all annual reports, disclosure documents, Forms PQR, Forms PR and NFA 2-46 reports, and each such report, as of the date of filing with the CFTC and/or NFA did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (iii) since January 1, 2010, the Investment Adviser Subsidiary has timely delivered to all investors in the Funds all reports and disclosures required to be delivered pursuant to the CEA and (iv) since January 1, 2010, the Investment Adviser Subsidiary has maintained all records required to be maintained pursuant to the CEA.

(o) Except for the entities listed on Section 3.16(o) of the Disclosure Letter (such entities, the “Commodity Pools”), none of the Funds are “commodity pools” as defined in Section 1a(10) of the CEA in respect of which the Investment Adviser Subsidiary is required to be a registered commodity pool operator. Except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) all Public Funds are excluded from the definition of “commodity pool operator” and/or are “qualifying entities” for purposes of CFTC Rule 4.5 promulgated under the CEA and (ii) a CFTC Rule 4.5 notice of exclusion has been properly and timely filed with the NFA with respect to each of the Public Funds. The Investment Adviser Subsidiary has properly and timely filed a CFTC Rule 4.13(a)(3) or CFTC Rule 4.7 notice of exemption with respect to each Private Fund that is a commodity pool as defined in Section 1a(10) of the CEA.

(p) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (A) all exchange traded, over-the-counter or other swaps, caps, floors, collars, option agreements, futures and forward contracts and other similar arrangements or Contracts (collectively, “Derivatives Contracts”), if any, whether entered into for the Company’s own account, or for the account of one or more of its Subsidiaries or their customers (including the Funds) were entered into (i) in the ordinary course of business and comply with all applicable Laws and the Company’s and, as applicable, its Subsidiaries’ existing regulatory authorizations, and (ii) with counterparties reasonably believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries (or, to the Knowledge of the Company, such a customer), enforceable in accordance with its terms, and are in full force and effect and (B) none of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

Section 3.17.    Foreign Corrupt Practices Act. Since January 1, 2010, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any Person acting on behalf of the Company or any of its Subsidiaries, has taken or failed to take any action that would cause it to be in material violation in of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act, or any similar anti-bribery or anti-corruption Law applicable to the Company, or any rules or regulations thereunder.

Section 3.18.    Litigation. There are no civil, criminal, administrative or other claims, actions, suits, proceedings, subpoenas or, to the Knowledge of the Company, investigations (each, an “Action”) pending, or, to the Knowledge of the Company, threatened, before any Governmental Entity or Self-Regulatory Organization, or before any arbitrator of any nature, brought by or against any of the Funds or against the Company or its Subsidiaries or any of their respective officers, directors, portfolio managers, research analysts or other senior investment professionals involving or relating to the Company, its Subsidiaries or the Funds, the assets, properties or rights of the Company, any of its Subsidiaries or the Funds, or the transactions contemplated by this Agreement, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect (but in this case only such definition shall be read without clause (b) thereof). As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Entity or arbitrator, challenging this Agreement or the transactions contemplated hereby. There is no material Order of any Governmental Entity or Self-Regulatory Organization or any arbitrator of any nature outstanding, or, to the Knowledge of the Company, threatened, against the Company, any of its Subsidiaries or any Fund, except for any such Order that is generally applicable to Persons engaged in the line of business in which the Company and its Subsidiaries are engaged.

Section 3.19.    Contracts.

(a) Section 3.19(a) of the Disclosure Letter sets forth all of the following Contracts to which the Company or any of its Subsidiaries is a party, or by which any of the assets of the Company or any of its Subsidiaries are bound, in each case as of the date hereof:

(i) any “material contract” (as such term is defined in Item 601 of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC;

(ii) any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case, that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any Contract providing for indemnification of Clients that is entered into in the ordinary course of business and (B) any guaranty by the Company or a Subsidiary thereof of any of the obligations of the Company or another Subsidiary thereof;

(iii) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of any material assets or properties;

(iv) any Contract providing that the Company or any of its Subsidiaries shall not compete in any line of business or geographic area or that will restrict the Surviving Company or any of its Affiliates from competing in any line of business or geographic area after the Closing Date;

(v) any acquisition Contract pursuant to which the Company or any of its Subsidiaries has (A) “earn-out” or other contingent purchase price payment obligations, in each case, that have not been paid in full prior to the date hereof or (B) material on-going indemnification obligations;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case, relating to indebtedness for borrowed money, whether as borrower or lender, in each case, in excess of $250,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly-owned Subsidiaries of the Company;

(vii) any Contract which requires the expenditure by the Company or any Subsidiary thereof, or pursuant to which the Company or any Subsidiary thereof reasonably believes that it will expend, more than $250,000 in the aggregate in any future 12-consecutive-month period and that is not terminable with notice of ninety (90) days or less without further liability to the Company or any Subsidiary thereof;

(viii) any material Investment Advisory Arrangement;

(ix)(A) any material underwriter agreement, custody agreement or shareholder servicing agreement, or (B) any material fund services, transfer agent, administrative, accounting or any other similar agreement, in each case that is reasonably likely to require more than $500,000 in payments by the Company and its Subsidiaries, taken as a whole, on an annualized basis;

(x) any Investment Advisory Arrangement which contains (A) a “clawback” or similar undertaking by the Company or any of its Subsidiaries requiring the reimbursement or refund of any fees, or (B) a “most favored nation” or similar provision binding on the Company or any of its Subsidiaries;

(xi) any material joint venture, strategic alliance, partnership or other similar agreement or arrangement involving a sharing of profits or expenses;

(xii) any Contract providing for future payments or acceleration or vesting of payments, in each case, in excess of $250,000, that are conditioned, in whole or in part, on a change of control of the Company;

(xiii) any Contract (A) to cap fees or other payments, or (B) to waive expenses or to reimburse or assume fees and expenses, in each case with respect to any Client;

(xiv) any sales or distribution Contract (or series of Contracts with a party or related parties) that provides for annual payments by or to the Company or any of its Subsidiaries, or pursuant to which the Company or any Subsidiary is reasonably likely to receive or make annual payments, in excess of $500,000;

(xv) any Contract requiring the Company or any of its Subsidiaries (A) to co-invest with another Person, (B) to provide seed capital or a similar investment, or (C) to invest in any investment product, in each case, in an amount in excess of $250,000; and

(xvi) any other Contract not made in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole.

Each (A) Contract set forth on (or required to be set forth on) Section 3.19(a) of the Disclosure Letter, (B) Contract to which the Company or any of its Subsidiaries is a party and that is filed as an exhibit to a registration statement of a Public Fund as part of its Public Fund SEC Documents, whether or not described in the immediately preceding sentence of this Section 3.19(a), and (C) Material Lease and each Contract set forth on (or required to be set forth on) Section 3.14(c) of the Disclosure Letter, is referred to herein as a “Material Contract”.

(b)(i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries party thereto and, to the Knowledge of the Company, the other party or parties thereof, and is in full force and effect, other than any such Material Contract that expires or is terminated after the date hereof in accordance with its terms or amended by agreement with the counterparty thereto (provided that, if any such Material Contract is so amended or terminated in accordance with its terms after the date hereof (provided such amendment or termination is not prohibited by the terms of this Agreement), then to the extent the representation and warranty contained in this sentence is made or deemed made as of any date that is after the date of such amendment or termination, the reference to “Material Contract” in the first clause of this sentence shall be deemed to be a reference to such Contract as so amended and shall be deemed to exclude any such terminated Contract), and (ii) the Company and each of its Subsidiaries and, to the Knowledge of the Company, the other party or parties thereto, has performed all obligations required to be performed by them under each Material Contract, except, in the case of each of (i) and (ii) above, as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.20.    Employee Plans.

(a) Section 3.20(a) of the Disclosure Letter sets forth a correct and complete list of each material Employee Benefit Plan. “Employee Benefit Plan” shall mean each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and all other employee compensation and benefits plans, policies, programs or arrangements, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, Company Stock Plan, Company Equity Award, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether oral or written, in each case, sponsored, maintained, contributed or required to be contributed to by the Company or its Subsidiaries or under which the Company or any Subsidiary has any current or potential liability.

(b) The Company has provided or made available to Parent or its counsel with respect to each material Employee Benefit Plan a true and complete copy of all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all material amendments thereto; and, to the extent applicable, (i) the most recent determination letter, if any, received by the Company or Subsidiary from the IRS regarding the tax-qualified status of such Employee Benefit Plan; (ii) the most recent financial statements for such Employee Benefit Plan, if any; (iii) the most recent actuarial valuation report, if any; (iv) the current summary plan description and any summaries of material modifications; and (v) Form 5500 Annual Returns/Reports, including all schedules and attachments, including the certified audit opinions, for the most recent plan year.

(c) No Employee Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA, and none of the Company, or any current or former member of its “controlled group” (within the meaning of Section 414 of the Code) has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any current or former member of its “controlled group” (within the meaning of Section 414 of the Code). No Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Employee Benefit Plan is subject to the laws of any jurisdiction outside of the United States.

(d) With respect to each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan, and its related trust, has received a determination letter (or opinion letter in the case of any prototype plan) from the IRS that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and to the Knowledge of the Company nothing has occurred that could adversely affect such qualification or exemption or cause the imposition of any material liability, penalty or tax under ERISA or the Code. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, all amendments and actions required to bring the Employee Benefit Plans into conformity with all applicable provisions of ERISA, the Code and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by applicable Laws to be made or taken until a date after the date of this Agreement.

(e) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) each Employee Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date; and (iii) none of the Company, its Subsidiaries, or, to the Knowledge of the Company, any “party in interest” or “disqualified person” with respect to the Employee Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or 4975 of the Code pursuant to which the tax or penalty could be material.

(f) There are no material pending actions, claims or lawsuits which have been instituted against the Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Plans with respect to the operation or administration of such plans or the investment of plan assets (other than routine benefit claims) and no Employee Benefit Plan has been the subject of an audit, investigation or examination by any Governmental Entity to the Knowledge of the Company.

(g) None of the Employee Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Laws or at the expense of the participant or the participant’s beneficiary.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Employee Benefit Plan; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(i) No Contract, Employee Benefit Plan, warrant or other compensatory or equity-based arrangement with any employee, officer or director of the Company contains any provision requiring the Company to pay on behalf of, or otherwise reimburse, any such individual for any income or excise taxes due by such individual upon payment of any benefits by the Company.

Section 3.21.    Insurance. The Company has made available to Parent true, complete and accurate copies of all material surety bonds, fidelity bonds and all material policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring each of the Company and its Subsidiaries and their assets, properties and operations. All such policies and bonds are in full force and effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company or its Subsidiaries is in default under any provisions of any such policy of insurance nor has any of the Company or its Subsidiaries received notice of cancellation of or cancelled any such insurance. For all material claims made under such policies and bonds, the Company and its Subsidiaries have timely complied with any applicable notice provisions in all material respects.

Section 3.22.    Affiliate Transactions. No executive officer or director of the Company or any of its Subsidiaries or any Person owning more than 5% or more of the Common Stock (or any such Person’s immediate family members or Affiliates or associates) (a) is a party to any Contract with, or binding upon, the Company or any of its Subsidiaries or any of their respective assets, rights or properties, (b) has any interest in any property owned by the Company or any of its Subsidiaries or (c) has engaged in any transaction involving the Company, any of its Subsidiaries, or any of their respective assets, rights or properties within the last twelve (12) months, in each case, that is of the type of transaction that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, other than ordinary course of business employment agreements.

Section 3.23.    Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to their employees of and, to the Knowledge of the Company, there are not any activities or proceedings of any labor union to organize any such employees. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Entity relating to the Company or its Subsidiaries or any employee thereof; (ii) there is no labor strike, slowdown or work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any strike, slowdown or work stoppage, lockout or other collective labor action by or with respect to its employees; (iii) there is no representation claim or petition pending before any applicable Governmental Entity, and, to the Knowledge of the Company, no question concerning representation exists relating to the employees of the Company or its Subsidiaries; (iv) there are no charges with respect to or relating to any of the Company or its Subsidiaries pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices; and (vi) neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of the Company or its Subsidiaries and no such investigation is in progress.

(b) Since January 1, 2010, there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local “plant closing” law, with respect to the current or former employees of the Company or its Subsidiaries.

Section 3.24.    Environmental Matters.

Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a) Each of the Company and its Subsidiaries is, and has been since January 1, 2010, in compliance with all applicable Laws and other requirements of governmental or regulatory authorities relating to pollution, the environment, natural resources or workplace health and safety (“Environmental Laws”). Each of the Company and its Subsidiaries has in effect all licenses, permits and other authorizations required under all Environmental Laws and is in compliance with all such licenses, permits and authorizations.

(b) The Company and its Subsidiaries have not received any written notice of violation or potential liability under any Environmental Laws from any Person or any Governmental Entity inquiry, written request for information, or demand letter under any Environmental Law relating to operations or properties of the Company or its Subsidiaries which would be reasonably expected to result in the Company or any of its Subsidiaries incurring liability under Environmental Laws. None of the Company or its Subsidiaries is subject to any Orders arising under Environmental Laws nor are there any administrative, civil or criminal actions, suits, proceedings or investigations pending, or, to the Knowledge of the Company, threatened in writing, against the Company or its Subsidiaries under any Environmental Law which would reasonably be expected to result in the Company or any of its Subsidiaries incurring liability under Environmental Laws. None of the Company or its Subsidiaries has entered into any agreement pursuant to which the Company or its Subsidiaries has assumed or will assume any liability under Environmental Laws, including any obligation for costs of remediation, of any other Person.

Section 3.25.    No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from the Company or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby, other than Goldman, Sachs & Co. (“GS”). The Company has heretofore furnished to Parent a complete and correct copy of all Contracts between the Company and GS pursuant to which GS would be entitled to any payment relating to the transactions contemplated hereby or pursuant to which GS would have any rights against the Company or any of its Subsidiaries after the Effective Time (other than customary rights of indemnification pursuant to a Contract).

Section 3.26.    State Takeover Statutes. Subject to the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 4.10, the Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL, including Section 203 of the DGCL, or in the Company Organizational Documents will not apply to the Merger, the Voting Agreements and the transactions contemplated by this Agreement or the Voting Agreements. No other “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Organizational Documents is applicable to the Merger or the other transactions contemplated by this Agreement.

Section 3.27.    Opinion of Financial Advisor. The Special Committee has received the opinion of GS, dated as of the date hereof, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Common Stock pursuant to the Merger is fair from a financial point of view to the holders of such Common Stock. A written copy of such opinion will be delivered or made available to Parent promptly following the date of this Agreement. The Company has obtained the authorization of GS to include a copy of its opinion in the Proxy Statement.

Section 3.28.    Information Supplied. The Proxy Statement shall not, on the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein. The Proxy Statement will, when filed, comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.29.    Board Approval. The Board of Directors of the Company, at a meeting duly called and held, by unanimous vote (upon the unanimous recommendation of the Special Committee), has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Voting Agreements (for purposes of Section 203 of the DGCL), and the Restated Tax Receivable Agreement and the transactions contemplated hereby and thereby, including the Merger, and (iii) resolved, subject to Section 7.7, to recommend that the holders of the shares of Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (clauses (i), (ii) and (iii) are collectively referred to as, the “Company Board Recommendation”).

Section 3.30.    Vote Required. Subject to the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 4.10, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon (the “Required Company Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

Section 3.31.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Subsidiaries.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

Section 4.1.    Organization. Each of Parent and Merger Sub is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power to own its properties and assets and to conduct its businesses as now conducted.

Section 4.2.    Qualification to Do Business. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3.    No Conflict or Violation. The execution, delivery and performance by Parent and Merger Sub of this Agreement (including the consummation of the Merger) and by U.S. Parent of the Restated Tax Receivable Agreement does not and will not, directly or indirectly, (i) violate or conflict with any provision of any Parent Organizational Document or the organizational documents of any Subsidiary of Parent, including Merger Sub and U.S. Parent, (ii) violate any provision of Law, or any Order of any Governmental Entity applicable to Parent or any Subsidiary thereof, including Merger Sub and U.S. Parent, or any of their respective businesses, assets or properties, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contract, license or permit to which Parent or any Subsidiary thereof, including Merger Sub and U.S. Parent, is a party, or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of such material Contract, license or permit, or (iv) result in the creation or imposition of any Lien (except Permitted Lien) upon any of the assets, properties or rights of any of Parent, Merger Sub or U.S. Parent or their respective Subsidiaries, except, in the case of each of clauses (ii) through (iv) above, as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4.    Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, Self-Regulatory Organization or other Person, and no declaration or notice to or filing or registration with any Governmental Entity, Self-Regulatory Organization or other Person, is required in connection with the execution and delivery of this Agreement or the Restated Tax Receivable Agreement by Parent, Merger Sub or U.S. Parent or the performance by Parent, Merger Sub or U.S. Parent of their respective obligations hereunder (including the consummation of the Merger) or thereunder, except for: (a) the filing of the Notification and Report Form under the HSR Act; (b) applicable requirements of the Exchange Act; (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (d) the filing with the SEC of the Proxy Statement relating to the Company Stockholders Meeting; (e) the filings or notices required or contemplated under the Advisers Act and the Investment Company Act; (f) the filings or notices required by, and any approvals required under the rules and regulations of, FINRA or any other Self-Regulatory Organization; and (g) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5.    Authorization and Validity of Agreement. Parent and Merger Sub each has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and U.S. Parent has all requisite corporate power and authority to execute, deliver and performs its obligations under the Restated Tax Receivable Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement by Parent and Merger Sub and of the Restated Tax Receivable Agreement by U.S. Parent, the performance by Parent and

Merger Sub of their respective obligations hereunder and by U.S. Parent thereunder, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and by U.S. Parent thereby have been duly authorized by the Board of Directors of Parent, Merger Sub and U.S. Parent, respectively, and all other necessary corporate action of Parent, Merger Sub and U.S. Parent, and no other corporate or company proceedings on the part of Parent, Merger Sub and U.S. Parent are necessary to authorize this Agreement, the Restated Tax Receivable Agreement and the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed by Parent and Merger Sub and, assuming due execution and delivery by the Company, shall constitute a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), and (c) an implied covenant of good faith and fair dealing.

Section 4.6.    Information Supplied. The information with respect to Parent or Merger Sub that Parent, Merger Sub or any of their respective representatives furnishes in writing to the Company expressly for use in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company, its Subsidiaries or their respective representatives in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein.

Section 4.7.    Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than certain formation activities and the activities undertaken in connection with the transactions contemplated by this Agreement.

Section 4.8.    No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby other than J.P. Morgan Limited and Barrington Partners LLC.

Section 4.9.    Sufficiency of Funds. Parent has and will have at the Closing sufficient funds available to pay the Merger Consideration and all other amounts required to be paid by Parent under this Agreement.

Section 4.10.    Ownership of Company Stock. None of Parent, any of its Subsidiaries or any of their respective “affiliates” or “associates” is, or has within the last three (3) years been deemed to be, an “interested shareholder” of the Company as those terms are defined in Section 203 of the DGCL.

Section 4.11.    No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub or any other Person makes any other express or implied representation or warranty on behalf of Parent or any of its Subsidiaries.

ARTICLE V.

CERTAIN COVENANTS OF THE COMPANY

The Company hereby covenants as follows:

Section 5.1.    Conduct of Business Before the Closing Date

(a) Except as expressly required by this Agreement or as set forth in Section 5.1 of the Disclosure Letter or otherwise required by Law or consented to by Parent in writing (which consent, in the case of clause (vii) below, shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, the Company will, and will cause each of its Subsidiaries to, (x) conduct its operations in the ordinary course of business consistent with past practice, and (y) use its commercially reasonable efforts to maintain and preserve intact its business organization, including the services of its key employees (including portfolio managers and senior research analysts) and the goodwill of its customers, clients, lenders, distributors, intermediaries, suppliers, regulators and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent, in the case of clause (vii) below, shall not be unreasonably withheld, conditioned or delayed), as expressly required by this Agreement or as set forth in Section 5.1 of the Disclosure Letter or otherwise required by Law, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

(i) amend or propose to amend any of its organizational documents, except for immaterial amendments of any Subsidiary’s organizational documents;

(ii) authorize for issuance or grant, or issue or grant, any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Common Stock upon the settlement of any Company Equity Award that is outstanding as of the date of this Agreement;

(iii)(A) redeem, retire, repurchase or otherwise acquire, directly or indirectly, any Company Securities or Company Subsidiary Securities, provided that this clause (A) shall not prohibit the redemption, retirement, repurchase or acquisition by the Company of Company Securities in connection with (x) the forfeiture of Company Equity Awards by any Person pursuant to the terms of the Company Stock Plan or any Contract entered into pursuant to the terms thereof, or (y) the withholding of Company Securities to satisfy Tax obligations with respect to Company Equity Awards, (B) make any change in the Company Securities or Company Subsidiary Securities, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, or (C) make, declare, set aside or pay any dividends or other distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any Company Securities or Company Subsidiary Securities, provided that a wholly-owned Subsidiary of the Company may make, declare, set aside and pay dividends or distributions to the Company or another wholly-owned Subsidiary thereof;

(iv)(A) except on behalf of a Client, sell, assign, transfer, sublease, license or otherwise convey or dispose of any of its assets (including any Company Subsidiary Securities), Company Real Property or rights or any part thereof, with a fair market value in excess of $250,000 in the aggregate with respect to all such sales, assignments, transfers, subleases, licenses or other conveyances or dispositions, provided that the foregoing shall not prohibit the Company and its Subsidiaries from taking the foregoing actions with respect to worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business and consistent with past practice, or (B) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(v)(A) redeem, repurchase, prepay, defease, incur or otherwise acquire any indebtedness for borrowed money or issue any debt securities or assume, guarantee or otherwise become responsible for, the obligations of any Person for borrowed money, (B) voluntarily subject any of its assets, properties or rights or any part thereof, to any Lien or voluntarily suffer such to exist, other than, in each case, Permitted Liens, or (C) make or incur any capital expenditure in excess of $250,000 individually or $1,000,000 in the aggregate;

(vi) except on behalf of a Client, acquire or offer or agree to acquire (whether by way of merger, consolidation, acquisition of stock, acquisition of assets or otherwise) any Person or any division or assets thereof, or make any loans, advances or capital contributions to or investments in any Person (other than the Company or any wholly-owned Subsidiary of the Company), provided that the foregoing shall not prohibit the Company and its Subsidiaries from making any such loan or advance (x) taking the form of a loan or advance to any employee of the Company or any Subsidiary thereof for travel or other expenses that is made in the ordinary course of business consistent with past practice and in accordance with applicable Law, or (y) that constitutes the extension of trade credit to any customer or client of the Company or any Subsidiary thereof so long as such extension of trade credit is made by the Company or such Subsidiary in the ordinary course of business consistent with past practice;

(vii) except (1) as required by an Employee Benefit Plan or Contract, in each case, as in effect on the date hereof, (2) applicable Law or (3) as contemplated by this Agreement, (A) increase in any manner (including by means of acceleration of payment) the compensation or benefits payable or to become payable to the directors, officers, consultants or employees of the Company or any of its Subsidiaries, except, with respect to consultants and employees who are not employees at the level of first vice president or above, portfolio managers, research or credit analysts, members of the high yield team or high grade team or directors of the Company or any of its Subsidiaries, in the ordinary course of business consistent with past practice, (B) establish, adopt, enter into or amend, materially increase any benefits available or payable under, or accelerate the payment of any amounts or benefits under, any Employee Benefit Plan (or any plans, agreements, programs, policies, commitments or arrangements that would have been Employee Benefit Plans if in effect as of the date hereof), or make any material contributions to any Employee Benefit Plan, (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability, settlement or funding under any Employee Benefit Plan, (D) hire (except in the ordinary course of business consistent with past practice to fill vacancies of positions other than employees at the level of first vice president or above, portfolio managers, research or credit analysts and members of the high yield team or high grade team) or terminate (except for cause) any director, employees at the level of first vice president or above, portfolio manager, research or credit analyst or member of the high yield team or high grade team, (E) promote any existing director, officer, consultant or employee to a more senior position or otherwise appoint, promote or transfer any director, officer, consultant or employee to another position, or assign a director, officer, consultant or employee materially different responsibilities, except in the ordinary course of business consistent with past practice with respect to any employee who is not, and would not become, an employee at the level of first vice president or above, portfolio manager, research or credit analyst or a member of the high yield team or high grade team, or (F) take any action with respect to salary, compensation, benefits or other terms and conditions of employment, consultancy or directorship that would result in any director, officer, consultant or employee having “good reason” (or words of similar meaning) to terminate service and collect severance payments and benefits, except to effect a termination of any person’s employment for “cause” (as defined, if applicable, in the relevant Employee Benefit Plan and based on a determination by the Company or, if applicable, the Company’s Board in good faith);

(viii) enter into, or amend or modify in any material respect, or terminate (other than at its stated expiry date or as the result of the exercise of termination rights held by the counterparty thereto) or waive any material terms or conditions of, any Material Contract (or any Contract that, if entered into prior to the date of this Agreement, would have been a Material Contract), provided that the foregoing shall not prohibit the Company or any Subsidiary thereof from (A) entering into any Contract that, if entered into prior to the date of this Agreement, would have been a Material Contract or (B) amending, modifying or terminating any Material Contract (including any Contract entered into after the date of this Agreement that, if entered into prior to the date of this Agreement would have been a Material Contract), in each case, in the ordinary course of business consistent with past practice;

(ix)(A) cause any Public Fund that holds itself out as qualifying as a “regulated investment company” under Section 851 of the Code to fail to so qualify, (B) initiate any material modification to the prospectus and other offering, advertising and marketing materials, as amended or supplemented, of any Public Fund then engaging in a public offering of its shares to effect any material change to the investment objectives or investment policies of such Public Fund, or (C) effect any merger, consolidation or other reorganization of any Public Fund;

(x) amend or modify in any respect, or consent to the termination of or waiver of, any term or condition of the Restated Tax Receivable Agreement;

(xi)(A) agree to reduce, waive, cap or rebate the compensation paid by any Client other than in the case of Clients that are not Funds, in the ordinary course of business consistent with past practice, or (B) form, organize or sponsor any new Fund;

(xii) without limitation of the terms set forth in Section 7.8, settle, compromise, release or forgive any Actions to which the Company or any Subsidiary thereof is a party or is threatened to be made a party, other than any such settlement, compromise, release or forgiveness that involves only the payment of monetary damages (and does not provide for any form of equitable, injunctive or similar relief and does not contain as a term thereof any material restrictions on the business or operations of the Company or any of its Subsidiaries) not in excess of $250,000 with respect to any such Action or $1,000,000 in the aggregate with respect to all such Actions;

(xiii) make any material change in any method of accounting or accounting principle, method, estimate or practice, except for any such change required by reason of a concurrent change in GAAP;

(xiv)(A) make or change any material Tax election or file any material amendment to a material Tax Return, except, in each case, as required by applicable Law, or (B) enter into any material closing agreement, settle any material Tax claim, audit or assessment, surrender any right to claim a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim, audit or assessment relating to the Company or any of its Subsidiaries if any such election, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or materially decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

(xv) pay any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates (other than the Company or any Subsidiary thereof), other than the payment of compensation to directors, officers and employees in the ordinary course of business consistent with past practice; or

(xvi) agree or commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

Section 5.2.    Resignations. The Company shall cause to be delivered to Parent at the Closing written evidence reasonably satisfactory to Parent of the non-revocable resignation effective as of the Effective Time for each of the members of the board of directors (or equivalent governing body) of the Company or any Subsidiary thereof designated by Parent to the Company. At the request of Parent, the Company shall provide Parent with a true and accurate list of the members of the board of directors (or equivalent governing body) of the Subsidiaries of the Company.

Section 5.3.    Rule 16b-3. Prior to the Effective Time, the Company shall approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative

Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company or any Subsidiary thereof who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

Section 5.4.    Certain Notices. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, the Company will notify Parent and Merger Sub in writing promptly of (a) any material written communication received by the Company or any Subsidiary thereof from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) without limitation of the terms set forth in Article VII, any material written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (c) any Action commenced against the Company or any of its Subsidiaries or any directors or officers thereof that is related, in whole or in part, to the transactions contemplated by this Agreement, and (d) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions to Closing set forth in Sections 8.2(a), 8.2(b) or 8.2(c) of this Agreement not to be satisfied at the Closing.

ARTICLE VI.

CERTAIN COVENANTS OF PARENT AND MERGER SUB

Section 6.1.    Employee Benefits.

(a) During the twelve (12) month period commencing at the Effective Time, Parent shall provide, or shall cause the Surviving Company to provide, each employee of the Company and its Subsidiaries (collectively, the “Continuing Employees”) while such Continuing Employee remains in the employment of the Surviving Company and its Subsidiaries, with (i) a base salary, wage or commission rate and bonus and incentive compensation opportunity at least equal to the Continuing Employee’s base salary, wage or commission rate and bonus and incentive compensation opportunity in effect as of immediately prior to the Effective Time and (ii) employee benefits (other than any incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits, if any) that are that are no less favorable, in the aggregate, to either (1) the employee benefits (other than any incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Effective Time, or (2) such employee benefits (other than any incentive compensation, equity-based compensation, defined benefit pension benefits and retiree medical benefits) provided to employees of the Parent and its Subsidiaries who are similarly situated to such Continuing Employee; provided that, to the extent a Continuing Employee is a party to a Contract that entitles the Continuing Employee to a certain base salary, wage or commission rate, bonus and incentive compensation opportunity or employee benefits, such Continuing Employee shall be entitled to receive such compensation and benefits in accordance with such Contract.

(b) With respect to any Continuing Employee who is a participant in the Green Lantern Severance Pay Plan (the “Company Severance Pay Plan”) immediately prior to the Effective Time and whose employment with Parent and its Affiliates (including the Surviving Company) is involuntarily terminated without “cause” during the twelve (12) month period commencing at the Effective Time, Parent shall provide, or shall cause the Surviving Company to provide, such Continuing Employee with severance benefits that are no less favorable than the severance benefits, if any, that would have been provided pursuant to the terms of the Company Severance Pay Plan to such Continuing Employee upon an involuntary termination of employment immediately prior to the Effective Time; provided, however, that no such severance benefits shall be provided to any Continuing Employee who is a party to a Contract that otherwise provides for severance benefits.

(c) For purposes of eligibility and vesting under the benefit plans, programs agreements and arrangements of Parent and any of its Subsidiaries or any respective Affiliate thereof providing benefits to any Continuing

Employees after the Effective Time, and in which such Continuing Employees did not participate prior to the Effective Time (the “New Plans”), including for purposes of accrual of vacation and other paid time off and severance benefits under New Plans (but excluding any New Plan that is established after the Effective Time that does not recognize service prior to its adoption equally for all employees of Parent and its Subsidiaries), each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any substantially similar Employee Benefit Plan, except where such credit would result in a duplication of benefits. Without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under an Employee Benefit Plan in which such Continuing Employee participated immediately before such replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived, or caused to be waived, for such Continuing Employee and his or her covered dependents, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under an Employee Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Company to continue any specific employee benefit plans or to continue the employment of any specific person. The provisions of this Section 6.1 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to employees prior to or following the Effective Time or (ii) confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of the Company or any of its Subsidiaries, or on or after the Effective Time, the Surviving Company or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.1) under or by reason of any provision of this Agreement.

Section 6.2.    Indemnification Continuation.

(a) Parent and its Subsidiaries (collectively, the “Indemnifying Party”) will, and Parent will cause the Surviving Company and its Subsidiaries to, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law, each present or former director or officer of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) against any losses, claims, damages, liabilities, costs, legal and other expenses, judgments, fines and amounts paid in settlement or actually and reasonably incurred by any such Indemnified Party in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in respect of any actions or omissions (or alleged actions or omissions) by any such Indemnified Party prior to the Effective Time (including in connection with the transactions contemplated by this Agreement). In the event of any such claim, action, suit, proceeding or investigation, each Indemnified Party will be entitled to advancement of fees and expenses incurred in the defense of any such claim, action, suit, proceeding or investigation within thirty (30) days of receipt by Parent or the Surviving Company from the Indemnified Party of a request therefor, subject to the Surviving Company’s receipt of an undertaking (without the posting of any bond or other collateral) by such Indemnified Party to repay such fees and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that (i) the Surviving Company will not be liable for any settlement effected without the Surviving Company’s prior written consent and (ii) the Surviving Company and Parent shall cooperate in the defense of any such matter.

(b) The Surviving Company will, and Parent will cause the Surviving Company to, (i) maintain in effect for a period of six (6) years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Company may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous in any material respect to the directors and officers of the Company and its Subsidiaries when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous in any material respect to the directors and officers of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Company be required to expend for such coverage (A) an annual premium in excess of three hundred percent (300%) of the last annual premium paid by the Company for such insurance prior to the date of this Agreement, which amount is set forth on Section 6.2(b) of the Disclosure Letter (in the case of clause (i) above) or (B) an aggregate premium in excess of the aggregate premiums payable pursuant to the foregoing clause (A) (in the case of clause (ii) above) (the maximum annual or aggregate premium payable pursuant to clause (A) or (B), as applicable, the “Maximum Premium”). If the insurance coverage cannot be obtained at either an annual premium or an aggregate premium, as the case may be, that is equal to or less than the applicable Maximum Premium, the Surviving Company will obtain, and Parent will cause the Surviving Company to obtain, the maximum amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual or aggregate premium, as the case may be, equal to the applicable Maximum Premium.

(c) The provisions of this Section 6.2 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 6.2 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract, the Company Organizational Documents or similar organizational document of the Surviving Company or any of its Subsidiaries or otherwise.

(d) Following the Effective Time, the Surviving Company and each of its Subsidiaries shall, and Parent shall cause them to, include and maintain in effect in their respective certificate of incorporation or bylaws (or similar organizational document) for a period of six (6) years after the Effective Time, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, in the aggregate with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such organizational documents as of the date of this Agreement.

(e) If Parent, the Surviving Company, any Subsidiary thereof or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Company or any such Subsidiary, as the case may be, shall assume the obligations set forth in this Section 6.2.

Section 6.3.    Certain Notices. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, Parent and Merger Sub will notify the Company in writing promptly of (a) any material written communication received by Parent, Merger Sub or any of their Subsidiaries from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) without limitation of the terms set forth in Article VII, any material written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (c) any Action commenced against Parent, Merger Sub or any of their Subsidiaries that is related, in whole or in part, to the transactions contemplated by this Agreement, and (d) any event, change or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions to Closing set forth in Sections 8.3(a) or 8.3(b) of this Agreement not to be satisfied at the Closing.

ARTICLE VII.

ADDITIONAL COVENANTS OF THE PARTIES

Section 7.1.    Preparation of Proxy Statement; Company Stockholders Meeting.

(a) The Company shall take all action necessary to duly call, give notice of, convene and hold the Company Stockholders Meeting as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement (whether or not the Board of Directors of the Company has made a Company Adverse Recommendation Change, but subject to the Company’s rights under Section 9.1(f)), and, in connection therewith, the Company shall mail the Proxy Statement to the holders of Common Stock in advance of such meeting. Except to the extent that the Board of Directors of the Company shall have effected a Company Adverse Recommendation Change as permitted by Section 7.7 hereof, the Proxy Statement shall include the Company Board Recommendation. Subject to Section 7.7 hereof, the Company shall use commercially reasonable efforts to (i) solicit from the holders of Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger, and (ii) take all other reasonable actions necessary or advisable to secure the vote or consent of the holders of Common Stock required by applicable Law to obtain such approval.

(b) In connection with the Company Stockholders Meeting, the Company will (i) as promptly as reasonably practicable following the execution and delivery of this Agreement prepare and file the Proxy Statement with the SEC, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filing and will provide copies of such comments to Parent and Merger Sub promptly following receipt thereof, (iii) as promptly as reasonably practicable prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any response, amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use commercially reasonable efforts to mail to the Company stockholders as promptly as reasonably practicable the Proxy Statement, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting, and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Company Stockholders Meeting. Parent and Merger Sub shall each cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including furnishing the Company as promptly as reasonably practicable with any and all reasonable information with respect to Parent and Merger Sub as may be required to be set forth in the Proxy Statement under the Exchange Act. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC.

Section 7.2. Investment Advisory Arrangement Consents.

(a) If consent to the assignment or deemed assignment of an Investment Advisory Arrangement with Clients (other than Public Funds) of the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement is required by applicable Law or by such Client’s Investment Advisory Arrangement, as promptly as practicable following the date of this Agreement, the Company and each such Subsidiary shall send a written notice (the “Notice”), which shall be in form and substance reasonably satisfactory to Parent, informing such Clients of the transactions contemplated by this Agreement and requesting written consent to the assignment or deemed assignment of such Client’s Investment Advisory Arrangement. At the request of Parent, and provided that the same is permitted pursuant to the applicable Investment Advisory Arrangement, the Company and each such Subsidiary shall also send a written notice (the “Negative Consent Notice”), which shall be in form and substance reasonably satisfactory to Parent, to such Clients (which Negative Consent Notice may, if requested by Parent, be included in the Notice) requesting written consent as aforesaid and informing such Client: (i) of the intention to complete the transactions contemplated by this Agreement, which will result in a deemed assignment of such Investment Advisory Arrangement; (ii) of the intention of the Company or such Subsidiary to continue to provide the advisory services pursuant to the existing Investment Advisory Arrangement with such Client after the Closing if such Client does not terminate such agreement prior to the

Closing; and (iii) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least forty-five (45) days after the sending of the Negative Consent Notice without termination. With respect to each Private Fund, any Notice or Negative Consent Notice shall be sent to each limited partner or other investor in the Private Fund. At the reasonable request of Parent, the Company shall cause the Investment Adviser Subsidiary to (x) provide a notice to any Client that has not consented to the assignment prior to the Closing stating that such Client’s account may be terminated if such consent is not received by the Closing and (y) subject to its fiduciary duties, terminate the Investment Advisory Arrangement with such Client effective immediately prior to the Closing if such consent has not been received.

(b) The Company and the Investment Adviser Subsidiary shall use its commercially reasonable efforts to, in accordance with applicable Law, (i) as promptly as practicable after the date of this Agreement obtain the approval of each of the Public Fund Boards of a new Investment Advisory Arrangement, to be effective as of the Closing Date, containing terms substantially comparable to (but providing for fees (after giving effect to any waivers or other reductions thereof) no less favorable to the Company and the Investment Adviser Subsidiary than) the applicable existing Investment Advisory Arrangement as in effect on the date hereof (or, if entered into or amended after the date hereof in accordance with this Agreement, as in effect on the date of the execution or amendment thereof), and (ii) request the Public Funds to obtain, as promptly as practicable following such approval of the Public Fund Boards, the necessary approval of the shareholders of each Public Fund (except if not required under exemptive orders granted under the Investment Company Act by the SEC with respect to any Public Funds not sponsored by the Company or its Subsidiaries) of such new Investment Advisory Arrangement containing terms that are substantially comparable to (but providing for fees (after giving effect to any waivers or other reductions thereof) no less favorable to the Company and the Investment Adviser Subsidiary than) the applicable existing Investment Advisory Arrangement as in effect on the date hereof (or, in entered into or amended after the date hereof in accordance with this Agreement, as in effect on the date of the execution or amendment thereof). The parties agree that consent for any Investment Advisory Arrangement with a Public Fund (“Public Fund Consent”) shall be deemed given for all purposes under this Agreement if a new Investment Advisory Arrangement has been approved in accordance with the preceding sentence (including in respect of the terms thereof) and is in full force and effect at the Closing; provided that, notwithstanding the terms set forth in the two immediately preceding sentences, the term “Public Fund Consent” shall not include any interim Investment Advisory Arrangement approved in accordance with Rule 15a-4 under the Investment Company Act (although the Company may nonetheless in its discretion seek, and upon the request of Parent, shall seek, the approval by the applicable Public Fund Board pursuant to such Rule 15a-4 of an interim Investment Advisory Arrangement for any Public Fund with respect to any period after Closing in connection with the transactions contemplated by this Agreement).

(c) In connection with obtaining the Client consents and other actions required by subsections (a) and (b) of this Section 7.2, at all times prior to the Effective Time, the Company shall take reasonable steps to keep Parent promptly informed of the status of obtaining such Client consents and, upon Parent’s request, make available to Parent copies of all such executed Client consents and make available for Parent’s inspection the originals of such consents and any related materials and other records relating to the Client consent process. Without limiting the foregoing or the terms set forth in Section 7.3, in connection with obtaining the Client consents required under subsections (a) and (b) of this Section 7.2, Parent shall have the right to review in advance of distribution any notices or other materials to be distributed by the Company or any of its Subsidiaries to Clients and shall have the right to have its reasonable comments reflected therein prior to distribution.

Section 7.3.    Public Funds Proxy Statements; Fund Registration Statements.

(a) As promptly as practicable following approval of the Public Fund Boards described in Section 7.2(b), the Company or one of its Subsidiaries will (in coordination with the applicable Public Fund and under the general direction of the applicable Public Fund Board) prepare and file proxy materials for the Public Fund shareholder meeting to approve the new Investment Advisory Arrangement as contemplated by Section 7.2(b). The Company shall provide Parent with drafts of the proxy materials (and any SEC comments thereto) on a timely basis and Parent shall have the right to review in advance of submission to the SEC the proxy materials (and any amendment or supplement thereto) to be furnished to the shareholders of any Public Fund and to (i) approve information or data that is provided by or on behalf of Parent or its Affiliates specifically for inclusion in such proxy materials, and (ii) provide comments on such proxy materials which the Company (in coordination with the applicable Public Fund and under the general direction of the applicable Public Fund Board) will use commercially reasonable efforts to include therein.

(b) As soon as possible following the date hereof, the Company shall use its commercially reasonable efforts to cause each Public Fund then engaged in a public offering of its shares to (i) file supplements or amendments to its prospectus forming a part of its registration statement then currently in use, which supplements or amendments shall disclose the transactions contemplated hereby to the extent required by applicable Law, and (ii) make any other filing necessary under any applicable Law to satisfy in all material respects disclosure requirements in connection with the public distribution of the shares of that Public Fund. Parent shall have the right to provide comments on such materials to the same extent as provided in Section 7.3(a).

Section 7.4.    Section 15(f) of the Investment Company Act.

(a) Parent acknowledges that the Company has entered into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act. In furtherance (and not limitation) of the foregoing, Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to conduct its business to enable the following to be true regarding Section 15(f) of the Investment Company Act in relation to any Public Fund for which any Subsidiary of the Company provides investment advisory or sub-advisory services: (a) for a period of not less than three (3) years after the Effective Time (and provided the 75% standard for disinterested directors is in effect at the Closing), no more than 25% of the members of the board of directors or trustees of any Public Fund shall be “interested persons” (as defined in the Investment Company Act) of the Company, any Subsidiary, the Parent or any of its Affiliates or any other investment adviser for such Public Fund, and (b) for a period of not less than two (2) years after the Effective Time, neither Parent nor any of its Affiliates shall impose an “unfair burden” (within the meaning of the Investment Company Act, including any interpretations or no-action letters of the SEC) on any such Public Fund as a result of the transactions contemplated by this Agreement.

(b) For a period of three years after the Closing Date, Parent shall not engage, and shall cause its Affiliates not to engage, in any transaction that would constitute an “assignment” (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) to a third party of any Investment Advisory Arrangement between Parent or any of its Affiliates and any Public Fund, without first using reasonable best efforts to obtain from the counterparty to such transaction a covenant in all material respects comparable to that contained in this Section 7.4.

Section 7.5.    Access to Information. Upon reasonable notice, the Company shall, and shall cause its Subsidiaries to (and, subject to the fiduciary duties of it and its Subsidiaries, shall use its commercially reasonable efforts to cause the Funds to), afford to Parent and its representatives and advisors reasonable access during normal business hours, during the period prior to the Effective Time, to all of the officers, employees, properties, offices, other facilities and all books and records of the Company, its Subsidiaries and the Funds, and, during such period, the Company shall, and shall cause its Subsidiaries to (and shall use its commercially reasonable efforts to cause the Funds to), furnish promptly to Parent and its representatives and advisors, all other data, information, agreements and documents concerning its business, properties and personnel as Parent or its representatives or advisors may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that, in the Company’s reasonable judgment, (i) providing such access would violate any of its contractual obligations to a third party with respect to confidentiality, or (ii) any Law applicable to the Company, its Subsidiaries or the Funds requires the Company, its Subsidiaries or the Funds to preclude Parent or its representatives or advisors from gaining access to such properties or information; provided, further, that Parent and its representatives and advisors shall not have access to individual performance or evaluation records or medical histories or information that is subject to attorney-client privilege or other privilege. Parent will hold, and will cause its representatives and advisors to hold, any information or documents received or provided pursuant to this Section 7.5 in confidence to the extent required by, and in accordance with, the provisions of that certain letter agreement, dated December 10, 2012 (the “Confidentiality Agreement”), between the Company and Parent. Notwithstanding anything contained in this Agreement to the contrary, no investigation by Parent or its representatives or advisors shall affect the representations, warranties, agreements, covenants or conditions of the parties set forth in this Agreement, including the conditions to Closing set forth in Article VIII hereof.

Section 7.6.    Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 7.6(a)), each of the parties hereto shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, including, but not limited to, FINRA, the NYSE and the NFA, (ii) the obtaining of all necessary consents or waivers from third parties required as a result of or in connection with the consummation of the transactions contemplated by this Agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent and their respective counsel shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company or Parent receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party and its counsel with advance notice and the opportunity to participate in any material meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b) Without limiting the generality of the undertakings pursuant to Section 7.6(a) hereof, the parties hereto shall (i) provide or cause to be provided as promptly as practicable to Governmental Entities with jurisdiction over the HSR Act (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act as promptly as practicable following the date of this Agreement and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act, and (ii) subject to the terms set forth in Section 7.6(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be deemed to require Parent, the Company or any of their respective Subsidiaries to, and the Company and its Subsidiaries will not without Parent’s prior written consent, agree to any divestiture of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock to avoid or eliminate any impediment under the HSR Act.

Section 7.7.    Acquisition Proposals.

(a) Subject to the remainder of this Section 7.7, none of the Company or any of its Subsidiaries shall (whether directly or indirectly through Affiliates, directors, officers, employees, representatives, advisors or other intermediaries), nor shall (directly or indirectly) the Company authorize or permit any of its or its Subsidiaries’ controlled Affiliates, officers, directors, representatives, advisors or other intermediaries or Subsidiaries to: (i) solicit, initiate or knowingly facilitate the submission of inquiries, proposals or offers from any Person (other than Parent) relating to any Acquisition Proposal, or agree to or recommend any Acquisition Proposal; (ii) enter into any agreement to (x) consummate any Acquisition Proposal, (y) approve any Acquisition Proposal or (z) in connection with any Acquisition Proposal, require it to abandon, terminate or fail to consummate the Merger; (iii) enter into or participate in any discussions or negotiations in connection with any Acquisition Proposal or inquiry with respect to any Acquisition Proposal, or furnish to any Person any non-public information with respect to its business, properties or assets in connection with any Acquisition Proposal; or (iv) agree to resolve to take, or take, any of the actions prohibited by clause (i), (ii) or (iii) of this sentence. The Company shall immediately cease, and cause its representatives, advisors and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Any violation of this Section 7.7 by any officer, director or representative of the Company (other than the Persons listed in Section 7.7 of the Disclosure Letter) shall be deemed to be a breach of this Section 7.7 by the Company. For purposes of this Section 7.7, the term “Person” means any person, corporation, entity or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Subsidiaries of Parent.

(b) Notwithstanding the foregoing, the Board of Directors of the Company (acting upon the recommendation of the Special Committee), directly or indirectly through Affiliates, directors, officers, employees, representatives, advisors or other intermediaries, may, prior to the Company Stockholders Meeting, (i) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Acquisition Proposal (provided that any action taken or statement made to so comply that relates to an Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Board of Directors of the Company (acting upon the recommendation of the Special Committee) reaffirms the Company Board Recommendation in such statement or in connection with such action), or issue a “stop, look and listen” statement, (ii) engage in negotiations or discussions with any Person (and its representatives, advisors and intermediaries) that has made an unsolicited bona fide written Acquisition Proposal not resulting from or arising out of a breach of Section 7.7(a), and/or (iii) furnish to such Person information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement and to the extent nonpublic information that has not been made available to Parent is made available to such Person, make available or furnish such nonpublic information to Parent substantially concurrent with the time it is provided to such Person, in the case of each of clauses (i), (ii) or (iii), if, and only if, prior to taking such particular action, the Board of Directors of the Company (acting upon the recommendation of the Special Committee) has determined in good faith after consultation with its financial advisors and outside legal counsel that such Acquisition Proposal constitutes or would reasonably be expected to result in, a Superior Proposal.

(c) Notwithstanding anything in this Section 7.7 to the contrary, at any time prior to the receipt of the Required Company Vote, the Company’s Board of Directors (acting upon the recommendation of the Special Committee) may (x) withdraw, modify or amend in any manner adverse to Parent its approval or recommendation of this Agreement or the Merger (a “Company Adverse Recommendation Change”) (i) in response to an Intervening Event, or (ii) following receipt of an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 7.7 and which the Company’s Board of Directors (acting upon the recommendation of the Special Committee) determines in good faith, in consultation with its financial advisors and outside legal counsel is a Superior Proposal, in each case, if and only if, the Company’s Board of Directors (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and subject to the Company’s compliance with Section 7.7(d) or (y) following receipt of an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 7.7 and which the Company’s Board of Directors (acting upon the recommendation of the Special Committee) determines in good faith, in consultation with its financial advisors and outside legal counsel is a Superior Proposal, terminate this Agreement in accordance with the provisions of Section 9.1(f) for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement (a “Company Acquisition Agreement”) with respect to such Superior Proposal, if, and only if, the Company’s Board of Directors (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and the Company complies with Section 7.7(d) and, concurrently with entering into a Company Acquisition Agreement with respect to such Superior Proposal, the Company pays the Termination Fee in accordance with Section 9.2(c).

(d) Prior to the Company taking any action permitted (i) under Section 7.7(c)(x)(i), the Company shall provide Parent with prior written notice advising Parent it intends to effect a Company Adverse Recommendation Change and specifying, in reasonable detail, the reasons therefor, or (ii) under Section 7.7(c)(x)(ii) or Section 7.7(c)(y) the Company shall provide Parent with five (5) Business Days’ prior written notice (it being understood and agreed that any material amendment to the amount or form of consideration payable in connection with the applicable Acquisition Proposal shall require a new notice and an additional three (3) Business Day period) advising Parent that the Company’s Board of Directors (acting upon the recommendation of the Special Committee) intends to take such action, and if applicable, specifying the material terms and conditions of the Superior Proposal and that the Company shall, during such five (5) Business Day period (or subsequent three (3) Business Day period, if applicable), negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal.

(e) The Company shall notify Parent promptly (but in any event within 24 hours) after receipt or occurrence of (i) any Acquisition Proposal, (ii) any proposals, discussions, negotiations or inquiries that would reasonably be expected to lead to an Acquisition Proposal, and (iii) the material terms and conditions of any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal or with whom such discussions or negotiations are taking place, in each case, if such request for information, inquiry or proposal or discussions or negotiations would reasonably be expected to lead to an Acquisition Proposal. In addition, the Company shall promptly (but in any event within 24 hours) after the receipt thereof, provide to Parent copies of any written documentation material to understanding such Acquisition Proposal which is received by the Company from the Person (or from any representatives, advisors or agents of such Person) making such Acquisition Proposal or with whom discussions or negotiations would reasonably be expected to lead to an Acquisition Proposal. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement; provided, however, that, notwithstanding anything to the contrary in this Agreement, the Company has waived any provision in any such agreement that prohibits the counterparty thereto from confidentially requesting the Company to amend or waive the standstill provision in such agreement (i.e., a “don’t ask to waive” provision) to the extent necessary (any only to such extent) to enable such counterparty to convey confidentially to the Board of Directors of the Company an Acquisition Proposal. The Company shall keep Parent reasonably informed of the status and material details (including any amendments or proposed amendments) of any such Acquisition Proposal and keep Parent reasonably informed as to the material details of all discussions or negotiations with respect to any such Acquisition Proposal (in each case in a manner that is not unduly disruptive of the Company’s ability to conduct good faith discussions in accordance with this Section 7.7 with the party making such Acquisition Proposal and its representatives, advisors and agents) and shall provide Parent within 24 hours after receipt thereof all copies of any other documentation material to understanding such Acquisition Proposal (as determined by the Company in good faith) received by the Company from the Person (or from any representatives, advisors or agents of such Person) making such Acquisition Proposal or with whom such discussions or negotiations are taking place; provided that, for the sake of clarity, it is understood and agreed that all such information and communications shall be subject to the Confidentiality Agreement. The Company shall promptly provide to Parent any material non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to

Parent. The Board of Directors of the Company shall promptly consider in good faith (in consultation with its outside legal counsel and financial advisors) any proposed alteration of the terms of this Agreement or the Merger proposed by Parent. Except in connection with a termination of this Agreement pursuant to Section 9.1(f), the Company shall not take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to an Acquisition Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement and the Voting Agreements.

Section 7.8.    Stockholder Litigation. The Company shall keep Parent informed of, and cooperate with Parent in connection with, any stockholder litigation or claim against the Company and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no settlement or compromise (or consent to entry of a judgment) in connection with any such stockholder litigation shall be agreed to by the Company or any director or officer thereof without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.9.    Public Announcements. Except with respect to any Company Adverse Recommendation Change or any other action taken by the Company or the Board of Directors of the Company pursuant to, and in accordance with, Section 7.7 hereof, each of the Company, Parent and Merger Sub agrees that no public release or public announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States or United Kingdom securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance (and the disclosing party will consider such comments in good faith).

Section 7.10.    Takeover Statutes. If any business combination, control share acquisition, fair price or similar statute is or becomes applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement or the Voting Agreements, each of Parent, Merger Sub and the Company and their respective boards of directors (in the case of the Company, the Board of Directors of the Company, acting upon the recommendation of the Special Committee) will (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

Section 7.11.    Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and the other exchanges on which the Common Stock of the Company is listed to enable the delisting by the Surviving Company of the shares of Common Stock from the NYSE and the other exchanges on which the Common Stock of the Company is listed and the deregistration of the shares of Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.12.    CFTC Notices. On or before March 1, 2013, (i) the Company shall cause the Investment Adviser Subsidiary to reaffirm all CFTC Rule 4.13(a)(3) notices of exemption it continues to rely on, if any, filed with respect to any Private Fund; and (ii) the Company shall use commercially reasonable efforts to cause the Public Funds to reaffirm all CFTC Rule 4.5 notices of exclusion filed with respect to the Public Funds that they continue to rely on.

ARTICLE VIII.

CONDITIONS PRECEDENT

Section 8.1.    Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company shall have obtained the Required Company Vote in connection with the approval and adoption of this Agreement by the stockholders of the Company.

(b) No Injunctions or Restraints, Illegality. No statute, rule, regulation or other Law shall have been adopted or promulgated after the date hereof, and no temporary restraining order, preliminary or permanent injunction or other Order issued after the date hereof by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or enjoining or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Regulatory Approvals. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

Section 8.2.    Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.5 (Authorization and Validity of Agreement), the first two sentences of Section 3.6(a) and the second sentence of Section 3.6(b) (Capitalization and Related Matters), Section 3.9(a)(i) (Absence of Certain Changes or Events), Section 3.25 (No Brokers), Section 3.29 (Board Approval) and Section 3.30 (Vote Required) shall be true and correct in all respects (except for such inaccuracies, in the case of the representations and warranties contained in the first two sentences of Section 3.6(a) and the second sentence of Section 3.6(b) (Capitalization and Related Matters), as are de minimis in the aggregate) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date) and (ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) does not have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company on its behalf to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

(c) Company Material Adverse Effect. During the period from the date hereof to the Closing Date, except to the extent set forth in the Disclosure Letter, there shall not have been a Company Material Adverse Effect. Parent shall have received a certificate of an executive officer of the Company to such effect.

(d) Specified Public Fund Consents. The Public Fund Consents for all of the Specified Public Funds shall have been obtained.

(e) Equity Public Fund Requirements. The Equity Public Fund Minimum Requirement for each Equity Public Fund shall have been satisfied.

(f) Restated Tax Receivable Agreement. The Restated Tax Receivable Agreement shall be valid and in full force and effect.

Section 8.3.    Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 4.5 (Authorization and Validity of Agreement), Section 4.8 (No Brokers) and Section 4.10 (Ownership of Company Stock) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date), and (ii) all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be so true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) does not have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate of an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate of an executive officer of Parent to such effect.

ARTICLE IX.

TERMINATION

Section 9.1.    Termination. This Agreement may be terminated only prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties (in the case of the Company, the Board of Directors of the Company, acting upon the recommendation of the Special Committee), and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, in each case in the following manner only:

(a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors (in the case of the Company, the Board of Directors of the Company, acting upon the recommendation of the Special Committee);

(b) By either the Company or Parent if the Effective Time shall not have occurred on or before October 14, 2013 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of, or principally resulted in, the failure of the Merger to be consummated on or before the Termination Date;

(c) By either the Company or Parent if any statute, rule, regulation or other Law shall have been adopted or promulgated after the date hereof, or any restraining order, injunction or other Order shall have been issued after the date hereof by a court or other Governmental Entity of competent jurisdiction, having the effect of making the Merger illegal or permanently enjoining or otherwise permanently prohibiting consummation of the Merger or the other transactions contemplated by this Agreement, and such statute, rule, regulation, other Law, restraining order, injunction or other Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of, or resulted in, the adoption, promulgation or issuance of any such statute, rule, regulation, other Law, restraining order, injunction or other Order;

(d) By (i) either the Company or Parent if the approval by the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Company Vote at the Company Stockholders Meeting (including any adjournment or postponement thereof), or (ii) Parent if the Public Fund Consent for any Specified Public Fund shall not have been obtained by reason of the failure to obtain the necessary approval of the shareholders of such Specified Public Fund at its shareholders meeting (including any adjournment or postponement thereof) to approve new Investment Advisory Arrangements as contemplated by Section 7.2(b) of this Agreement;

(e) By Parent, prior to the receipt of the Required Company Vote at the Company Stockholders Meeting (including any adjournment or postponement thereof), if (i) a Company Adverse Recommendation Change shall have occurred, whether or not permitted by Section 7.7, (ii) a willful and material breach of any of the Company’s material obligations under Section 7.7 by (directly or indirectly) any of the Company’s or its Subsidiaries’ or any of the Company’s controlled Affiliates’ officers, directors or advisors or representatives of the foregoing (other than the Persons listed in Section 7.7 of the Disclosure Letter) shall have occurred, (iii) the Company or any Subsidiary thereof or the Board of Directors (or similar governing body) of the Company or any Subsidiary shall have approved, recommended, adopted or entered into, or publicly announced its intention to approve, recommend, adopt or enter into, a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), whether or not permitted by Section 7.7, (iv) the Board of Directors of the Company fails to reaffirm (publicly, if so requested by Parent) the Company Board Recommendation within the earlier of: (A) ten (10) Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Acquisition Proposal and (B) the date of the Company Stockholders Meeting or (v) a tender offer or exchange offer relating to the Common Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within the earlier of: (A) ten (10) Business Days after such tender offer or exchange offer is first published, sent or given and (B) the date of the Company Stockholders Meeting, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer; or

(f) By the Company, if, prior to the receipt of the Required Company Vote at the Company Stockholders Meeting (including any adjournment or postponement thereof), the Board of Directors of the Company authorizes the Company, in compliance with Section 7.7, to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, however, that any such purported termination pursuant to this Section 9.1(f) shall be void and of no force or effect unless the Company has complied with Section 9.2(c); provided further, however, that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement.

(g) By the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and (i) such breach is not reasonably capable of being cured, or (ii) if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) forty (40) days following the receipt by Parent and Merger Sub of written notice from the Company informing Parent or Merger Sub of such breach, and (B) the Termination Date; provided, however, that (x) the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(g) if such breach is cured by Parent or Merger Sub within the time period referred to immediately above, and (y) the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(g) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(h) By Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and (i) such breach is not reasonably capable of being cured, or (ii) if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) forty (40) days following the receipt by the Company of written notice from Parent informing the Company of such breach, and (B) the Termination Date; provided, however, that (x) Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(h) if such breach is cured by the Company within the time period referred to immediately above, and (y) Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(h) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 9.2.    Notice of Termination; Effect of Termination

(a) The party desiring to terminate this Agreement pursuant to this Article IX (other than pursuant to Section 9.1(a)) shall deliver written notice of such termination to each other party hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or any of their respective officers, directors, representatives, agents or Affiliates, except with respect to this Section 9.2, the penultimate sentence of Section 7.5 and Article X which shall remain in full force and effect; provided, however, that the termination of this Agreement shall not relieve any party from any liability for damages caused by an intentional breach by such party of its covenants or agreements set forth in this Agreement, a breach by such party of its representations and warranties set forth in this Agreement where such breach was made with knowledge thereof, or the intentional failure by such party to fulfill a condition to the performance of the obligations of the other party (it being understood and agreed such damages shall not be limited to the reimbursement of the non-breaching party’s costs and expenses incurred in connection with this Agreement).

(b) If Parent shall terminate this Agreement pursuant to Section 9.1(e) (or if the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(d)(i) but at the time of such termination, Parent had the right to terminate this Agreement pursuant to Section 9.1(e) (other than pursuant to Section 9.1(e)(ii))), then the Company shall pay to Parent not later than two (2) Business Days following such termination, an amount in cash equal to $5,700,000 (the “Termination Fee”) with the payment of the Termination Fee being made by wire transfer of immediately available funds to such bank account as Parent may designate in writing to the Company in connection with the termination of this Agreement.

(c) If the Company shall terminate this Agreement pursuant to Section 9.1(f), then the Company shall pay to Parent prior to or concurrently with such termination, the Termination Fee, with the payment of the Termination Fee being made by wire transfer of immediately available funds to such bank account as Parent may designate in writing to the Company in connection with the termination of this Agreement.

(d) If (i) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b) and provided that the Required Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (ii) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(d)(i), and in the case of clauses (i) and (ii) immediately above, (A) prior to the termination of this Agreement (in the case of a termination pursuant to Section 9.1(b)) or prior to the Company Stockholders Meeting (in the case of a termination pursuant to Section 9.1(d)(i)), there shall have been proposed to the Company or publicly disclosed or announced a bona fide Acquisition Proposal, and (B) within twelve (12) months of the termination of this Agreement, the Company enters into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) with respect to (and at any time thereafter consummates), or consummates, an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal that was so proposed to the Company or otherwise so publicly disclosed or announced), then, on and subject in all respects to the consummation of such Acquisition Proposal, the Company shall pay the Termination Fee to Parent, less the amount of any Parent Expenses previously paid by the Company to Parent, with the payment of the Termination Fee being made by wire transfer of immediately available funds to such bank account as Parent may designate in writing to the Company in connection with Parent’s receipt of written notice from the Company informing Parent of the entry into such Company Acquisition Agreement or the consummation of such Acquisition Proposal, as applicable. For purposes of this Section 9.2(d), notwithstanding anything in this Agreement that may be deemed to the contrary, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 10.13, except that the references to “more than 15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “a majority” instead.

(e) In the event that this Agreement is terminated pursuant to Section 9.1(d)(i), the Company shall pay the Parent Expenses to Parent, which shall be paid to Parent in cash within two (2) Business Days after delivery to the Company of written notice of the amount of such Parent Expenses, with the payment of such Parent Expenses being made by wire transfer of immediately available funds to such bank account as Parent may designate in writing to the Company in connection with the termination of this Agreement.

(f) The Company acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. If the Company fails to pay promptly any amount due to Parent pursuant to this Section 9.2, the Company will also pay to Parent the reasonable costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid amount due to Parent under this Section 9.2, accruing from its due date, at an interest rate equal to 6% per annum. Notwithstanding anything in this Agreement that may be deemed to the contrary, in no event shall the Company be required to pay the Termination Fee more than once.

(g) Parent and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section and such Termination Fee is paid in full, Parent and Merger Sub shall be precluded from any other remedy against the Company (and any Person making any Acquisition Proposal or Superior Proposal, if applicable), at law or in equity or otherwise.

Section 9.3.    Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors (in the case of the Company, the Board of Directors of the Company, acting upon the recommendation of the Special Committee), at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.4.    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors (in the case of the Company, the Board of Directors of the Company, acting upon the recommendation of the Special Committee), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X.

MISCELLANEOUS

Section 10.1.    Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for Section 6.2 and any other covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

Section 10.2.    Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that each Parent and Merger Sub may assign this Agreement and its rights and obligations hereunder to an Affiliate without such consent, but no such assignment shall release Parent or Merger Sub from its obligations under this Agreement. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Section 10.3.    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 10.3(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.3.

(d) PARENT HEREBY IRREVOCABLY DESIGNATES CORPORATION SERVICE COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 2711 CENTERVILLE ROAD, SUITE

400, WILMINGTON, DELAWARE AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO PARENT IN THE MANNER PROVIDED IN SECTION 10.6 OF THIS AGREEMENT. PARENT SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT PARENT WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. PARENT EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 10.4.    Expenses. Except as set forth in Section 9.2, all fees and expenses incurred by the parties hereto in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all legal,accounting, financial advisory and consulting fees and expenses incurred by any party hereto in connection with the foregoing, shall be the obligation of and paid by the party incurring such fees and expenses; provided, however, that the fees and expenses incurred or payable by the Company or any Public Fund in connection with obtaining the Public Fund Consent shall be borne equally by the Company, on the one hand, and Parent, on the other hand (except to the extent such fees and expenses are incurred or become payable by the Company as Parent Expenses in accordance with Section 9.2(e) of this Agreement). For the avoidance of doubt, the Company shall pay all of the fees and expenses incurred by it in connection with the obligations set forth in Section 7.1 and Section 7.2(a), including the filing, printing and mailing of the Proxy Statement.

Section 10.5.    Severability; Construction.

(a) The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision, and (ii) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

(c) The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed to this Agreement or referred to in this Agreement are incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any capitalized term used in any Exhibit or the Disclosure Letter but not otherwise defined therein shall have the meaning set forth in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 10.6.    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service or delivery if served personally on the party to whom notice is to be given or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained) or (ii) on the day after delivery to Federal Express or similar overnight courier to the party as follows:

If to the Company:

Artio Global Investors Inc.

330 Madison Avenue

New York, NY 10017

Attn: Francis Harte

Facsimile: (212) 682-5524

With a copy to (such copy shall not constitute notice):

Davis Polk & Wardwell LLP 450 Lexington Avenue

New York, NY 10017

Attn: John D. Amorosi

Facsimile: (212) 701-5010

If to Parent or Merger Sub:

Aberdeen Asset Management PLC 10 Queensland Terrace

Aberdeen, Scotland AB10 1YG

Attn: Company Secretary

Facsimile: (866) 291-5760

With a copy to (such copy shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue New York, NY 10019

Attn: David K. Boston

Facsimile: (212) 728-8111

Any party may change its address or facsimile number for the purpose of this Section 10.6 by giving the other party written notice of its new address in the manner set forth above.

Section 10.7.    Entire Agreement. This Agreement, the Disclosure Letter, the Restated Tax Receivable Agreement and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 10.8.    Parties in Interest. Except for the rights to continued indemnification and insurance pursuant to Section 6.2 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time), nothing in this Agreement is intended to confer, and does not confer, any rights or remedies under or by reason of this Agreement (or any breach hereof) on any Persons (including the stockholders of the Company, any Fund or Client or any other Person), other than (a) the parties hereto and their respective successors and permitted assigns, and (b) the rights of the stockholders to receive the Merger Consideration and the holders of Company Equity Awards to receive the payments set forth in Section 2.2, in each case in accordance with this Agreement on and after the Effective Time. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company, Parent or Merger Sub.

Section 10.9.    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Without limiting the foregoing, the parties hereto agree not to oppose a request by any party hereto (as opposed to the stockholders of any such party or any unaffiliated third party) for expedited proceedings with regard to any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby.

Section 10.10.    Disclosure Letter. Any reference in a particular section of the Disclosure Letter shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding section of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are contained in any other section of this Agreement, but only to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section. The inclusion of any information in the Disclosure Letter shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed or made available, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the ordinary course of business.

Section 10.11.    Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 10.12.    Counterparts. This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which shall constitute the same instrument.

Section 10.13.    Definitions. As used in this Agreement:

“12b-1 Plan” means any distribution plan adopted by a Public Fund in accordance with Rule 12b-1 under the Investment Company Act.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “don’t ask to waive” or similar provision in the standstill provision).

“Acquisition Proposal” means any offer or proposal for a merger, reorganization, recapitalization, consolidation, share exchange, business combination, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries involving, or any proposal or offer to acquire, directly or indirectly, securities representing more than 15% of the voting power of the Company or more than 15% of the assets of the Company and its Subsidiaries, taken as a whole, other than the Merger contemplated by this Agreement.

“Action” shall have the meaning set forth in Section 3.18.

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided that no Fund shall be deemed to be an Affiliate of the Company or its Affiliates. As used in this definition, the term “control”(including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Average Parent Share Price” shall have the meaning set forth in Section 2.2(a)(iii).

“Base Date” means January 31, 2013.

“Board of Directors” shall mean the Board of Directors of any specified Person.

“Book-Entry Shares” shall having the meaning set forth in Section 2.1(c).

“Broker-Dealer Subsidiary” shall have the meaning set forth in Section 3.16(c).

“Business Day” means any day, other than Saturday, Sunday or other day on which banks are required or authorized to close in the City of New York.

“CEA” shall mean the United States Commodity Exchange Act and the rules and regulations promulgated thereunder by the CFTC.

“Certificate” shall have the meaning set forth in Section 2.1(c).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“CFTC” shall mean the United States Commodity Futures Trading Commission.

“Client” means any Person to which the Company or any of its Subsidiaries provides investment management or investment advisory services, including any sub-advisory services, relating to securities or other financial instruments, commodities, real estate or any other type of asset, pursuant to an Investment Advisory Arrangement.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Pools” shall have the meaning set forth in Section 3.16(o).

“Common Stock” shall have the meaning set forth in the Recitals hereto.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Acquisition Agreement” shall have the meaning set forth in Section 7.7(c).

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 7.7(c).

“Company Board Recommendation” shall have the meaning set forth in Section 3.29.

“Company Class B Common Stock” means the class B common stock, par value $0.001 per share, of the Company.

“Company Class C Common Stock” means the class C common stock, par value $0.01 per share, of the Company.

“Company Equity Award” means any equity-based compensation, including any stock option, stock appreciation right, stock purchase right, restricted stock, restricted stock unit, performance share, performance unit, Restricted Stock or Restricted Stock Unit, as the case may be.

“Company Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate with all other events, changes, circumstances, effects, developments or state of facts, (a) has or is reasonably likely to have, a material adverse effect on the business, assets, properties, condition (financial or otherwise), liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) has a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that, for purposes of clause (a) immediately above, none of the following and no event, change, circumstance, effect, development or state of facts to the extent attributable to the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: (i) general market or general economic conditions in the United States or abroad; (ii) the announcement, pendency or consummation of the transactions contemplated by this Agreement (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees or Clients); (iii) general conditions in the industries in which the Company and its Subsidiaries operate; (iv) any changes in the trading price or trading volume of the Company’s Common Stock or any failure of the Company to meet analysts’ estimates, projections or forecasts of revenues, earnings or other financial or business metrics (it being understood that any cause of any such change or failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur); (v) any change in assets under management or revenue run rate, including as a result of customer or Client attrition, changes in asset valuation or market-price or currency fluctuations (it being understood that any cause of any such change to the extent arising out of or related to any breach or alleged breach of Law, contractual obligations, guidelines, policies or other similar matters, any misconduct or alleged misconduct, or any gross negligence or alleged gross negligence (but in the case of gross negligence or alleged gross negligence, only as to the foregoing matters listed in this parenthetical) may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur); (vi) war, terrorist act, other armed hostilities, calamities, natural disasters or crisis; or (vii) any change in Law or GAAP (or other accounting principles or requirements) or the authoritative interpretations or enforcement thereof; provided further, however, that (x) the exception in clause (ii) above will not be deemed to apply to references to Company Material Adverse Effect in (A) the representations and warranties set forth in Sections 3.3 and 3.4, and, to the extent related to Sections 3.3 and 3.4, the condition set forth in Section 8.2(a), and (y) any event, change, circumstance, effect, development or state of facts referred to in clauses (i), (iii), (vi) or (vii) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent (but only to the extent) that such event, change, circumstance, effect, development or state of facts has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Organizational Documents” means the Amended and Restated Certificate of Incorporation and the Bylaws of the Company, together with all amendments thereto.

“Company Owned IP” shall have the meaning set forth in Section 3.14(a).

“Company Preferred Stock” means the preferred stock, no par value per share, of the Company.

“Company Real Property” means any real property covered by a Material Lease under which either the Company or any of its Subsidiaries is a lessee.

“Company SEC Reports” shall have the meaning set forth in Section 3.8(a).

“Company Securities” shall have the meaning set forth in Section 3.6(b).

“Company Severance Pay Plan” shall have the meaning set forth in Section 6.1(b).

“Company Stock Plan” shall have the meaning set forth in Section 3.6(a).

“Company Stockholders Meeting” shall have the meaning set forth in Section 3.4.

“Company Subsidiary Securities” shall have the meaning set forth in Section 3.7(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 7.5.

“Continuing Employees” shall have the meaning set forth in Section 6.1(a).

“Contract” means any contract, agreement, license, note, bond, mortgage, indenture, commitment, lease or other instrument or obligation, whether written or oral.

“Derivatives Contracts” shall have the meaning set forth in Section 3.16(p).

“DGCL” means the Delaware General Corporation Law.

“Disclosure Letter” shall have the meaning set forth in Article III.

“Dissenting Shares” shall have the meaning set forth in Section 2.3.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Employee Benefit Plans” shall have the meaning set forth in Section 3.20(a).

“Environmental Laws” shall have the meaning set forth in Section 3.24(a).

“Equity Public Funds” means Artio International Equity Fund and Artio International Equity II Fund, each a series of Artio Global Investment Funds.

“Equity Public Fund Minimum Requirement” means with respect to each Equity Public Fund, the satisfaction of either of the following conditions: (a) the Public Fund Consent for the Equity Public Fund shall have been obtained; or (b) (1) the Public Fund Board of the Equity Public Fund shall have approved (x) a new Investment Advisory Arrangement as provided under Section 7.2(b)(i) and (y) an interim Investment Advisory Arrangement in accordance with Rule 15a-4 under the Investment Company Act as provided in the last sentence of Section 7.2(b), and (2) no less than 40% of the outstanding voting securities of the Equity Public Fund shall have voted or have been otherwise counted towards a quorum with respect to the shareholder meeting called to approve the new Investment Advisory Arrangement as provided under Section 7.2(b)(ii), with no less than 80% of such outstanding voting securities having voted to approve the new Investment Advisory Arrangement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall have the meaning set forth in Section 3.4.

“Exchange Ratio” shall have the meaning set forth in Section 2.2(a)(iii).

“Excluded Shares” shall have the meaning set forth in Section 2.1(b).

“FINRA” shall have the meaning set forth in Section 3.4.

“Fund” means any Public Fund or Private Fund.

“Fund Financial Statements” shall have the meaning set forth in Section 3.13(m).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Antitrust Authority” shall have the meaning set forth in Section 7.6(b).

“Governmental Entity” means any federal, state, local or foreign governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body.

“GS” shall have the meaning set forth in Section 3.25.

“HSR Act” shall have the meaning set forth in Section 3.4.

“Indemnified Parties” shall have the meaning set forth in Section 6.2(a).

“Indemnifying Party” shall have the meaning set forth in Section 6.2(a).

“Intellectual Property” means all of the following whether registered or unregistered: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formula methodology, processes, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (c) trade secrets and the right in any jurisdiction to limit the use or disclosure thereof; (d) copyrighted and copyrightable writings, designs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (e) database rights; (f) domain names; (g) all similar intellectual property rights and (h) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

“Intervening Event” means a material event, fact, circumstance, development or occurrence that affects the business, assets or operations of the Company that is unknown or an effect of which is unknown to or by the Board of Directors of the Company as of the date of this Agreement, which event, fact, circumstance, development, occurrence or effect becomes known to or by the Board of Directors of the Company prior to obtaining the Required Company Vote.

“Investment Advisory Arrangement” means a Contract under which the Company or any of its Subsidiaries acts as an investment advisor or sub-advisor to, or manages any investment or trading account of, any Client.

“Investment Adviser Subsidiary” shall have the meaning set forth in Section 3.16(b).

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge of the employees of the Company listed on Section 10.11(a) of the Disclosure Letter after reasonable inquiry of the senior employees of the Company and its Subsidiaries who have administrative or operational responsibility for the particular subject matter in question.

“Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Entity or Self-Regulatory Organization that are applicable to the Person or Persons referenced.

“Leases” means any lease, sublease or other agreement under which the Company or any of its Subsidiaries: (a) leases, uses, occupies or has the right to use or occupy, any real property, or (b) grants to a third party any right to lease, use or occupy any real property.

“Licenses and Permits” shall have the meaning set forth in Section 3.15.

“Lien” means any mortgages, deeds of trust, liens (statutory or other), pledges, security interests, collateral security arrangements, conditional and installment agreements, restrictions, options, rights of first offer or refusal, preemptive rights, charges, easements, rights-of-way, encroachments or other encumbrances or title imperfections or defects of any kind or nature.

“Material Contract” shall have the meaning set forth in Section 3.19(a).

“Material IP Agreements” shall have the meaning set forth in Section 3.14(c).

“Material Lease” means any Lease that (a) is material to the operations of the Company and its Subsidiaries, taken as a whole, or (b) involves payments by or to the Company or any of its Subsidiaries in excess of $250,000 per year.

“Maximum Premium” shall have the meaning set forth in Section 6.2(b).

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 2.1(b).

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Negative Consent Notice” shall have the meaning set forth in Section 7.2(a).

“NFA” shall have the meaning set forth in Section 3.4.

“Notice” shall have the meaning set forth in Section 7.2(a).

“NYSE” shall mean The New York Stock Exchange.

“New Plans” shall have the meaning set forth in Section 6.1(c).

“Order” means any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity or Self-Regulatory Organization, whether temporary, preliminary or permanent.

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Expenses” means all of Parent’s actual and reasonably documented out of pocket fees and expenses (including reasonable fees and expenses of counsel, accountants, financial advisors or consultants and commitment and funding fees and fees and expenses borne by Parent pursuant to the proviso set forth in Section 10.4 of this Agreement with respect to the Public Fund Consents) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, including the financing thereof, which amount shall not be greater than $1,000,000.

“Parent Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate with all other events, changes, circumstances, effects, developments or state of facts, would prevent or materially impair or delay, or would be reasonably likely to prevent or materially impair or delay, the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.

“Parent Organizational Documents” means the Memorandum of Association and Articles of Association of Parent, together with all amendments thereto.

“Parent Share” shall mean an ordinary share, nominal value £.10 per share, of Parent.

“Paying Agent” shall have the meaning set forth in Section 2.4(a).

“Payment Fund” shall have the meaning set forth in Section 2.4(a).

“Performance-Based RSU” shall mean each Restricted Stock Unit which vests based, in whole or in part, upon any criteria other than solely by the continued employment of the holder thereof.

“Permitted Liens” shall mean (a) liens for utilities and current Taxes not yet due and payable, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar liens arising or incurred in the ordinary course of business that are not yet due and payable, (c) liens for Taxes, assessments, or governmental charges or levies on a Person’s properties if the same shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person, (d) Liens disclosed on the existing title policies, title commitments and/or surveys which have been previously provided or made available to Parent, (e) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation, (f) deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (g) deposits to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, and (h) Liens in favor of a banking institution arising as a matter of applicable law encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Private Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (a) that is not registered or required to be registered with the SEC as an investment company under the Investment Company Act, and (b) for which the Company or one or more of its Subsidiaries acts as the sponsor, general partner, managing member, trustee, investment manager, investment advisor, investment sub-advisor or in a similar capacity.

“Process Agent” shall have the meaning set forth in Section 10.3(d).

“Proprietary Software” shall have the meaning set forth in Section 3.14(f).

“Proxy Statement” shall have the meaning set forth in Section 3.4.

“Public Fund” means each vehicle for collective investment (in whatever form of organization, including the form of a corporation, company, limited liability company, partnership, association, trust or other entity, and including each separate portfolio or series of any of the foregoing) (a) that is registered or required to be registered with the SEC as an investment company under the Investment Company Act, and (b) for which the Company or one or more of its Subsidiaries acts as the sponsor, general partner, managing member, trustee, investment manager, investment advisor, investment sub-advisor or in a similar capacity.

“Public Fund Board” means the board of directors or trustees (or Persons performing similar functions) of a Public Fund.

“Public Fund Consent” shall have the meaning set forth in Section 7.2(b).

“Public Fund SEC Documents” means the forms, statements, reports and documents filed by any Public Fund with, or furnished by any Public Fund to, the SEC pursuant to the Investment Company Act (including any exhibits or amendments thereto).

“Registered Intellectual Property” shall have the meaning set forth in Section 3.14(b).

“Reports” shall have the meaning set forth in Section 3.16(m).

“Restated Tax Receivable Agreement” means that certain Amended and Restated Tax Receivable Agreement, dated as of the date hereof, by and among U.S. Parent, the Company, Artio Global Holdings, LLC, Richard C. Pell and Rudolph-Riad Younes.

“Restricted Stock” shall have the meaning set forth in Section 2.2(a)(i).

“Restricted Stock Unit” shall have the meaning set forth in Section 2.2(a)(ii).

“Required Company Vote” shall have the meaning set forth in Section 3.30.

“Rollover Award” shall have the meaning set forth in Section 2.2(a)(iv).

“Rollover RSUs” shall have the meaning set forth in Section 2.2(c).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.8(d).

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 2.2(a)(iii) Employee” shall have the meaning set forth in Section 2.2(a)(iii).

“Section 2.2(a)(iv) Employee” shall have the meaning set forth in Section 2.2(a)(iv).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” shall have the meaning set forth in Section 3.4.

“Special Committee” shall have the meaning set forth in the Recitals hereto.

“Specified Public Funds” means the Artio Total Return Bond Fund and the Artio Global High Income Fund.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner or managing member, or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, limited liability company or other organization or entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided that no Fund shall be deemed to be a Subsidiary of the Company or any of its Affiliates.

“Superior Proposal” means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into any transaction involving an Acquisition Proposal that the Board of Directors of the Company (acting upon the recommendation of the Special Committee) determines in its good faith judgment (after consultation with the Company’s outside legal counsel and financial advisor) would be, if consummated, more favorable to the Company’s stockholders than this Agreement and the Merger, taking into account all terms and conditions of such transaction (including any break-up fees, expense reimbursement provision and financial terms, the anticipated timing, conditions and prospects for completion of such transaction, including the prospects for obtaining regulatory approvals and financing, and any third party approvals), except that the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “80%”. Reference to “this Agreement”, and “the Merger” in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement or the Merger that are agreed to by Parent pursuant to Section 7.7(d).

“Surviving Company” shall have the meaning set forth in Section 1.1.

“Tax Return” means any return, report, information statement and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax and shall include any amended return required as a result of an examination adjustment made by the IRS or other Tax authority.

“Taxes” means (a) any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company or any of its Subsidiaries, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties, whether disputed or not, (b) any liability for the payment of any amounts of the type described in (a) as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group, and (c) all liabilities for the payment of any amounts described in (a) or (b) as a result of being a transferee of or successor to any Person, by contract or otherwise.

“Termination Date” shall have the meaning set forth in Section 9.1(b).

“Termination Fee” shall have the meaning set forth in Section 9.2(b).

“Time-Based RSU” shall mean each Restricted Stock Unit which vests based solely upon the continued employment of the holder thereof.

“U.S. Parent” shall have the meaning set forth in the Recitals hereto.

“Voting Agreement” shall have the meaning set forth in the Recitals hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first above written.

ABERDEEN ASSET MANAGEMENT PLC

By:	/s/ Gary R. Marshall
Name: Gary R. Marshall
Title: Authorized Signatory

GUARDIAN ACQUISITION CORPORATION

By:	/s/ Jennifer A. Nichols
Name: Jennifer A. Nichols
Title: Vice President & Secretary

ARTIO GLOBAL INVESTORS INC.

By:	/s/ Frank Harte
Name: Frank Harte
Title: Chief Financial Officer

EXHIBIT A

Form of Certificate of Incorporation of the Surviving Company

Annex B

AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT

by and among

ABERDEEN ASSET MANAGEMENT INC.

ABERDEEN ASSET MANAGEMENT PLC

ARTIO GLOBAL INVESTORS INC.

ARTIO GLOBAL HOLDINGS LLC

RICHARD C. PELL

and

RUDOLPH-RIAD YOUNES

dated as of February 13, 2013

AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT

This AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of February 13, 2013, is hereby entered into by and among Aberdeen Asset Management Inc., a Delaware corporation (the “Corporation”), Aberdeen Asset Management PLC, a public limited company organized and existing under the laws of the United Kingdom, solely for purposes of the guarantee provision above its signature line and Section 7.15, (“Guarantor”), Artio Global Investors Inc., a Delaware corporation (“AGI”), Artio Global Holdings LLC, a Delaware limited liability company (“AGH”), Richard C. Pell and Rudolph-Riad Younes.

RECITALS

WHEREAS, the Principals (as defined below) held Class A Units (“Units”) in AGH, which was treated as a partnership for U.S. federal income tax purposes;

WHEREAS, the Principals have exchanged their Units (an “Exchange”, and each such date an Exchange occurs, an “Exchange Date”) pursuant to the Exchange Agreement (as defined below) with AGI for shares of Class A common stock of AGI, par value $0.001 per share (“Class A Shares”), with the concurrent cancellation of an equal number of shares of Class B common stock of AGI, par value $0.001 per share (“Class B Shares”), and AGI now owns 100% of the outstanding Units of AGH which is, therefore, treated as an entity that is disregarded as separate from its owner for Tax purposes;

WHEREAS, the assets of AGI and AGH have an increased tax basis for U.S. federal income tax purposes as a result of the Exchanges;

WHEREAS, pursuant to, and subject to the terms and conditions of, the Agreement and Plan of Merger among Guarantor, Guardian Acquisition Corporation and AGI, dated as of February 13, 2013 (as the same may be amended, the “Merger Agreement”), AGI will become a wholly-owned subsidiary of the Corporation;

WHEREAS, AGI, AGH and the Principals have entered into the Tax Receivable Agreement, dated as of September 29, 2009 (the “Original Agreement”) which they desire to amend and restate in its entirety as provided herein, with such amendment and restatement to become effective upon the Effective Time (as defined in the Merger Agreement); and

WHEREAS, the parties to this Agreement desire to make certain arrangements to share any tax benefits realized by the Corporation and AGI, in the case of a separate state or local income tax return filed by AGI, as a result of the Exchanges.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01    Definitions. As used in this Agreement, the terms set forth in this Article 1 shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advisory Firm” means KPMG LLP, or any other accounting firm that is nationally recognized as being expert in Tax matters and that is appointed by the Board and is reasonably acceptable to the Principals.

“Advisory Firm Letter” means a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Corporation to the Applicable Principal and all supporting schedules and work papers were prepared by the Corporation in good faith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls (as defined below), is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.04(b).

“Applicable Principal” means in respect of that portion of any Tax Benefit Payment that arises from an Exchange or a deemed Exchange pursuant to clause (v) of the definition of “Valuation Assumptions”, the Exchanging Principal or Principal deemed to Exchange, as applicable.

“Basis Adjustment” means the adjustment to the Tax basis of an Exchange Asset as a result of an Exchange and the payments made pursuant to this Agreement, as calculated under Section 2.01, under Section 732(b) of the Code or Sections 743(b) and 754 of the Code or otherwise, as applicable, and, in each case, comparable sections of state, local and foreign Tax laws.

A “Beneficial Owner” of a security means a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of the Corporation.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Class A Shares” is defined in the Recitals of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the Preamble of this Agreement.

“Corporation Return” means the U.S. federal, state, local and/or foreign Tax Return, as applicable, of the Corporation or AGI, in the case of a separate state or local income tax return filed by AGI, filed with respect to Taxes for any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation or AGI, in the case of a separate state or local income tax return filed by AGI, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 300 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign Tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” is defined in Section 7.08(a).

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02.

“Early Termination Schedule” is defined in Section 4.02.

“Early Termination Payment” is defined in Section 4.03(b).

“Early Termination Rate” means the long-term Treasury rate in effect on the applicable date.

“Exchange” is defined in the Recitals of this Agreement; “Exchanged” and “Exchanging” shall have correlative meanings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the exchange agreement by and among AGI, the Principals and the other parties thereto dated September 29, 2009, as the same may be amended from time to time in accordance with the terms thereof.

“Exchange Assets” means each asset that is held by AGH, or by any of its direct or indirect subsidiaries that is treated as a partnership or disregarded entity for purposes of the applicable Tax, at the time of an Exchange.

“Exchange Basis Schedule” is defined in Section 2.02.

“Exchange Date” is defined in the Recitals of this Agreement.

“Exchange Payment” is defined in Section 5.01.

“Expert” is defined in Section 7.09.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporation or AGI, in the case of a separate state or local income tax return filed by AGI, but using the Non-Stepped Up Tax Basis instead of the Tax basis of the Exchange Assets and excluding any deduction attributable to Imputed Interest.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign Tax law with respect to AGI’s payments prior to the Effective Time and the Corporation’s payment obligations, in each case under this Agreement.

“Initiating Party” is defined in Section 7.08(a).

“IPO” means the initial public offering of the Class A Shares of AGI.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, as published by Reuters (or other commercially available source providing quotations of LIBOR) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“LLC Agreement” means, with respect to AGH, the Amended and Restated Limited Liability Company Agreement dated September 29, 2009, among AGI, the Principals and the other parties thereto, as the same may be amended from time to time in accordance with the terms thereof.

“Market Value” means, with respect to the Class A Shares, on any given date: (i) if the Class A Shares are listed for trading on the New York Stock Exchange, the closing sale price per share of the Class A Shares on the New York Stock Exchange on that date (or, if no closing sale price is reported, the last reported sale price), (ii) if the Class A Shares are not listed for trading on the New York Stock Exchange, the closing sale price (or, if no closing sale price is reported, the last reported sale price) as reported on that date in composite transactions for the principal national securities exchange registered pursuant to Section 6(g) of the Exchange Act, on which the Class A Shares are listed, (iii) if the Class A Shares are not so listed on a national securities exchange, the last quoted bid price for the Class A Shares on that date in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or (iv) if the Class A Shares are not so quoted by Pink Sheets LLC or a similar organization such value as the Board, in its sole discretion, shall determine in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.02.

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Notice” is defined in Section 7.01.

“Objection Notice” is defined in Section 2.04(a).

“Panel” is defined in Section 7.08(a).

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Transferee” shall mean any of the Permitted Transferees (as defined in the LLC Agreement).

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Principal” means each of Richard C. Pell and Rudolph-Riad Younes, and any other Person that becomes a Principal pursuant to Section 7.06.

“Realized Tax Benefit” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of the Corporation or AGI, in the case of a separate state or local income tax return filed by AGI, determined, for the avoidance of doubt, using the “with or without” methodology. If all or a portion of the actual liability for Taxes of the Corporation or AGI, in the case of a separate state or local income tax return filed by AGI, for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination. Notwithstanding anything to the contrary in this Agreement, the calculation of Realized Tax Benefit shall not reflect any Basis Adjustment with respect to an Exchange Asset which was amortized or depreciated (whether or not utilized) in any taxable year ending on or before December 31, 2013.

“Realized Tax Detriment” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the actual liability for Taxes of the Corporation or AGI, in the case of a separate state or local income tax return filed by AGI, over the Hypothetical Tax Liability for such Taxable Year determined, for the avoidance of doubt, using the “with or without” methodology. If all or a portion of the actual liability for Taxes of the Corporation or AGI, in the case of a separate state or local income tax return filed by AGI, for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.09.

“Reconciliation Procedures” means those procedures set forth in Section 7.09.

“Responding Party” is defined in Section 7.08(a).

“Schedule” means any Exchange Basis Schedule or Tax Benefit Schedule and the Early Termination Schedule.

“Senior Obligations” is defined in Section 5.01.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax” means any and all U.S. federal, state, local and foreign tax, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or on an alternative basis, and any interest related to such tax.

“Tax Benefit Payment” is defined in Section 3.01(b).

“Tax Benefit Schedule” is defined in Section 2.03.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a Taxable year as defined in Section 441(b) of the Code or comparable section of state, local or foreign Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is prepared) of the Corporation or AGI, in the case of a separate state or local income tax return filed by AGI, beginning on or after January 1, 2014, in which there is a Basis Adjustment or increased depreciation, amortization or interest deductions attributable to an Exchange.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any Taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable period.

“Units” is defined in the Recitals of this Agreement.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, the Corporation or AGI, in the case of a separate state or local income tax return filed by AGI, will have sufficient Taxable income to fully offset the deductions in such Taxable Year attributable to any Basis Adjustment, increased depreciation or amortization deductions attributable to an Exchange, and Imputed Interest, subject, in each case, to any limitations on the utilization of such Tax items under applicable law, including any such limitations that arise as a result of the Merger (as defined in the Merger Agreement), (ii) the U.S. federal income Tax rates and state, local and foreign income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (iii) any loss carryovers generated by any Basis Adjustment or Imputed Interest and available as of the date of the Early Termination Schedule will be used by the Corporation or AGI, in the case of a separate state or local income tax return filed by AGI, on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers, (iv) any non- amortizable assets will be disposed of on the fifteenth anniversary of the Early Termination Date.

Section 1.02    Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

DETERMINATION OF CUMULATIVE REALIZED TAX BENEFIT

Section 2.01    Basis Adjustment.

(a) Exchange Assets. For purposes of this Agreement, as a result of the Exchanges, AGI is entitled to a Basis Adjustment for each Exchange Asset, the amount of which Basis Adjustment is the excess, if any, of (i) the sum of (x) the Market Value of the Class A Shares, cash or the amount of any other consideration transferred to the Applicable Principal pursuant to the Exchange as payment for the exchanged Units, to the extent attributable to such Exchange Assets, plus (y) the amount of payments made pursuant to this Agreement with respect to such Exchange, to the extent attributable to such Exchange Assets, plus (z) the amount of debt and other liabilities allocated to the Units acquired pursuant to such Exchange, to the extent attributable to such Exchange Assets; over (ii) AGI’s share of AGH’s (or such subsidiary partnership’s) basis for such Exchange Assets immediately after the Exchange, attributable to the Units exchanged, determined as if (x) AGH (or such subsidiary partnership) were to remain in existence as an entity for Tax purposes and (y) AGH (or such subsidiary partnership) had not made the election provided by Section 754 of the Code.

(b) Imputed Interest. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

Section 2.02    Exchange Basis Schedule. Within 45 calendar days after the filing of the U.S. federal income Tax return of the Corporation for each Taxable Year, the Corporation shall deliver to each Principal a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail, for purposes of federal income Taxes, (a) the actual unadjusted Tax basis of the Exchange Assets as of each applicable Exchange Date, (b) the Basis Adjustment with respect to the Exchange Assets as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate, (c) the period or periods, if any, over which the Exchange Assets are amortizable and/or depreciable and (d) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable (which, for non-amortizable assets, shall be based on the Valuation Assumptions). The parties expect that all or substantially all of the Basis Adjustment with respect to the Exchange Assets will relate to good will and/or going concern value, which adjustment will be amortized over 15 years for U.S. federal income tax purposes.

Section 2.03    Tax Benefit Schedule. Within 45 calendar days after the filing of the U.S. federal income Tax return of the Corporation for any Taxable Year, the Corporation shall provide to each Principal a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year or, if applicable, a schedule showing, in reasonable detail, that there is no Realized Tax Benefit or Realized Tax Detriment (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.04(a) and may be amended as provided in Section 2.04(b) (subject to the procedures set forth in Section 2.04(b)). Notwithstanding any other provision of this Agreement, the Corporation may seek, at its own expense, an opinion from a nationally recognized law firm or accounting firm regarding whether any Basis Adjustment with respect to Exchange Assets will result in any amortization or depreciation being available to the Corporation or AGI, in the case of a separate state or local income tax return filed by AGI, and the Corporation or AGI, in the case of a separate state or local income tax return filed by AGI, shall be permitted to rely on such opinion in creating any Tax Benefit Schedule.

Section 2.04    Procedures, Amendments.

(a) Procedure. Every time the Corporation delivers to the Applicable Principal an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.04(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (i) deliver to the Applicable Principal schedules and work papers providing reasonable detail regarding the preparation of such Schedule and an Advisory Firm Letter supporting such Schedule and (ii) allow the Applicable Principal reasonable access, at no cost to the Applicable Principal, to the appropriate representatives at the Corporation and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless the Applicable Principal, within 30 calendar days after receiving an Exchange Basis Schedule or amendment thereto or a Tax Benefit Schedule or amendment thereto, provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days of receipt by the Corporation of an Objection Notice with respect to such Exchange Basis Schedule or Tax Benefit Schedule, the Corporation and the Applicable Principal shall employ the reconciliation procedures as described in Section 7.09 (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Applicable Principal, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”).

ARTICLE 3

TAX BENEFIT PAYMENTS

Section 3.01    Payments for Taxable Years Beginning on or after January 1, 2014.

(a) Within ten business days of a Tax Benefit Schedule that was delivered to an Applicable Principal becoming final in accordance with Section 2.04(a), the Corporation shall pay to the Applicable Principal for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.01(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the Applicable Principal previously designated by such Principal to the Corporation. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including U.S. federal income Tax payments.

(b) A “Tax Benefit Payment” means an amount, not less than zero, equal to (i) 100% of the Net Tax Benefit and the Interest Amount until the Principals have received 85% of the Cumulative Net Realized Tax Benefit, then (ii) 0% of the Net Tax Benefit and the Interest Amount, until the Corporation has received 15% of the Cumulative Net Realized Tax Benefit and, thereafter, (iii) 85% of the sum of the Net Tax Benefit and the Interest Amount. The “Net Tax Benefit” for each Taxable Year shall be an amount equal to the excess, if any, of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.01, excluding payments attributable to the Interest Amount; provided, however, that for the avoidance of doubt, no Principal shall be required to return any portion of any previously received Tax Benefit Payment under any circumstances. The “Interest Amount” for a given Taxable Year shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the due date (without regard to extensions) for filing the Corporation Return with respect to Taxes for the most recently ended Taxable Year until the Payment Date.

Section 3.02    Payment for the 2012 Taxable Year and Taxable Year(s) in Calendar Year 2013.

(a) Any amounts due and owing to the Principals pursuant to the Original Agreement with respect to Imputed Interest and the Basis Adjustment that is amortizable or depreciable for the 2012 taxable year which have not been paid on or prior to the Closing Date (as defined in the Merger Agreement) shall be paid (i) within 30 days of the filing of AGI’s 2012 tax returns, with respect to tax savings related to the 2012 taxable year, and (ii) within 10 days of the filing of AGI’s 2012 U.S. federal income tax return, with respect to tax refunds from the carryback of the 2012 net operating loss to the 2011 taxable year. For the avoidance of doubt, the Principals will be paid 95% of the amount due to them with respect to the 2012 taxable year on March 15, 2013, this amount is estimated to be $4.9 million, and the amount to be paid to them with respect to the tax refund from the 2011 taxable year is estimated to be $2.4 million.

(b) Solely for purposes of the taxable years of AGI that begin on or after January 1, 2013 and end on or prior to December 31, 2013, the Corporation shall pay to the Principals on the Closing Date (as defined in the Merger Agreement) 85% of 35% of the amount of the Imputed Interest and the Basis Adjustment that is amortizable or depreciable for such taxable years pursuant to U.S. federal income tax law. For the avoidance of doubt, the estimated amount of such amortizable amount and Imputed Interest is, in the aggregate, $19.8 million and the estimated amount of the payment to be made to the Principals is, therefore, $7.0 million in the aggregate.

Section 3.03    No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. Subject to the priority set forth in Section 3.01(b), it is also intended that the provisions of this Agreement will result in 85% of the Corporation’s Cumulative Net Realized Tax Benefit, or AGI’s Cumulative Net Realized Tax Benefit, as applicable, and the Interest Amount thereon, being paid to the Principals pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.04    Pro Rata Payments. For the avoidance of doubt, to the extent that (i) the Corporation’s deductions or AGI’s deductions, as applicable, with respect to any Basis Adjustment are limited in a particular Taxable Year or (ii) the Corporation lacks sufficient funds to satisfy or is prevented under any credit agreement or other arrangement from satisfying its obligations to make all Tax Benefit Payments due in a particular Taxable Year, the limitation on the deduction, or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account or made for the Applicable Principal in the same proportion as Tax Benefit Payments would have been made absent the limitations in clauses (i) and (ii) of this Section 3.04, as applicable.

ARTICLE 4

TERMINATION

Section 4.01    Early Termination and Breach of Agreement.

(a) The Corporation may terminate this Agreement at any time by paying to the Principals the Early Termination Payment; provided, however, that this Agreement shall terminate only upon the receipt of the Early Termination Payment by all Principals, and provided, further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.01(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payments by the Corporation, neither the Principals nor the Corporation shall have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment agreed by the Corporation acting in good faith and the Applicable Principal to be due and payable but unpaid as of the Early Termination Notice and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the Early Termination Payment).

(b) In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code, Title 11, U.S.C., or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) any Tax Benefit Payment agreed by the Corporation acting in good faith and any Applicable Principal to be due and payable but unpaid as of the date of a breach, and (iii) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement, the Principals shall be entitled to elect to receive the amounts set forth in clauses (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due.

(c) The Corporation, AGH and each of the Principals hereby acknowledge that, as of the date of this Agreement, the aggregate value of the Tax Benefit Payments cannot reasonably be ascertained for U.S. federal income Tax or other applicable Tax purposes.

Section 4.02    Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.01 above, the Corporation shall deliver to each present or former Principal a notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties unless an Applicable Principal, within 30 calendar days after receiving the Early Termination Schedule, provides the

Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the relevant Principal shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

Section 4.03    Payment upon Early Termination.

(a) Within ten Business Days after the Early Termination Schedule has become final and binding, the Corporation shall pay to each Applicable Principal an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the Applicable Principal.

(b) The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal with respect to the Applicable Principal the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporation to the Applicable Principal beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE 5

SUBORDINATION AND LATE PAYMENTS

Section 5.01    Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the Principals under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations.

Section 5.02    Late Payments by the Corporation. The amount of all or any portion of any Exchange Payment not made to any Principal when due (without regard to Section 5.01) under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Exchange Payment was due and payable.

ARTICLE 6

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01    Principal Participation in the Corporation’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and its subsidiaries, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporation shall notify each relevant Principal of, and keep such Principal reasonably informed with respect to the portion of any audit of the Corporation and its subsidiaries by a Taxing Authority the outcome of which is reasonably expected to affect the amount of any Basis Adjustment and shall provide to such Principal reasonable opportunity to provide information and other input to the Corporation, its subsidiaries and their respective advisors concerning the conduct of any such portion of such audit.

Section 6.02    Consistency. Except upon the written advice of an Advisory Firm or except to the extent the Corporation’s reporting as described herein may cause the gain recognized by an Applicable Principal from an Exchange to be treated as ordinary income or short-term capital gain, the Corporation and the Applicable Principal agree to report and cause to be reported for all purposes, including U.S. federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustment and each

Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any Schedule required to be provided by or on behalf of the Corporation under this Agreement. Any Dispute concerning such advice shall be subject to the terms of Section 7.09. In the event that an Advisory Firm is replaced, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless (a) otherwise required by law or (b) the Corporation and the Applicable Principal agree to the use of other procedures and methodologies.

Section 6.03    Cooperation. The Applicable Principal shall (a) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter described in clause (a) above. The Corporation shall reimburse the Applicable Principal for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03.

ARTICLE 7

MISCELLANEOUS

Section 7.01    Notices. Any notice, request, claim, demand, approval, consent, waiver or other communication required or permitted to be given to any party in connection with this Agreement (each, a “Notice”) shall be in writing and shall be (a) delivered in person, (b) sent by facsimile transmission (with the original thereof also contemporaneously given by another method specified in this Section 7.01), (c) sent by a nationally-recognized overnight courier service, or (d) sent by certified or registered mail (postage prepaid, return receipt requested), at the following locations (or at such other location for a party as shall be specified to the other parties by like Notice). Any Notice shall only be duly given and effective upon receipt (or refusal of receipt).

If to the Corporation, to:

Aberdeen Asset Management Inc.

1735 Market Street

32nd Floor

Philadelphia, PA 19103

Attention: Legal Department

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019-6099

Facsimile: (212) 728-8111

Attention: Christopher J. Peters, Esq.

                     David K. Boston, Esq.

if to Richard C. Pell, to:

Richard C. Pell

c/o Artio Global Holdings, LLC

330 Madison Avenue

New York, NY 10017

with a copy to:

Proskauer Rose LLP

1585 Broadway

New York, New York 10036

Facsimile: (212) 969-3459

Attention: Alan P. Parnes, Esq.

                     James P. Gerkis, Esq.

if to Rudolph-Riad Younes, to:

Rudolph-Riad Younes

c/o Artio Global Holdings, LLC

330 Madison Avenue

New York, NY 10017

with a copy to:

Proskauer Rose LLP

1585 Broadway

New York, New York 10036

Facsimile: (212) 969-3459

Attention: Alan P. Parnes, Esq.

                     James P. Gerkis, Esq.

Section 7.02    Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original and all of which shall, taken together, be deemed to be one and the same instrument.

Section 7.03    Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties hereto and upon its effectiveness as provided in Section 7.14 supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective heirs, successors, legal representatives and permitted assigns, any rights or remedies hereunder.

Section 7.04    Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.05    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, all other terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06    Successors; Assignment; Amendments; and Waivers.

(a) No Principal may assign this Agreement to any person without the prior written consent of the Corporation; provided, however, that once an Exchange has occurred, any and all payments that may become payable to a Principal pursuant to this Agreement with respect to the Exchanged Units may be assigned to any Person or Persons as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement, agreeing to be bound by Section 7.12 and acknowledging specifically the terms of Section 7.06(b).

(b) Notwithstanding the foregoing provisions of this Section 7.06, no assignee described in the proviso of Section 7.06(a) shall have any rights under this Agreement except for the right to enforce its right to receive payments under this Agreement.

(c) Except with respect to Section 7.19, no provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporation and by Principals who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Principals hereunder if the Corporation had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Principal pursuant to this Agreement since the date of such most recent Exchange); provided, however, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain Principals will or may receive under this Agreement unless all such Principals disproportionately effected consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(d) Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 7.07    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08    Resolution of Disputes.

(a) Any and all claims, disputes and other disagreements arising hereunder (each, a “Dispute”) which are not governed by Section 7.09, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non- performance of this Agreement (including the validity, scope and enforceability of this Section 7.08 and Section 7.09) shall be governed by this Section 7.08. The parties hereto shall attempt in good faith to resolve all Disputes by negotiation. If a Dispute between the parties hereto cannot be resolved in such manner, such Dispute shall, at the request of any party, after providing written notice to the other party or parties to the Dispute, be submitted to arbitration in New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The proceeding shall be confidential. The party initially asserting the Dispute (the “Initiating Party”) shall notify the other party (the “Responding Party”) of the name and address of the arbitrator chosen by the Initiating Party and shall specifically describe the Dispute in issue to be submitted to arbitration. Within 30 days of receipt of such notification, the Responding Party shall notify the Initiating Party of its answer to the Dispute, any counterclaim which it wishes to assert in the arbitration and the name and address of the arbitrator chosen by the Responding Party. If the Responding Party does not appoint an arbitrator during such 30-day period, appointment of the second arbitrator shall be made by the American Arbitration Association upon request of the Initiating Party. The two arbitrators so chosen or appointed shall choose a third arbitrator, who shall serve as president of the panel of arbitrators (the “Panel”) thus composed. If the two arbitrators so chosen or appointed fail to agree upon the choice of a third arbitrator within 30 days from the appointment of the second arbitrator, the third arbitrator will be appointed by the American Arbitration Association upon the request of the arbitrators or either of the parties. In all cases, the arbitrators must be persons who have substantial experience in tax matters and are lawyers admitted to the practice of law in the State of New York. The arbitrators will act by majority decisions. Any decision of the arbitrators shall (i) be rendered in writing and shall bear the signatures of at least two arbitrators, and (ii) identify the members of the Panel, and the time and place of the award granted. Absent fraud or manifest error, any such decision of the Panel shall be final, conclusive and binding on the parties to the arbitration and enforceable by a court of competent jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration; provided, however, that each party shall pay for and bear the costs of its own experts, evidence and legal counsel, unless the arbitrator rules otherwise in the arbitration. The parties shall complete all discovery within 30 days after the Panel is composed, shall complete the presentation of evidence to the Panel within 15 days after the completion of discovery, and a final decision with respect to the matter submitted to arbitration shall be rendered within 15 days after the completion of presentation of evidence. The parties hereto shall cause to be kept a record of the proceedings of any matter submitted to arbitration hereunder. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b) Notwithstanding the provisions of Section 7.08(a), the Corporation may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.08(b), each Principal (i) expressly consents to the application of Section 7.08(c) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporation as such Principal’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Principal in writing of any such service of process, shall be deemed in every respect effective service of process upon the Principal in any such action or proceeding.

(c) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby that is brought in accordance with Section 7.08(b) shall be brought and maintained exclusively in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York located in the County of New York. Each of the parties irrevocably consents to submit to the personal jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding. Process in any such suit, action or proceeding in such courts may be served, and shall be effective, on any party anywhere in the world, whether within or without the jurisdiction of any such court, by any of the methods specified for the giving of Notices pursuant to Section 7.01. Each of the parties irrevocably waives, to the fullest extent permitted by law, any objection or defense that it may now or hereafter have based on venue, inconvenience of forum, the lack of personal jurisdiction and the adequacy of service of process (as long as the party was provided Notice in accordance with the methods specified in Section 7.01) in any suit action or proceeding brought in such courts. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.09    Reconciliation. In the event that the Corporation and the relevant Principal are unable to resolve a disagreement with respect to the matters governed by Sections 2.04, 4.02 and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with either the Corporation or the relevant Principal or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within 15 days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on such date and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. In the event that this reconciliation provision is utilized, the fees of the Expert shall be paid in proportion to the manner in which the dispute is resolved, such that, for example, if the entire dispute is resolved in favor of the Corporation, the relevant Principal shall pay all of the fees, or if the items in dispute are resolved 50% in favor of the Corporation and 50% in favor of the relevant Principal, each of the Corporation and the relevant Principal shall pay 50% of the fees of the Expert. Any Dispute as to whether a Dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporation and the relevant Principal and may be entered and enforced in any court having jurisdiction.

Section 7.10    Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Applicable Principal.

Section 7.11    Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) For the avoidance of doubt, the parties acknowledge that the Corporation is a member and parent of one or more affiliated or consolidated groups of corporations that file a consolidated income tax return pursuant to Sections 1501, et. seq. of the Code and corresponding provisions of state and local law and that (i) the provisions of this Agreement shall be applied with respect to each group as a whole and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated Taxable income of each group as a whole.

(b) If the Corporation or AGI becomes a member of another affiliated or consolidated group of corporations that files a consolidated income Tax return pursuant to Sections 1501, et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to such group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated Taxable income of such group as a whole.

(c) If any entity that is obligated to make an Exchange Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated Tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Exchange Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully Taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset, plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest.

Section 7.12    Confidentiality.

(a) Each Principal and assignee acknowledges and agrees that the information of the Corporation and of its Affiliates is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporation and its Affiliates and successors, concerning AGH and its Affiliates and successors or the other Principals, learned by the Principal heretofore or hereafter. This Section 7.12(a) shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of such Principal in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a Principal to prepare and file his or her Tax returns, to respond to any inquiries regarding the same from any Taxing authority or to prosecute or defend any action, proceeding or audit by any Taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each Principal and assignee (and each employee, representative or other agent of such Principal or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporation, AGH, the Principals and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the Principals relating to such Tax treatment and Tax structure.

(b) If a Principal or assignee commits a breach, or threatens to commit a breach, of any of the provisions of Section 7.12(a), the Corporation shall have the right and remedy to have the provisions of Section 7.12(a) specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries or the other Principals and the accounts and funds managed by the Corporation and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13    Effect of Merger on Prior Agreement. For the avoidance of doubt, the parties hereto agree that the transactions contemplated by the Merger Agreement shall not constitute a Change of Control under the provisions of the Original Agreement.

Section 7.14    Effectiveness: Termination. Except for Section 7.19, this Agreement shall become effective upon the Effective Time (as defined in the Merger Agreement). Section 7.19 of this Agreement shall become effective on the date hereof. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

Section 7.15    U.S. Subsidiaries. For so long as Guarantor owns, directly or indirectly, 50% or more of the voting stock of the Corporation, Guarantor hereby agrees and covenants, subject to Section 7.11, that any corporation or other entity taxable as a corporation for U.S. federal income tax purposes (i) which is created or organized in or under the laws of the United States, any state thereof or the District of Columbia and (ii) of which Guarantor owns or hereinafter shall own, directly or indirectly, stock meeting the stock ownership requirements described in Section 1504(a)(2) of the Code shall be included in the U.S. consolidated federal income tax group of which the Corporation is the parent.

Section 7.16    Acknowledgment. The Principals acknowledge that the Corporation has made available to the Principals or their representatives information regarding the U.S. tax attributes (including net operating losses) of the Corporation.

Section 7.17    Good Faith and Fair Dealing. This Agreement imposes upon each party a duty of good faith and fair dealing in such party’s performance of its obligations under this Agreement that is co-extensive with the implicit duties of good faith and fair dealing under applicable New York law. In furtherance of the foregoing, the Corporation shall not take any action a principal intended purpose of which is to avoid or seek to avoid the

Corporation’s performance of its obligations under this Agreement. The foregoing is not intended in any way to limit the ability of the Corporation to acquire or dispose of any entities or assets, unless a principal intended purpose of such acquisition or disposition is to avoid or seek to avoid the Corporation’s performance of its obligations under this Agreement.

Section 7.18    Assumption Agreement. If the Corporation or AGI (or any direct or indirect parent entity of the Corporation or AGI for which the Corporation or AGI constitutes a majority of such parent entity’s assets (other than in any case the ultimate parent entity of the Corporation or AGI), hereinafter “Holdco”) shall consolidate with or merge into another Person or shall transfer, convey, sell, lease or otherwise dispose of all or substantially all of its properties and assets (whether in one transaction or a series of transactions) to another Person, or stock or other equity interests of the Corporation or AGI or Holdco shall be sold, transferred or otherwise conveyed to another Person (each of the foregoing, a “Transaction”), then the Corporation shall cause the Person formed by such consolidation or into which the Corporation, AGI or Holdco is merged (unless the Corporation or AGI or Holdco is the surviving entity in such consolidation or merger) or the Person which acquires by transfer, conveyance, sale, lease or other disposition of all or substantially all of the properties and assets of the Corporation or AGI or Holdco or acquires stock or other equity interests of the Corporation or AGI or Holdco (for purposes of this section, a “Successor Company”) to be a corporation or partnership that shall expressly assume, prior to or concurrently with (and as a condition to) the Transaction, by an assumption agreement executed and delivered to the Principals, in form and substance reasonably satisfactory to the Principals, the due and punctual payments of all amounts hereunder and the due and punctual performance of every covenant and agreement herein on the part of the Corporation or AGI or Holdco to be performed or observed. Additionally, if at the time of the consummation of the Transaction the Successor Company would not be reasonably capable of satisfying the then remaining likely payment obligations to the Principals under this Agreement when and as such obligations become due, then, prior to or concurrently with (and as a condition to) the Transaction, the Corporation or AGI or Holdco shall provide, or cause the Successor Company to provide, credit support as of the consummation of the Transaction such that, after taking into account such credit support, such then remaining likely payment obligations to the Principals under this Agreement would be, as of the consummation of the Transaction, reasonably capable of being satisfied when they become due.

Section 7.19    Principals.

(a) Track Record. Notwithstanding any confidentiality or other provisions contained elsewhere in this Agreement or in any other agreement, effective as of the Effective Time (as defined in the Merger Agreement), AGI agrees that it shall not object to the use or disclosure by the Principals, either together or individually, for marketing or any other purpose, subject to and in a manner consistent with any applicable laws, of the historic performance data and track record in its entirety relating to any publicly or privately offered pooled investment funds, separately managed accounts or other investment partnerships, vehicles or accounts, or any combination thereof, which are (or were) managed by AGI or any of its subsidiaries and with respect to which either Principal had significant management, executive or investment responsibilities. Subject to the Principals’ compliance with any confidentiality or data privacy requirements reasonably requested by AGI, which requirements shall be consistent with the provisions hereof, upon reasonable prior notice, AGI shall provide the Principals with access to such historical data (and any related back up data and records, including without limitation brokerage statements and financial statements) then in the possession of AGI and commercially reasonably retrievable in order to permit the Principals, or their duly authorized agents, to calculate, prepare and verify past performance results for such accounts in a manner and format compliant with applicable law and Global Investment Professional Standards (to the extent such data has been reported by AGI consistent with GIPS). The Principals shall be responsible for the incremental costs, if any, of maintaining and providing access to such data.

(b) Non-Solicitation. Any provision of the Exchange Agreement or an employment agreement governing the employment of a Principal to the contrary notwithstanding, each Principal agrees and covenants, that he shall not, either individually or acting through a jointly controlled corporation or partnership, directly or indirectly, solicit the institutional clients listed in Exhibit B of either the Artio International Equity Fund or the Artio International Equity II Fund (collectively, the “Funds”) for a period of one (1) year from the Effective Time (as defined in the

Merger Agreement), including without limitation, soliciting intermediaries or affiliates in an effort to solicit the clients listed in Exhibit B or targeted marketing of the Funds’ retail or institutional clients; provided that, the Principals shall not be prohibited from (x) generalized marketing and advertising or (y) providing investment management services to clients or investors who were not solicited in violation of the foregoing and have contacted the Principals. In the event that AGI terminates a Principal’s employment without “Cause” (as defined in such Principal’s employment agreement) or if a Principal terminates his employment with Good Reason (as defined in such Principal’s employment agreement) prior to the Closing, then such Principal shall no longer be subject to the restrictions set forth in this Section 7.19(b). Notwithstanding the foregoing, the parties agree that the non-solicitation and non-compete restrictions imposed on the Principals pursuant to the Exchange Agreement shall be waived solely to the extent necessary to permit the Principals, acting individually or through a jointly controlled partnership or corporation, to operate a registered investment adviser offering mutual funds, privately offered funds and separately managed accounts to institutional and retail clients subject to compliance with the restrictions contained herein.

(c) Good Reason. Each Principal represents and warrants that (i) to such Principal’s knowledge, no event or circumstance has occurred that has given rise to “Good Reason” (as defined in the Exchange Agreement) with respect to the Principal and (ii) the transactions contemplated by the Merger Agreement do not, and will not, give rise to “Good Reason” (as defined in the Exchange Agreement) with respect to the Principal.

(d) Other Agreements. Guarantor hereby agrees that Richard C. Pell will not be identified by Guarantor as a Section 2.2(a)(iii) Employee for purposes of Section 2.2 of the Merger Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation, AGI, AGH and each Principal have duly executed this Agreement as of the date first written above.

ABERDEEN ASSET MANAGEMENT INC.

BY:	/s/ Andrew A. Smith
Name: Andrew A. Smith
Title: Director & COO

[Amended and Restated Tax Receivable Agreement]

ARTIO GLOBAL INVESTORS INC.

By:	/s/ Frank Harte
Name: Frank Harte
Title: CFO

ARTIO GLOBAL HOLDINGS LLC

By:	/s/ Frank Harte
Name: Frank Harte
Title: CFO

Richard C. Pell

Rudolph-Riad Younes

[Amended and Restated Tax Receivable Agreement]

ARTIO GLOBAL INVESTORS INC.

By:
Name:
Title:

ARTIO GLOBAL HOLDINGS LLC

By:
Name:
Title:

/s/ Richard C. Pell
Richard C. Pell

/s/ Rudolph-Riad Younes
Rudolph-Riad Younes

[Amended and Restated Tax Receivable Agreement]

Solely for the purpose of Section 7.15 hereof and the following guarantee:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, for so long as Guarantor owns, directly or indirectly, 50% or more of the voting stock of the Corporation, Guarantor hereby unconditionally guarantees the due and punctual payment and performance of all of the Corporation’s obligations to the Principals under this Agreement. This guaranty is an irrevocable guaranty of payment and performance (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of the Agreement or any assumption of any such guaranteed obligation by any other party.

ABERDEEN ASSET MANAGEMENT PLC

By:	/s/ Gary R. Marshall
Name: Gary R. Marshall
Title: Authorized Signatory

[Amended and Restated Tax Receivable Agreement]

EXHIBIT A

JOINDER

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of                         , by and among Aberdeen Asset Management Inc., a Delaware corporation (the “Corporation”), Artio Global Holdings LLC, a Delaware limited liability company (“AGH”) and                         (“Permitted Transferee”).

WHEREAS, the Permitted Transferee is required to execute and deliver this Joinder pursuant to Section 7.06 of the Tax Receivable Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Permitted Transferee hereby agrees as follows:

Section 1.1.    Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2.    Joinder. Permitted Transferee hereby acknowledges and agrees to become a “Principal” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.

Section 1.3.    Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.01 of the Tax Receivable Agreement.

Section 1.4.    Governing Law. THIS JOINDER SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD MANDATE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature page follows.]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

[PERMITTED TRANSFEREE]

Name:
Address:

Address for Notices:

Signature Page for Joinder by

to the Tax Receivable Agreement

Annex C

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of February 13, 2013, is entered into by and between Aberdeen Asset Management PLC, a public limited company organized and existing under the laws of the United Kingdom (“Parent”), and GAM Holding AG (the “Stockholder”).

WHEREAS, the Stockholder owns (both beneficially and of record) in the aggregate 15,880,844 shares of class A common stock, par value $0.001 per share (“Company Common Stock” and such shares of Company Common Stock together with any shares of Company Common Stock acquired by the Stockholder after the date hereof being collectively referred to herein as the “Shares”) of Artio Global Investors Inc., a Delaware corporation (the “Company”);

WHEREAS, the Company, Parent, and Guardian Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and

WHEREAS, the Stockholder has agreed to enter into this Agreement in order to induce Parent to enter into the Merger Agreement and to consummate the transactions contemplated thereby.

NOW, THEREFORE, in consideration of Parent’s entering into the Merger Agreement and of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

SECTION 2. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a) Title to the Shares. The Stockholder is the record and beneficial owner of 15,880,844 shares of Company Common Stock, which as of the date hereof constitutes all of the shares of Company Common Stock, or any other securities convertible into or exercisable for any shares of Company Common Stock (all collectively being “Company Securities”) owned beneficially and of record by the Stockholder and its Affiliates. The Stockholder and its Affiliates do not have any rights of any nature to acquire any additional Company Securities. Except for (i) that certain Shareholders Agreement, dated September 29, 2009, by and between the Company and the Stockholder, as may be amended from time to time (the “Shareholders Agreement”), (ii) that certain Registration Rights Agreement, dated September 29, 2009, by and among the Company, the Stockholder and the other shareholders party thereto, as may be amended from time to time (the “Registration Rights Agreement”), (iii) proxies and restrictions in favor of Parent granted pursuant to this Agreement and (iv) such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, the Stockholder owns all of such shares of Company Common Stock free and clear of all limitations on voting rights, and has not appointed or granted any proxy, power of attorney or other authorization, which appointment or grant is still effective, with respect to any of such shares of Company Common Stock. The Stockholder has the full ability and authority to vote the Shares as of the date hereof and shall have such ability and authority to vote the Shares through the Effective Time.

(b) Organization. The Stockholder is duly organized, validly existing and in good standing or similar concept under the laws of the jurisdiction of its organization.

(c) Authority Relative to this Agreement. The Stockholder has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors rights generally, and (ii) subject to general principles of equity.

(d) No Conflict. Except for any filings as may be required by applicable federal securities laws, the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person by the Stockholder; (ii) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of the organizational documents of the Stockholder or any other any agreement to which the Stockholder is a party, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture lease or other agreement, instrument, permit, concession, franchise or license, including, without limitation, the Shareholders Agreement; or (iii) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholders property or assets.

SECTION 3. Covenants of Stockholder.

(a) Restriction on Transfer. The Stockholder hereby covenants and agrees that prior to the termination of this Agreement, the Stockholder shall not, directly or indirectly, sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant any proxy to, deposit any Shares into a voting trust, enter into a voting trust agreement or create or permit to exist any additional security interest, lien, claim, pledge, option, right of first refusal, charge or other encumbrance of any nature with respect to the Shares that would limit the ability of the Stockholder to vote the Company Securities in accordance with Section 4 below.

(b) Additional Shares. Prior to the termination of this Agreement, the Stockholder will promptly notify Parent of the number of any new shares of Company Common Stock or any other Company Securities acquired directly or beneficially by the Stockholder, if any, after the date hereof. Any such shares shall automatically become “Shares” within the meaning of this Agreement immediately upon their acquisition by the Stockholder.

(c) Nonsolicitation. Prior to the termination of this Agreement and subject to Section 4(e) below, the Stockholder shall (i) not (whether directly or indirectly through any representative of the Stockholder) engage in any conduct that if conducted by the Company would be prohibited by Section 7.7 of the Merger Agreement after taking into account the terms of such section, and (ii) advise the Company (in order that the Company can timely comply with its obligations under Section 7.7(b) of the Merger Agreement) of the Stockholders receipt of any Acquisition Proposal.

(d) Restrictions on Hedging. Prior to the termination of this Agreement, without Parents prior written consent, the Stockholder shall not directly or indirectly enter into any forward sale, hedging or similar transaction involving any Company Securities by which any of the Stockholder’s voting rights with respect to any such Company Securities are in any way transferred or limited prior to the Effective Time.

(e) Termination of Shareholders Agreement. The Stockholder shall terminate, and Parent shall cause the Company to terminate, the Shareholders Agreement as of the Effective Time and without any liability or obligation to the Company or the Stockholder.

(f) Termination of Registration Rights Agreement. The Stockholder shall terminate, and Parent shall cause the Company to terminate, the Registration Rights Agreement as of the Effective Time and without any liability or obligation to the Company or the Stockholder.

SECTION 4. Voting Agreement.

(a) Voting Agreement. The Stockholder hereby agrees that prior to the termination of this Agreement, at any meeting of the stockholders of the Company however called, and in any action by written consent of the stockholders of the Company, the Stockholder shall, unless the Authorized Parties have voted the Shares pursuant to the irrevocable proxy granted in Section 4(b) hereof, vote the Shares owned beneficially or of record by the Stockholder (whether in person or by delivery of a proxy card) or execute and deliver a written consent with respect to the Shares as follows:

(i) in favor of adoption of the Merger Agreement, and approval of the terms thereof and of the Merger, and the other transactions contemplated thereby;

(ii) against any action or agreement that has or would reasonably be likely to result in any conditions to the Company’s obligations under Article VIII of the Merger Agreement not being satisfied on or prior to the Termination Date;

(iii) against any Acquisition Proposal;

(iv) against any amendments to the Company Organizational Documents if such amendment would reasonably be expected to prevent or materially delay the consummation of the Closing; and

(v) against any other action or agreement that is intended, or would reasonably be expected to, materially impede, interfere with, delay, or postpone the Merger or the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of stock of the Company.

(b) Grant of Proxy. The Stockholder hereby irrevocably grants to and appoints, Parent and each of its designees (the “Authorized Parties” and each an “Authorized Party”), and each of them individually as the Stockholder’s proxy and attorney-in-fact (with full power of substitution) for and in the name, place and stead of the Stockholder, to vote the Shares or execute one or more written consents or approvals in respect of the Shares on or prior to the termination of this Agreement:

(i) in favor of adoption of the Merger Agreement, and approval of the terms thereof and of the Merger, and the other transactions contemplated thereby;

(ii) against any action or agreement that has or would reasonably be expected to result in any conditions to the Company’s obligations under Article VIII of the Merger Agreement not being satisfied on or prior to the Termination Date;

(iii) against any Acquisition Proposal;

(iv) against any amendments to the Company Organizational Documents if such amendment would reasonably be expected to prevent or materially delay the consummation of the Closing; and

(v) against any other action or agreement that is intended, or would reasonably be expected to, materially impede, interfere with, delay, or postpone the Merger or the transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of stock of the Company.

The Stockholder hereby ratifies and confirms that the irrevocable proxy set forth in this Section 4(b) is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the Stockholders duties in accordance with this Agreement. The Stockholder hereby further ratifies and confirms that the irrevocable proxy granted hereby is coupled with an interest and may under no circumstances be revoked prior to the termination of this Agreement (at which time such proxy shall automatically terminate without further action of the parties), except as otherwise provided in this Agreement. Such irrevocable proxy shall be valid until termination of this Agreement. The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Stockholder. Upon the execution of this Agreement, the Stockholder hereby revokes any and all prior proxies or powers of attorney given by the Stockholder with respect to voting of the Shares on the matters contemplated hereby and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Shares on the matters contemplated hereby until after the termination of this Agreement. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the Stockholder’s granting of the proxy contained in this Section 4(b). The Stockholder hereby affirms that the proxy granted in this Section 4(b) is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of the Stockholder under this Agreement. If for any reason the proxy granted herein is found by a court of competent jurisdiction to not be valid, then the Stockholder agrees to vote the Shares in accordance with Section 4(a). For Shares as to which the Stockholder is the beneficial but not the record owner, the Stockholder shall take all necessary actions to cause any record owner of such Shares to irrevocably constitute and appoint Parent and its designees as such record owner’s attorney and proxy and grant an irrevocable proxy to the same effect as that contained herein.

(c) Effect of Company Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, from and after the date of any Company Adverse Recommendation Change in response to an Intervening Event the number of Shares owned beneficially or of record by the Stockholder that are subject to the terms of Sections 4(a) and 4(b) of this Agreement shall be 11,645,952.

(d) Other Voting. The Stockholder shall vote on all issues other than those specified in this Section 4 that may come before a meeting of the stockholders of the Company in its sole discretion, provided that such vote does not contravene the provisions of this Section 4.

(e) Acquisition Proposals; Superior Proposals. Notwithstanding anything to the contrary herein, the Stockholder shall be entitled to participate with the Company and its directors, officers, representatives, advisors or other intermediaries in any negotiations or discussions with any Person (including, without limitation, negotiating or discussing a voting agreement with a Person that would be entered into at any time after the termination of this Agreement), or any preparations therefor, in each case in connection with an Acquisition Proposal or a Superior Proposal to the extent that the Company is permitted to engage in such negotiations or discussions in accordance with Section 7.7 of the Merger Agreement.

SECTION 5. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder as follows:

5.1. Organization. Parent is duly organized, validly existing, and in good standing under the laws of the United Kingdom.

5.2. Authority Relative to this Agreement. Parent has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) subject to general principles of equity.

5.3. No Conflict. The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person by Parent, except for filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the Parent Organizational Documents or any other agreement to which Parent is a party; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to Parent’s property or assets.

SECTION 6. Other Agreements. Parent has not entered into any agreement of a kind on or prior to the date hereof that, if granted after the date of this Agreement, would trigger rights in favor of the Stockholder as contemplated by the Section 7 below, except as otherwise disclosed to the Stockholder on or prior to the Stockholder’s delivery of this Agreement.

SECTION 7. Most Favored Nation. If Parent (i) enters into, or (ii) amends or waives the terms of any, voting or support agreement relating to the Merger Agreement or the transactions contemplated thereby that (in either case) establishes rights for the counterparty stockholder thereto with respect to the matters covered by this Agreement in a manner more favorable to such counterparty stockholder in any material respect than the rights and benefits established in favor of the Stockholder under this Voting Agreement (or provides for covenants and obligations with respect to the matters covered by this Agreement less onerous on the counterparty stockholder thereto than the covenants and obligations imposed on the Stockholder under this Voting Agreement), Parent will as promptly as practicable offer to extend the same to the Stockholder, which will be entitled to accept such offer by written notice delivered to Parent within 10 Business Days of such offer.

SECTION 8. Stop Transfer Order. In furtherance of this Agreement, concurrently herewith the Stockholder hereby does authorize each of the Company and Parent to notify the Company’s transfer agent that there is a stop transfer order with respect to all Company Securities covered by this Agreement (and that this Agreement places limits on the voting and transfer of the Shares).

SECTION 9. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding on any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. In the event of any stock split, stock dividend, merger, consolidation, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock or other voting securities of the Company, the number of Shares shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other Company Securities issued to or acquired by the Stockholder.

SECTION 10. Termination. This Agreement and the proxy granted pursuant to Section 4(b) shall automatically terminate without further action of the parties and this Agreement shall become null and void and have no further force and effect on the first to occur of (a) the Effective Time, (b) the termination of the Merger Agreement or (c) the date the Merger Agreement is amended to reduce the amount of or to change the form of consideration payable to the Company’s stockholders in the Merger.

SECTION 11. Miscellaneous.

(a) Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(b) Specific Performance. The parties hereto agree that, in the event any provision of this Agreement is not performed in accordance with the terms hereof, (i) the non-breaching party will sustain irreparable damages for which there is not an adequate remedy at law for money damages, and (ii) the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(c) Entire Agreement. This Agreement (together with the Merger Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

(d) Assignment. Without the prior written consent of the other party to this Agreement, no party may assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

(e) Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(h) Notices. All notices, requests, demands and other communications under this Agreement (each, a “Notice”) to any party shall be in writing and shall be delivered (i) in person, (ii) sent by nationally recognized overnight courier, or (iii) sent by facsimile transmission (provided the original copy concurrently is delivered by another method provided above in this Section 10(h)), in each case addressed to such party at the address or facsimile number set forth below:

if to Parent:

Aberdeen Asset Management PLC

10 Queen’s Terrace

Aberdeen, Scotland

AB10 1YG

Attention: Company Secretary

Facsimile: (866) 291-5760

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: David K. Boston

Facsimile: (212) 728-8111

if to the Stockholder:

GAM Holding AG

Klausstrasse 10

8034 Zurich

Switzerland

Attention: Scott Sullivan, Group General Counsel

Facsimile: +41 (0) 58 426 30 31

with a copy to:

Freshfield Bruckhaus Deringer

601 Lexington Avenue

New York, N.Y. 10022

Attention: Matthew Jacobson

Facsimile: (212) 277-4001

Each Notice shall be deemed received on the date of receipt by the recipient thereof, if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day; otherwise, such Notice shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any party may change its address or facsimile number for the purpose of this Section 11(h) by giving the other party a Notice of its new address or facsimile number in the manner set forth above.

(i) Governing Law. This Agreement shall be governed by and construed, performed and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles.

(j) Exclusive Jurisdiction. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(k) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(l) Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(m) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) with counterpart signature pages or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Rest of page intentionally blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

ABERDEEN ASSET MANAGEMENT PLC

By:	/s/ Gary R. Marshall
Name: Gary R. Marshall Title: Authorized signatory

GAM HOLDING AG

By:
Name: Title:

[Signature Page to GAM Voting Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

ABERDEEN ASSET MANAGEMENT PLC

By:
Name: Title:

GAM HOLDING AG

By:	/s/ Scott Sullivan
Name: Scott Sullivan Title: General Counsel

By:	/s/ Elmar Zumbuehl
Name: Elmar Zumbuehl Title: Legal Counsel & Corporate Secretary

[Signature Page to GAM Voting Agreement]

Execution Version

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of February 13, 2013, is entered into by and between Aberdeen Asset Management PLC, a public limited company organized and existing under the laws of the United Kingdom (“Parent”), and Richard Pell (the “Stockholder”).

WHEREAS, the Stockholder owns (both beneficially and of record) in the aggregate 5,565,652 shares of class A common stock, par value $0.001 per share (“Company Common Stock” and such shares of Company Common Stock together with any shares of Company Common Stock acquired by the Stockholder after the date hereof being collectively referred to herein as the “Shares”), of Artio Global Investors Inc., a Delaware corporation (the “Company”);

WHEREAS, the Company, Parent, and Guardian Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and

WHEREAS, the Stockholder has agreed to enter into this Agreement in order to induce Parent to enter into the Merger Agreement and to consummate the transactions contemplated thereby;

NOW, THEREFORE, in consideration of Parent’s entering into the Merger Agreement and of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

SECTION 2. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a) Title to the Shares. The Stockholder is the record and beneficial owner of, and has good and valid title to, 5,565,652 shares of Company Common Stock, which as of the date hereof constitutes all of the shares of Company Common Stock, or any other securities convertible into or exercisable for any shares of Company Common Stock (all collectively being “Company Securities”) owned beneficially and of record by the Stockholder and its Affiliates. The Stockholder and its Affiliates do not have any rights of any nature to acquire any additional Company Securities. Except for (i) that certain Shareholders Agreement, dated September 29, 2009, by and between the Company and the Stockholder, as may be amended from time to time (the “Shareholders Agreement”), (ii) that certain Registration Rights Agreement, dated September 29, 2009, by and among the Company, the Stockholder and the other shareholders party thereto, as may be amended from time to time (the “Registration Rights Agreement”), (iii) proxies and restrictions in favor of Parent granted pursuant to this Agreement, and (iv) such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, the Stockholder owns all of such shares of Company Common Stock free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, restrictions, charges, proxies and other encumbrances of any nature, and has not appointed or granted any proxy, power of attorney or other authorization, which appointment or grant is still effective, with respect to any of such shares of Company Common Stock.

(b) Authority Relative to this Agreement. The Stockholder has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) subject to general principles of equity.

(c) No Conflict. Except for any filings as may be required by applicable federal securities laws, the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person by the Stockholder; (ii) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of any agreement to which the Stockholder is a party, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture lease or other agreement, instrument, permit, concession, franchise or license, including, without limitation, the Shareholders Agreement; or (iii) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder’s property or assets.

SECTION 3. Covenants of Stockholder.

(a) Restriction on Transfer. The Stockholder hereby covenants and agrees that prior to the termination of this Agreement, the Stockholder shall not, directly or indirectly, sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant any proxy to, deposit any Shares into a voting trust, enter into a separate voting trust agreement or create or permit to exist any additional security interest, lien, claim, pledge, option, right of first refusal, limitation on voting rights, charge or other encumbrance of any nature with respect to the Shares. Notwithstanding anything to the contrary herein, the Stockholder may make a transfer of Shares by will, for estate or tax planning purposes, for charitable purposes or as charitable gifts or donations (each, a “Permitted Transfer”), provided that such transferee agrees in writing to be bound by all the terms and provisions of this Agreement applicable to the Stockholder and to hold the Shares subject to all the terms and provisions of this Agreement to the same extent as such terms and provisions bind the Stockholder.

(b) Additional Shares. Prior to the termination of this Agreement, the Stockholder will promptly notify Parent of the number of any new shares of Company Common Stock or any other Company Securities acquired directly or beneficially by the Stockholder, if any, after the date hereof. Any such shares shall automatically become “Shares” within the meaning of this Agreement immediately upon their acquisition by the Stockholder.

(c) Nonsolicitation. Prior to the termination of this Agreement, the Stockholder shall (i) not (whether directly or indirectly through any representative of the Stockholder) engage in any conduct that if conducted by the Company would be prohibited by Section 7.7 of the Merger Agreement after taking into account the terms of such section, and (ii) advise the Company (in order that the Company can timely comply with its obligations under Section 7.7(b) of the Merger Agreement) of the Stockholder’s receipt of any Acquisition Proposal.

(d) Restrictions on Hedging. Prior to the termination of this Agreement, without Parent’s prior written consent, the Stockholder shall not directly or indirectly enter into any forward sale, hedging or similar transaction involving any Company Securities, including any transaction by which any of the Stockholder’s economic risks and/or rewards or ownership of, or voting rights with respect to, any such Company Securities are transferred or affected.

(e) Termination of Shareholders Agreement. The Stockholder shall terminate, and Parent shall cause the Company to terminate, the Shareholders Agreement as of the Effective Time and without any liability or obligation to the Company or the Stockholder.

(f) Termination of Registration Rights Agreement. The Stockholder shall terminate, and Parent shall cause the Company to terminate, the Registration Rights Agreement as of the Effective Time and without any liability or obligation to the Company or the Stockholder.

SECTION 4. Voting Agreement

(a) Voting Agreement. The Stockholder hereby agrees that prior to the termination of this Agreement, at any meeting of the stockholders of the Company, however called, in any action by written consent of the stockholders of the Company, or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall vote the Shares owned beneficially or of record by the Stockholder or execute and deliver a written consent with respect to such Shares as follows:

(i) in favor of adoption of the Merger Agreement, and approval of the terms thereof and of the Merger, and the other transactions contemplated thereby;

(ii) against any action or agreement that has or would reasonably be likely to result in any conditions to the Company’s obligations under Article VIII of the Merger Agreement not being satisfied on or prior to the Termination Date;

(iii) against any Acquisition Proposal;

(iv) against any amendments to the Company Organizational Documents if such amendment would reasonably be expected to prevent or materially delay the consummation of the Closing; and

(v) against any other action or agreement that is intended, or would reasonably be expected to, materially impede, interfere with, delay, or postpone the Merger or the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of stock of the Company.

(b) Grant of Proxy. The Stockholder hereby irrevocably grants to and appoints, Parent and each of its designees (the “Authorized Parties” and each an “Authorized Party”), and each of them individually as the Stockholder’s proxy and attorney-in-fact (with full power of substitution) for and in the name, place and stead of the Stockholder, to vote the Shares or execute one or more written consents or approvals in respect of the Shares on or prior to the termination of this Agreement:

(i) in favor of adoption of the Merger Agreement, and approval of the terms thereof and of the Merger, and the other transactions contemplated thereby;

(ii) against any action or agreement that has or would reasonably be expected to result in any conditions to the Company’s obligations under Article VIII of the Merger Agreement not being satisfied on or prior to the Termination Date;

(iii) against any Acquisition Proposal;

(iv) against any amendments to the Company Organizational Documents if such amendment would reasonably be expected to prevent or materially delay the consummation of the Closing; and

(v) against any other action or agreement that is intended, or would reasonably be expected to, materially impede, interfere with, delay, or postpone the Merger or the transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of stock of the Company.

The Stockholder hereby ratifies and confirms that the irrevocable proxy set forth in this Section 4(b) is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the Stockholder’s duties in accordance with this Agreement. The Stockholder hereby further ratifies and confirms that the irrevocable proxy granted hereby is coupled with an interest and may under no circumstances be revoked prior to the termination of this Agreement (at which time such proxy shall automatically terminate without further action of the parties), except as otherwise provided in this Agreement. Such irrevocable proxy shall be valid until termination of this Agreement. The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Stockholder. Upon the execution of this Agreement, the Stockholder hereby revokes any and all prior proxies or powers of attorney given by the Stockholder with respect to voting of the Shares on the matters contemplated hereby and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Shares on the matters contemplated hereby until after the termination of this Agreement. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the Stockholder’s granting of the proxy contained in this Section 4(b). The Stockholder hereby affirms that the proxy granted in this Section 4(b) is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of the Stockholder under this Agreement. If for any reason the proxy granted herein is found by a court of competent jurisdiction to not be valid, then the Stockholder agrees to vote the Shares in accordance with Section 4(a). For Shares as to which the Stockholder is the beneficial but not the record owner, the Stockholder shall take all necessary actions to cause any record owner of such Shares to irrevocably constitute and appoint Parent and its designees as such record owner’s attorney and proxy and grant an irrevocable proxy to the same effect as that contained herein.

(c) Effect of Company Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, from and after the date of any Company Adverse Recommendation Change in response to an Intervening Event the number of Shares owned beneficially or of record by the Stockholder that are subject to the terms of Sections 4(a) and 4(b) of this Agreement shall be 4,081,478.

(d) Other Voting. The Stockholder shall vote on all issues other than those specified in this Section 4 that may come before a meeting of the stockholders of the Company in its sole discretion, provided that such vote does not contravene the provisions of this Section 4.

(e) Actions in Capacity as Director or Officer. The Stockholder is entering into this Agreement solely in his capacity as a stockholder of the Company (and not in any other capacity, including, without limitation, any capacity as a director or officer of the Company). Nothing in this Agreement shall be deemed to govern, limit, affect or relate to any actions, omissions to act, or votes taken or not taken by the Stockholder in his capacity as a member of the Company’s Board of Directors or the Board of Directors or other equivalent governing body of any Subsidiary of the Company, or in his capacity as an officer of the Company or any Subsidiary of the Company, in each case in accordance with the terms of the Merger Agreement, and, for the avoidance of doubt, no such action taken (whatsoever) or omission to act (whatsoever) by the Stockholder in his capacity as a director or officer of the Company or any Subsidiary of the Company in accordance with the terms of the Merger Agreement shall be deemed to violate any of the Stockholder’s obligations under this Agreement.

(f) Acquisition Proposals; Superior Proposals. Notwithstanding anything to the contrary herein, the Stockholder shall be entitled to participate with the Company and its directors, officers, representatives, advisors or other intermediaries in any negotiations or discussions with any Person (including, without limitation, negotiating or discussing a voting agreement with a Person that would be entered into at any time after the termination of this Agreement), or any preparations therefor, in each case in connection with an Acquisition Proposal or a Superior Proposal to the extent that the Company is permitted to engage in such negotiations or discussions in accordance with Section 7.7 of the Merger Agreement.

SECTION 5. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder as follows:

5.1. Organization. Parent is duly organized, validly existing, and in good standing under the laws of the United Kingdom.

5.2. Authority Relative to this Agreement. Parent has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) subject to general principles of equity.

5.3. No Conflict. The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person by Parent, except for filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the Parent Organizational Documents or any other agreement to which Parent is a party; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to Parent’s property or assets.

SECTION 6. Further Assurances. The Stockholder shall, without further consideration, from time to time (and at Parent’s expense), cooperate with Parent in making all filings and obtain all consents as Parent may reasonably request for the purpose of effectuating the matters covered by this Agreement.

SECTION 7. Stop Transfer Order. In furtherance of this Agreement, concurrently herewith the Stockholder hereby does authorize each of the Company and Parent to notify the Company’s transfer agent that there is a stop transfer order with respect to all Shares (and that this Agreement places limits on the voting and transfer of the Shares). The Stockholder further hereby does authorize the Company and the Company’s transfer agent not to register the transfer of any certificate representing any of the Shares unless such transfer is made in accordance with the terms of this Agreement.

SECTION 8. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding on any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. In the event of any stock split, stock dividend, merger, consolidation, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock or other voting securities of the Company, the number of Shares shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other Company Securities issued to or acquired by the Stockholder.

SECTION 9. Termination. This Agreement and the proxy granted pursuant to Section 4(b) shall automatically terminate without further action of the parties and this Agreement shall become null and void and have no further force and effect on the first to occur of (a) the Effective Time, (b) the termination of the Merger Agreement, or (c) the date the Merger Agreement is amended to reduce the amount of or to change the form of consideration payable to the Company’s stockholders in the Merger.

SECTION 10. Miscellaneous.

(a) Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(b) Specific Performance. The parties hereto agree that, in the event any provision of this Agreement is not performed in accordance with the terms hereof, (i) the non-breaching party will sustain irreparable damages for which there is not an adequate remedy at law for money damages, and (ii) the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(c) Entire Agreement. This Agreement (together with the Merger Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

(d) Assignment. Except in connection with a Permitted Transfer permitted in Section 3(a), without the prior written consent of the other party to this Agreement, no party may assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

(e) Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(h) Notices. All notices, requests, demands and other communications under this Agreement (each, a “Notice”) to any party shall be in writing and shall be delivered (i) in person, (ii) sent by nationally recognized overnight courier, or (iii) sent by facsimile transmission (provided the original copy concurrently is delivered by another method provided above in this Section 10(h)), in each case addressed to such party at the address or facsimile number set forth below:

if to Parent:

Aberdeen Asset Management PLC

10 Queen’s Terrace

Aberdeen, Scotland

AB10 1YG

Attention: Company Secretary

Facsimile: (866) 291-5760

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: David K. Boston

Facsimile: (212) 728-8111

if to the Stockholder:

Richard Pell

30 Grace Church Street

Rye, NY 10580

Attention: Richard Pell

Facsimile: (212)203-0716

with a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Attention: Alan P. Parnes

Facsimile: (212) 969-2900

Each Notice shall be deemed received on the date of receipt by the recipient thereof, if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day; otherwise, such Notice shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any party may change its address or facsimile number for the purpose of this Section 10(h) by giving the other party a Notice of its new address or facsimile number in the manner set forth above.

(i) Governing Law. This Agreement shall be governed by and construed, performed and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles.

(j) Exclusive Jurisdiction. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(k) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(l) Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(m) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) with counterpart signature pages or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Rest of page intentionally blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

ABERDEEN ASSET MANAGEMENT PLC

By:	/s/ Gary R. Marshall
Name: Gary R. Marshall
Title: Authorized signatory

RICHARD PELL

[Signature Page to Pell Voting Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

ABERDEEN ASSET MANAGEMENT PLC

By:
Name:
Title:

/s/ Richard Pell
RICHARD PELL

[Signature Page to Pell Voting Agreement]

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of February 13, 2013, is entered into by and between Aberdeen Asset Management PLC, a public limited company organized and existing under the laws of the United Kingdom (“Parent”), and Rudolph-Riad Younes (the “Stockholder”).

WHEREAS, the Stockholder owns (both beneficially and of record) in the aggregate 5,878,956 shares of class A common stock, par value $0.001 per share (“Company Common Stock” and such shares of Company Common Stock together with any shares of Company Common Stock acquired by the Stockholder after the date hereof being collectively referred to herein as the “Shares”), of Artio Global Investors Inc., a Delaware corporation (the “Company”);

WHEREAS, the Company, Parent, and Guardian Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and

WHEREAS, the Stockholder has agreed to enter into this Agreement in order to induce Parent to enter into the Merger Agreement and to consummate the transactions contemplated thereby;

NOW, THEREFORE, in consideration of Parent’s entering into the Merger Agreement and of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

SECTION 2. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a) Title to the Shares. The Stockholder is the record and beneficial owner of, and has good and valid title to, 5,878,956 shares of Company Common Stock, which as of the date hereof constitutes all of the shares of Company Common Stock, or any other securities convertible into or exercisable for any shares of Company Common Stock (all collectively being “Company Securities”) owned beneficially and of record by the Stockholder and its Affiliates. The Stockholder and its Affiliates do not have any rights of any nature to acquire any additional Company Securities. Except for (i) that certain Shareholders Agreement, dated September 29, 2009, by and between the Company and the Stockholder, as may be amended from time to time (the “Shareholders Agreement”), (ii) that certain Registration Rights Agreement, dated September 29, 2009, by and among the Company, the Stockholder and the other shareholders party thereto, as may be amended from time to time (the “Registration Rights Agreement”), (iii) proxies and restrictions in favor of Parent granted pursuant to this Agreement, and (iv) such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, the Stockholder owns all of such shares of Company Common Stock free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, restrictions, charges, proxies and other encumbrances of any nature, and has not appointed or granted any proxy, power of attorney or other authorization, which appointment or grant is still effective, with respect to any of such shares of Company Common Stock.

(b) Authority Relative to this Agreement. The Stockholder has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) subject to general principles of equity.

(c) No Conflict. Except for any filings as may be required by applicable federal securities laws, the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person by the Stockholder; (ii) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of any agreement to which the Stockholder is a party, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture lease or other agreement, instrument, permit, concession, franchise or license, including, without limitation, the Shareholders Agreement; or (iii) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder’s property or assets.

SECTION 3. Covenants of Stockholder.

(a) Restriction on Transfer. The Stockholder hereby covenants and agrees that prior to the termination of this Agreement, the Stockholder shall not, directly or indirectly, sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant any proxy to, deposit any Shares into a voting trust, enter into a separate voting trust agreement or create or permit to exist any additional security interest, lien, claim, pledge, option, right of first refusal, limitation on voting rights, charge or other encumbrance of any nature with respect to the Shares. Notwithstanding anything to the contrary herein, the Stockholder may make a transfer of Shares by will, for estate or tax planning purposes, for charitable purposes or as charitable gifts or donations (each, a “Permitted Transfer”), provided that such transferee agrees in writing to be bound by all the terms and provisions of this Agreement applicable to the Stockholder and to hold the Shares subject to all the terms and provisions of this Agreement to the same extent as such terms and provisions bind the Stockholder.

(b) Additional Shares. Prior to the termination of this Agreement, the Stockholder will promptly notify Parent of the number of any new shares of Company Common Stock or any other Company Securities acquired directly or beneficially by the Stockholder, if any, after the date hereof. Any such shares shall automatically become “Shares” within the meaning of this Agreement immediately upon their acquisition by the Stockholder.

(c) Nonsolicitation. Prior to the termination of this Agreement, the Stockholder shall (i) not (whether directly or indirectly through any representative of the Stockholder) engage in any conduct that if conducted by the Company would be prohibited by Section 7.7 of the Merger Agreement after taking into account the terms of such section, and (ii) advise the Company (in order that the Company can timely comply with its obligations under Section 7.7(b) of the Merger Agreement) of the Stockholder’s receipt of any Acquisition Proposal.

(d) Restrictions on Hedging.Prior to the termination of this Agreement, without Parent’s prior written consent, the Stockholder shall not directly or indirectly enter into any forward sale, hedging or similar transaction involving any Company Securities, including any transaction by which any of the Stockholder’s economic risks and/or rewards or ownership of, or voting rights with respect to, any such Company Securities are transferred or affected.

(e) Termination of Shareholders Agreement. The Stockholder shall terminate, and Parent shall cause the Company to terminate, the Shareholders Agreement as of the Effective Time and without any liability or obligation to the Company or the Stockholder.

(f) Termination of Registration Rights Agreement. The Stockholder shall terminate, and Parent shall cause the Company to terminate, the Registration Rights Agreement as of the Effective Time and without any liability or obligation to the Company or the Stockholder.

SECTION 4. Voting Agreement.

(a) Voting Agreement. The Stockholder hereby agrees that prior to the termination of this Agreement, at any meeting of the stockholders of the Company, however called, in any action by written consent of the stockholders of the Company, or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall vote the Shares owned beneficially or of record by the Stockholder or execute and deliver a written consent with respect to such Shares as follows:

(i) in favor of adoption of the Merger Agreement, and approval of the terms thereof and of the Merger, and the other transactions contemplated thereby;

(ii) against any action or agreement that has or would reasonably be likely to result in any conditions to the Company’s obligations under Article VIII of the Merger Agreement not being satisfied on or prior to the Termination Date;

(iii) against any Acquisition Proposal;

(iv) against any amendments to the Company Organizational Documents if such amendment would reasonably be expected to prevent or materially delay the consummation of the Closing; and

(v) against any other action or agreement that is intended, or would reasonably be expected to, materially impede, interfere with, delay, or postpone the Merger or the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of stock of the Company.

(b) Grant of Proxy. The Stockholder hereby irrevocably grants to and appoints, Parent and each of its designees (the “Authorized Parties” and each an “Authorized Party”), and each of them individually as the Stockholder’s proxy and attorney-in-fact (with full power of substitution) for and in the name, place and stead of the Stockholder, to vote the Shares or execute one or more written consents or approvals in respect of the Shares on or prior to the termination of this Agreement:

(i) in favor of adoption of the Merger Agreement, and approval of the terms thereof and of the Merger, and the other transactions contemplated thereby;

(ii) against any action or agreement that has or would reasonably be expected to result in any conditions to the Company’s obligations under Article VIII of the Merger Agreement not being satisfied on or prior to the Termination Date;

(iii) against any Acquisition Proposal;

(iv) against any amendments to the Company Organizational Documents if such amendment would reasonably be expected to prevent or materially delay the consummation of the Closing; and

(v) against any other action or agreement that is intended, or would reasonably be expected to, materially impede, interfere with, delay, or postpone the Merger or the transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of stock of the Company.

The Stockholder hereby ratifies and confirms that the irrevocable proxy set forth in this Section 4(b) is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the Stockholder’s duties in accordance with this Agreement. The Stockholder hereby further ratifies and confirms that the irrevocable proxy granted hereby is coupled with an interest and may under no circumstances be revoked prior to the termination of this Agreement (at which time such proxy shall automatically terminate without further action of the parties), except as otherwise provided in this Agreement. Such irrevocable proxy shall be valid until termination of this Agreement. The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Stockholder. Upon the execution of this Agreement, the Stockholder hereby revokes any and all prior proxies or powers of attorney given by the Stockholder with respect to voting of the Shares on the matters contemplated hereby and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Shares on the matters contemplated hereby until after the termination of this Agreement. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the Stockholder’s granting of the proxy contained in this Section 4(b). The Stockholder hereby affirms that the proxy granted in this Section 4(b) is given in connection with the execution of the Merger Agreement, and that such proxy is given to secure the performance of the duties of the Stockholder under this Agreement. If for any reason the proxy granted herein is found by a court of competent jurisdiction to not be valid, then the Stockholder agrees to vote the Shares in accordance with Section 4(a). For Shares as to which the Stockholder is the beneficial but not the record owner, the Stockholder shall take all necessary actions to cause any record owner of such Shares to irrevocably constitute and appoint Parent and its designees as such record owner’s attorney and proxy and grant an irrevocable proxy to the same effect as that contained herein.

(c) Effect of Company Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, from and after the date of any Company Adverse Recommendation Change in response to an Intervening Event the number of Shares owned beneficially or of record by the Stockholder that are subject to the terms of Sections 4(a) and 4(b) of this Agreement shall be 4,311,234.

(d) Other Voting. The Stockholder shall vote on all issues other than those specified in this Section 4 that may come before a meeting of the stockholders of the Company in its sole discretion, provided that such vote does not contravene the provisions of this Section 4.

(e) Actions in Capacity as Director or Officer. The Stockholder is entering into this Agreement solely in his capacity as a stockholder of the Company (and not in any other capacity, including, without limitation, any capacity as a director or officer of the Company). Nothing in this Agreement shall be deemed to govern, limit, affect or relate to any actions, omissions to act, or votes taken or not taken by the Stockholder in his capacity as a member of the Company’s Board of Directors or the Board of Directors or other equivalent governing body of any Subsidiary of the Company, or in his capacity as an officer of the Company or any Subsidiary of the Company, in each case in accordance with the terms of the Merger Agreement, and, for the avoidance of doubt, no such action taken (whatsoever) or omission to act (whatsoever) by the Stockholder in his capacity as a director or officer of the Company or any Subsidiary of the Company in accordance with the terms of the Merger Agreement shall be deemed to violate any of the Stockholder’s obligations under this Agreement.

(f) Acquisition Proposals; Superior Proposals. Notwithstanding anything to the contrary herein, the Stockholder shall be entitled to participate with the Company and its directors, officers, representatives, advisors or other intermediaries in any negotiations or discussions with any Person (including, without limitation, negotiating or discussing a voting agreement with a Person that would be entered into at any time after the termination of this Agreement), or any preparations therefor, in each case in connection with an Acquisition Proposal or a Superior Proposal to the extent that the Company is permitted to engage in such negotiations or discussions in accordance with Section 7.7 of the Merger Agreement.

SECTION 5. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder as follows:

5.1. Organization. Parent is duly organized, validly existing, and in good standing under the laws of the United Kingdom.

5.2. Authority Relative to this Agreement. Parent has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditor’s rights generally, and (ii) subject to general principles of equity.

5.3. No Conflict. The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person by Parent, except for filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the Parent Organizational Documents or any other agreement to which Parent is a party; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to Parent’s property or assets.

SECTION 6. Further Assurances. The Stockholder shall, without further consideration, from time to time (and at Parent’s expense), cooperate with Parent in making all filings and obtain all consents as Parent may reasonably request for the purpose of effectuating the matters covered by this Agreement.

SECTION 7. Stop Transfer Order. In furtherance of this Agreement, concurrently herewith the Stockholder hereby does authorize each of the Company and Parent to notify the Company’s transfer agent that there is a stop transfer order with respect to all Shares (and that this Agreement places limits on the voting and transfer of the Shares). The Stockholder further hereby does authorize the Company and the Company’s transfer agent not to register the transfer of any certificate representing any of the Shares unless such transfer is made in accordance with the terms of this Agreement.

SECTION 8. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding on any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. In the event of any stock split, stock dividend, merger, consolidation, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock or other voting securities of the Company, the number of Shares shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other Company Securities issued to or acquired by the Stockholder.

SECTION 9. Termination. This Agreement and the proxy granted pursuant to Section 4(b) shall automatically terminate without further action of the parties and this Agreement shall become null and void and have no further force and effect on the first to occur of (a) the Effective Time, (b) the termination of the Merger Agreement, or (c) the date the Merger Agreement is amended to reduce the amount of or to change the form of consideration payable to the Company’s stockholders in the Merger.

SECTION 10. Miscellaneous.

(a) Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(b) Specific Performance. The parties hereto agree that, in the event any provision of this Agreement is not performed in accordance with the terms hereof, (i) the non-breaching party will sustain irreparable damages for which there is not an adequate remedy at law for money damages, and (ii) the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(c) Entire Agreement. This Agreement (together with the Merger Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

(d) Assignment. Except in connection with a Permitted Transfer permitted in Section 3(a), without the prior written consent of the other party to this Agreement, no party may assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

(e) Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(h) Notices. All notices, requests, demands and other communications under this Agreement (each, a “Notice”) to any party shall be in writing and shall be delivered (i) in person, (ii) sent by nationally recognized overnight courier, or (iii) sent by facsimile transmission (provided the original copy concurrently is delivered by another method provided above in this Section 10(h)), in each case addressed to such party at the address or facsimile number set forth below:

if to Parent:

Aberdeen Asset Management PLC

10 Queen’s Terrace

Aberdeen, Scotland

AB10 1YG

Attention: Company Secretary

Facsimile: (866) 291-5760

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: David K. Boston

Facsimile: (212) 728-8111

if to the Stockholder:

Rudolph-Riad Younes

1 Broad Street, Apt. 31E

Stamford, CT 06901

Attention: Rudolph-Riad Younes

with a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Attention: Alan P. Parnes

Facsimile: (212) 969-2900

Each Notice shall be deemed received on the date of receipt by the recipient thereof, if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day; otherwise, such Notice shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any party may change its address or facsimile number for the purpose of this Section 10(h) by giving the other party a Notice of its new address or facsimile number in the manner set forth above.

(i) Governing Law. This Agreement shall be governed by and construed, performed and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles.

(j) Exclusive Jurisdiction. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(k) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(l) Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(m) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) with counterpart signature pages or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Rest of page intentionally blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

ABERDEEN ASSET MANAGEMENT PLC

By:	/s/ Gary R. Marshall
Name: Gary R. Marshall
Title: Authorized signatory

RUDOLPH-RIAD YOUNES

[Signature Page to Younes Voting Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

ABERDEEN ASSET MANAGEMENT PLC

By:
Name:
Title:

/s/ Rudolph-Riad Younes
RUDOLPH-RIAD YOUNES

[Signature Page to Younes Voting Agreement]

Annex D

PERSONAL AND CONFIDENTIAL

February 13, 2013

Strategic Review Committee of the Board of Directors

Artio Global Investors Inc.

330 Madison Avenue

New York, New York 10017

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Aberdeen Asset Management PLC (“Parent”) and its affiliates) of the outstanding shares of Class A common stock, par value $0.001 per share (the “Shares”), of Artio Global Investors Inc. (the “Company”) of the $2.75 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of February 13, 2013 (the “Agreement”), by and among Parent, Guardian Acquisition Corporation, an indirect wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, the Funds (as defined in the Agreement), any of their respective affiliates and third parties, including GAM Holding Limited, a significant stockholder of the Company (“GAM”), Mitsubishi UFJ Financial Group Inc., a significant stockholder of Parent (“Mitsubishi”), or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for the accounts of Goldman, Sachs & Co. and its affiliates and employees and their customers. We have acted as financial advisor to the Strategic Review Committee of the Board of Directors of the Company (the “Strategic Review Committee”) in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a lender with respect to the Company’s term loan facility (aggregate principal amount $60,000,000) through March 2012 and as a lender with respect to the Company’s revolving credit facility (aggregate principal amount $50,000,000) through March 2012. We have also provided certain investment banking services to Mitsubishi and its affiliates, including The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“Bank of Tokyo”), from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as co-manager with respect to a public offering of Bank of Tokyo’s 0.555% bonds due January 2016 (aggregate principal amount $483,000,000) in January 2011; as co-manager with respect to a public offering of Bank of Tokyo’s 1.510% bonds due April 2021 (aggregate principal amount $236,000,000) in April 2011; as co-manager with respect to a public offering of Bank of Tokyo’s 0.710% bonds due April 2016 (aggregate principal amount $827,000,000) in April 2011; as co-manager with respect to a public offering of Bank of Tokyo’s 0.545% and 1.275% bonds due July 2016 and July 14, 2021, respectively (aggregate principal amount $984,000,000) in July 2011; as co-manager with respect to a public offering of Bank of Tokyo’s 1.120% bonds due October 2021 (aggregate principal amount $129,000,000) in October 2011; as co-manager with respect to a public offering of Bank of Tokyo’s 0.465% bonds due October 2016 (aggregate principal amount $517,000,000) in October 2011; as co-manager with respect to a public offering of Mitsubishi’s 0.460% bonds due January 2017 (aggregate

Strategic Review Committee of the Board of Directors

Artio Global Investors Inc.

February 13, 2013

principal amount $651,000,000) in January 2012; as co-manager with respect to a public offering of Bank of Tokyo’s 1.070% bonds due April 2022 (aggregate principal amount $124,000,000) in April 2012; as co-manager with respect to a public offering of Bank of Tokyo’s 0.410% bonds due April 2017 (aggregate principal amount $495,000,000) in April 2012; as co-manager with respect to a public offering of Bank of Tokyo’s 0.865% bonds due July 2022 (aggregate principal amount $126,000,000) in July 2012; as co-manager with respect to a public offering of Bank of Tokyo’s 0.275% bonds due July 2017 (aggregate principal amount $504,000,000) in July 2012; as co-manager with respect to a public offering of Bank of Tokyo’s 0.820% bonds due January 2023 (aggregate principal amount $112,000,000) in January 2013; and as co-manager with respect to a public offering of Bank of Tokyo’s 0.240% bonds due January 2018 (aggregate principal amount $447,000,000) in January 2013. We may also in the future provide investment banking services to the Company, Parent, the Funds, GAM, Mitsubishi, Bank of Tokyo and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the three fiscal years ended December 31, 2011; the Company’s Registration Statement on Form S-1, including the prospectus contained therein dated September 23, 2009 relating to the Company’s initial public offering of Shares; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company for 2013 and 2014 prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding its assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the asset management industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, the Funds or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date

Strategic Review Committee of the Board of Directors

Artio Global Investors Inc.

February 13, 2013

hereof, of the $2.75 per Share in cash to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $2.75 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company, Parent or the Funds or the ability of the Company, Parent or the Funds to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Strategic Review Committee in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $2.75 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)

Annex E

ARTIO GLOBAL INVESTORS INC.

AMENDED AND RESTATED STOCK INCENTIVE PLAN

Section 1.    Purpose. The purpose of the Artio Global Investors Inc. Stock Incentive Plan, as amended, is (i) to advance the interests of the Company and its Affiliates by attracting and retaining high caliber employees and other key individuals, (ii) to more closely align the interests of recipients of awards with the interest of the Company’s shareholders by increasing the proprietary interest of such recipients in the Company’s growth and success and (iii) to motivate award recipients to act in the long-term best interests of the Company’s shareholders.

Section 2.    Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means (i) any entity that, directly or indirectly, is controlled by or under common control with the Company; and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

“Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Other Stock-Based Award granted under the Plan, which may be denominated or settled in Shares, cash or in such other forms as provided for herein.

“Award Agreement” means any agreement, contract or other instrument or document evidencing any Award granted under the Plan.

“Beneficiary” means a person or persons named by a Participant to receive payments or other benefits or exercise rights in the event of the Participant’s death. If no such person is named by a Participant or the Beneficiary is not eligible to receive payments, such Participant’s Beneficiary shall be the Participant’s estate.

“Board” means the Board of Directors of the Company.

“Change in Control” means the occurrence of any of the following events:

(i) any “person” (as defined in Section 13(d) of the Exchange Act) other than (A) the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its Affiliates, or (B) Julius Baer Holding Ltd. or its Affiliates or Richard Pell or Rudolph-Riad Younes or any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) which includes such person, becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s then outstanding securities (excluding any person who becomes such a beneficial owner in connection with a transaction described in clause (A) of paragraph (iii) below), unless such person acquires beneficial ownership of more than 50% of the combined voting power of the Company’s securities entitled to vote generally in the election of members of the Board (the “Voting Stock”) then outstanding solely as a result of an acquisition of Voting Stock by the Company which, by reducing the Voting Stock outstanding, increases the proportionate Voting Stock beneficially owned by such person to more than 50% of the combined voting power of the Company’s Voting Stock then outstanding; provided, that if a person shall become the beneficial owner of more than 50% of the combined voting power of the Company’s Voting Stock then outstanding by reason of such Voting Stock acquisition by the Company and shall thereafter become the beneficial owner of any additional Voting Stock which causes the proportionate voting power of such Voting Stock beneficially owned by such person to increase to more than 50% of the combined voting power of such Voting Stock then outstanding, such person shall, upon becoming the beneficial owner of such additional Voting Stock, be deemed to have become the beneficial owner of more than 50% of the combined voting power of the Company’s Voting Stock then outstanding other than solely as a result of such Voting Stock acquisition by the Company;

(ii) at any time during a period of twelve consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such twelve-month period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members then constituting the Board; or

(iii) the consummation of (A) a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power or the total fair market value of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of assets of the Company having a total gross fair market value equal to more than 50% of the total gross fair market value of all assets of the Company immediately prior to such transaction or transactions.

Notwithstanding the foregoing, in no event shall a Change in Control be deemed to have occurred with respect to a Participant if the Participant consummates or is part of a “group,” within the meaning of Section 13(d)(3) of the Exchange Act, which consummates the Change in Control transaction. Furthermore, with respect to any Awards granted under the Plan that are not exempt under Section 409A of the Code, any payment resulting from a Change in Control shall only apply if the Change in Control qualifies as a “change in control event” within the meaning of Treasury Regulations Section 1.409A-3(i)(5).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board or such other committee (which may include directors and officers of the Company) as may be designated by the Board. To the extent permitted by applicable law and as otherwise provided in the Plan, the Committee will have the authority to delegate its authority and responsibility to one or more officers of the Company acting singly or as a committee. If the Board does not designate a committee, or the Committee delegates to one or more officers of the Company, references to the “Committee” shall refer to the Board or such officers, as applicable.

“Company” means Artio Global Investors Inc., a Delaware corporation.

“Eligible Director” means a director of the Company who at the relevant time is not an employee of the Company or its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the closing price of a Share on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock exchange on which the Shares trade or are quoted. If the Shares are not so listed or quoted, Fair Market Value shall be the value of a Share as determined by the Committee by the reasonable application of a reasonable method, in a manner consistent with Section 409A of the Code.

“Incentive Stock Option” means an option representing the right to purchase Shares from the Company that is granted pursuant to Section 6, that is intended to meet the provisions of Section 422 of the Code (and any successor provision), and that is identified in an Award Agreement as an Incentive Stock Option.

“Non-Qualified Stock Option” means an option representing the right to purchase Shares from the Company that is granted pursuant to Section 6 and that is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” means an Award granted pursuant to Section 10 of the Plan.

“Participant” means the recipient of an Award granted pursuant to the Plan.

“Performance Award” means an Award granted pursuant to Section 9 of the Plan.

“Plan” means the Artio Global Investors Inc. Stock Incentive Plan, as amended from time to time.

“Qualifying Performance Award” means an Award that the Committee intends should constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code.

“Restricted Stock” means any Share granted pursuant to Section 8.

“Restricted Stock Unit” means a restricted stock unit granted pursuant to Section 8 that is denominated in Shares.

“SAR” or “Stock Appreciation Right” means any stock appreciation right granted to a Participant pursuant to Section 7.

“Share” means a share of the Company’s Class A common stock, par value $0.001 per share.

“Subsidiary” means any corporation, partnership, or other entity at least 50% of the economic interest in the equity of which is owned, directly or indirectly, by the Company.

Section 3.    Administration.

(a) Composition of the Committee. The Plan shall be administered by the Committee. The Committee shall be appointed by the Board and shall consist of not less than three directors. Each Committee member shall be: (i) independent, within the meaning of and to the extent required by applicable rulings and interpretations of the applicable stock exchange on which the Shares trade or are quoted; (ii) a non-employee director within the meaning of Rule 16b-3 of the Exchange Act; and (iii) an outside director pursuant to Section 162(m) of the Code (and any regulations issued thereunder), in each case at such time as the Company and the Plan become subject to the respective regulatory regime. The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. To the extent permitted by applicable law, the Committee may delegate to one or more officers of the Company the authority to grant Awards to individuals (but not to any individual then covered by Section 16 of the Exchange Act). The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine.

(b) Committee’s Authority. Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full power and authority to:

(i) determine the eligibility of Participants generally, and to designate individual Participants;

(ii) determine the type or types of Awards to be granted to each Participant under the Plan;

(iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards;

(iv) determine the terms and conditions of any Award;

(v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

(vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder (provided, however, that any such deferral complies with Section 409A of the Code and does not cause an Award under the Plan that is otherwise exempt from Section 409A of the Code to be subject to Section 409A of the Code);

(vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(ix) make any other determination, including factual determinations, and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) Committee Decisions Binding. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its Affiliates, the shareholders and the Participants.

(d) No Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares pursuant to Section 4(d)) or except with respect to changes as may be required to comply with applicable law, including Section 409A of the Code, the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval.

Section 4.    Shares Available for Awards and Award Limitation.

(a) Aggregate Share Pool. Subject to adjustment as provided in this Section 4(a) and Section 4(d) and Section 13(c), the maximum number of Shares available for issuance under the Plan will not exceed 9,700,000 Shares. To the extent any Award expires, is cancelled, forfeited, exercised or settled or otherwise terminates without the delivery of Shares, the number of Shares not delivered will again be (or will become) available for distribution under the Plan.

(b) Individual Limits. Subject to adjustment as provided in Section 4(d) and Section 13(c), no Participant may receive under the Plan in any calendar year (i) Options and SARs, collectively, that relate to more than 1,750,000 Shares, (ii) Performance Awards (other than Options or SARs) that relate to more than 1,750,000 Shares or (iii) Performance Awards denominated in cash or valued with reference to property other than Shares that allow for a payment in excess of $5,000,000. In the case of a tandem award pursuant to which a Participant’s realization of a portion of such award results in a corresponding reduction to a separate portion of the award, only the number of Shares or the cash amount relating to the maximum possible realization under the award shall be counted for purposes of the limitations above (i.e., without duplication).

(c) Available Shares. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

(d) Equitable Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the

Company, issuance of Shares without the receipt of consideration by the Company or other similar corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may adjust equitably any or all of the following:

(i) the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the limits specified in paragraph (a) above;

(ii) the number and type of Shares (or other securities) subject to outstanding Awards; and

(iii) the grant, purchase, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award or Awards denominated in Shares shall always be a whole number.

Section 5.    Eligibility. Any employee, director, consultant or other advisor of, or any other individual who provides services to, the Company or any Affiliate shall be eligible to be selected to receive an Award under the Plan.

Section 6.    Options. The Committee is hereby authorized to grant Awards of Options to Participants with terms and conditions that the Committee shall determine and set forth in the Award Agreement.

(a) Exercise Price. The exercise price per Share underlying an Option shall be determined by the Committee; provided, however, that such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

(b) Term. The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant thereof.

(c) Exercisability. The Committee shall determine the time or times at which an Option may be exercised in whole or in part.

(d) Methods of Exercise. No Shares shall be delivered by the Company pursuant to an exercise of an Option until payment in full of the exercise price is received by the Company. The Committee shall determine the method or methods by which, and the form or forms, including, without limitation, cash, Shares, other Awards, or any combination thereof, including by cashless exercise, whereby the exercise price shall be paid or deemed to have been paid.

(e) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code (or any successor provision) and any regulations promulgated thereunder.

Section 7.    Stock Appreciation Rights. The Committee is hereby authorized to grant Awards of Stock Appreciation Rights (“SARs”) to Participants with terms and conditions that the Committee shall determine and set forth in the Award Agreement.

(a) Types of SARs. A SAR represents a right of the Participant to receive, upon exercise thereof, the excess of (i) the Fair Market Value of a Share on the date of exercise, over (ii) the exercise price of the SAR on the date of grant. SARs may be granted hereunder to Participants either alone (“stand-alone”) or in tandem with an Option granted under Section 6 (“tandem”).

(b) Tandem SARs. Any tandem SAR may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. In the case of any tandem SAR, the SAR or applicable portion thereof shall not be exercisable until the related Option or applicable portion thereof is exercisable and shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the SAR. Any Option related to any tandem SAR shall no longer be exercisable to the extent the related SAR has been exercised.

(c) Term and Exercise Price. A SAR shall not have a term of greater than 10 years or an exercise price less than 100% of Fair Market Value of the Share on the date of grant.

(d) Method of Exercise. The Committee shall determine the method of exercise of the SAR, the method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to the Participant and any other terms and conditions of the SARs.

Section 8.    Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants with terms and conditions that the Committee shall determine and set forth in an Award Agreement. A Restricted Stock Unit represents the right to receive one Share upon the lapse of restrictions as set forth in an Award Agreement.

(a) Restrictions and Lapsing Events. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote, dispose of, or receive any dividend or other right in respect of, a Share of Restricted Stock), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. The time and manner of payment of cash or delivery of Shares upon settlement of a Restricted Stock Unit or the lapse of restrictions with respect to Restricted Stock shall be determined by the Committee and shall be exempt from or otherwise comply with Section 409A of the Code and any guidance issued thereunder. The Committee may in its discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(b) Restricted Stock. Any share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(c) Dividends and Dividend Equivalent Rights. The Committee in its discretion may permit dividends to be paid with respect to Restricted Stock that may be payable directly to the Participant or provide that dividends may be deferred, including subject to forfeiture until the restrictions with respect to the underlying Restricted Stock lapse. Holders of Restricted Stock Units shall have no rights as shareholders of the Company. The Committee in its discretion may permit the holder of such Restricted Stock Units to receive, upon declaration of a dividend by the Company, a payment of a cash or stock dividend (“dividend equivalent rights”) that may be payable or may be deferred, including subject to forfeiture until the restrictions with respect to the underlying Restricted Stock Units lapse, provided such dividend equivalent rights comply with Section 409A of the Code and any guidance issued thereunder.

Section 9.    Performance Awards. The Committee is hereby authorized to grant Performance Awards to Participants with terms and conditions that the Committee shall determine and set forth in the Award Agreement.

(a) Performance Conditions. Performance Awards may be denominated as a cash amount, number of Shares, or a combination thereof and are Awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

(b) Performance Goals. A Qualifying Performance Award shall include a pre-established formula, such that payment, retention or vesting of the Award, in whole or in part, is subject to the achievement during a performance period or periods, as determined by the Committee, of a prescribed level or levels of, or increases in, in each case as determined by the Committee, one or more performance measures with respect to the Company. The performance measures may include, without limitation, the following: total shareholder return; earnings per Share; book value per Share; Share price; cash flow; free cash flow; net cash provided by operations; working capital management; gross or operating margin; revenue; operating income or profit; earnings; net income or profit; return on equity; return on capital; return on assets or net assets; expense or cost savings; assets under management; net client cash flows; diversification; investment performance; economic value; client retention; employee retention; or any combination of the foregoing, in each case at a moment in time or over a specified performance period. Performance criteria may be measured based on individual performance or the Company’s performance (including, without limitation, any divisional, business unit or other performance), on an absolute (e.g., plan or budget) or relative basis, and may include, without limitation, risk-based adjustments or adjustments for items that are unusual in nature. Relative performance may be measured against a group of peer companies, a financial market index, or other acceptable objective and quantifiable indices. Except in the case of a Qualifying Performance Award, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. In the case of a Qualifying Performance Award, such adjustments may only be made to the extent provided by the Committee with respect to the Qualifying Performance Award as of the date by which the performance measures applicable to the Qualifying Performance Award were required to be specified in accordance with Section 162(m) of the Code.

(c) Other Restrictions. Performance measures may vary from Performance Award to Performance Award, respectively, and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Committee shall have the power to impose such other restrictions on Awards subject to this paragraph (b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto. Notwithstanding any provision of the Plan to the contrary, the Committee shall not be authorized to increase the amount payable under any Award to which this paragraph (b) applies upon attainment of such pre-established formula.

(d) Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Shares, other Awards or other property, or a combination thereof, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a “covered employee” in respect of a Qualifying Performance Award. Any settlement which changes the form of payment from that originally specified with respect to a Qualifying Performance Award shall be implemented in a manner such that the Qualifying Performance Award does not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant. Notwithstanding anything to the contrary, any provision of a Qualifying Performance Award which would cause the Qualifying Performance Award not to be regarded as “performance-based compensation” within the meaning of Section 162(m) of the Code shall be null and void.

Section 10.    Other Stock-Based Awards. The Committee is hereby authorized to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares. These factors may include convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee. The Committee shall determine the terms and conditions of such Awards, which will be set forth in an Award Agreement. Shares delivered pursuant to an Award in the nature of a purchase right shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, notes, or other property, as the Committee may determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted hereunder.

Section 11.    Special Rules for Eligible Directors.

(a) Annual Awards. Each Eligible Director may be granted Awards hereunder, including without limitation Awards prescribed under the director compensation policy of the Company as in effect from time to time.

(b) Deferral of Shares by Eligible Directors. The Committee in its discretion may permit an Eligible Director to elect to defer the receipt of Shares otherwise currently payable to such Eligible Director under paragraph (a) above until such Eligible Director terminates service as a director or such other date or event as permitted under rules established by the Board and uniformly applied.

(c) Settlement. As soon as practicable after an Eligible Director has ceased being a director of the Company or such other date or event elected by an Eligible Director under paragraph (b) above, all Awards not previously paid shall be paid to the Eligible Director or, in the case of the death of the Eligible Director, the Eligible Director’s Beneficiary, in a single payment.

(d) Dividend Equivalents. The Committee in its discretion may provide that an Eligible Director (or Beneficiary) will be eligible to receive certain dividend equivalent amounts. In such event, the dividend equivalent amount will be determined and credited as of each dividend payment date by dividing the aggregate cash dividends that would have been paid had Share credits awarded or credited (but not yet paid) been actual Shares on the record date for such dividend by the Fair Market Value of the Shares on the dividend payment date.

(e) Payment. Payments made to Eligible Directors hereunder will be made in Shares.

Section 12.    General Provisions Applicable to Awards.

(a) Terms and Conditions. The terms and conditions of the Awards generally will be set forth in the Award Agreement. In the event of any inconsistency between the Award Agreement and the Plan, the Plan shall govern.

(b) Form of Consideration. Awards will be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in the form of cash, Shares, other securities or other Awards, or any combination thereof, as determined by the Committee in its discretion at the time of grant.

(c) Tandem Awards. Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(d) Non-Transferability. Except as may be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or pursuant to paragraph (e) below, and (ii) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e) Beneficiary Designation. A Participant may designate a Beneficiary or change a previous Beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose.

(f) Securities Laws. All certificates for Shares and/or Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g) Change in Control. Unless otherwise specifically provided in the applicable Award Agreement, upon a Change in Control, the Committee shall determine whether outstanding Options and/or SARs shall become fully exercisable and/or vested and whether outstanding Awards (other than Options and SARs) shall become fully vested and/or payable or whether restrictions with respect to such Awards shall lapse. In addition, the Committee shall determine the treatment of outstanding Awards in connection with any transaction or transactions resulting in a Change in Control.

Section 13.    Amendments and Termination.

(a) Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval where the Board deems it necessary or desirable to qualify or comply with any tax or regulatory requirement, including if such approval is required by the listed company rules of the stock exchange, if any, on which the Shares are principally traded or quoted, or (ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding Award, except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

(b) Awards. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award, provided, however, that no such action shall adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except to the extent any such action is made to cause the Plan or any Award thereunder to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations.

(c) Adjustments. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including, without limitation, the events described in Section 4(d)), whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d) Cancellation of Awards. Notwithstanding any provision of the Plan or any Award Agreement to the contrary (other than the limitation set forth in Section 13(b)), the Committee may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award.

Section 14.    Miscellaneous.

(a) No Rights to Awards. No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants, or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants hereunder.

(b) Withholding. The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities or other Awards) of required withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action (including, without limitation, providing for elective payment of such amounts in cash or Shares by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(c) Section 409A of the Code. It is the intention of the Company that this Plan be exempt from, or if not so exempt, comply with, the requirements of Section 409A of the Code and any guidance issued thereunder, including, without limitation, the six-month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and the Plan shall be interpreted, operated and administered accordingly. Further, (A) any adjustments made pursuant to Section 4 or Section 13 of the Plan to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with Section 409A of the Code; and (B) any adjustments made pursuant to Section 4 or Section 13 of the Plan that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment the Awards either (i) continue not to be subject to Section 409A of the Code, or (ii) comply with the requirements of Section 409A of the Code. Notwithstanding anything in this Plan to the contrary, the Company does not guarantee the tax treatment of any payments or benefits under this Plan, whether pursuant to the Code, federal, state, local or foreign tax laws or regulations.

(d) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(e) No Right to Continued Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in such Award.

(f) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of New York, without application of the conflict of laws principles thereof.

(g) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(h) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

Section 15.    Term of the Plan.

(a) Effective Date. The Plan, as amended, shall be effective as of the effective date of approval of the Plan by the Board and its shareholders.

(b) Expiration Date. No Award shall be granted under the Plan after August 6, 2019. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted under the Plan may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Annex F

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex G

EFiled: Feb 21 2013 05:23PM EST
Transaction ID 49683403
Case No. 8347

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

OMRI VELVART, Individually and on Behalf of All Others Similarly Situated,	) ) )

Plaintiff,	) ) )	Civil Action No.
vs.	) ) )
ARTIO GLOBAL INVESTORS, INC.,	)
ROBERT JACKSON, DUANE KULLBERG,	)
CHRISTOPHER WRIGHT, FRANCIS	)
LEDWIDGE, RICHARD PELL, TONY	)
WILLIAMS, and GUARDIAN ACQUISITION	)
CORPORATION,	)

Defendants.	) ) )

VERIFIED CLASS ACTION COMPLAINT

Plaintiff Omri Velvart (“Plaintiff”), by and through his attorneys, alleges upon personal knowledge as to himself, and upon information and belief based upon, among other things, the investigation of counsel as to all other allegations herein, as follows:

SUMMARY OF THE ACTION

1. This is a shareholder class action brought by Plaintiff on behalf of holders of the common stock of Artio Global Investors, Inc. (“Artio Global” or the “Company”) to enjoin the acquisition of the publicly owned shares of Artio Global common stock by Aberdeen Asset Management PLC (“Aberdeen” or “Parent”) through its whollyowned subsidiary Guardian Acquisition Corporation, (“Merger Sub”) as detailed herein (“Proposed Transaction”).

2. On February 14, 2013, Artio Global announced that the Company had entered into a definitive merger agreement under which Merger Sub would acquire all of the outstanding shares of Artio Global for $2.75 per share in cash (“Merger Agreement”).

3. Specifically, the Merger Agreement provides that upon approval of a majority of the Company’s shareholders, Merger Sub will be merged and into the Company with the Company surviving as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is referred to herein as the “Surviving Corporation.”

4. The Board of Directors of Artio Global has approved the Proposed Transaction and recommended that the Company’s shareholders approve the Proposed Transaction.

5. At the effective time of the merger, each share of Artio Global common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive $2.75 in cash for each share of Artio Global common stock. This is a 34% premium over the stock’s closing price on February 13, 2013. The Company’s shares recently traded as high as prices of $3.54 on July 3, 2012, $17.82 on April 12, 2011 and $26.00 at the time of the company’s Initial Public Offering (“IPO”) on September 29, 2009. In facilitating the acquisition of Artio Global by Aberdeen for inadequate consideration and through a flawed process, each of the Defendants, as defined herein, breached and/or aided the other Defendants’ breaches of their fiduciary duties.

6. Defendants exacerbated their breaches of fiduciary duty by agreeing to condition the closing of the Proposed Transaction on the completion of the Amended and Restated Tax Receivable Agreement (“Amended Restated TRA”) between Richard Pell, Rudolph-Riad Younes, Aberdeen, Artio Global and related entities. The Amended Restated TRA provides that Messrs. Pell and Younes (the “Principals”) will waive certain provisions relating to a change in control of Artio Global, and in return, Aberdeen will modify certain provision relating to payments that Messrs. Pell and Younes were entitled to under the original tax receivable agreement with the Company from September 29, 2009. As further explained below, the Proposed Transaction provides Mr. Pell, the Company’s Chief Investment Officer and a member of the Company’s Board of Directors, and Mr. Younes, an executive of the Company, with benefits that are not available to public shareholders.

7. The Merger Agreement also provides that Artio Global must pay a termination fee of $5.7 million if the Company wishes to terminate the Merger Agreement to enter into a new agreement with a different buyer who makes a superior proposal. The Merger Agreement further provides that the Company may not solicit other offers from other potential bidders and that Parent will have matching rights, which provide Parent with at five days to revise their offer if Artio Global receives an unsolicited, superior offer from an alternative bidder. Concurrently with the Merger Agreement, the Company executed a voting agreement with GAM Holding AG (“GAM”), Richard Pell and Rudolph-Riad Younes to vote their approximate 45% of the Company’s outstanding shares in favor of the Proposed Transaction. These provisions have exacerbated Defendants’ breaches of fiduciary duty by agreeing to lock up the Proposed Transaction with deal protection devices that preclude other bidders from making successful competing offers for the Company.

8. For these reasons and as set forth in detail herein, Plaintiff seeks to enjoin Defendants from taking any steps to consummate the Proposed Transaction or, in the event the Proposed Transaction is consummated, recover damages resulting from the Individual Defendants’ (as defined herein) violations of their fiduciary duties and from Artio Global and Merger Sub.

PARTIES

9. Plaintiff is, and at all relevant times was, a continuous stockholder of Defendant Artio Global.

10. Defendant Artio Global is a corporation organized and existing under the laws of the State of Delaware with its principal executive offices located at 330 Madison Avenue New York, NY 10017. The company offers a select group of investment strategies, including High Grade Fixed Income, High Yield, International Equity, and Global Equity. Access to these strategies is offered through a variety of investment vehicles, including separate accounts, commingled funds and mutual funds.

11. Defendant Robert Jackson is member of the Board of Directors of Artio Global and has been a director since March 2011.

12. Defendant Duane Kullberg is a member of the Board of Directors of Artio Global and has been a director since 2009.

13. Defendant Christopher Wright is a member of the board of directors of Artio Global and has been a director since January 2013.

14. Defendant Francis Ledwidge is the Chairman of the board of directors of Artio Global and has served in that role since November 2012. He has been a member of the board of directors of Artio Global since 2009.

15. Defendant Richard Pell is the Chief Investment Officer and a member of Artio Global’ board of directors. He was Chief Executive Officer from December 2007 until November 2012 and served as Chairman of the board of directors from September 2009 until November 2012.

16. Defendant Tony Williams is the Chief Executive Officer and a member of the board of directors of Artio Global and was appointed to those positions in November 2012. He was previously the Company’s President since October 2011, and the Company’s Chief Operating Officer since December 2007.

17. Collectively, Defendants listed in ¶¶11-16 are referred to as the “Individual Defendants”.

18. Defendant Merger Sub is a Delaware Corporation and an indirect wholly owned subsidiary of Aberdeen.

19. Collectively, Artio Global, Merger Sub, and the Individual Defendants are referred to herein as the “Defendants.”

THE FIDUCIARY DUTIES OF THE INDIVIDUAL DEFENDANTS

20. By reason of the Individual Defendants’ positions with the Company as officers and/or directors, said individuals are in a fiduciary relationship with Plaintiff and the other public shareholders of Artio Global (the “Class”) and owe Plaintiff and the other members of the Class the duties of good faith, fair dealing, and loyalty.

21. By virtue of their positions as directors and/or officers of Artio Global, the Individual Defendants, at all relevant times, had the power to control and influence, and did control and influence and cause Artio Global to engage in the practices complained of herein.

22. Each of the Individual Defendants is required to act in good faith, in the best interests of the Company’s shareholders and with due care, including reasonable inquiry. In a situation where the directors of a publicly traded company undertake a transaction that may result in a change in corporate control, the directors must take all steps reasonably required to maximize the value shareholders will receive rather than use a change of control to benefit themselves. To diligently comply with this duty, the directors of a corporation may not take any action that:

(a) adversely affects the value provided to the corporation’s shareholders;

(b) contractually prohibits them from complying with or carrying out their fiduciary duties;

(c) discourages or inhibits alternative offers to purchase control of the corporation or its assets; or

(d) will otherwise adversely affect their duty to search for and secure the best value reasonably available under the circumstances for the corporation’s shareholders.

23. Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction, violated duties owed to Plaintiff and the other public shareholders of Artio Global, including their duties of loyalty, good faith and independence, insofar as they, inter alia, engaged in self-dealing and obtained for themselves personal benefits, including personal financial benefits, not shared equally by Plaintiff or the public shareholders of Artio Global common stock.

CLASS ACTION ALLEGATIONS

24. Plaintiff brings this action on his own behalf and as a class action pursuant to Rule 23 on behalf of all holders of Artio Global common stock who are being and will be harmed by Defendants’ actions described below (“Class”). Excluded from the Class are Defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the Defendants.

25. This action is properly maintainable as a class action because:

a. The Class is so numerous that joinder of all members is impracticable. As of February 13, 2013, 60,508,304 shares of Company Common Stock were issued and outstanding. The actual number of public shareholders of Artio Global will be ascertained through discovery.

b. There are questions of law and fact that are common to the Class, including:

i) whether the Individual Defendants have breached their fiduciary duties with respect to Plaintiff and the other members of the Class in connection with the Proposed Transaction;

ii) whether the Individual Defendants have breached their fiduciary duty to obtain the best price available for the benefit of Plaintiff and the other members of the Class in connection with the Proposed Transaction; and

iii) whether Plaintiff and the other members of the Class would suffer irreparable injury were the Proposed Transaction complained of herein consummated.

c. Plaintiff is an adequate representative of the Class, and has retained competent counsel experienced in litigation of this nature and will fairly and adequately protect the interests of the Class.

d. Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class.

e. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.

f. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

SUBSTANTIVE ALLEGATIONS

A. The Proposed Transaction

26. Artio Global, together with its subsidiaries and related companies, provides investment management services to institutional and mutual funds. The Company manages and advises the Artio Global Funds, commingled institutional investment vehicles, separate accounts, sub-advisory accounts, and a hedge fund. The Company also invests in select new product initiatives, by providing critical asset mass or “seed money investments”.

27. Prior to September 29, 2009, Artio Global was a wholly-owned subsidiary of GAM, a Swiss Corporation. On September 29, 2009, the Company completed an IPO of 25.0 million shares on the Company’s Class A common stock at a price of $26.00. Following the IPO, GAM owned approximately 27.9% of the outstanding shares of the Company’s stock through its ownership of the outstanding shares of the Company’s Class C common stock.

28. According to the Company’s 10Q filed with the U.S. Securities and Exchange Commission on November 13, 2009, Mssrs. Pell and Younes, each made various transactions immediately prior to the Company’s IPO, resulting in their ownership of approximately a 26% interest in the Company.

Each Principal had a 15% Class B profits interest in Artio Global, which was accounted for as compensation for financial accounting purposes. Immediately prior to the IPO, each Principal exchanged his Class B profits interest for a 15% non-voting Class A membership interest in [Artio Global] (“New Class A Units”). Each Principal also purchased, at par value, nine million shares of voting, non-participating, Investors’ Class B common stock (“Class B common stock”). In addition, the Principals entered into a tax receivable agreement with the Company (see Note 4. Tax Receivable Agreement). Upon the exchange of their Class B profits interests for vested New Class A Units, the fair value of the Class B profits interests was adjusted to reflect the offering price of Class A common stock, and totaled $468.0 million. This resulted in an additional compensation charge related to the redemption value of the Class B profits interests of $215.8 million that was recorded concurrent with the IPO and represents the difference between the fair value of $468.0 million and the related liability immediately prior to the IPO of $252.2 million ($201.9 million as of December 31, 2008). In addition, we recorded a compensation charge of $97.9 million relating to the estimated present value of the tax receivable agreement (see Note 4. Tax Receivable Agreement). As the Principals’ new economic interests will be accounted for as equity, the adjusted liability of $565.9 million was reclassified into Additional paid-in capital on our Consolidated Statement of Financial Position. The related deferred tax asset of $110.3 million ($88.3 million as of December 31, 2008) was de-recognized and charged to expense. The Principals’ New Class A Units, representing an approximate 26% interest in [Artio Global], are accounted for by us as non-controlling interests.

29. On February 14, 2013, Artio Global issued a press release announcing the Proposed Transaction:

Artio Global Investors Inc. Enters into Agreement to be Acquired by Aberdeen Asset Management PLC

NEW YORK—(BUSINESS WIRE)—Feb. 14, 2013—Artio Global Investors Inc. (NYSE: ART) (“Artio Global” or the “Company”), today announced that it has entered into an agreement and plan of merger (the “Merger Agreement”) with Aberdeen Asset Management PLC (“Aberdeen”), a global asset management firm listed on the London Stock Exchange, pursuant to which Aberdeen will acquire Artio Global for $2.75 in cash per share (the “Transaction”). The price represents a premium of approximately 34% over the closing price of Artio Global’s common stock as of February 13, 2013, and a premium of approximately 37% over the average closing price of Artio Global’s common stock during the 30 trading days ending February 13, 2013.

“I am delighted to be able to announce this merger, which we believe will be very beneficial for our clients and shareholders,” said Tony Williams, Chief Executive Officer of Artio Global. “Aberdeen brings vast financial strength, with a market cap of over $7.5 billion, and has a strong investment-centric culture consistent with Artio Global’s.”

“Our High Grade and Global High Yield teams will form a core part of Aberdeen’s fixed income capabilities, enhanced by the depth of its resources. We will continue to manage our International Equity and Global Equity strategies until the anticipated closing date, at which time Aberdeen will assume investment management responsibilities for them, subject to client consent. Aberdeen has a strong record of investment performance and we are confident that our clients will benefit from its robust investment process and global footprint of analytical resources.”

Artio Global’s Board of Directors, acting on the recommendation of a special committee of independent directors, unanimously approved the Merger Agreement and resolved to recommend that the Company’s shareholders vote to authorize and approve the Transaction.

Concurrently with the execution of the Merger Agreement, GAM Holding AG, Richard Pell and Rudolph-Riad Younes, have entered into voting agreements providing that they will vote in favor of the Transaction. In aggregate, these shareholders represent approximately 45% of the Company’s outstanding shares as of February 13, 2013. In addition, Messrs. Pell and Younes entered into an amended and restated tax receivable agreement with Aberdeen and Artio Global pursuant to which, effective at closing of the Transaction, Messrs. Pell and Younes agreed to waive certain provisions relating to a change in control of

Artio Global and Aberdeen agreed to modify certain provisions relating to payments that Messrs. Pell and Younes were entitled to under the original tax receivable agreement.

The Transaction, which is currently expected to close by the end of the second quarter or early in the third quarter of 2013, is subject to customary closing conditions, including, U.S. antitrust approval, approval of a majority of Artio Global shareholders and approval of certain Artio Global mutual fund shareholders.

Goldman Sachs & Co. is acting as financial advisor and Davis Polk & Wardwell LLP is acting as legal advisor to the special committee of Artio Global’s Board of Directors. J.P. Morgan Limited is acting as financial advisor and Willkie Farr & Gallagher LLP is acting as legal advisor to Aberdeen.

C. The Unfair Price

30. As discussed herein, the $2.75 per share consideration offered in the Proposed Transaction is inadequate. This offer price is a discount of almost 90% from the common stock’s IPO price of $26.00 on September 29, 2007. The Company’s shares recently traded at a high price of $3.54 on July 2, 2012.

31. According to Bloomberg, the Company’s revenue, total assets, and free cash flow multiples for the proposed transaction fall below the multiples for comparable transactions.

32. Artio Global, if properly exposed to the market for corporate control, would bring a price materially in excess of the amount offered in the Proposed Transaction.

D. Self-Dealing

33. In its press release announcing the Proposed Transaction, the Company announced that:

At the time of Artio Global’s initial public offering, on September 29, 2009, Artio Global and Richard Pell and Rudoph-Riad Younes (the “Principals”) entered into a Tax Receivable Agreement (the “TRA”). In connection with and as an inducement for Aberdeen and Merger Subsidiary to enter into the Merger Agreement, the Principals, Artio Global, Artio Global Holdings LLC, Aberdeen and Aberdeen Asset Management Inc. entered into an Amended and Restated Tax Receivable Agreement (the “Amended Restated TRA”), in which the parties agreed to certain changes to the TRA, effective upon the closing of the Merger, including without limitation:

•

Beginning in 2014, the tax benefit payments to the Principals would be based on actual taxable income of the new consolidated group. Under the TRA, tax benefit payments would have become fixed, assuming full utilization of all available tax benefits each year, upon a change of control, but for the changes agreed to by the Principals in the Amended Restated TRA which eliminated this prior benefit in their favor.

•

The Amended Restated TRA would not affect the treatment of the 2012 benefit or the 2012 net operating loss (“NOL”) carryback to 2011, all of which have already accrued on Artio Global’s balance sheet. For 2013, Artio Global would pay the Principals 85% of 35% of the amount of the tax benefit items for 2013, an estimated $7.0 million payment, a material portion of which will have accrued on Artio Global’s balance sheet by the Effective Time;

•

Beginning in 2014, unlike under the TRA originally, Aberdeen’s U.S. NOLs would be taken into account before Artio Global’s historic tax benefits, which could reduce the likelihood or amount of payments to the Principals. If the Principals do not receive a tax benefit payment in a given year as a result of this ordering rule, and thereafter begin to receive such payments, they are entitled to 100% of the tax benefit payments (attributable to Artio Global’s historic tax benefits) until they catch up to an 85%/15% split of such benefits (to which they would have been originally entitled under the TRA);

•	All references in the TRA to changes of control would be deleted, permanently eliminating potential change of control benefits to the Principals that had applied under the TRA originally; and

•	Payment obligations to the Principals under the Amended Restated TRA would be guaranteed by Aberdeen to the extent amended under the Amended Restated TRA.

34. The Amended Restated TRA provides Mssrs. Pell and Younes with substantial tax benefits and guarantees in exchange for their the elimination of potential change of control benefits. In negotiating and entering into this Amended Restated TRA, Defendants have secured benefits for Company’s insiders that will not be shared by other public shareholders.

E. The Preclusive Deal Protection Devices

35. Despite the unfair price, the Merger Agreement has a number of provisions that makes it more difficult for another buyer to purchase the Company.

36. Specifically, if the Company terminates the Proposed Transaction, the Company must pay to Parent a termination fee of $5,700,000, or over 3% of the Proposed Transaction estimated total value. Thus, if the Company decides to pursue another offer, the alternate bidder would essentially be required to pay a naked premium for the right to provide the shareholders with a superior offer.

37. The Company further exacerbated the unfair terms of the Proposed Transaction by entering into a voting agreement with GAM Holding AG, Richard Pell and Rudolph-Riad Younes, to vote their share in favor of the Transaction. In aggregate, these shareholders represent approximately 45% of the Company’s outstanding shares as of February 13, 2013, thus making majority approval of the Proposed Transaction a virtual fait accompli.

38. The Company also improperly limited its ability to properly shop the Company by agreeing to a strict non-solicitation clause and matching-rights provisions. These provisions prevent the Company or any of its subsidiaries from soliciting, initiating, or knowingly facilitating the submission of inquiries, proposals or offers for the acquisition of the Company. If such a superior offer is made to acquire the Company, the Company is required to provide Aberdeen with the material terms of the superior offer and then provide Aberdeen with five business days to revise the terms of its offer.

39. Collectively, these provisions substantially and improperly limit the Board’s ability to act with respect to investigating and pursuing superior proposals and alternatives, including a sale of all or part of Artio Global.

FIRST CAUSE OF ACTION

(Against the Individual Defendants for Breach of Fiduciary Duties)

40. Plaintiff repeats and realleges each allegation set forth herein.

41. The Individual Defendants have violated fiduciary duties owed to public shareholders of Artio Global.

42. By the acts, transactions and courses of conduct alleged herein, the Individual Defendants have failed to obtain for Artio Global’s public shareholders the highest value available for Artio Global in the marketplace.

43. As demonstrated by the allegations above, the Individual Defendants breached their fiduciary duties owed to the shareholders of Artio Global because they failed to take steps to maximize the value of Artio Global to its public shareholders in a change of control transaction.

44. As a result of the actions of defendants, Plaintiff and the Class will suffer irreparable injury in that they have not and will not receive the highest available value for their equity interest in Artio Global. Unless the Individual Defendants are enjoined by the Court, they will continue to breach their fiduciary duties owed to Plaintiff and the members of the Class, all to the irreparable harm of the members of the Class.

45. Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from immediate and irreparable injury, which the Individual Defendants’ actions threaten to inflict.

SECOND CAUSE OF ACTION

(Against Artio Global and Merger Sub for Aiding and Abetting the

Individual Defendants’ Breaches of Fiduciary Duty

46. Plaintiff repeats and realleges each allegation set forth herein.

47. Artio Global and Merger Sub have acted and are acting with knowledge of, or with reckless disregard to, the fact that the Individual Defendants are in breach of their fiduciary duties to Artio Global’s public shareholders, and have participated in such breaches of fiduciary duties.

48. Artio Global and Merger Sub knowingly aided and abetted the Individual Defendants’ wrongdoing alleged herein. In so doing, Artio Global and Merger Sub rendered substantial assistance in order to effectuate the Individual Defendants’ plan to consummate the Proposed Transaction in breach of their fiduciary duties.

49. Plaintiff has no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands relief in his favor and in favor of the Class and against Defendants as follows:

A. Declaring that this action is properly maintainable as a Class action and certifying Plaintiff as Class representatives;

B. Enjoining Defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Proposed Transaction, unless and until the Company adopts and implements a procedure or process to obtain a merger agreement providing the best available terms for shareholders;

C. Rescinding, to the extent already implemented, the Proposed Transaction or any of the terms thereof, or granting Plaintiff and the Class rescissory damages;

D. Directing the Individual Defendants to account to Plaintiff and the Class for all damages suffered as a result of the wrongdoing;

E. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorney’ and experts’ fees; and

F. Granting such other and further equitable relief as this Court may deem just and proper.

Dated: February 21, 2013	MARK ANDERSEN, P.A.

/s/ Eric M. Andersen
Eric M. Andersen (No. 4376)
1201 N. Orange St., 3rd Floor
Wilmington, DE 19801
Email: ericandersen@attorney-cpa.com
Telephone: (302) 559-2119

OF COUNSEL:

KAHN SWICK & FOTI, LLC
Kim E. Miller
500 Fifth Ave., Suite 1810
New York, NY 10110
Telephone: (212) 696-3730
Facsimile: (504) 455-1498
Email: kim.miller@ksfcounsel.com

Lewis S. Kahn
206 Covington Street
Madisonville, Louisiana 70447
Telephone: (504) 455-1400
Facsimile: (504) 455-1498
Email: lewis.kahn@ksfcounsel.com

Attorneys for Plaintiff

Annex H

EFiled: Mar 01 2013 07:59PM EST
Transaction ID 49889830
Case No. 8376

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

HARRY WALDNER, Individually And On Behalf Of All Others Similarly Situated,
Plaintiff,
v.	C.A. No.
ARTIO GLOBAL INVESTORS INC.,
CHRISTOPHER B. WRIGHT, DUANE R.
KULLBERG, ROBERT T. JACKSON,
FRANCIS J. LEDWIDGE, TONY WILLIAMS,
RICHARD PELL, ABERDEEN ASSET
MANAGEMENT PLC and GUARDIAN
ACQUISITION CORPORATION,
Defendants.

CLASS ACTION COMPLAINT

Plaintiff, Harry Waldner (“Plaintiff”), by and through his attorneys, alleges upon information and belief, except to paragraph 11 which is alleged upon personal knowledge, as follows:

SUMMARY OF THE ACTION

1. This is a shareholder class action brought by Plaintiff on behalf of holders of the common stock of Artio Global Investors Inc. (“Artio” or the “Company”) to enjoin the acquisition of the publicly owned shares of Artio common stock by Aberdeen Asset Management PLC (“Aberdeen”), and its wholly owned subsidiary Guardian Acquisition Corporation (“Merger Sub”), as detailed herein (the “Proposed Transaction”).

2. On February 14, 2013, Artio and Aberdeen jointly announced that they had reached a definitive Agreement and Plan of Merger whereby Aberdeen, through its wholly owned subsidiary, would acquire all outstanding shares of Artio for $2.75 in cash per share (“Merger Agreement”) in a transaction valued at approximately $175 million.

3. Specifically, the Merger Agreement provides that upon approval of a majority of Artio shareholders, Merger Sub will merge with and into Artio, whereupon the separate existence of Merger Sub will cease and Artio will be the surviving corporation and an indirect wholly owned subsidiary of Aberdeen (“Merger”). At the effective time of the Merger, each share of Artio common stock outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $2.75 in cash, without interest and less any applicable withholding taxes.

4. Beginning in 2010, Artio’s stock price languished mostly due to the poor performance of its international equity funds. As a result of these losses, the Company changed its business strategy by concentrating on managing its expenses, maintaining the strength of its balance sheet, and focusing on investing for future growth. Fortunately, the Company has been able to stabilize its losses.

5. Aberdeen is well aware of Artio’s improving financial metrics. Aberdeen recognized that it had an opportunity to cash in on Artio’s undervalued stock price by acquiring the Company before it fully recovered through Artio’s initiatives to improve financial performance. Thus, Aberdeen, in possession of non-public information regarding the performance of Artio, is taking advantage of its position to acquire the Company at a substantial discount to its true value.

6. Accordingly, the consideration offered in the Proposed Transaction is unfair and grossly inadequate, because among other things, the intrinsic value of Artio’s common stock is materially in excess of the amount offered, given the Company’s anticipated operating results, net asset value and future profitability. While the Company’s shareholders are offered grossly inadequate consideration, each of the Individual Defendants (defined herein) and other key executives will reap windfall benefits from the Proposed Transaction in the form of payments for both vested and unvested stock options, stock appreciation rights, restricted stock, continued employment with the new company, retention bonuses, and severance payments.

7. To ensure the success of the Proposed Transaction, Artio’s Board of Directors (the “Board”) locked up the deal by agreeing to impermissible “deal-protection” devices, effectively rendering the Proposed Transaction a fait d’accompli. For example, the Board agreed to: (i) a “no-shop” provision that prevents the Company from negotiating with or providing confidential Company information to competing bidders except under extremely limited circumstances; (ii) a “matching rights” provision that allows Aberdeen five (5) business days to match any competing proposal in the unlikely event that one emerges; and (iii) a $5.7 million termination fee to be paid to Aberdeen if the Board agrees to a competing proposal.

8. In a further attempt to lock up the Proposed Transaction, shareholders, GAM Holding AG (“GAM Holding”) (Artio’s former parent company), Richard Pell (“Pell”) (Artio’s former Chairman and Chief Executive Officer and current Chief Investment officer) and Rudolph-Riad Younes (“Younes”) (Artio’s current Head of International Equities), representing approximately 45% of the Company’s outstanding shares, entered into Voting Agreements whereby they committed to vote their shares in favor of the Proposed Transaction. Consequently, only approximately 10% of the shares not owned by GAM Holding, Pell and Younes are needed to vote yes to approve the Proposed Transaction.

9. In pursuing the unlawful plan to facilitate the acquisition of Artio by Aberdeen for grossly inadequate consideration, through a flawed process, each of the Defendants (as defined herein) violated applicable law by directly breaching and/or aiding the other Defendants’ breaches of their fiduciary duties of loyalty, due care, independence, good faith and fair dealing.

10. For these reasons and as set forth in detail herein, Plaintiff seeks to enjoin Defendants from taking any steps to consummate the Merger or, in the event the Merger is consummated, recover damages resulting from the Individual Defendants’ violations of their fiduciary duties of loyalty, good faith and due care.

THE PARTIES

11. Plaintiff Harry Waldner is, and at all relevant times was, a continuous stockholder of defendant Artio.

12. Artio is a corporation organized and existing under the laws of Delaware, with its principal executive offices located at 330 Madison Avenue, New York, New York 10017. Artio, through an indirect registered investment adviser subsidiary, invests in global fixed income and equity markets primarily for institutional and intermediary clients. Investment strategies offered include High Grade Fixed Income, High Yield, International

Equity and Global Equity through vehicles including separate accounts, commingled funds and mutual funds. Artio stock is listed on the New York Stock Exchange under the symbol “ART.”

13. Defendant Christopher B. Wright (“Wright”) has been a director of the Company since January 2013. Wright is a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

14. Defendant Duane R. Kullberg (“Kullberg”) has been a director of the Company since 2009. Kullberg is Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee.

15. Defendant Robert T. Jackson (“Jackson”) has served as a director of the Company since March 2011. Jackson is a member of both the Audit Committee and Compensation Committee.

16. Defendant Francis J. Ledwidge (“Ledwidge”) joined the Company in 2009 as a director and has been Chairman of the Company’s Board of Directors since November 2012. Ledwidge is Chairman of the Compensation Committee and a member of both the Audit Committee and the Nominating and Corporate Governance Committee.

17. Defendant Tony Williams (“Williams”) has served as CEO and a director of the Company since November 2012. Williams was previously the Company’s President since October 2011, the Chief Operating Officer since December 2007 and a member of the Board of Directors from 2004 through September 2009.

18. Defendant Richard Pell (“Pell”) has served as a director of the Company since 2009. Pell has been the Company’s Chief Investment Officer since 1995, Chief Executive Officer (“CEO”) from December 2007 until November 2012 and served as Chairman of the Board of Directors from September 2009 until November 2012.

19. Defendants Wright, Kullberg, Jackson, Ledwidge, Williams, and Pell are collectively referred to hereinafter as the “Individual Defendants.”

20. Each of the Individual Defendants herein is sued individually, and as an aider and abettor, as well as in his or her capacity as an officer and/or director of the Company, and the liability of each arises from the fact that he or she has engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.

21. Defendant Aberdeen is company organized under the laws of the United Kingdom and headquartered in Aberdeen, Scotland. Aberdeen is an asset management firm. Aberdeen stock is listed on the London Stock Exchange under the symbol “ADN.”

22. Defendant Merger Sub is a Delaware corporation and an indirect wholly-owned subsidiary of Aberdeen formed solely for the purpose of entering into the Merger Agreement and consummating the Merger. Upon completion of the Merger, Merger Sub will merge with and into Artio and Merger Sub will cease to exist as a separate corporate entity.

23. Collectively, the Individual Defendants, Aberdeen, Artio and Merger Sub are referred to herein as the “Defendants.”

THE FIDUCIARY DUTIES OF THE INDIVIDUAL DEFENDANTS

24. By reason of the Individual Defendants’ positions with the Company as officers and/or directors, said individuals are in a fiduciary relationship with Plaintiff and the other shareholders of Artio and owe Plaintiff and the other members of the Class (defined herein) the duties of care, good faith, fair dealing and loyalty.

25. By virtue of their positions as directors and/or officers of Artio, the Individual Defendants, at all relevant times, had the power to control and influence, and did control and influence and cause Artio to engage in the practices complained of herein.

26. Each of the Individual Defendants is required to act in good faith, in the best interests of the Company’s shareholders and with such care, including reasonable inquiry, as would be expected of an ordinarily prudent person. In a situation where the directors of a publicly traded company undertake a transaction that may result in a change in corporate control, the directors must take all steps reasonably required to maximize the value shareholders will receive rather than use a change of control to benefit themselves. To diligently comply with this duty, the directors of a corporation may not take any action that:

(a) adversely affects the value provided to the corporation’s shareholders;

(b) contractually prohibits them from complying with or carrying out their fiduciary duties;

(c) discourages or inhibits alternative offers to purchase control of the corporation or its assets;

(d) will otherwise adversely affect their duty to search for and secure the best value reasonably available under the circumstances for the corporation’s shareholders; or

(e) will provide the directors and/or officers with preferential treatment at the expense of, or separate from, the public shareholders.

27. Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction, violated duties owed to Plaintiff and the other shareholders of Artio, including their duties of loyalty, good faith and independence, insofar as they, inter alia, engaged in self-dealing and obtained for themselves personal benefits, including personal financial benefits, not shared equally by Plaintiff or the other shareholders of Artio common stock.

CLASS ACTION ALLEGATIONS

28. Plaintiff brings this action on his own behalf and as a class action pursuant to Rule 23, on behalf of all holders of Artio common stock who are being and will be harmed by Defendants’ actions described below (the “Class”). Excluded from the Class are Defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the Defendants.

29. This action is properly maintainable as a class action because:

(a)	The Class is so numerous that joinder of all members is impracticable. As of February 13, 2013, 60,508,304 shares of Artio common stock were issued and outstanding. The actual number of public shareholders of Artio will be ascertained through discovery;

(b)	There are questions of law and fact which are common to the Class, including inter alia the following:

(i)	whether the Individual Defendants have breached their fiduciary duties of undivided loyalty, independence or due care with respect to plaintiff and the other members of the Class in connection with the Proposed Transaction;

(ii)	whether the Individual Defendants have breached their fiduciary duty to secure and obtain the best price reasonable under the circumstances for the benefit of Plaintiff and the other members of the Class in connection with the Proposed Transaction; and

(iii)	whether Plaintiff and the other members of the Class would suffer irreparable injury were the Proposed Transaction complained of herein consummated

(c)	Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature and will fairly and adequately protect the interests of the Class;

(d)	Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class;

(e)	The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class; and

(f)	Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

SUBSTANTIVE ALLEGATIONS

A. Background

30. Artio is a publicly owned asset management holding company that provides portfolio management and fund management services to its clients. Artio, which became a public company in 2009 after being spun off from Swiss wealth manager, Julius Baer Group, Ltd., was performing greatly just several years ago with nearly $56 billion in assets under management. However, since going public at $26 a share, the Company has seen its stock price drop approximately 92% to approximately $2 a share and its assets under management drop 74% to $14.3 billion at the end of December 2012. The primary reason for the drop is mostly related to the poor performance in its international equity funds.

31. As a result of these losses, the Company changed its business strategy. Commenting on Artio’s new strategy, Pell stated:

Strategically, we have realigned the business around our expertise in cross-border investing across both equity and fixed income markets, with particular focus on repairing our International Equity track records and growing our highly rated fixed income strategies. At the same time, we continue to concentrate on managing our expenses and maintaining the strength of our balance sheet, and remain focused on investing for future growth.

32. Currently, Artio appears poised for a major rebound as investors’ redemptions from its funds appear to be slowing down significantly. In October 2012, the Company reported that it had $16.7 billion in assets under management. Artio reported in November 2012 its assets under management dropped approximately 10% to $15 billion. In December 2012, the assets under management only dropped by 4% to about $14.3 billion. Now, the Company has reported that as of January 2013, its assets under management are $14 billion, a loss of only about 2%. According to a report from seekingalpha.com, “[t]his could be a sign that the worst is over and it might also mean that Artio’s remaining “AUM” might be at levels which include its core investor base. Core investors who have stuck it out this long are probably not likely to leave the firm.”

33. Artio also has a solid fixed-income business that has performed well and seen growth in its assets under management over the past several years. Some of Artio’s funds are outperforming their peers. Michael Kim, an analyst with Sandler O’Neill & Partners LP in New York, who has a hold rating on Global’s stock, said that the Company’s bond funds have performed better than its equity funds. According to Bloomberg, the $2.1 billion Artio Total Return Bond Fund beat 78 percent of peers over the past five years and the $2.9 billion Artio Global High Income Fund beat 60 percent of peers over the past five years.

B. The Proposed Transaction

34. On February 14, 2013, Aberdeen and Artio issued a joint press release announcing the Proposed Transaction which stated:

NEW YORK—(BUSINESS WIRE)—Feb. 14, 2013—Artio Global Investors Inc. (ART) (“Artio Global” or the “Company”), today announced that it has entered into an agreement and plan of merger (the “Merger

Agreement”) with Aberdeen Asset Management PLC (“Aberdeen”), a global asset management firm listed on the London Stock Exchange, pursuant to which Aberdeen will acquire Artio Global for $2.75 in cash per share (the “Transaction”). The price represents a premium of approximately 34% over the closing price of Artio Global’s common stock as of February 13, 2013, and a premium of approximately 37% over the average closing price of Artio Global’s common stock during the 30 trading days ending February 13, 2013.

“I am delighted to be able to announce this merger, which we believe will be very beneficial for our clients and shareholders,” said Tony Williams, Chief Executive Officer of Artio Global. “Aberdeen brings vast financial strength, with a market cap of over $7.5 billion, and has a strong investment-centric culture consistent with Artio Global’s.”

“Our High Grade and Global High Yield teams will form a core part of Aberdeen’s fixed income capabilities, enhanced by the depth of its resources. We will continue to manage our International Equity and Global Equity strategies until the anticipated closing date, at which time Aberdeen will assume investment management responsibilities for them, subject to client consent. Aberdeen has a strong record of investment performance and we are confident that our clients will benefit from its robust investment process and global footprint of analytical resources.”

Artio Global’s Board of Directors, acting on the recommendation of a special committee of independent directors, unanimously approved the Merger Agreement and resolved to recommend that the Company’s shareholders vote to authorize and approve the Transaction.

Concurrently with the execution of the Merger Agreement, GAM Holding AG, Richard Pell and Rudolph-Riad Younes, have entered into voting agreements providing that they will vote in favor of the Transaction. In aggregate, these shareholders represent approximately 45% of the Company’s outstanding shares as of February 13, 2013. In addition, Messrs. Pell and Younes entered into an amended and restated tax receivable agreement with Aberdeen and Artio Global pursuant to which, effective at closing of the Transaction, Messrs. Pell and Younes agreed to waive certain provisions relating to a change in control of Artio Global and Aberdeen agreed to modify certain provisions relating to payments that Messrs. Pell and Younes were entitled to under the original tax receivable agreement.

The Transaction, which is currently expected to close by the end of the second quarter or early in the third quarter of 2013, is subject to customary closing conditions, including, U.S. antitrust approval, approval of a majority of Artio Global shareholders and approval of certain Artio Global mutual fund shareholders.

35. The $2.75 per share consideration offered in the Proposed Transaction is unfair and grossly inadequate because, among other things, the intrinsic value of Artio’s common stock is materially in excess of the amount offered given the Company’s recent financial performance together with its prospects for future growth and earnings. Indeed, according to The Wall Street Journal, Martin Gilbert (“Gilbert”), the CEO of Aberdeen, said in an interview that he was interested in Artio’s fixed-income funds, not its international equity products.

36. Furthermore, Artio’s stock has traded above the consideration price as recently as October 2, 2012. The decline in Artio’s stock price appears to be an overreaction to performance of its international equity products. Now, the Company is in a position to make a comeback as a result of its strong balance sheet, its $14 billion in assets under management, its redemptions slowing down significantly and its funds outperforming its competitors. Therefore, the price of $2.75 is an illusory premium because Artio’s shares are undervalued and have recently traded higher than the consideration offered in the Proposed Transaction.

37. With all of the Company’s strengths, it comes as no surprise that analysts see value in the stock. In the December 11, 2012 seekingalpha.com article, “Finally, Downside Protection At Artio,” Liron Manor wrote that Artio Global shares are worth about $4 per share because, among other reasons, the Company has a “pristine balance sheet” and “a stable AUM [assets under management] of $11 billion in fixed income and Other[.]” Likewise, the Company’s strength is further confirmed by the research reports issued by Ford Equity Research, which noted that the Company’s earnings strength “have shown strong acceleration in quarterly growth rates” and relative valuation which indicates “that it is undervalued.”

38. Rather than permitting the Company’s shares to continue trade freely or grow the business through its changed business practices and allowing its public shareholders to reap the benefits of the Company’s increasingly positive prospects and future financial success, the Individual Defendants acted for their own benefit and the benefit of Aberdeen, and to the detriment of the Company’s shareholders, by entering into the Merger Agreement. The Individual Defendants effectively capped Aberdeen’s price at a time when the Company was poised to capitalize on its long term plan of growth by reducing costs and maximizing its return for shareholders.

39. Additionally, the Proposed Transaction favors the Company’s insiders who may continue their employment at the combined company while also receiving immediate stock options vesting. While the decision has not been made as to which executives will stay, Gilbert, CEO of Aberdeen, stated that, “we would certainly be speaking to people and see who wants to stay and who wants to go.”

40. Finally, Aberdeen and Artio entered into the Tax Agreement with Pell and Younes. Through the Tax Agreement, Pell and Younes are receiving additional consideration in the Proposed Transaction. The Tax Agreement allows Pell and Younes to share in millions of dollars of tax benefits to be realized by Aberdeen and Artio.

41. In sum, having failed to maximize the sale price for the Company, the Individual Defendants have breached the fiduciary duties they owe to the Company’s public stockholders because the Company has been improperly valued and stockholders will not likely receive adequate or fair value for their Artio common stock in the Proposed Transaction.

C. The Preclusive Deal Protection Devices

42. As part of the Merger Agreement, the Individual Defendants agreed to certain onerous and preclusive deal protection devices that operate conjunctively to make the Proposed Transaction a fait d’accompli and ensure that no competing offers will emerge for the Company.

43. First, the Merger Agreement contains a strict “no shop” provision prohibiting the members of Artio from taking any affirmative action to comply with their fiduciary duties to maximize shareholder value, including soliciting alternative acquisition proposals or business combinations. The Merger Agreement also includes a strict “standstill” provision which prohibits, except under extremely limited circumstances, the Defendants from even engaging in discussions or negotiations relating to proposals regarding alternative business combinations. In addition to the no-shop and standstill provisions, the Merger Agreement includes a $5.7 million termination fee that in combination will all but ensure that no competing offer will be forthcoming.

44. Specifically, §7.7(a) of the Merger Agreement includes a “no solicitation” provision barring the Board and any Company personnel from attempting to procure a price in excess of the amount offered by Aberdeen. This section also demands that the Company terminate any and all prior or on-going discussions with other potential suitors.

45. Similarly, §7.7(e) of the Merger Agreement provides a matching rights provision whereby the Company must notify Aberdeen of any unsolicited competing bidder’s offer within 24 hours. Then, under §7.7(d) of the Merger Agreement, if and only if the Board determines that the competing offer constitutes a “Superior Offer,” Aberdeen is granted five days to amend the terms of the Merger Agreement to make a counter-offer that the Company must consider in determining whether the competing bid still constitutes a “Superior Offer.”

46. Thus, even if the Artio Board receives an intervening bid that appears to be “superior” to Aberdeen’s offer, they are precluded from even entering into discussions and negotiations unless they first reasonably determine in good faith that the alternative proposal is, in fact, “superior,” and give Aberdeen notice to match the competing offer. Consequently, this provision prevents the Artio Board from exercising their fiduciary duties and precludes an investigation into competing proposals unless, as a prerequisite, the majority of the Artio Board first determines that the proposal is “superior.”

47. In a further effort to lock up the Proposed Transaction, GAM Holding, Pell, and Younes, representing approximately 45% of the Company’s outstanding shares, entered into Voting Agreements whereby they committed to vote their shares in favor of the Proposed Transaction. Consequently, only approximately 10% of the shares not owned by GAM Holding, Pell and Younes are needed to vote yes to approve the Proposed Transaction.

48. These provisions cumulatively discourage bidders from making a competing bid for the Company.

FIRST CAUSE OF ACTION

Claim for Breach of Fiduciary Duties Against the Individual Defendants

49. Plaintiff repeats and realleges each allegation set forth herein.

50. The Individual Defendants have violated fiduciary duties of care, loyalty, candor and good faith owed to public shareholders of Artio.

51. By the acts, transactions and courses of conduct alleged herein, the Individual Defendants, individually and acting as a part of a common plan, are attempting to unfairly deprive Plaintiff and other members of the Class of the true value of their investment in Artio.

52. As demonstrated by the allegations above, the Individual Defendants failed to exercise the care required, and breached their duties of loyalty, good faith, candor and independence owed to the shareholders of Artio because, among other reasons, they failed to take steps to maximize the value of Artio to its public shareholders.

53. The Individual Defendants dominate and control the business and corporate affairs of Artio, and are in possession of private corporate information concerning Artio’s assets, business and future prospects. Thus, there exists an imbalance and disparity of knowledge and economic power between them and the public shareholders of Artio which makes it inherently unfair for them to benefit their own interests to the exclusion of maximizing shareholder value.

54. By reason of the foregoing acts, practices and course of conduct, the Individual Defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward Plaintiff and the other members of the Class.

55. As a result of the actions of defendants, Plaintiff and the Class will suffer irreparable injury in that they have not and will not receive their fair portion of the value of Artio’s assets and businesses and have been and will be prevented from obtaining a fair price for their common stock.

56. Unless the Individual Defendants are enjoined by the Court, they will continue to breach their fiduciary duties owed to Plaintiff and the members of the Class, all to the irreparable harm of the members of the Class.

57. Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury which the Individual Defendants’ actions threaten to inflict.

SECOND CAUSE OF ACTION

On Behalf of Plaintiff and the Class

Against Aberdeen for Aiding and Abetting the

Individual Defendants’ Breaches of Fiduciary Duty

58. Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.

59. Aberdeen has acted and is acting with knowledge of, or with reckless disregard to, the fact that the Individual Defendants are in breach of their fiduciary duties to Artio’s public shareholders, and has participated in such breaches of fiduciary duties.

60. Aberdeen knowingly aided and abetted the Individual Defendants’ wrongdoing alleged herein. In so doing, Aberdeen rendered substantial assistance in order to effectuate the Individual Defendants’ plan to consummate the Merger in breach of their fiduciary duties.

61. Plaintiff has no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands injunctive relief in his favor and in favor of the Class and against Defendants as follows:

A. Declaring that this action is properly maintainable as a Class action and certifying Plaintiff as Class representative;

B. Enjoining Defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Merger, unless and until the Company adopts and implements a procedure or process to obtain a merger agreement providing the best possible terms for shareholders;

C. Rescinding, to the extent already implemented, the Merger or any of the terms thereof, or granting Plaintiff and the Class rescissory damages;

D. Directing the Individual Defendants to account to Plaintiff and the Class for all damages suffered as a result of the Individual Defendants wrongdoing;

E. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and

F. Granting such other and further equitable relief as this Court may deem just and proper.

Dated: March 1, 2013

FARUQI & FARUQI, LLP

By:	/s/ Peter B. Andrews

Peter B. Andrews (#4623)
Craig J. Springer (#5529)
20 Montchanin Road, Suite 145
Wilmington, DE 19807
Tel: (302) 482-3182
Fax: (302) 482-3612
Attorneys for Plaintiff

OF COUNSEL:

FARUQI & FARUQI, LLP
Juan E. Monteverde
369 Lexington Avenue, 10th Fl.
New York, NY 10017
Tel.: (212) 983-9330
Fax: (212) 983-9331

Attorneys for Plaintiff

Annex I

EFiled: Mar 07 2013 03:53PM EST Transaction ID 49949915 Case No. 8389

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

ANDREW HUNT, individually and on behalf of all others similarly situated,	) )
)
Plaintiff,	) Civil Action No.
)
v.	)
)
TONY WILLIAMS, ROBERT JACKSON,	)
DUANE KULLBERG, CHRISTOPHER	)
WRIGHT, FRANCIS LEDWIDGE,	)
RICHARD PELL, ARTIO GLOBAL	)
INVESTORS INC., ABERDEEN ASSET	)
MANAGEMENT PLC, and GUARDIAN	)
ACQUISITION CORPORATION,	)
Defendants.	) )

VERIFIED CLASS ACTION COMPLAINT

FOR BREACH OF FIDUCIARY DUTY

Plaintiff, Andrew Hunt, by his attorneys, alleges upon information and belief, except for his own acts, which are alleged on knowledge, as follows:

1. Plaintiff brings this class action on behalf of the public stockholders of Artio Global Investors Inc. (“Artio” or the “Company”) against the members of Artio’s Board of Directors (the “Board” or the “Individual Defendants”) for their breaches of fiduciary duties arising out of their attempt to sell the Company to Aberdeen Asset Management PLC (“Aberdeen”) by means of an unfair process and for an unfair price.

2. On February 14, 2013, Aberdeen and the Company announced a definitive agreement under which Aberdeen, through its wholly owned subsidiary, Guardian Acquisition Corporation (“Merger Sub”), will acquire all of the outstanding shares of Artio in an all-cash transaction for $2.75 per share (the “Proposed Transaction”). The Proposed Transaction is valued at approximately $175 million. The Board members have breached their fiduciary duties by agreeing to the Proposed Transaction for inadequate consideration. As described in more detail below, given Artio’s recent strong performance, as well as its future growth prospects, the consideration stockholders will receive is inadequate and undervalues the Company.

3. Defendants have exacerbated their breaches of fiduciary duty by agreeing to lock up the Proposed Transaction with unreasonable deal protection devices that serve to improperly hinder other bidders from making a successful competing offer for the Company. Specifically, pursuant to the merger agreement dated February 13, 2013 (the “Merger Agreement”), defendants agreed to: (i) a strict no-solicitation provision that prevents the

Company from soliciting other potential acquirers or even continuing discussions and negotiations with potential acquirers; (ii) a provision that provides Aberdeen with five (5) business days to match any competing proposal in the event one is made; and (iii) a provision that requires the Company to pay Aberdeen a termination fee of $5.7 million in order to enter into a transaction with a superior bidder. Additionally, in connection with the Proposed Transaction, certain shareholders who collectively own approximately 45% of Artio’s common stock have entered into voting agreements to vote in favor of the Proposed Transaction, thereby rendering shareholder approval a foregone conclusion. Collectively, these provisions substantially and improperly limit the Board’s ability to act with respect to investigating and pursuing superior proposals and alternatives, including a sale of all or part of Artio.

4. The Individual Defendants have breached their fiduciary duties to the Company’s stockholders, and Artio, Aberdeen and Merger Sub have aided and abetted such breaches by Artio’s officers and directors. Plaintiff seeks to enjoin the Proposed Transaction unless and/or until defendants cure their breaches of fiduciary duty.

PARTIES

5. Plaintiff is, and has been at all relevant times, the owner of shares of common stock of Artio.

6. Artio is a corporation organized and existing under the laws of the State of Delaware. It maintains its principal executive offices at 330 Madison Avenue, New York, New York 10017.

7. Defendant Tony Williams (“Williams”) has been the Chief Executive Officer (“CEO”) and a director of the Company since November 2012. Previously, Williams served as the Company’s President since October 2011, Chief Operating Officer since 2007, and a member of the Board from 2004 through September 2009. He joined Artio Global Management LLC in 2003 as Chief Operating Officer and in 2004 became Head of Asset Management Americas.

8. Defendant Robert Jackson (“Jackson”) has been a director of the Company since 2011.

9. Defendant Duane Kullberg (“Kullberg”) has been a director of the Company since 2009.

10. Defendant Christopher Wright (“Wright”) has been a director of the Company since January 2013.

11. Defendant Francis Ledwidge (“Ledwidge”) has been Chairman of the Board since November 2012 and a director since 2009.

12. Defendant Richard Pell (“Pell”) has served as a director of Artio since 2007, and has been the Company’s Chief Investment Officer since 1995. Pell was CEO of Artio from December 2007 until November 2012 and served as Chairman of the Board from September 2009 until November 2012.

13. Defendants referenced in ¶¶ 7 through 12 are collectively referred to as the Individual Defendants and/or the Board.

14. Defendant Aberdeen is a public limited company organized under the laws of the United Kingdom. Aberdeen is an asset management group that. as of December 31, 2012, was managing 193.4£ billion of third party assets. Aberdeen’s clients access the firm’s investment expertise drawn from three main asset classes: equities, fixed income and property, and tailored solutions. Aberdeen packages its skills in the form of segregated and pooled products across borders.

15. Defendant Merger Sub is a Delaware corporation, wholly owned by Aberdeen that was created for the purposes of effectuating the Proposed Transaction.

CLASS ACTION ALLEGATIONS

16. Plaintiff brings this action as a class action pursuant to Court of Chancery Rule 23 on behalf of all persons and/or entities that own Artio common stock (the “Class”). Excluded from the Class are defendants and their affiliates, immediate families, legal representatives, heirs, successors or assigns and any entity in which defendants have or had a controlling interest.

17. The Class is so numerous that joinder of all members is impracticable. While the exact number of Class members is unknown to plaintiff at this time and can only be ascertained through discovery, plaintiff believes that there are thousands of members in the Class. According to the Merger Agreement, as of February 13, 2013, approximately 60.5 million shares of common stock were represented by the Company as outstanding.

18. Questions of law and fact are common to the Class, including, inter alia, the following:

(i) Have the Individual Defendants breached their fiduciary duties of undivided loyalty or due care with respect to plaintiff and the other members of the Class in connection with the Proposed Transaction;

(ii) Have the Individual Defendants breached their fiduciary duty to secure and obtain the best price reasonable under the circumstances for the benefit of plaintiff and the other members of the Class in connection with the Proposed Transaction;

(iii) Have the Individual Defendants, in bad faith and for improper motives, impeded or erected barriers to discourage other strategic alternatives including offers from interested parties for the Company or its assets;

(iv) Whether plaintiff and the other members of the Class would be irreparably harmed were the transactions complained of herein consummated;

(v) Have Artio, Aberdeen, and Merger Sub aided and abetted the Individual Defendants’ breaches of fiduciary duty; and

(vi) Is the Class entitled to injunctive relief or damages as a result of defendants’ wrongful conduct.

19. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

20. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class that would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class that would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

21. Defendants have acted, or refused to act, on grounds generally applicable, and are causing injury to the Class and, therefore, final injunctive relief on behalf of the Class as a whole is appropriate.

FURTHER SUBSTANTIVE ALLEGATIONS

22. Artio is the indirect holding company of Artio Global Management LLC, which is a registered investment adviser that invests in global income and equity markets primarily for institutional and intermediary clients. Artio offers a variety of investment strategies, including High Grade Fixed Income, High Yield, International Equity and Global Equity. Artio provides clients with access to these strategies through various investment vehicles, including separate accounts, commingled funds, and mutual funds.

23. As part of the Company’s 2011 Annual Report, Individual Defendant Pell, the Company’s then-current CEO, Chief Investment Officer, and Chairman of the Board, wrote a letter to stockholders discussing the Company’s performance during 2011 and its future business prospects. Although Pell recognized difficult economic conditions and skittish investors, he was optimistic about the Company’s future business prospects. Specifically, Pell wrote, “Looking ahead, we [the Company] see reasons for optimism amid the challenges.” Pell went on to describe that within Artio’s “International Equity and Global Equity strategies, we remain bullish on the opportunities that long-term secular growth in emerging market consumption will provide” and pledged to take a “tactical, more defensive, near-term posture with longer-term, more strategic, structurally attractive ideas.”

24. In an April 26, 2012 press release, the Company announced its financial results for the quarter ended March 31, 2012. In the press release, Pell discussed how the Company was taking concrete steps to improve its long-term business prospects. Pell stated, in relevant part:

Looking ahead, we are committed to managing through expected near term headwinds by focusing on further improving performance in our International Equity strategies, controlling costs in line with revenues and maintaining a conservative balance sheet. In keeping with the latter, we have reduced our quarterly dividend and recently repaid our remaining term debt. We believe these actions, coupled with the cash generating capacity of our business, will further strengthen our financial position.

25. Artio continued to reshape its business to better position it for future success, including eliminating unproductive sectors of the Company. In an August 3, 2012 press release, Pell stated, in relevant part:

We are realigning our business in order to focus on the asset classes where we believe active investment management offers the greatest opportunities to benefit clients[.]

***

Accordingly, we are closing our US Equity strategies, which at the end of the second quarter represented less than one percent of the firm’s total assets under management.

***

This action, together with other cost reduction efforts, will result in meaningful operating expense savings. Most importantly, it enables us to concentrate our resources on our long ¶¶ established expertise in cross border investing in both equity and fixed income markets, and to continue pursuing growth and diversification opportunities within these core product areas.

26. The Company continued to execute its plan to reposition the business for future growth. In Artio’s October 30, 2012 press release, Pell discussed how the Company shifted its focus around its expertise and was committed to investing for future growth. Pell was quoted as saying, in relevant part:

Strategically, we have realigned the business around our expertise in cross-border investing across both equity and fixed income markets, with particular focus on repairing our International Equity track records and growing our highly rated fixed income strategies. At the same time, we continue to concentrate on managing expenses and maintaining the strength of our balance sheet, and remain focused on investing for future growth.

27. In a press release dated February 14, 2013, the Company announced that it had entered into the Merger Agreement with Aberdeen pursuant to which Aberdeen, through Merger Sub, will acquire all of the outstanding shares of the Company for $2.75 per share in cash.

28. Given the Company’s positioning for growth, the Proposed Transaction consideration is inadequate and significantly undervalues the Company.

29. Within recent memory, Artio stock has traded well in excess of the Proposed Transaction offer price of $2.75 per share. In fact, as recently as February 23, 2012, roughly one year prior to the announcement of the Proposed Transaction Artio’s stock closed at $4.94 per share.

30. Furthermore, in a December 11, 2012 article published on SeekingAlpha.com, one author contended that Artio’s price was severely undervalued. According to his calculations, the author gave the Company a valuation of $4.94, which was 110% higher than the then-current market price.

31. Another article on the same website, published on February 5, 2013, contended that Artio was an attractive buyout target because it was undervalued and poised for future growth. The article stated, in relevant part:

Artio has seen redemptions in some of its international equity funds due to disappointing results in the past. This is a problem for investment firms as investors can be fickle and either flood a fund with money when it performs well or withdraw when other funds are performing better. However, Artio might be poised for a major rebound or even a buyout as it appears that the worst could be over. It also looks like investors have taken the shares well below fair value.

***

First of all, Artio shares went public in 2009 for $25 and the stock now trades for about $2. This decline in share price seems very excessive and the stock could be primed for a significant rally. At just around $2, this company has a market capitalization of just about $120 million. This looks like pocket change when you consider that Artio reported around $14.3 billion in assets under management or “AUM” in December 2012. This was down from about $15 billion in “AUM” in November, but it appears that the redemptions are slowing down significantly which is great news.

That could be a sign to buy this stock as it trades at what might be the bottom.

***

With redemption rates slowing significantly, and since Artio still has over $14 billion under management and a market capitalization of just around $120 million, this company could be poised to see a big rebound in its stock as investors see the value in it[.]

***

Artio shares look extremely cheap by looking further into the balance sheet. This company has about $80 million in cash and just around $5.5 million in debt. The cash is equivalent to about $1.33 per share. When you back out the cash of roughly $80 million from the market capitalization, that leaves the company with an enterprise value of only about $42 million. This means that an acquiring company could get control of over $14 billion in assets, for just about $42 million (net of cash), based on the current share price. This is pocket change for many investment firms and Artio could also be very attractive as a buyout from a private equity firm. This bargain stock is also trading below book value which is $2.39 per share. In spite of having a tough year in 2012, Artio has been able to report positive adjusted earnings and EBITDA. For the nine months ended on September 30, 2012, the company reported adjusted earnings of 23 cents per share and adjusted net income of 7 cents per share for the third quarter of 2012.

(Emphasis added).

32. Aberdeen is seeking to acquire the Company at the most opportune time, at a time when the Company is performing very well and is positioned for tremendous growth.

33. In addition, as part of the Merger Agreement, defendants agreed to unreasonable deal protection devices that operate conjunctively to make the Proposed Transaction a fait accompli and ensure that no competing offers will emerge for the Company.

34. Section 7.7(a) of the Merger Agreement includes a “no solicitation” provision barring the Company from soliciting interest from other potential acquirers in order to procure a price in excess of the amount offered by Aberdeen. Section 7.7(a) demands that the Company terminate any and all prior or on-going discussions with other potential acquirers.

35. Pursuant to Section 7.7(e) of the Merger Agreement, should an unsolicited bidder submit a competing proposal, the Company must notify Aberdeen of the bidder’s identity and the terms of the bidder’s offer. Thereafter, Section 7.7(d) demands that should the Board determine to enter into a superior competing proposal, it must grant Aberdeen five (5) business days in which the Company must negotiate in good faith with Aberdeen (if Aberdeen so desires) and allow Aberdeen to amend the terms of the Merger Agreement to make a counter-offer so that the competing proposal “would no longer constitute a Superior Proposal.” In other words, the Merger Agreement gives Aberdeen access to any rival bidder’s information and allows Aberdeen a free right to top any superior offer simply by matching it. Accordingly, no rival bidder is likely to emerge and act as a stalking horse, because the Merger Agreement unfairly assures that any “auction” will favor Aberdeen and piggy-back upon the due diligence of the foreclosed second bidder.

36. The Merger Agreement also provides that Artio must pay Aberdeen a termination fee of $5.7 million if the Company decides to pursue the competing offer, thereby essentially requiring that the competing bidder agree to pay a naked premium for the right to provide the stockholders with a superior offer.

37. Moreover, in connection with the Proposed Transaction, two of Artio’s principals, Pell and Rudoph-Riad Younes, and GAM Holding AG, who collectively own approximately 45% of Artio’s common stock, have entered into voting agreements to vote in favor of the Proposed Transaction with Aberdeen. Accordingly, approximately 45% of Artio’s common stock is already “locked up” in favor of the Proposed Transaction.

38. Ultimately, these deal protection provisions unreasonably restrain the Company’s ability to solicit or engage in negotiations with any third party regarding a proposal to acquire all or a significant interest in the Company. The circumstances under which the Board may respond to an unsolicited written bona fide proposal for an alternative acquisition that constitutes or would reasonably be expected to constitute a superior proposal are too narrowly circumscribed to provide an effective “fiduciary out” under the circumstances.

39. Accordingly, plaintiff seeks injunctive and other equitable relief to prevent the irreparable injury that Company stockholders will continue to suffer absent judicial intervention.

CLAIMS FOR RELIEF

COUNT I

Breach of Fiduciary Duties

(Against All Individual Defendants)

40. Plaintiff repeats all previous allegations as if set forth in full herein.

41. The Individual Defendants have knowingly and recklessly violated their fiduciary duties owed to the public stockholders of Artio and have acted to put their personal interests ahead of the interests of Artio stockholders.

42. The Individual Defendants’ recommendation of the Proposed Transaction will result in a change of control of the Company which imposes heightened fiduciary responsibilities to maximize Artio’s value for the benefit of the stockholders and requires enhanced scrutiny by the Court.

43. The Individual Defendants have breached their fiduciary duties owed to the stockholders of Artio because, among other reasons:

(a) they failed to take steps to maximize the value of Artio to its public stockholders and took steps to avoid competitive bidding;

(b) they failed to properly value Artio; and

(c) they ignored or did not protect against the numerous conflicts of interest resulting from the directors’ own interrelationships or connection with the Proposed Transaction.

44. As a result of the Individual Defendants’ breaches of their fiduciary duties, plaintiff and the Class will suffer irreparable injury in that they have not and will not receive their fair portion of the value of Artio’s assets and will be prevented from benefiting from a value-maximizing transaction.

45. Unless enjoined by this Court, the Individual Defendants will continue to breach their fiduciary duties owed to plaintiff and the Class, and may consummate the Proposed Transaction, to the irreparable harm of the Class.

46. Plaintiff and the Class have no adequate remedy at law.

COUNT II

Aiding and Abetting

(Against Artio, Aberdeen, and Merger Sub)

47. Plaintiff repeats all previous allegations as if set forth in full herein.

48. As alleged in more detail above, defendants Artio, Aberdeen, and Merger

Sub have aided and abetted the Individual Defendants’ breaches of fiduciary duties.

49. As a result, plaintiff and the Class members are being harmed.

50. Plaintiff and the Class have no adequate remedy at law.

WHEREFORE, plaintiff demands judgment against defendants jointly and severally, as follows:

(A) declaring this action to be a class action and certifying plaintiff as the Class representative and his counsel as Class counsel;

(B) enjoining, preliminarily and permanently, the Proposed Transaction;

(C) in the event that the Proposed Transaction is consummated prior to the entry of this Court’s final judgment, rescinding it or awarding plaintiff and the Class rescissory damages;

(D) directing that defendants account to plaintiff and the other members of the Class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties;

(E) awarding plaintiff the costs of this action, including a reasonable allowance for the fees and expenses of attorneys and experts; and

(F) granting plaintiff and the other members of the Class such further relief as the Court deems just and proper.

Dated: March 7, 2013		RIGRODSKY & LONG, P.A.

	By:	/s/ Brian D. Long
Seth D. Rigrodsky (#3147)
Brian D. Long (#4347)
Gina M. Serra (#5387)
2 Righter Parkway, Suite 120
Wilmington, DE 19803
(302) 295-5310

Attorneys for Plaintiff
OF COUNSEL:

LEVI & KORSINSKY, LLP
Donald J. Enright
1101 30th Street, N.W., Suite 115
Washington, DC 20007
(202) 524-4290

Annex J

SUPREME COURT OF THE STATE OF NEW YORK COUNTY OF NEW YORK

X
DART SEASONAL PRODUCTS RETIREMENT PLAN, Individually and on Behalf of All Others Similarly Situated,	: : : :	Index No. CLASS ACTION COMPLAINT
:
Plaintiff,	:
:
vs.	:
ROBERT JACKSON, DUANE KULLBERG, CHRISTOPHER WRIGHT, FRANCIS LEDWIDGE, RICHARD PELL, TONY WILLIAMS, ARTIO GLOBAL INVESTORS INC., ABERDEEN ASSET MANAGEMENT PLC, and GUARDIAN ACQUISITION CORPORATION,	: : : : : : :
:
Defendants.	:
:
X

Plaintiff Dart Seasonal Products Retirement Plan, by its attorneys, alleges upon information and belief, except for those allegations that pertain to it, which are alleged upon personal knowledge, as follows:

NATURE OF THE ACTION

1. Plaintiff brings this shareholder class action on behalf of itself and all other public shareholders of Artio Global Investors Inc. (“Artio Global” or the “Company”), arising out of the proposed acquisition of Artio Global by Aberdeen Asset Management PLC (“Aberdeen”), through its wholly-owned subsidiary Guardian Acquisition Corporation (“Merger Sub”), for $2.75 in cash per share for an approximate total of $175 million (the “Proposed Transaction”). In connection with the Proposed Transaction, however, Artio Global’s Board of Directors (the “Board” or “Individual Defendants”) failed to properly discharge its fiduciary duties to the shareholders by failing to pursue a process designed to secure maximum value for the Company’s shares.

2. Specifically, in connection with the Proposed Transaction, the Board failed to adequately discharge its fiduciary duties to the shareholders by, inter alia: (i) failing to ensure that minority shareholders will receive maximum value for their shares; (ii) failing to conduct an appropriate sale process; and (iii) agreeing to onerous terms in the Merger Agreement (defined below) with Aberdeen that will dissuade or otherwise preclude the emergence of a superior transaction.

3. Accordingly, this action seeks equitable relief compelling the Board to properly exercise its fiduciary duties to the Company’s shareholders and to enjoin the close of the Proposed Transaction to prevent irreparable harm to them.

PARTIES

4. Plaintiff is, and at all relevant times was, a continuous stockholder of Defendant Artio Global.

5. Defendant Robert Jackson is member of the Board and has been a director since March 2011.

6. Defendant Duane Kullberg is a member of the Board and has been a director since 2009.

7. Defendant Christopher Wright is a member of the Board and has been a director since January 2013.

8. Defendant Francis Ledwidge is the Chairman of the Board and has served in that role since November 2012. He has been a member of the Board since 2009.

9. Defendant Richard Pell is the Chief Investment Officer and a member of the Board. He was Chief Executive Officer (“CEO”) from December 2007 until November 2012 and served as Chairman of the Board from September 2009 until November 2012.

10. Defendant Tony Williams is the CEO and a member of the Board and was appointed to those positions in November 2012. He was previously the Company’s President since October 2011, and the Company’s Chief Operating Officer since December 2007.

11. Collectively, Defendants listed in ¶¶5-10 are referred to as the “Individual Defendants.”

12. Defendant Artio Global is a corporation organized and existing under the laws of the State of Delaware with its principal executive offices located at 330 Madison Avenue New York, NY 10017.

13. Defendant Aberdeen is a company organized under the laws of the United Kingdom and headquartered in Aberdeen, Scotland. Aberdeen is an asset management firm. Aberdeen stock is listed on the London Stock Exchange under the symbol “ADN.”

14. Defendant Merger Sub is a Delaware corporation that is an indirect wholly-owned subsidiary of Aberdeen. Merger Sub is being used to facilitate the merger with Artio Global.

15. Collectively, Artio Global, the Individual Defendants, Aberdeen, and Merger Sub are referred to herein as the “Defendants.”

SUBSTANTIVE ALLEGATIONS

16. Artio Global, together with its subsidiaries and related companies, provides investment management services to institutional and mutual funds. According to Artio Global’s website, since 1995, the Company has built a successful track record by actively investing in global equity and fixed income markets. The strong portfolio management culture the Company adheres to gives Artio Global’s investment professionals a solid foundation and focus.

17. The Company became a publicly traded company on the New York Stock Exchange (“NYSE”) in September 29, 2009. Prior to September 29, 2009, Artio Global was a wholly-owned subsidiary of GAM Holding AG (“GAM Holding”), a Swiss Corporation. Following the IPO, GAM Holding owned approximately 27.9% of the outstanding shares of the Company’s stock through its ownership of the outstanding shares of the Company’s Class C common stock.

18. According to the Company’s 10-Q filed with the U.S. Securities and Exchange Commission on November 13, 2009, Messrs. Pell and Younes, each made various transactions immediately prior to the Company’s IPO, resulting in their ownership of an approximate 26% interest in the Company.

19. The Company originally went public at $26 per share and its assets under management as of December 31, 2009, the year the Company went public, was $56.0 billion. While the Company’s common stock has dropped approximately 92% to approximately $2 per share, its assets under management was reported to be $14.3 billion at the end of December 2012.

20. On February 14, 2013, Artio Global issued a press release announcing that it had entered into an agreement and plan of merger (the “Merger Agreement”) with Aberdeen, a global asset management firm listed on the London Stock Exchange, pursuant to which Aberdeen would acquire Artio Global for $2.75 in cash per share. The press release notes that the price represents a premium of approximately 34% over the closing price of Artio Global’s commons stock as of February 13, 2013, and a premium of approximately 37% over the average closing price of Artio Global’s common stock during the 30 trading days ending February 13, 2013.

21. In Artio Globals’s press release announcing the deal, Tony Williams, CEO of Artio Global, stated, “I am delighted to be able to announce this merger, which we believe will be very beneficial for our clients and shareholders.” He further noted, “Aberdeen brings vast financial strength, with a market cap of over $7.5 billion, and has a strong investment-centric culture consistent with Artio Global’s.”

22. In addition, Defendant Williams further stated:

Our High Grade and Global High Yield teams will form a core part of Aberdeen’s fixed income capabilities, enhanced by the depth of its resources. We will continue to manage our International Equity and Global Equity strategies until the anticipated closing date, at which time Aberdeen will assume investment management responsibilities for them, subject to client consent. Aberdeen has a strong record of investment performance and we are confident that our clients will benefit from its robust investment process and global footprint of analytical resources.

[Emphasis added.]

23. According to the February 14 2013 press release by Artio Global, the Board, acting, on the recommendation of a special committee of independent directors, unanimously approved the Merger Agreement and resolved to recommend that the Company’s shareholders vote to authorize and approve the Transaction.

24. The press release further disclosed that concurrently with the execution of the Merger Agreement, GAM Holding, Defendant Pell and Rudolph-Riad Younes (“Younes”), entered into voting agreements providing that they will vote in favor of the Transaction. In aggregate, these shareholders represented approximately 45% of the Company’s outstanding shares as of February 13, 2013.

25. In addition, Defendant Pell and Younes entered into an amended and restated tax receivable agreement (the “Tax Agreement”) with Aberdeen and Artio Global pursuant to which, effective at closing of the Proposed Transaction, Defendant Pell and Younes agreed to waive certain provisions relating to a change in control of Artio Global and Aberdeen agreed to modify certain provisions relating to payments that Defendant Pell and Younes were entitled to under the original tax receivable agreement.

26. The Proposed Transaction is currently expected to close by the end of the second quarter or early in the third quarter of 2013 and is subject to customary closing conditions, including, U.S. antitrust approval, approval of a majority of Artio Global shareholders and approval of certain Artio Global mutual fund shareholders.

27. Martin Gilbert, Chief Executive of Aberdeen, recognized the benefits that Artio Global would offer to Aberdeen. In a February 14, 2013 article on Reuters, Gilbert noted that Artio Global, which has $14.3 billion in, mainly, fixed income assets, will add scale and distribution channels to Aberdeen’s existing business in the United States and called it a “priority growth market.” A Peel Hunt analyst also noted that: “Artio [Global] goes some way to address strategic imperative for Aberdeen; namely to build its U.S. distribution capabilities.”1

28. While details concerning the background of the sale have yet to be disclosed to shareholders, the circumstances surrounding the events that gave rise to the Proposed Transaction are questionable. Indeed, Artio Global’s stock price only recently traded considerably higher than the consideration offered by Defendants in connection with the Proposed Transaction. For example, the 52-week high of Artio Global common stock was above $5, well above the offer price of $2.75 by Aberdeen.

29. According to Bloomberg, the Company’s revenue, total assets, and free cash flow multiples for the Proposed Transaction fall below the multiples for comparable transactions.

30. In addition, in the December 11, 2012 article on seekingalpha.com, “Finally, Downside Protection At Artio,” Liron Manor wrote that Artio Global shares are worth about $4 per share because, among other reasons, the Company has a “pristine balance sheet” and “a stable [assets under management] of $11 billion in fixed income and Other[.]” Likewise, the Company’s strength is further confirmed by the research reports issued by Ford Equity Research, which noted that the Company’s earnings strength “have shown strong acceleration in quarterly growth rates” and relative valuation which indicates “that it is undervalued.”2

31. While Artio Global’s stockholders were waiting to benefit from the Company’s long-awaited turnaround, the Company hastily agreed to the Proposed Transaction Buyout on terms preferential to Aberdeen, but detrimental to Artio Global’s stockholders. In addition, if the Company had had an adequate market check, Artio Global would bring a price materially in excess of the amount offered in the Proposed Transaction.

[1]	http://www.reuters.com/article/2013/02/14/us-aberdeenasset-artioglobal-idUSBRE91D0L 120130214 (last visited on March 1, 2013)
[2]	http://seekingalpha.com/article/1058751-finally-downside-protection-at-artio (last visited March 1, 2013.

32. The Individual Defendants have breached the fiduciary duties they owe to the Company’s public stockholders because the Company has been improperly valued and stockholders will not likely receive adequate or fair value for their Artio Global common stock in the Proposed Transaction.

33. Further, the Merger Agreement contains a “Non-Solicitation” provision and “matching rights” provisions. Specifically, the Merger Agreement precluded Artio Global or any of its subsidiaries or affiliates from: (i) soliciting, initiating or knowingly facilitating the submission of inquiries, proposals or offers from any person (other than Aberdeen) relating to any alternative acquisition proposal, or agreeing to recommend any alternative acquisition proposal; (ii) entering into any agreement to consummate or approve any alternative acquisition proposal or, in connection with any alternative acquisition proposal, require the Company to abandon, terminate, or fail to consummate the Proposed Transaction; or (iii) entering into or participating in any discussions or negotiations in connection with any alternative acquisition proposal or inquiry with respect to any alternative acquisition proposal, or furnishing to any person any non-public information in connection any alternative acquisition proposal.

34. Pursuant to the Merger Agreement, the Company must notify Aberdeen of any alternative acquisition proposal or offer received by the Company and must provide Aberdeen with the material terms and conditions of such proposals, and if in writing, Artio Global must provide the proposal itself. Thus, the Merger Agreement unfairly assures that process will favor Aberdeen, as it will have more information, and no rival bidder is likely to emerge.

35. Further, the Board may only change its recommendation of the Proposed Transaction to pursue another company takeover proposal (“Company Adverse Recommendation”) under limited circumstances. For example, the Board can only make a Company Adverse Recommendation if it receives a written unsolicited company takeover proposal that is superior to the terms of the Merger Agreement, and the Company provides at least five business days’ prior written notice to Aberdeen of its intention to make a Company Adverse Recommendation (“Notice”). After providing Notice and before effecting a Company Adverse Recommendation, the Company must negotiate with Aberdeen in good faith to make adjustments to the terms and conditions of the Merger Agreement that would permit Artio Global not to effect a Company Adverse Recommendation. Finally, the Board must consider any changes to the Merger Agreement offered by Aberdeen and determine that the other alternative acquisition proposal is, in fact, superior. In other words, the Merger Agreement gives Aberdeen access to any rival bidder’s information and allows Aberdeen a free right to top any superior proposal.

36. Additionally, the Merger Agreement provides that a termination fee of $5.7 million must be paid to Aberdeen if the Company determines to pursue a superior proposal or if the Board otherwise effects a Company Adverse Recommendation. That amount constitutes over 3% of the consideration Aberdeen has agreed to pay per share of common stock to acquire Artio Global.

37. Moreover, in connection with the Merger Agreement, Aberdeen and Artio Global entered into the Tax Agreement with Defendant Pell and Younes. Through the Tax Agreement, Defendant Bell and Younes are receiving additional consideration in the Proposed Transaction. The Tax Agreement allows Defendant Pell and Younes to share in millions of dollars of tax benefits to be realized by Aberdeen and Artio Global.

38. As it stands, the Proposed Transaction does not adequately value Artio Global shares. Instead, as a direct result of the Board’s abandonment of duty, the Proposed Transaction will benefit Aberdeen. Accordingly, in the absence of injunctive relief, shareholders will not be able to make an informed decision about whether to vote in favor of the Proposed Transaction.

THE INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES

39. By reason of their positions as officers and/or directors of the Company, the Individual Defendants are in a fiduciary relationship with Plaintiff and the Company’s other public shareholders, and owe them the highest obligations of loyalty, good faith, and due care.

40. Specifically, in any situation where the directors of a publicly traded corporation undertake a transaction that will result in a change in corporate control, they have an affirmative fiduciary obligation to act in the best interests of the company’s shareholders, including the duty to obtain maximum value under the circumstances. To diligently comply with these duties, the directors may not take any action that:

(a) adversely affects the value provided to the corporation’s shareholders;

(b) will discourage or inhibit alternative offers to acquire control of the corporation or its assets;

(c) contractually prohibits them from complying with their fiduciary duties; and/or

(d) will provide the directors, executives, or other insiders with preferential treatment at the expense of, or separate from, the public shareholders, and place their own pecuniary interests above those of the interests of the Company and its shareholders.

41. In accordance with their duties of loyalty and good faith, the Individual Defendants, as directors and/or officers of Artio Global, are obligated to:

(a) determine whether a proposed sale of the Company is in the shareholders’ best interests;

(b) maximize shareholder value by considering all bona fide offers or strategic alternatives, including the Proposed Transaction; and

(c) refrain from implementing unreasonable measures designed to protect a transaction to the exclusion of a more beneficial deal, and from participating in any transaction in which their loyalties are divided.

42. Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction, have violated and are continuing to violate the fiduciary duties they owe to Plaintiff and the Company’s other public shareholders, including the duties of loyalty, good faith, due care, and candor.

CLASS ACTION ALLEGATIONS

43. Plaintiff brings this action as a class action pursuant to New York Civil Practice law and Rules §901, et seq., individually and on behalf of all holders of Artio Global common stock who are being and will be harmed by the Individual Defendants’ actions, as described herein (the “Class”). Excluded from the Class are Defendants and any person, firm, trust, corporation or other entity related to or affiliated with any Defendant.

44. This action is properly maintainable as a class action because, inter alia:

(a) The Class is so numerous that joinder of all members is impracticable. Artio Global stock is publicly traded on the NYSE. Plaintiff believes that there are hundreds, if not thousands, of shareholder who are geographically dispersed throughout the U.S.;

(b) There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. These common questions include, inter alia: (i) whether the Individual Defendants have breached any of their fiduciary duties to Plaintiff and the other members of the Class, including the duties of good faith, loyalty and due care; (ii) whether the Individual Defendants have breached their fiduciary duty to maximize shareholder value by securing the highest and best price realistically achievable under the circumstances; (iii) whether the Individual Defendants have impeded or discouraged competing offers for the Company or its assets; and (iv) whether the Individual Defendants have irreparably harmed Plaintiff and the other members of the Class;

(c) Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff has the same interests as the rest of the Class. Accordingly, Plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class;

(d) The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class that would establish incompatible standards of conduct for Defendants. In addition, adjudications with respect to individual members of the Class would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or would substantially impair or impede their ability to protect their interests; and

(e) Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

FIRST CAUSE OF ACTION

Breach of Fiduciary Duties

Against the Individual Defendants

45.	Plaintiff incorporates each allegation set forth above as if fully set forth herein.

46. The Individual Defendants are in a position of control and power over Artio Global’s public shareholders, and have access to internal financial information about Artio Global, its true value, and the benefits of ownership of the Company. The Individual Defendants are using their positions of power and control to benefit themselves, to the detriment of Plaintiff and the Class.

47. The Individual Defendants have clear and material conflicts of interest and are acting to better their own interests at the expense of Artio Global’s public shareholders. The Individual Defendants have violated their fiduciary duties by directing the Company to enter into the Proposed Transaction without regard to the fairness of the transaction to Artio Global’s public shareholders, or the prospect that it does not maximize shareholder value.

48. Unless the Proposed Transaction is enjoined by the Court, the Individual Defendants will continue to breach the fiduciary duties they owe to Plaintiff and the Class and will not supply to Artio Global’s shareholders sufficient information to enable them to cast an informed vote on the Proposed Transaction. Accordingly, Plaintiff and the members of the Class have no adequate remedy at law.

SECOND CAUSE OF ACTION

Aiding and Abetting the Individual Defendants’ Breaches of Fiduciary Duty,

Against Defendants Artio Global, Aberdeen, and Merger Sub

49. Plaintiff incorporates each allegation set forth above as if fully set forth herein.

50. Defendants Artio Global and Aberdeen are sued herein as aiders and abettors of the breaches of fiduciary duties outlined above by the Individual Defendants, as members of the Board.

51. The Individual Defendants breached their fiduciary duties of good faith, loyalty, due care, and candor to Artio Global’s public shareholders as set forth herein. Such breaches could not and would not have occurred but for the conduct of Artio Global and Aberdeen, who aided and abetted such breaches by, among other things, entering into the definitive agreement and otherwise rendering substantial assistance to the Board in connection with the breaches described herein.

52. As a result of such substantial assistance, Plaintiff and the other members of the Class have been and will be damaged in that they have been and will be prevented from obtaining maximum value for their shares and will not be able to cast an informed vote with all material information concerning the Proposed Transaction.

53. Unless the Proposed Transaction is enjoined by the Court, Artio Global and Aberdeen will continue to render substantial assistance to the Individual Defendants’ breaches of fiduciary duty, which will preclude shareholders from receiving maximum value for their shares or sufficient information to enable them to cast an informed vote on the Proposed Transaction. Accordingly, Plaintiff and the members of the Class have no adequate remedy at law.

WHEREFORE, Plaintiff demands the following relief in its favor and in favor of the Class, and against Defendants, as follows:

A. Ordering that this action be maintained as a class action and certifying Plaintiff as Class representative and its counsel as Class counsel;

B. Preliminarily and permanently enjoining the Individual Defendants, and anyone acting in concert with them, from proceeding with the sale of the Company unless and until they have acted in accordance with their fiduciary duties to maximize shareholder value;

C. Requiring the Individual Defendants to properly exercise their fiduciary duties to Plaintiff and the Class by, among other things: (i) ascertaining the true transactional value of the Company; (ii) considering whether the Proposed Transaction or an alternate transaction maximizes shareholder value; and (iii) ensuring that no impediments unreasonably preclude alternative transactions that may maximize shareholder value;

D. Rescinding, to the extent already implemented, the Proposed Transaction and any agreement or transaction attendant thereto or awarding the Class rescissory damages;

E. Awarding Plaintiff the costs of this action, including a reasonable allowance for attorneys’ and experts’ fees and costs; and

F. Granting such other and further relief as this Court deems just and proper.

JURY TRIAL DEMAND

Plaintiff demands a trial by jury on all claims and issues so triable.

DATED:	March 1, 2013	ROBBINS GELLER RUDMAN & DOWD LLP
SAMUEL H. RUDMAN
MARK S. REICH
ANDREA Y. LEE

/s/ Mark S. Reich
MARK S. REICH

58 South Service Road, Suite 200
Melville, NY 11747
Telephone: 631/367-7100
631/367-1173 (fax)

Attorneys for Plaintiff

Annex K

SUPREME COURT OF THE STATE OF NEW YORK

COUNTY OF NEW YORK

x
JOSEPH FERNICOLA, On Behalf of Himself and All Others Similarly Situated,	: :	Index No.
Plaintiff,	: :	CLASS ACTION COMPLAINT
v.	: :
	:	JURY TRIAL DEMAND
ARTIO GLOBAL INVESTORS INC.,	: :
FRANCIS LEDWIDGE, TONY WILLIAMS,	:
RICHARD PELL, ROBERT JACKSON,	:
DUANE KULLBERG, CHRISTOPHER	:
WRIGHT, ABERDEEN ASSET	:
MANAGEMENT PLC and GUARDIAN	:
ACQUISITION CORPORATION,	:
Defendants.	: x

Plaintiff Joseph Fernicola (“Plaintiff”) submits this class action complaint by and through his undersigned counsel, and makes the following allegations upon information and belief, except as to those allegations specifically pertaining to Plaintiff, which are predicated upon the investigation undertaken by Plaintiff’s counsel:

NATURE OF THE ACTION

1. This is a class action brought by Plaintiff on behalf of himself and all other similarly situated public stockholders of Artio Global Investors Inc. (“Artio Global” or the “Company”) to enjoin the acquisition (the “Buyout”) of the publicly owned shares of Artio Global common stock by Aberdeen Asset Management PLC (“Aberdeen”) and its wholly owned subsidiary, Guardian Acquisition Corporation (“Merger Sub”). In pursuing the Buyout, each of the defendants has violated applicable law by directly breaching and/or aiding breaches of fiduciary duties of loyalty and due care owed to Plaintiff and the other public stockholders of Artio Global.

2. On February 14, 2013, Artio Global announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Aberdeen, through Merger Sub, would acquire 100% of the outstanding shares of Artio Global. The Buyout was approved by Artio Global’s Board of Directors (the “Board”). Under the terms of the Buyout, Artio Global’s stockholders will receive $2.75 per Artio Global share, or a total of approximately $175 million.

3. The Buyout is the product of a flawed process designed to ensure the sale of Artio Global to Aberdeen on terms preferential to Aberdeen, but detrimental to Plaintiff and the other public stockholders of Artio Global. Under the terms of the Merger Agreement, only an affirmative vote of the majority of the outstanding shares is necessary to approve the Buyout. As part of the Merger Agreement, GAM Holding AG (“GAM Holding”) (Artio Global’s former parent company), Richard Pell (“Pell”) (Artio Global’s former Chairman and Chief

Executive Officer and current Chief Investment officer) and Rudolph-Riad Younes (“Younes”) (Artio Global’s current Head of International Equities), have entered into irrevocable voting agreements, representing approximately 45% of the Company’s outstanding shares, under which they have agreed to vote in favor of the Buyout. Therefore, the Buyout is a fait accompli because approximately only 10% of the shares not owned by GAM Holding, Pell and Younes are needed to vote yes to approve the Buyout.

4. Also as part of the Buyout, Pell and Younes entered into an Amended and Restated Tax Receivable Agreement (“Tax Agreement”) with Aberdeen and Artio Global through which Bell and Younes are receiving disparate and additional consideration in the Buyout not shared with the public stockholders of Artio. The purpose of the Tax Agreement is to share any tax benefits realized by Aberdeen and Artio Global with Pell and Younes. The provisions of the Tax Agreement provide that 85% of the cumulative net realized tax benefits of both Aberdeen and Artio Global will be paid to Pell and Younes. Pell and Younes are already scheduled to receive millions of dollars in the next several weeks. The Tax Agreement states that Pell and Younes “will be paid 95% of the amount due to them with respect to the 2012 taxable year on March 15, 2013, this amount is estimated to be $4.9 million, and the amount to be paid to them with respect to the tax refund from the 2011 taxable year is estimated to be $2.4 million.” Pell and Younes are also expected to receive an estimated aggregate payment of $7 million for Artio Global’s imputed interest and the amortizable amount of the basis adjustment.

5. Plaintiff brings this action to redress the harm done to himself and to the other public Company stockholders as a consequence of the various breaches of fiduciary duties by the Board (the “Individual Defendants” herein) in the process that produced the Buyout. As alleged in detail herein, the defendants utilized a process wherein the parties agreed to the Buyout at a time when the Company was poised to make a comeback after seeing its share price plummet 92% since going public in 2009.

6. Only through the exercise of this Courts equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury, which defendants’ actions threaten to inflict.

JURISDICTION AND VENUE

7. This Court has jurisdiction over each defendant named herein pursuant to CPLR Section 301. Artio Global is headquartered in New York and all other defendants are officers and/or directors of Artio Global or entered into contractual agreements with Artio Global and all defendants have sufficient minimum contacts with New York so as to render the exercise of jurisdiction by the courts of this State permissible under traditional notions of fair play and substantial justice.

8. Venue is proper in the Court because a substantial portion of the transactions and wrongs complained of herein, including defendants’ primary participation in the wrongful acts detailed herein and aiding and abetting and conspiracy in violation of fiduciary duties owed to Artio Global occurred in New York County. In addition, the Individual Defendants have received substantial compensation in New York County for doing business here and engaging in numerous activities that had an effect in this County.

THE PARTIES

9. Plaintiff Joseph Fernicola is and was, at all times relevant hereto, a holder of shares of Artio Global common stock.

10. Artio Global is a Delaware corporation headquartered at 330 Madison Avenue, New York, New York 10017. Artio Global is a registered investment adviser that invests in equity and fixed income markets. Artio Global common stock is traded on the New York Stock Exchange under the symbol “ART.”

11. Defendant Francis Ledwidge (“Ledwidge”) has been a director of the Company since 2009, and has been Chairman of the Company’s Board of Directors since November 2012. Ledwidge is Chairman of the

Compensation Committee and a member of both the Audit Committee and the Nominating and Corporate Governance Committee.

12. Defendant Pell has been a director of the Company since 2009. Pell has been the Company’s Chief Investment Officer since 1995, Chief Executive Officer (“CEO”) from December 2007 until November 2012 and served as Chairman of the Board of Directors from September 2009 until November 2012.

13. Defendant Tony Williams (“Williams”) has been CEO and a director of the Company since November 2012. Williams was previously the Company’s President since October 2011, the Chief Operating Officer since December 2007 and a member of the Board of Directors from 2004 through September 2009.

14. Defendant Robert Jackson (“Jackson”) has been a director of the Company since March 2011. Jackson is a member of both the Audit Committee and Compensation Committee.

15. Defendant Duane Kullberg (“Kullberg”) has been a director of the Company since 2009. Kullberg is Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee.

16. Defendant Christopher Wright (“Wright”) has been a director of the Company since January 2013. Wright is a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

17. Defendants Ledwidge, Pell, Williams, Jackson, Kullberg and Wright are referred to herein collectively as the “Individual Defendants.”

18. Defendant Aberdeen is a company organized under the laws of the United Kingdom and headquartered in Aberdeen, Scotland. Aberdeen is an asset management firm. Aberdeen stock is listed on the London Stock Exchange under the symbol “ADN.”

19. Defendant Merger Sub is a Delaware corporation that is an indirect wholly owned subsidiary of Aberdeen. Merger Sub is being used to facilitate the merger with Artio Global.

DUTIES OF THE INDIVIDUAL DEFENDANTS

20. By reason of their positions as officers and/or directors of the Company and because of their ability to control the business and corporate affairs of the Company, the Individual Defendants owed the Company and its stockholders the fiduciary obligations of good faith, trust, loyalty, candor and due care, and were and are required to use their utmost ability to control and manage the Company in a fair, just, honest and equitable manner. The Individual Defendants were and are required to act in furtherance of the best interests of the Company and its stockholders so as to benefit all stockholders equally and not in furtherance of their personal interest or benefit.

21. Each director and officer of the Company owes to the Company and its stockholders the fiduciary duty to exercise good faith and diligence in the administration of the affairs of the Company and in the use and preservation of the Company’s property and assets and the highest obligations of fair dealing.

22. The Individual Defendants, because of their positions of control and authority as directors and/or officers of the Company, were able to and did, directly and/or indirectly, exercise control over the wrongful acts complained of herein.

23. At all times relevant hereto, each of the Individual Defendants was the agent of each of the other Individual Defendants and of Artio Global, and was at all times acting within the course and scope of such agency.

24. To discharge their duties, the officers and directors of the Company were required to exercise reasonable and prudent supervision over the management, policies, practices and controls of the Company. By virtue of such duties, the officers and directors of the Company were required to, among other things:

(a) exercise good faith in ensuring that the affairs of the Company were conducted in an efficient, business-like manner so as to make it possible for the Company to provide the highest level of performance;

(b) exercise good faith in ensuring that the Company was operated in a diligent, honest and prudent manner and complied with all applicable federal and state laws, rules, regulations and requirements, including acting only within the scope of its legal authority;

(c) when placed on notice of illegal or imprudent conduct committed by the Company or its employees, exercise good faith in taking appropriate measures to prevent and correct such conduct; and

(d) exercise good faith in supervising the preparation, filing and/or dissemination of financial statements, press releases, audits, reports or other information required by law, and in examining and evaluating any reports or examinations, audits, or other financial information concerning the financial condition of the Company.

CLASS ACTION ALLEGATIONS

25. Plaintiff brings this action on behalf of himself and all other stockholders of the Company (except the defendants herein and any persons, firm, trust, corporation, or other entity related to or affiliated with them and their successors in interest), who are, or will be, threatened with injury arising from defendants’ actions, as more fully described herein (the “Class”).

26. This action is properly maintainable as a class action pursuant to CPLR Section 901 et. seq. for the following reasons:

(a) The Class is so numerous that joinder of all members is impracticable. As of October 31, 2012, there were approximately 50 million shares of Artio Global common stock issued and outstanding not owned by Defendants, likely owned by thousands of stockholders.

(b) Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff has the same interests as the other members of the Class. Plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

(c) The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class that would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

(d) To the extent defendants take further steps to effectuate the Buyout, preliminary and final injunctive relief on behalf of the Class as a whole will be entirely appropriate because defendants have acted, or refused to act, on grounds generally applicable and causing injury to the Class.

27. There are questions of law and fact that are common to the Class including, inter alia, the following:

(a) Whether the Individual Defendants have breached their fiduciary duties with respect to Plaintiff and the other members of the Class in connection with the conduct alleged herein;

(b) Whether the process implemented and set forth by the defendants for the Buyout is fair to the members of the Class;

(c) Whether Aberdeen and Merger Sub have aided and abetted the Individual Defendants’ breaches of fiduciary duties owed to Plaintiff and the other members of the Class as a result of the conduct alleged herein;

(d) Whether Plaintiff and the other members of the Class would be irreparably harmed if defendants are not enjoined from effectuating the conduct described herein.

THE BUYOUT IS THE PRODUCT OF BREACHES OF

FIDUCIARY DUTIES BY THE INDIVIDUAL DEFENDANTS

Background of the Company

28. Artio Global is a publicly owned asset management holding company that provides portfolio management and fund management services to its clients. Artio Global, which became a public company in 2009 after being spun off from Swiss wealth manager, Julius Baer Group, Ltd., was performing greatly just several years ago with nearly $56 billion in assets under management. However, since going public at $26 a share, the Company has seen its stock price drop approximately 92% to approximately $2 a share and its assets under management drop 74% to $14.3 billion at the end of December 2012. The primary reason for the drop is mostly related to the poor performance in its international equity funds.

29. As a result of these losses, the Company changed its business strategy. Commenting on Artio Global’s new strategy, Pell stated:

Strategically, we have realigned the business around our expertise in cross-border investing across both equity and fixed income markets, with particular focus on repairing our International Equity track records and growing our highly rated fixed income strategies. At the same time, we continue to concentrate on managing our expenses and maintaining the strength of our balance sheet, and remain focused on investing for future growth.

30. Currently, Artio Global appears poised for a major rebound as investors’ redemptions from its funds appear to be slowing down significantly. In October 2012, the Company reported that it had $16.7 billion in assets under management. Artio Global reported in November 2012 its assets under management dropped approximately 10% to $15 billion. In December 2012, the assets under management only dropped by 4% to about $14.3 billion. Now, the Company has reported that as of January 2013, its assets under management are $14 billion, a loss of only about 2%. According to a report from seekingalpha.com, “[t]his could be a sign that the worst is over and it might also mean that Artio’s remaining “AUM” might be at levels which include its core investor base. Core investors who have stuck it out this long are probably not likely to leave the firm.”

31. Artio Global also has a solid fixed-income business that has performed well and seen growth in its assets under management over the past several years. Some of Artio Global’s funds are outperforming their peers. Michael Kim, an analyst with Sandler O’Neill & Partners LP in New York, who has a hold rating on Artio Global’s stock, said that the Company’s bond funds have performed better than its equity funds. According to Bloomberg, the $2.1 billion Artio Total Return Bond Fund beat 78 percent of peers over the past five years and the $2.9 billion Artio Global High Income Fund beat 60 percent of peers over the past five years.

The Buyout

32. On February 14, 2013, Artio Global issued press release announcing that the Company had entered into a definitive merger agreement for the Buyout, pursuant to which Aberdeen will acquire Artio Global for $2.75 in cash:

NEW YORK—(BUSINESS WIRE)—Feb. 14, 2013—Artio Global Investors Inc. (NYSE: ART) (“Artio Global” or the “Company”), today announced that it has entered into an agreement and plan of merger (the “Merger Agreement”) with Aberdeen Asset Management PLC (“Aberdeen”), a global asset management firm listed on the London Stock Exchange, pursuant to which Aberdeen will acquire Artio Global for $2.75 in cash per share (the “Transaction”). The price represents a premium of approximately 34% over the closing price of Artio Global’s common stock as of February 13, 2013, and a premium of approximately 37% over the average closing price of Artio Global’s common stock during the 30 trading days ending February 13, 2013.

33. The Buyout price agreed to by the Individual Defendants is woefully inadequate, and defendants’ rationale that any premium price is a fair price is unsound given the Company’s strength and prospects, especially relating to the Artio Global’s fixed-income business. According to The Wall Street Journal, Martin Gilbert (“Gilbert”), the CEO of Aberdeen, said in an interview that he was interested in Arito’s fixed-income funds, not its international equity products. Artio Global’s stock has traded above the Buyout price as recently as October 2, 2012. The decline in Artio Global’s stock price appears to be an overreaction to performance of its international equity products. Now, the Company is in a position to make a comeback as a result of its strong balance sheet, its $14 billion in assets under management, its redemptions slowing down significantly and its funds outperforming its competitors. Therefore, the Buyout price of $2.75 is an illusory premium because Artio Global’s shares are undervalued and have recently traded higher than the Buyout price.

34. With all of the Company’s strengths, it comes as no surprise that analysts see value in the stock. In the December 11, 2012 seekingalpha.com article, “Finally, Downside Protection At Artio,” Liron Manor wrote that Artio Global shares are worth about $4 per share because, among other reasons, the Company has a “pristine balance sheet” and “a stable AUM [assets under management] of $11 billion in fixed income and Other[.]” Likewise, the Company’s strength is further confirmed by the research reports issued by Ford Equity Research, which noted that the Company’s earnings strength “have shown strong acceleration in quarterly growth rates” and relative valuation which indicates “that it is undervalued.”

35. Rather than wait to allow Artio Global stockholders to benefit from the Company’s long awaited turnaround, the Company agreed to a Buyout on terms preferential to Aberdeen, but detrimental to Plaintiff and the other public stockholders of Artio Global. Furthermore, the Buyout also favors the Company’s insiders who may continue their employment at the combined company while also receiving immediate stock options vesting. While the decision has not been made as to which executives will stay, Gilbert, CEO of Aberdeen, stated that, “we would certainly be speaking to people and see who wants to stay and who wants to go.”

36. In additional, Aberdeen and Artio Global entered into the Tax Agreement with Pell and Younes. Through the Tax Agreement, Bell and Younes are receiving additional consideration in the Buyout. The Tax Agreement allows Bell and Younes to share in millions of dollars of tax benefits to be realized by Aberdeen and Artio Global.

37. Having failed to maximize the sale price for the Company, the Individual Defendants have breached the fiduciary duties they owe to the Company’s public stockholders because the Company has been improperly valued and stockholders will not likely receive adequate or fair value for their Artio Global common stock in the Buyout.

The Buyer-Friendly Terms of the Merger Agreement

38. On February 15, 2013, the Company filed a Form 8-K with the United States Securities and Exchange Commission (“SEC”) to publicly disclose the Merger Agreement, the Tax Agreement and the Voting Agreements. As part of the Merger Agreement, the Individual Defendants agreed to many buyer-friendly deal terms, including a termination fee of $5.7 million and a “no solicitation provision” that effectively substantially decreases the chance that a competing bidder emerges.

39. Also as part of the Merger Agreement, GAM Holding, Pell and Younes, have entered into irrevocable voting agreements providing that they will vote in favor of the Buyout. These stockholders represent approximately 45% of the Company’s outstanding shares as of February 13, 2013. The terms of the Merger Agreement, which only an affirmative vote of the majority of the outstanding shares is necessary to approve the Buyout, result in a fait accompli because the voting agreements are irrevocable and only 10% of the shares not owned by GAM Holding, Pell and Younes are needed to vote yes to approve the Buyout.

40. The Individual Defendants have initiated a process to sell the Company, which imposes heightened fiduciary responsibilities on them and requires enhanced scrutiny by the Court. The Individual Defendants owe fundamental fiduciary obligations to the Company’s stockholders to take all necessary and appropriate steps to maximize the value of their shares in implementing such a transaction. In addition, the Individual Defendants have the responsibility to act independently so that the interests of Artio Global stockholders will be protected, and to conduct fair and active bidding procedures or other mechanisms for checking the market to assure that the highest possible price is achieved.

AS AND FOR A FIRST CAUSE OF ACTION

(Against the Individual Defendants for Breach of Fiduciary Duty)

41. Plaintiff repeats and realleges each and every allegation set forth herein.

42. The Individual Defendants have violated their fiduciary duties owed to the public stockholders of Artio Global and by their actions have put their personal interests ahead of the interests of Artio Global stockholders or acquiesced in those actions by fellow defendants. These defendants have failed to take adequate measures to ensure that the interests of Artio Global’s stockholders are properly protected and have embarked on a process that avoids competitive bidding and provides Aberdeen and Merger Sub with an unfair advantage by effectively excluding other alternative proposals.

43. By the acts, transactions and courses of conduct alleged herein, the Individual Defendants, individually and acting as a part of a common plan, will unfairly deprive Plaintiff and other members of the Class of the true value of their Artio Global investment, and will do so without properly disclosing all material information to Artio Global stockholders regarding the offers made for the Company.

44. By reason of the foregoing acts, practices and courses of conduct, the Individual Defendants have failed to exercise due care and diligence in the exercise of their fiduciary obligations toward Plaintiff and the other members of the Class.

45. As a result of the actions of the Individual Defendants, Plaintiff and the Class have been, and will be, irreparably harmed in that they have not, and will not, receive their fair portion of the value of Artio Global’s stock and businesses and will be prevented from obtaining a fair price for their common stock.

46. Plaintiff and the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury, which the Individual Defendants’ breaches threaten to inflict.

AS AND FOR A SECOND CAUSE OF ACTION

(Against Aberdeen and Merger Sub for Aiding and Abetting

the Individual Defendants’ Breaches of Fiduciary Duties)

47. Plaintiff repeats and realleges each and every allegation set forth herein.

48. The Individual Defendants breached their fiduciary duties to the Artio Global stockholders by the actions alleged herein.

49. Such breaches of fiduciary duties could not, and would not, have occurred but for the conduct of Aberdeen and Merger Sub, which, therefore, aided and abetted such breaches by entering into the Merger Agreement.

50. Aberdeen and Merger Sub had knowledge that they were aiding and abetting the Individual Defendants’ breaches of fiduciary duties to Artio Global stockholders.

51. Aberdeen and Merger Sub rendered substantial assistance to the Individual Defendants in their breaches of their fiduciary duties to Artio Global stockholders.

52. As a result of Aberdeen and Merger Sub’s conduct of aiding and abetting the Individual Defendants’ breaches of fiduciary duties, Plaintiff and the other members of the Class have been, and will be, damaged.

53. Unless enjoined by the Court, Aberdeen and Merger Sub will continue to aid and abet the Individual Defendants’ breaches of their fiduciary duties owed to Plaintiff and the members of the Class, and will aid and abet a process that inhibits the maximization of stockholder value and the disclosure of material information.

54. Plaintiff and the other members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from immediate and irreparable injury which defendants’ actions threaten to inflict.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands judgment and preliminary and permanent relief, including injunctive relief, in his favor and in favor of the Class, and against the defendants as follows:

A. Certifying this case as a class action, certifying Plaintiff as Class representative and his counsel as Class counsel;

B. Permanently enjoining the defendants and all those acting in concert with them from consummating the Buyout;

C. To the extent that the Buyout is consummated before this Court’s entry of final judgment, rescinding it and setting it aside or awarding rescissory damages;

D. Enjoining the Individual Defendants from initiating any defensive measures that would inhibit their ability to maximize value for Artio Global stockholders;

E. Directing defendants to account to Plaintiff and the Class for all damages suffered by them as a result of defendants’ wrongful conduct alleged herein;

F. Awarding Plaintiff the costs, expenses, and disbursements of this action, including any attorneys’ and experts’ fees and expenses and, if applicable, pre-judgment and post-judgment interest; and

G. Granting Plaintiff such other and further relief as the Court determines to be just and proper.

JURY DEMAND

Plaintiff demands a trial by jury on all issues so triable.

Dated: February 25, 2013	GARDY & NOTIS, LLP

/s/ Jonathan Adler Mark C. Gardy James S. Notis Meagan A. Farmer Jonathan Adler 501 Fifth Avenue, Suite 1408 New York, New York 10017 Tel: 212-905-0509 Fax: 212-905-0508

GARDY & NOTIS, LLP Charles A. Germershausen 560 Sylvan Avenue Englewood Cliffs, New Jersey 07632 Tel: 201-567-7377 Fax: 201-567-7337

RYAN & MANISKAS, LLP Richard A. Maniskas 995 Old Eagle School Road, Suite 311 Wayne, Pennsylvania 19087 Tel: 484-588-5516 Fax: 484-450-2582

Attorneys for Plaintiff